Form 10-K, Exhibit 13
period 1995-12-31
COLONIAL BANCGROUP INC
filed 1996-03-27
CIK 92339

                                                                      EXHIBIT 13

             PORTIONS OF THE 1995 ANNUAL REPORT TO SECURITY HOLDERS

     (SUCH ANNUAL REPORT, EXCEPT FOR THOSE PORTIONS EXPRESSLY INCORPORATED BY REFERENCE IN THIS REPORT, IS FURNISHED SOLELY FOR THE INFORMATION OF THE COMMISSION AND IS NOT DEEMED TO BE FILED AS PART OF THIS REPORT.)

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
                                                            For the years ended
                                   December 31, 1995, 1994, 1993, 1992 and 1991
                                       (In thousands, except per share amounts)


                                               1995      1994      1993      1992      1991
-------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Interest income                            $250,900  $187,230  $141,572  $130,624  $138,969
Interest expense                            132,458    82,549    59,517    60,576    81,486
-------------------------------------------------------------------------------------------
Net interest income                         118,442   104,681    82,055    70,048    57,483
Provision for possible loan losses            5,480     6,481     7,945     7,979     6,364
-------------------------------------------------------------------------------------------
Net interest income after provision for
 possible loan losses                       112,962    98,200    74,110    62,069    51,119
Noninterest income                           50,175    44,243    40,433    34,727    31,271
Noninterest expense                         103,230   100,791    86,520    75,529    65,996
-------------------------------------------------------------------------------------------
Income before income taxes                   59,907    41,652    28,023    21,267    16,394
Applicable income taxes                      21,113    14,342     8,886     5,715     4,175
-------------------------------------------------------------------------------------------
Income before extraordinary items
 and the cumulative effect of a change in
 accounting for income taxes                 38,794    27,310    19,137    15,552    12,219
-------------------------------------------------------------------------------------------
Extraordinary items, net of income taxes                   --      (463)       --       831
Cumulative effect of a change in
 accounting for income taxes                               --     3,219        --        --
-------------------------------------------------------------------------------------------
Net income                                 $ 38,794  $ 27,310  $ 21,893  $ 15,552  $ 13,050
===========================================================================================

EARNINGS PER COMMON SHARE
 Income before extraordinary items
 and the cumulative effect of a change in
 accounting for income taxes:
   Primary                                 $   3.12  $   2.28  $   2.01  $   1.72  $   1.37
   Fully-diluted                           $   3.02  $   2.23  $   1.96  $   1.71  $   1.37
 Net income:
   Primary                                 $  43.12  $   2.28  $   2.30  $   1.72  $   1.47
   Fully-diluted                           $  43.02  $   2.23  $   2.21  $   1.71  $   1.47
 Average shares outstanding:
   Primary                                   12,418    11,996     9,530     9,016     8,905
   Fully-diluted                             13,181    12,763    10,623    10,327    10,247

Cash dividends per common share:
 Common                                    $  0.675
 Class A                                      0.225  $   0.80  $   0.71  $   0.67  $   0.63
 Class B                                      0.125  $   0.40  $   0.31  $   0.27  $   0.23
===========================================================================================

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
SELECTED FINANCIAL DATA

                                                           For the years ended
                                  December 31, 1995, 1994, 1993, 1992 and 1991
                                      (In thousands, except per share amounts)



                                                        1995        1994        1993        1992        1991
------------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION DATA
At year-end:
 Total assets                                     $3,741,217  $2,838,343  $2,822,521  $1,796,246  $1,687,177
 Loans, net of unearned income                     2,875,581  $2,094,028   1,771,989   1,172,151   1,093,728
 Mortgage loans held for sale                        110,486      60,536     361,496     144,215     105,219
 Deposits                                          2,785,958   2,171,464   2,190,998   1,493,479   1,452,344
 Long-term debt                                       29,038      69,042      57,397      22,979      27,225
 Shareholders' equity                                253,148     191,551     172,764     100,406      88,429
Average balances:
 Total assets                                     $3,239,312  $2,726,710  $2,119,660  $1,764,397  $1,643,622
 Interest-earning assets                           2,958,204   2,458,568   1,871,254   1,540,926   1,450,115
 Loans, net of unearned income                     2,428,823   1,906,385   1,315,910   1,136,124   1,094,096
 Mortgage loans held for sale                         97,511     131,121     241,683     118,510      65,373
 Deposits                                          2,451,253   2,158,532   1,644,658   1,476,668   1,403,538
 Shareholders' equity                                216,256     182,823     119,790      94,833      84,423
Book value per share at year-end                  $    19.35  $    16.08  $    14.64  $    11.27  $    10.00
Tangible book value per share at year-end         $    17.34  $    14.71  $    13.25  $    10.60  $     9.21
============================================================================================================

SELECTED RATIOS
Income before extraordinary items and the
 cumulative effect of a change in accounting
 for income taxes to:
   Average assets                                       1.20%       1.00%       0.90%       0.88%       0.74%
   Average shareholders' equity                        17.94       14.94       15.98       16.40       14.47
Net income to:
   Average assets                                       1.20        1.00        1.03        0.88        0.79
   Average shareholders' equity                        17.94       14.94       18.28       16.40       15.46
Efficiency ratio                                       60.32       66.68       69.50       70.64       72.52
Dividend payout ratio                                  27.12       27.21       25.33       26.85       31.60
Average equity to average total assets                  6.68        6.70        5.65        5.37        5.14
Total nonperforming assets to
 net loans, other real estate and repossessions(*)      0.78        0.90        1.31        1.34        1.07
Net charge-offs to average loans                        0.13        0.09        0.33        0.47        0.51
Allowance for possible loan losses to
 total loans (net of unearned income)                   1.28        1.60        1.62        1.60        1.48
Allowance for possible loan losses to
 nonperforming loans(*)                                  271%        314%        347%        246%        246%
============================================================================================================

-----------
(*) Nonperforming loans and nonperforming assets are shown as defined in Management's Discussion and Analysis of Financial Condition and Results of Operations--Nonperforming Assets on page 32.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
SELECTED QUARTERLY FINANCIAL DATA 1995-1994


                                       (In thousands, except per share amounts)


                                           1995                                 1994
----------------------------------------------------------------  ------------------------------------
                            DEC. 31  SEPT. 30  JUNE 30  MARCH 31  DEC. 31  SEPT. 30  JUNE 30  MARCH 31
------------------------------------------------------------------------------------------------------

Interest income             $70,667   $65,560  $60,664   $54,009  $50,870   $47,180  $45,779   $43,401
Interest expense             38,410    35,124   32,093    26,831   23,341    20,439   19,915    18,854
------------------------------------------------------------------------------------------------------
Net interest income          32,257    30,436   28,571    27,178   27,529    26,741   25,864    24,547
Provision for loan losses     2,050     1,265    1,098     1,067    1,767     1,818    1,448     1,448
------------------------------------------------------------------------------------------------------
Net interest income after
 provision for loan losses   30,207    29,171   27,473    26,111   25,762    24,923   24,416    23,099
Net income                  $10,041   $10,202  $10,250   $ 8,301  $ 6,644   $ 7,078  $ 6,740   $ 6,848
======================================================================================================
Per common share:
Net income:
   Primary                  $  0.78   $  0.83  $  0.83   $  0.69  $  0.55   $  0.59  $  0.56   $  0.57
   Fully-diluted               0.75      0.80     0.80      0.67     0.54      0.58     0.55      0.56
======================================================================================================

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
--------------------------------------------------------------------------------
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Management's Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the user of the attached financial statements and accompanying footnotes with a more detailed analysis of the financial results of The Colonial BancGroup, Inc. ("BancGroup"). Among other things, this discussion provides commentary on BancGroup's history, operating philosophies, the components of net interest margin and balance sheet strength as measured by the quality of assets, the composition of the loan portfolio and capital adequacy.

BACKGROUND

     BancGroup (or the "Company") was established in 1981 with one bank and $166 million in assets. Through 32 acquisitions the Company has now grown to a $3.7 billion multistate bank holding company with substantial centralized operations, local lending autonomy with centralized loan review and a strong commercial lending function. During 1995 the Company acquired Colonial Mortgage Company and expanded its operations into the Atlanta, Georgia market. More importantly BancGroup's earnings per share have increased an average of 26.9% per year since 1990 and in 1995 the Company achieved a 17.94% return on average equity and a 1.20% return on average assets.
     BancGroup's performance goals are: 1) an annual earnings per share growth rate in excess of 10%, 2) a 17.5% return on equity, 3) a 1.45% return on assets and 4) a consistently increasing dividend. The strategies employed to achieve these results are outlined below. They represent the foundation upon which BancGroup operates and the basis for achieving the Company's goals.


- Community Bank: BancGroup operates as a community bank allowing autonomy in lending decisions and customer relationships. This operating philosophy has been important in making acquisitions, retaining a skilled and highly motivated management team and in developing a strong customer base, particularly with respect to lending relationships.

- Commercial lending primarily through groups located in the Birmingham, Huntsville, Montgomery and Anniston, Alabama metropolitan centers has been a major factor in the Company's growth. Commercial real estate and other commercial loans increased 13.1% during 1995 following a 19.4% increase in 1994. BancGroup has been very successful in competing for these loans against other larger financial institutions, due primarily to the Company's local lending strategy and management continuity.

- Consumer Real Estate: Since 1993 BancGroup has focused on residential real estate lending as a means to increase consumer lending, broaden the Company's customer base and create a significant stream of fee income. In furtherance of this goal, in February, 1995 BancGroup acquired Colonial Mortgage Company ("CMC"), one of the 70 largest mortgage loan servicers in the country. BancGroup has increased residential mortgage loans 352% from December 31, 1992 to $1.4 billion at December 31, 1995. The portfolio of mortgage loans has a relatively low credit risk and CMC's $9 billion portfolio of loans serviced for others provides a steady source of noninterest income.

- Growth Market Expansion: In October, 1995 BancGroup completed the acquisition of Mt. Vernon Financial Corporation, an Atlanta, Georgia based thrift with $225 million in assets. In addition BancGroup has signed definitive agreements to merge with Commercial Bank of Georgia, a $220 million bank in the north Atlanta area, and Southern Bank of Central Florida, a $230 million bank in Orlando, Florida. These acquisitions will provide BancGroup with a significant base of operations in the Southeast's two fastest growing markets.

- Cost Control: An operational and organizational infrastructure established in prior years has allowed the Company to grow significantly and improve the efficiency ratio from 76.69% in 1990 to 60.32% in 1995.
     The operating structure is built around centralized back-shop operations in areas that do not have direct customer contact. As noted above, this structure has served the Company well over the past few years and should allow for continued growth at a low marginal cost. In order to further enhance the cost efficiencies already established and position the Company for more rapid growth, in 1995 BancGroup completed a reengineering study to streamline transaction processing, increase the cost-effective use of technological resources and identify potential revenue enhancements.

- CAPITAL UTILIZATION: Management's goal is to provide a greater than 17.5% return on capital while effectively utilizing internally created capital and exceeding regulatory capital requirements. BancGroup has an asset generating capability that can effectively utilize the capital generated. This capability is most evident in the Company's 25% internal growth in loans during 1995. As part of this capability the CMC acquisition

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

     provides asset generating sources for mortgage loans and mortgage servicing rights.

- Asset Quality: Maintenance of high asset quality is at the forefront of the Company's strategy to allow for consistent earnings growth. The Company's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which compare favorably to its peer group. On December 31, 1993 the Company completed the acquisition of First AmFed Corporation, Huntsville, Alabama. This transaction increased total nonperforming assets in l993 by $12.8 million to 1.31% of loans and other real estate. This ratio was reduced to .78% as of December 31, 1995 primarily through sales of other real estate. Net charge-offs over the past 5 years have consistently compared favorably with the Company's peer group and were only .13% of average loans in 1995 and .09% in 1994.

- Stock Reclassification: On February 21, 1995 BancGroup reclassified its two classes of common stock into one class. This action eliminates the super voting rights of the previously existing Class B common stock and establishes the rights of all stockholders on an equal basis. Management believes the reclassification will significantly increase the market acceptance of the Company's common stock and therefore enhance its ability to expand through acquisitions. Subsequent to the reclassification, and as part of this strategy for broader market acceptance, BancGroup listed its common stock for trading on the New York Stock Exchange on February 24, 1995.

     Obviously the Company cannot guarantee its success in implementing the initiatives or reaching the goals set out previously. The following analysis of financial condition and results of operations provide details with respect to this summary material and demonstrates trends concerning the initiatives taken through l995.
--------------------------------------------------------------------------------

ACQUISITIONS

     A principal part of BancGroup's strategy is to acquire other financial institutions in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business.

     During 1995 BancGroup completed the following acquisitions of other financial institutions:


 (Dollars in thousands)
                                 DATE  BANCGROUP    TOTAL      TOTAL      TOTAL
 FINANCIAL INSTITUTIONS      ACQUIRED     SHARES   ASSETS      LOANS   DEPOSITS
 -------------------------------------------------------------------------------
 Colonial Mortgage Company   02/17/95  2,272,727 $ 71,000  $   1,675   $      0
 Brundidge Banking Company   03/31/95    266,434   56,609     31,577     46,044
 Mt. Vernon Financial Corp.  10/20/95    521,720  217,967    192,167    156,356
 Farmers & Merchants Bank    11/03/95    256,843   56,050     25,342     45,448
 ===============================================================================

     The acquisition of Colonial Mortgage Company was accounted for using a method of accounting similar to a pooling of interest, and the Company's financial statements have been restated to reflect the pooling, as if it had occurred as of the earliest date presented. The other three 1995 acquisitions were accounted for as purchases, and the operations and income of the acquired institutions are included in the income of BancGroup from the date of purchase. Each of the acquired institutions that were accounted for as purchases was merged into Colonial BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each acquired institution, a separate determination of the impact after acquisition of earnings of BancGroup for 1994 and 1995 cannot reasonably be determined.
     The acquisitions have had an impact on the comparisons of operating results for 1994 and 1995 with prior years. Where such information is determinable it has been identified and discussed in the discussion of results of operations and financial condition that follows.

COLONIAL MORTGAGE COMPANY

     On February 17, 1995 BancGroup completed the acquisition of Colonial Mortgage Company. This acquisition represents a major step in achieving several BancGroup strategic goals. A principal initiative of BancGroup for the past several years has been to increase fee income through establishment of additional lines of business that provide natural extensions of existing products or services. CMC in this regard provides an excellent fit for the following reasons:

FEE INCOME

     CMC, at December 31, 1995, provided servicing for approximately 118,000 customers with a total outstanding balance of $9.1 billion. The servicing revenues from this portfolio plus other fee income from CMC provided approximately 50% of BancGroup's noninterest income in 1995 and 1994.

CONSUMER REAL ESTATE LENDING

     CMC, through its wholesale and retail offices, originated over $5 billion in residential real estate loans from 1993 through 1995. These loans have primarily been fixed rate loans sold into the secondary markets. However, since the latter part of 1994 Colonial Bank has been acquiring adjustable rate mortgage (ARM) loans originated by CMC. This program provides CMC additional loan products for its branch network. In addition, CMC provides the Bank with fixed rate loan products for its customers.

GROWTH MARKET EXPANSION

     CMC currently originates residential mortgages in 29 states through 6 regional offices and services 118,000 customers located in 35 states. These locations provide BancGroup with a broader market base to solicit business and include areas which currently have greater growth rates than BancGroup's existing branch locations. These areas include Atlanta, Cincinnati, Dallas, Seattle, Denver, Milwaukee and Phoenix.

CAPITAL UTILIZATION

     CMC's growth has previously been somewhat limited due to its ownership structure as part of a private company. The combination of BancGroup and CMC provides additional resources for the expansion of CMC's low cost servicing operation through bulk purchases of servicing. In addition CMC provides another source of loans for the Bank's portfolio including ARM loans and equity lines.

CUSTODIAL DEPOSITS

     CMC maintains custodial accounts for its loan customers for the payment of taxes and insurance as well as collection of principal and interest. The balances in these accounts averaged approximately $121 million and $94 million in 1995 and 1994, respectively. These balances, most of which were in other financial institutions in 1994, have been deposited into Colonial Bank in 1995. As a result these balances represent 25% of the 37% increase in average noninterest bearing demand deposits from 1994 to 1995. These balances have a positive impact on BancGroup's net interest margin by providing a noninterest bearing source of funds.

CONTINUITY AND CONSISTENCY OF MANAGEMENT

     Robert E. Lowder, Chairman and CEO of BancGroup has been Chairman and CEO of CMC for 25 years. In addition, Ronnie Wynn has been the president of CMC for 19 years and is a former president of the Mortgage Bankers Association of America. This continuation of management has provided a very smooth transition in management and operating philosophy.

CROSS-SELLING OF CUSTOMERS

     BancGroup has established a personal banking unit to solicit other business from CMC customers, such as equity lines and deposits. In addition, BancGroup plans to expand other customer relationships through establishment of deposit relationships with CMC customers, acceptance of CMC payments in branches, and establishing a linkage between construction and permanent lending.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

REVIEW OF RESULTS OF OPERATIONS

OVERVIEW


    The major components of BancGroup's net income are:
    (In thousands)                      1995           1994           1993
    ----------------------------------------------------------------------
    Net interest income             $118,442       $104,681        $82,055
    Provision for possible
     loan losses                      (5,480)        (6,481)        (7,945)
    Noninterest income                50,175         44,243         40,433
    Noninterest expense             (103,230)      (100,791)       (86,520)
    ----------------------------------------------------------------------
    Pretax income                     59,907         41,652         28,023
    Taxes                            (21,113)       (14,342)        (8,886)
    ----------------------------------------------------------------------
    Income before
     extraordinary items and
     the cumulative effect of
     a change in accounting
     for income taxes                 38,794         27,310         19,137
    Extraordinary loss                    --             --           (463)
    Cumulative effect of
     accounting change                    --             --          3,219
    ----------------------------------------------------------------------
    Net income                      $ 38,794       $ 27,310       $ 21,893
    ----------------------------------------------------------------------

Consistently increasing net income is a primary goal of management. Earnings (income before extraordinary items and accounting changes) increased 42% in 1995, 43% in 1994 and 23% in 1993. The most significant factors affecting income for 1995, 1994 and 1993 are high-lighted below and discussed in greater detail in subsequent sections.

- An increase in 1995 of 20.3% in average earning assets. This follows an increase of 31.4% in 1994.

- An increase of $5.9 million (13%) and $3.8 million (9%) in noninterest income in 1995 and 1994, respectively.

- Maintenance of high asset quality and reserve coverage ratios. Net charge-offs were $3.1 million or .13% of average net loans in 1995 and $1.7 million or .09% of average net loans in 1994. In recognition of these low net charge-offs loan loss provisions were reduced $1.5 million in 1994 and $1 million in 1995.

- Loan growth, excluding acquisitions, of 25% in 1995 following an increase of 18% in 1994.

- An increase in loans as a percent of average earning assets to 82.1% in 1995 from 77.5% in 1994.

- Noninterest expenses as a percent of average assets were reduced to 3.19% in 1995 from 3.70% in 1994.

- 1993 includes a $463,000 extraordinary loss from the early redemption of subordinated convertible debt and $3,219,000 in income from the cumulative effect of a change in accounting for income taxes.

NET INTEREST INCOME

     Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three year comparisons of net interest income in dollars and yield on a tax equivalent basis are reflected on the following schedule on page 24. The net yield on interest-earning assets was 4.09% in 1995 compared to 4.35% in 1994 and 4.49% in 1993. Over this period net interest income on a fully tax equivalent basis increased to $121.0 million in 1995 from $106.9 million in 1994 and $84.1 million in 1993. The principal factors affecting the Company's yields and net interest income are discussed in the following paragraphs.

LEVELS OF INTEREST RATES

     After declining consistently from 1989 through 1992 and remaining virtually flat throughout 1993, short-term interest rates increased dramatically in 1994 and continued to increase into late 1995 before starting to decline. For example, the average fed funds rate for overnight bank borrowing was 2.99% in December 1993, 5.45% in December 1994 and reached 6.00% in 1995 before decreasing to 5.50% in December 1995. The Company's prime rate increased from 6.0% in 1993 to 8.5% in 1994 and continued to increase to 9.0% midyear 1995 before declining to 8.5% in December 1995. Long-term rates declined throughout 1995, with the 30-year treasury bond ending 1994 at 7.93% and declining to 5.95% in December 1995. Net interest margin remained virtually flat from 1993 to 1994, while increasing competitive pressures resulted in an increase in cost of funds in 1995. This increase along with a change in the Company's loan mix is primarily responsible for the decreases in margin from 4.34% in the first quarter of 1995 to 3.95% in the fourth quarter of 1995.

ACQUISITIONS

     The thrift acquisitions completed during 1993 and 1995 had a negative impact on the Company's net interest yield due primarily to the fact that these institutions had virtually no noninterest-bearing deposits. The rates on the interest-bearing deposits in the acquired institutions were slightly higher than the Company's rates and were adjusted to BancGroup products and rates within a short time after the mergers.

INTEREST-BEARING LIABILITIES

-    COST OF FUNDS

     Rates paid on new time deposits and variable rate deposits increased during 1994 and continued to increase through 1995. Competitive pressures on these deposit rates increased in 1995 resulting in a higher cost of funds from 3.83% for 1994 to 5.23% for 1995.

INTEREST-EARNING ASSETS

     - GROWTH IN EARNING ASSETS

     One of the most significant factors in the Company's increase in income for 1995 has been the 20.3% increase in average interest-earning assets. This follows a 31.4% increase in 1994. In addition and equally significant, net loans increased $782 million (37.3%) from December 31, 1994 to December 31, 1995. Earning assets as a percentage of total average assets also increased from 88.3% in 1993 to 90.2% in 1994 to 91.3% in 1995.

     - MORTGAGE LOANS HELD FOR SALE

     The level and direction of long-term interest rates had a dramatic impact on the volume of mortgage loan originations, causing the average balance of mortgage loans for sale to decline from $242 million in 1993 to $98 million in 1995. Mortgage loans held for sale represent single family residential mortgage loans originated or acquired by Colonial Mortgage then packaged and sold in the secondary market. Colonial Mortgage incurs gains or losses associated with rate fluctuations. Colonial Mortgage limits its risk associated with the sale of these loans through an active hedging program which generally provides for sales commitments on all loans funded. Mortgage loans held for sale are funded primarily with short-term borrowings.

     - CHANGING LOAN MIX

     During 1995 all categories of loans increased. The most significant increase was in residential real estate loans increasing from 40.9% of total loans at December 31, 1994 to 49.1% at December 31, 1995. These loans are predominantly adjustable rate mortgages which have a low level of credit risk and accordingly have lower yields than other loans.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

AVERAGE VOLUME AND RATES

                                                    1995                           1994                           1993
                                       ------------------------------ ------------------------------ -------------------------------
                                         Average              Average    Average             Average    Average            Average
(In thousands)                           Volume    Interest    Rate      Volume   Interest    Rate       Volume  Interest    Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net of unearned
  income (1)                           $2,428,823  $218,735     9.01% $1,906,385  $155,385     8.15% $1,315,910  $107,673    8.18%
Mortgage loans held for sale               97,511     7,301     7.49     131,121    10,313     7.87     241,683    17,737    7.34
Investment securities and
  securities available for sale:
  Taxable                                 348,270    21,063     6.05     334,200    18,288     5.47     246,898    13,882    5.62
  Nontaxable (2)                           43,143     3,361     7.79      38,623     2,967     7.68      29,249     2,505    8.56
  Equity securities (3)                    30,595     2,323     7.59      36,196     2,032     5.61      26,307     1,423    5.41
-----------------------------------------------------------           ----------                     --------------------
  Total investment securities             422,008    26,747     6.34%    409,019    23,287     5.69%    302,454    17,810    5.89%
Federal funds sold and
  securities purchased under
  resale agreements                         5,936       354     5.96       5,380       186     3.46       8,077       247    3.05
Interest-earning deposits                   3,926       289     7.36       6,663       293     4.40       3,130       104    3.32
-----------------------------------------------------------           --------------------           --------------------
  Total interest-earning assets         2,958,204  $253,426     8.57%  2,458,568  $189,464     7.71%  1,871,254  $143,571    7.67%
-----------------------------------------------------------           --------------------           --------------------
Allowance for loan losses                 (35,085)                       (31,267)                       (22,320)
Cash and due from banks                   117,338                        107,209                         90,511
Premises and equipment, net                48,480                         45,765                         36,612
Other assets                              150,375                        146,435                        143,603
-------------------------------------------------                     ----------                     ----------
TOTAL ASSETS                           $3,239,312                     $2,726,710                     $2,119,660
-------------------------------------------------                     ----------                     ----------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
  Interest-bearing demand
    deposits                           $  425,071  $ 12,963     3.05% $  491,671  $ 13,521     2.75% $  404,517  $ 11,099    2.74%
  Savings deposits                        264,683     9,832     3.71%    279,554     8,681     3.11%    222,466     6,582    2.96%
  Time deposits                         1,314,701    76,696     5.82%  1,062,219    46,461     4.37%    744,071    32,774    4.40%
  Short-term borrowings                   477,785    29,231     6.12%    235,598    10,425     4.42%    195,752     6,268    3.20%
  Long-term debt                           48,683     3,736     7.68%     83,858     3,461     4.13%     56,339     2,794    4.96%
-----------------------------------------------------------           --------------------           --------------------
  Total interest-bearing liabilities    2,530,923  $132,458     5.23%  2,152,900  $ 82,549     3.83%  1,623,145  $ 59,517    3.67%
-----------------------------------------------------------           --------------------           --------------------
Noninterest-bearing demand
  deposits                                446,798                        325,088                        273,604
Other liabilities                          45,335                         65,899                        103,121
-------------------------------------------------                     ----------                     ----------
Total liabilities                       3,023,056                      2,543,887                      1,999,870
Shareholders' equity                      216,256                        182,823                        119,790
-------------------------------------------------                     ----------                     ----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                   $3,239,312                     $2,726,710                     $2,119,660
------------------------------------------------------------------------------------------------------------------------------------
RATE DIFFERENTIAL                                               3.34%                          3.88%                         4.00%
NET INTEREST INCOME AND
  NET YIELD ON INTEREST-
  EARNING ASSETS (4)                               $120,968     4.09%             $106,915     4.35%             $ 84,054    4.49%
------------------------------------------------------------------------------------------------------------------------------------


(1) Loans classified as nonaccruing are included in the average volume calculation. Interest earned and average rates on non-taxable loans are reflected on a tax equivalent basis. This interest is included in the total interest earned for loans. Tax equivalent interest earned is actual interest earned times 145%.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.
(4) Net interest income divided by average total interest-earning assets.

ANALYSIS OF INTEREST INCREASES (DECREASES)

                                    1995 Change From 1994                  1994 Change From 1993
                              --------------------------------         ------------------------------
                                                Due to (1)                              Due to (1)
                                            ------------------                       ----------------
(In thousands)                    Amount    Volume        Rate              Amount   Volume      Rate
-----------------------------------------------------------------------------------------------------
Interest income:
  Taxable securities             $ 2,775   $   789     $ 1,986             $ 4,406  $ 4,785   $  (379)
  Nontaxable securities (2)          394       351          43                 462      739      (277)
  Dividends on preferred
   stocks (3)                        291      (348)        639                 609      554        55
-----------------------------------------------------------------------------------------------------
 Total securities                  3,460       792       2,668               5,477    6,078      (601)
 Total loans (net of unearned
   income)                        63,350    45,738      17,612              47,712   48,109      (397)
 Mortgage loans held for sale     (3,012)   (2,535)       (477)             (7,424)  (8,625)    1,201
 Federal funds sold and
   securities purchased
   under resale agreements           168        21         147                 (61)     (90)       29
   Interest-earning deposits          (4)     (151)        147                 189      146        43
-----------------------------------------------------------------------------------------------------
   Total                          63,962    43,865      20,097              45,893   45,618       275
-----------------------------------------------------------------------------------------------------
 Interest expense:
   Interest-bearing demand
     deposits                       (558)   (1,943)      1,385               2,422    2,382        40
   Savings deposits                1,151      (476)      1,627               2,099    1,753       346
   Time deposits                  30,235    12,619      17,616              13,687   13,911      (224)
   Short-term borrowings          18,806    13,686       5,120               4,157    1,447     2,710
   Long-term debt                    275    (1,863)      2,138                 667    1,194      (527)
-----------------------------------------------------------------------------------------------------
     Total                        49,909    22,023      27,886              23,032   20,687     2,345
-----------------------------------------------------------------------------------------------------
 Net interest income             $14,053   $21,842     $(7,789)            $22,861  $24,931   $(2,070)
-----------------------------------------------------------------------------------------------------

----------
(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume x change in rate, and it is allocated between Volume Change and Rate Change at the ratio that the absolute value of each of those components bear to the absolute value of their total.
(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned as actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3) Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.

================================================================================

NONINTEREST INCOME

     BancGroup derives approximately 50% of its noninterest income from mortgage banking related activities with the remaining 50% from traditional retail banking services including various deposit account charges, safe deposit box rentals and credit life commissions. Prior to the CMC acquisition on February 17, 1995, BancGroup had not acquired other well-established ancillary income sources, such as trust operations, mortgage banking or credit card services with any of its acquisitions. One of the most important goals from 1993 through 1995 has been to increase noninterest income. The impact of this acquisition is evident by the volume of revenue included in the category entitled mortgage servicing fees.
     CMC has servicing and subservicing agreements under which it services 118,000, 83,000 and 68,000 mortgage loans with principal balances of $9.1 billion, $6.4 billion and $4.6 billion on December 31, 1995, 1994 and 1993, respectively. This servicing portfolio generated servicing fee and late charge income of approximately $23.4 million, $18.1 million and $12.0 million for the years ended December 31, 1995, 1994 and 1993, respectively. CMC through its wholesale and retail offices, originated $1.1 billion, $1.2 billion and $2.6 billion in residential real estate loans in 1995, 1994, and 1993, respectively. The increased volume in 1993 was primarily due to lower long-term interest rates which resulted in increased mortgage lending activity.
     Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. During 1995 and 1994 average noninterest demand accounts (excluding CMC custodial deposits) increased 11.8% and 18.8%, respectively. This increase in volume and increases in service fee rates resulted in a 15% increase in service charge income in 1995 and a 12% increase in 1994.
     Other charges, fees, and commissions increased $411,000 (13%) in 1995 and $889,000 (40%) in 1994. The increase is primarily from credit card related fees, official check commissions and credit life commissions on residential mortgage and consumer loans. Acquisitions

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------

have had a minimal impact on income in this area with most of the increase due to an emphasis on bottom line income as a result of the Company's incentive plan.
     The Company through CMC enters into offers to extend credit for mortgage loans to customers and into obligations to deliver and sell originated or acquired mortgage loans to permanent investors. Sales of loans servicing released resulted in income of $988,000, $539,000 and $1,820,000 for 1995, 1994 and 1993, respectively. The remaining increase in other income of $1,953,000 from 1994 to 1995 is due primarily to a gain on sale of servicing as well as increases in income from safe deposit boxes, ATM transaction fees and various other sources with off-setting decreases in gain on sale of fixed assets and income from investment sales. BancGroup has an investment sales operation (primarily mutual funds and annuities). Fee income generated from this and other investment services activities totaled $649,000, $990,000 and $770,000 in 1995, 1994 and 1993, respectively. The increase in other income in 1994 was primarily due to the investment sales programs as previously indicated and a gain on sale of fixed assets with various other smaller decreases.
     Securities gains and losses in each of the three years were not significant. While certain securities are considered available for sale, BancGroup currently intends to hold substantially all of its securities portfolio for investment purposes. Realized gains or losses in this portfolio are generally the result of calls of securities or sales of securities within the six months prior to maturity.


========================================================================================================


                                                                         Increase (Decrease)
                                                                    ----------------------------
                                     Years ended December 31         1995                  1994
                                   ---------------------------     Compared              Compared
(In thousands)                       1995       1994       1993    to 1994       %        to 1993    %
--------------------------------------------------------------------------------------------------------
Noninterest income:
 Mortgage servicing                $23,429    $22,216    $21,079   $1,213        5%      $1,137      5%
 Service charges on
   deposit accounts                 14,203     12,384     11,104    1,819       15        1,280     12
 Other charges, fees and
   commissions                       3,545      3,134      2,245      411       13          889     40
 Other income                        8,751      6,349      6,330    2,402       38           19     --
----------------------------------------------------------------   ------                ------
Subtotal                            49,928     44,083     40,758    5,845       13        3,325      8
 Other noninterest
   income items:
 Securities gains, net                   5         84         49      (79)                   35
 Gain (loss) on disposal of other
   real estate and repossessions       242         76       (374)     166                   450
----------------------------------------------------------------   ------                ------
Total noninterest income           $50,175    $44,243    $40,433   $5,932       13%      $3,810      9%
----------------------------------------------------------------   ------                ------
========================================================================================================


NONINTEREST EXPENSE

     The impact of the acquisitions completed from 1993 through 1995 is reflected most noticeably in the increase in net interest income, discussed previously, as well as the 19% increase from 1993 to 1995 in noninterest expense as shown in the schedule following. These acquisitions have been the most significant factor in the increase in numbers of branches from 72 at December 31, 1992 to 102 at December 31, 1995. The decrease in noninterest expense as a percent of average assets from 4.08% in 1993 to 3.70% in 1994 to 3.19% in 1995 is a direct result of the increased efficiency generated by this growth. The foundation for the efficiencies gained in 1995 and 1994 was laid in 1989 and 1990 when the Company established its current operating structure (regional and community banks supported by centralized backshop operations).
     Salaries and benefits decreased $3.6 million or 8% in 1995 and increased $4.9 million or 13% in 1994. The decrease in 1995 is primarily due to increased deferred cost associated with loan originations discussed in a following paragraph and a reduction in certain staffing levels throughout BancGroup, particularly at CMC as a result of the decline in origination activity discussed earlier that began in 1994. The incentive plan has been a major factor in the Company's ability to contain cost and increase income. The increase in 1994 was primarily due to acquisitions and other expansion efforts. In addition to the increase in expenses related to growth, advertising and public relations expenses have increased $1,007,000 or 39% and $1,006,000 or 64% in 1995 and 1994, respectively, in concentrated efforts to expand the Company's customer base and take advantage of increased market share in certain key markets.
     Other expenses in 1995, 1994 and 1993 include approximately $ 500,000, $1,200,000 and $960,000, respectively associated with various acquisition efforts.
     As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans. The amount of costs deferred increased from $3,989,000 in 1993 to $4,717,000 in 1994 and $8,907,000 in 1995 due to changes in the mix of loans and increases in the num-
ber of loans closed.
     Cost control and the capacity to absorb future growth continue to be a major focus for management. The Company has taken several steps to achieve this goal and to attempt to improve BancGroup's efficiency ratio. The incentive plan and its profit-based rewards represent a key element in the plan. During 1994 BancGroup also increased its data processing capacity through a major upgrade. The cost of this upgrade is reflected in equipment expenses in 1994 and 1995. Finally, and most importantly, in 1995 the Company invested in a reengineering study. This study reviewed the Company's retail delivery systems to better position the company for future growth, product expansion and customer service. The cost of the study (approximately $2 million) was included in other expense. The study had some impact on 1995 through lower salary cost and increased fee income with the major impact to be achieved in 1996.
     The Company's deposits are insured by the Federal Deposit Insurance Corporation in two separate funds; the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). Legislation has been proposed in Congress to recapitalize the SAIF with a special one-time charge estimated to range between .78% and .85% of the deposits insured by SAIF. This recapitalization would allow a reduction in the current .23% average annual premium rate. BancGroup has approximately $679 million in SAIF deposits, after adjusting for certain allowances in the current proposal, which would be subject to the special assessment. Management cannot determine if or when a special assessment may actually be imposed.


==============================================================================================================
                                                                         Increase (Decrease)
                                                                      1995                  1994
                                       Years ended December 31      Compared              Compared
(In thousands)                       1995        1994       1993    to 1994      %         to 1993       %
--------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits     $ 39,786   $ 43,355    $38,453  ($3,569)     (8%)       $ 4,902     13%
 Net occupancy expense                 9,005      8,610      7,302      395       5           1,308     18
 Furniture and equipment
  expense                              8,504      7,468      6,452    1,036      14           1,016     16
 Amortization of  intangible
  assets                               1,324      1,196        818      128      11             378     46
 Amortization of  mortgage
  servicing rights                     9,095      6,078      4,840    3,017      50           1,238     26
 FDIC assessment                       3,323      4,643      3,527   (1,320)    (28)          1,116     32
 Stationery, printing and supplies     2,588      2,703      2,692     (115)     (4)             11     --
 Postage                               1,884      1,609      1,514      275      17              95      6
 Telephone                             3,129      2,834      2,539      295      10             295     12
 Insurance                             1,306      1,645      1,410     (339)    (21)            235     17
 Legal fees                            2,081      2,635      1,690     (554)    (21)            945     56
 Advetising and public relations       3,592      2,585      1,579    1,007      39           1,006     64
 Other                                17,613     15,430     13,704    2,183      14           1,726     13
-----------------------------------------------------------------------------              ---------
Total noninterest expense           $103,230   $100,791    $86,520   $2,439       2%        $14,271     16%
-----------------------------------------------------------------------------              ---------
Noninterest expense to
 Average Assets                         3.19%      3.70%      4.08%
==============================================================================================================

INCOME TAXES

The provision for income taxes and related items are as follows:



                          TAX                  CUMULATIVE EFFECT OF
                        PROVISION               ACCOUNTING CHANGE
---------------------------------------------------------------------------
1995                   $21,113,000                      --
1994                    14,342,000                      --
1993                     8,886,000                  $3,219,000

     BancGroup is subject to federal and state taxes at combined rates of approximately 38% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income, and nondeductible amortization of goodwill.
     In 1993 the Company adopted Financial Accounting Standards Board Statement No. 109 which requires an asset and liability approach for financial accounting and reporting for income taxes. The impact of the adoption of this statement was the recognition in the first quarter of 1993 of income in the amount of $3,219,000, which is shown in the financial statements as the cumulative effect of a change in accounting for income taxes.
     Also in 1993, the Omnibus Reconciliation Act of 1993 effectively increased the Company's Federal tax rate by 1% to 35% based on taxable income.
     Management's goal is to minimize income tax expense and maximize cash yield on earning assets by increasing or decreasing its tax exempt securities and/or investment in preferred and common stock. Accordingly, BancGroup's investment in tax exempt securities was increased in 1993, 1994 and 1995.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

REVIEW OF FINANCIAL CONDITION
OVERVIEW

     Ending balances of selected components of the Company's balance sheet changed from December 31, 1994 to December 31, 1995 as follows:


(In thousands)                           Increase
                                        (Decrease)
-----------------------------------------------------
                                     Amount         %
=====================================================
Total assets                       $902,874      31.8
Securities available for sale
  and investment securities          24,492       6.0
Mortgage loans held for sale         49,950      82.5
Loans, net of unearned income       781,878      37.3
Deposits                            614,494      28.3
-----------------------------------------------------

     Management continuously monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings.
     The most significant factors affecting BancGroup's financial condition from 1993 through 1995 have been:

  - An increase in residential mortgage loans from 26.7% of total loans at December 31, 1992 to 49.1% at December 31, 1995. This increase has resulted from the acquisition of thrifts as well as from loans CMC produced for the Company's portfolio. BancGroup has continued to place emphasis on these loans as a major product line which has a relatively low loss ratio.

  -  Internal loan growth of 25% in 1995 excluding acquisitions.

  - A 37.4% increase in 1995 in average noninterest bearing demand deposits with 25.6% of the increase from CMC custodial deposits and the remainder substantially from internal growth.

  - Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were .78%, .90% and 1.31% of related assets at December 31, 1995, 1994 and 1993. Net charge-offs were .13%, .09% and .33% of average loans over the same periods. The allowance for possible loan losses was 1.28% at December 31, 1995, providing 271% coverage of non-performing loans (nonaccrual and renegotiated).

  - Increase in tier one leverage ratios from 5.59% at December 31, 1993 to 6.19% at December 31, 1995.

  - An increase in the loan to deposit ratio from 96.4% at December 31, 1994 to 103.2% at December 31, 1995. Federal Home Loan Bank borrowings continue to be a major source of funding allowing the Company greater funding flexibility.

  - Increase of $50 million in mortgage loans held for sale primarily as a result of decreases in long-term interest rates in late 1995.

     These items, as well as a more detailed analysis of BancGroup's financial condition, are discussed in the following sections.

-------------------------------------------------------------------------------

LOANS

     Growth in loans and maintenance of a high quality loan portfolio are the principal ingredients to improved earnings. This goal is achieved in various ways as outlined below:

  - Management's emphasis, within all of BancGroup's banking regions, is on loan growth in accordance with local market demands and the lending experience and expertise in the regional and county banks. The regional banks are diverse in the loan demands of their areas and in their lending expertise, resulting in a fairly diversified portfolio without significant concentration of risk.

  - Management believes that its strategy of meeting local demands and utilizing local lending expertise has proven successful. Management also believes that any existing concentrations of loans, whether geographically, by industry or by borrower do not expose BancGroup to unacceptable levels of risk.

  - BancGroup has a significant concentration of residential real estate loans representing 49.1% of total loans. These loans are substantially all mortgages on single-family, owner occupied properties and therefore have minimal credit risk. While a major portion of these loans was acquired with the thrift acquisitions, the Company has continued to grow this portfolio with a $554 million or 65% increase in these loans in 1995. A portion of this growth, approximately $246 million, is due to adjustable rate mortgages originated by CMC and acquired by Colonial Bank. Residential mortgage loans are predominately adjustable rate loans and therefore have not resulted in any material change in the Company's rate sensitivity.

  - The most significant industry concentration is in loans collateralized by commercial real estate with loan balances of $623,805,000, $574,155,000, $480,071,000, $376,000,000, and $312,346,000, at December 31, 1995, 1994,
     1993, 1992 and 1991, respectively. BancGroup's commercial real estate loans are spread geographically throughout Alabama and other areas with no more than 30% of these loans in any one geographic area. The Alabama economy experiences a generally slow but steady rate of growth. For this reason, real estate values have not been inflated due to excessive speculation and BancGroup's real estate related loans continue to perform at acceptable levels.

  - BancGroup makes mortgage loans on a short-term basis (generally less than ninety days) while these loans are being packaged for sale in the secondary market. These loans are classified as mortgage loans held for sale with balances totaling $110,486,000, $60,536,000, $361,496,000, $144,215,000 and
     $105,219,000 at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.
     There is minimal credit risk associated with these loans. During 1991, 1992 and 1993 the total balances invested in these types of loans increased significantly due primarily to large volumes of mortgage refinancing. The decrease in mortgage loans held for sale during 1994 and subsequent increase in 1995 are directly related to the fluctuation in long-term interest rates and its related impact on refinancing. These loans are funded principally with short-term borrowings, providing a relatively high margin for these funds.

  - As discussed more fully in subsequent sections, management has determined to maintain adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits which provide the capability for the Company to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

  - Internal loan growth has been a major factor in the Company's increasing earnings with growth rates of 25% in 1995, 18.2% in 1994, 11.4% in 1993 and 7.0% in 1992 excluding acquisitions.

-------------------------------------------------------------------------------

GROSS LOANS BY CATEGORY


(In thousands)                                                            December 31
-------------------------------------------------------------------------------------------------------------
                                                         1995        1994        1993        1992        1991
=============================================================================================================
Commercial, financial and agricultural             $  362,991  $  298,708  $  250,746  $  198,033  $  241,824
Real estate--commercial                               623,805     574,155     480,071     376,000     312,346
Real estate--construction                             234,487     152,423     135,762     108,578      70,204
Real estate--residential                            1,411,380     857,639     717,354     312,505     269,532
Installment and consumer                              199,481     169,577     153,273     135,675     158,445
Other                                                  43,667      41,577      34,954      39,816      42,064
-------------------------------------------------------------------------------------------------------------
Total loans                                        $2,875,811  $2,094,079  $1,772,160  $1,170,607  $1,094,415
=============================================================================================================

=============================================================================================================
Percent of loans in each category to total loans:
  Commercial, financial and agricultural                 12.6%       14.3%       14.2%       16.9%       22.1%
  Real estate--commercial                                21.7        27.4        27.1        32.2        28.6
  Real estate--construction                               8.2         7.3         7.7         9.2         6.4
  Real estate--residential                               49.1        40.9        40.4        26.7        24.6
  Installment and consumer                                6.9         8.1         8.6        11.6        14.5
-------------------------------------------------------------------------------------------------------------
Other                                                     1.5         2.0         2.0         3.4         3.8
                                                        100.0%      100.0%      100.0%      100.0%      100.0%
=============================================================================================================

     As discussed in a subsequent section, BancGroup seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity have been and will continue to be to focus on shorter term maturities and floating or adjustable rate loans.
     At December 31, 1995, approximately 55% of loans were floating rate or adjustable rate loans compared to 54% at December 31, 1994.
     Contractual maturities may vary significantly from actual maturities due to loan extensions, early payoffs due to refinancing and other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties, particularly with respect to interest rates, of future events make it difficult to predict the actual maturities. BancGroup has not maintained records related to trends of early pay-off since management does not believe such trends would present any significantly more accurate estimate of actual maturities than the contractual maturities presented.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

LOAN MATURITY/RATE SENSITIVITY


(In thousands)                                            December 31, 1995
==========================================================================================================
                                                                                        Rate Sensitivity,
                                                                                         Loans Maturing
                                        Maturing                  Rate Sensitivity        Over 1 Year
                            --------------------------------    --------------------  --------------------
                              Within         1-5        Over
                              1 Year       Years     5 Years       Fixed    Floating     Fixed    Floating
==========================================================================================================
Commercial, financial, and
 agricultural               $187,483  $  128,379  $   47,129  $  169,283  $  193,708  $106,911  $   68,597
Real estate--commercial      139,860     392,463      91,482     368,842     254,963   307,508     176,437
Real estate--construction    138,561      56,782      39,144      59,146     175,341    33,148      62,778
Real estate--residential     161,288     419,961     830,131     488,288     923,092   367,393     882,699
Installment and consumer     101,755      91,320       6,406     165,820      33,661    80,504      17,222
Other                          6,368       5,212      32,087      29,697      13,970    23,932      13,367
----------------------------------------------------------------------------------------------------------
Total loans                 $735,315  $1,094,117  $1,046,379  $1,281,076  $1,594,735  $919,396  $1,221,100
==========================================================================================================

LOAN QUALITY

     A major key to long-term earnings growth is maintenance of a high quality loan portfolio. BancGroup's directive in this regard is carried out through its policies and procedures for review of loans and through a company wide senior credit administration function. This function participates in the loan approval process with the regional banks and provides an independent review and grading of loan credits on a continual basis.
     BancGroup has standard policies and procedures for the evaluation of new credits, including debt service evaluations and collateral guidelines. Collateral guidelines vary with the credit worthiness of the borrower, but generally require maximum loan-to-value ratios of 85% for commercial real estate and 90% for residential real estate. Commercial, financial and agricultural loans are generally collateralized by business inventory, accounts receivables or new business equipment at 50%, 80% and 90% of estimated value, respectively. Installment and consumer loan collateral where required is based on 90% loan to value ratios.
     Based on the above policies, procedures and loan review program, BancGroup determines its allowance for possible loan losses and the amount of provision for loan losses. The allowance for possible loan losses is maintained at a level which, in management's opinion, is adequate to absorb potential losses on loans present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; (3) the provision for possible loan losses charged to income, which increases the allowance, and (4) the allowance for loan losses of acquired banks. In determining the provision for possible loan losses in an effort to evaluate portfolio risks, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions.
     The goal and result of these policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow the most flexibility in their timely disposition.

LOAN LOSS EXPERIENCE
     During 1995 the ratio of net charge-offs to average loans increased to .13% from .09% in 1994. This increase has been impacted by the increase in average loans but also by an increase of approximately $1.4 million in actual net charge-offs. Net charge-offs as a percent of net loans for the past five years have fluctuated from a high of .51% in 1991 to a low of .09% in 1994. From 1990 through 1992, a period during which the national economy went through a recession, BancGroup's annual charge-off ratio averaged .49% with only a .04% variance between the high and low years. This consistently low and improving charge-off level has primarily been the result of the Company's localized lending strategies and early identification of potential problem loans. In addition, the current concentration of loans in residential real estate loans has had a favorable impact on net charge-offs.
     The schedule on the following page reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has rather been on establishing reserves related to an earlier identification of potential problem loans. The increase in the coverage ratio from 246% at December 31, 1991 to 271% at December 31, 1995 reflects added reserves due to the growth in loans and the relatively consistent level of nonperforming loans (nonaccrual and renegotiated), coupled with management's decision to maintain and in fact increase reserves due to economic uncertainties.

     Management is committed to maintaining
adequate reserve levels to absorb future losses. This commitment has allowed BancGroup to weather economic uncertainties without disruption of its earnings.

======================================================================================================
SUMMARY OF LOAN LOSS EXPERIENCE

(In thousands)                                                Years Ended December 31
------------------------------------------------------------------------------------------------------
                                                  1995        1994        1993        1992        1991
======================================================================================================
Allowance for possible loan losses--
 January 1                                  $   33,410  $   28,633  $   18,769  $   16,154  $   15,097
Charge-offs:
 Commercial, financial, and agricultural         2,211       1,836       2,877       3,149       2,670
 Real estate--commercial                           339       1,143         530         771         709
 Real estate--construction                          44           2         957           7           4
 Real estate--residential                          263         357         569         730         766
 Installment and consumer                        2,320       1,635       1,726       2,759       3,666
 Other                                             163         168           7          83          74
------------------------------------------------------------------------------------------------------
 Total charge-offs                               5,340       5,141       6,666       7,499       7,889
------------------------------------------------------------------------------------------------------
Recoveries:
 Commercial, financial, and agricultural           698       1,646         629         504         595
 Real estate--commercial*                           26         202          44          49           3
 Real estate--construction                          11          12          25           -           -
 Real estate--residential                          159          77         102         171         157
 Installment and consumer                        1,294       1,430       1,502       1,396       1,488
 Other                                              45          43           7          15          13
------------------------------------------------------------------------------------------------------
 Total recoveries                                2,233       3,410       2,309       2,135       2,256
------------------------------------------------------------------------------------------------------
Net charge-offs                                  3,107       1,731       4,357       5,364       5,633
Addition to allowance charged to
 operating expense                               5,480       6,481       7,945       7,979       6,364
Allowance added from bank acquisitions           1,129          27       6,276           -         326
------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
 December 31                                $   36,912  $   33,410  $   28,633  $   18,769  $   16,154
======================================================================================================
Loans (net of unearned income)
 December 31                                $2,875,581  $2,094,028  $1,771,989  $1,172,151  $1,093,728
Ratio of ending allowance to ending loans
 (net of unearned income)                         1.28%       1.60%       1.62%       1.60%       1.48%
Average loans (net of unearned income)      $2,428,823  $1,906,385  $1,315,910  $1,136,124  $1,094,096
Ratio of net charge-offs to average loans
 (net of unearned income)                         0.13%       0.09%       0.33%       0.47%       0.51%
Allowance for loan losses as a percent
 of nonperforming loans
 (nonaccrual and renegotiated)                     271%        314%        347%        246%        246%
======================================================================================================

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NONPERFORMING ASSETS

BancGroup classifies problem loans into four categories: nonaccrual, past due, renegotiated and other potential problems. When management determines a loan no longer meets the criteria for performing loans and collection of interest appears doubtful, the loan is placed on nonaccrual status. All loans that are 90 days past due are considered nonaccrual unless they are adequately collateralized, they are in the process of collection, and there is reasonable assurance of full collection of principal and interest. BancGroup's policy is also to charge off installment loans 120 days past due unless they are in the process of foreclosure and are adequately collateralized. Management closely monitors all loans which are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:


============================================================================================
NONPERFORMING ASSETS                                          December 31
--------------------------------------------------------------------------------------------
(IN THOUSANDS)                                  1995     1994         1993     1992     1991
--------------------------------------------------------------------------------------------
Aggregate loans for which interest is
 not being accrued                           $12,600  $ 8,293      $ 8,139  $ 7,142  $ 5,957
Aggregate loans renegotiated to
 provide a reduction or deferral
 of interest or principal because of
 a deterioration in the financial
 condition of the borrower                     1,035    2,360          117      476      620
--------------------------------------------------------------------------------------------
Total nonperforming loans                     13,635   10,653        8,256    7,618    6,577
Other real estate                              8,619    8,118       15,021    8,066    5,042
Repossessions                                    162       81           88      103      150
--------------------------------------------------------------------------------------------
Total nonperforming assets                   $22,416  $18,852      $23,365  $15,787  $11,769
--------------------------------------------------------------------------------------------

Aggregate loans contractually
 past due 90 days for which
 interest is being accrued                   $ 1,029  $ 2,559      $ 2,218  $ 1,450  $ 1,597
Total nonperforming loans as a
 percent of net loans                           0.47%    0.51%        0.47%    0.65%    0.60%
Total nonperforming assets as a
 percent of net loans, other real estate
 and repossessions                              0.78%    0.90%        1.31%    1.34%    1.07%
Total nonaccrual, renegotiated and
 past due loans as a percent of total loans     0.51%    0.63%        0.59%    0.77%    0.75%
Allowance for loan loss as a percent of
 nonperforming loans (nonaccrual
 and renegotiated)                               271%     314%         347%     246%     246%
--------------------------------------------------------------------------------------------

     Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits. On December 31, 1993 BancGroup completed the acquisition of First AmFed Corporation. With this acquisition the Company recorded $11.2 million in other real estate, $1.6 million in nonaccrual loans, and $.5 million in 90 day past due loans that were still accruing. The carrying value of these nonperforming assets was adjusted at the acquisition date to their current estimated fair values based on BancGroup's intention to dispose of them in the most expeditious and profitable manner. Excluding these nonperforming assets acquired with First AmFed, the Company's nonperforming asset ratio would have been .64% at December 31, 1993 compared to 1.31% noted above. During 1994 a substantial portion of these problem assets, particularly other real estate, was disposed of and the nonperforming asset ratio was reduced to .90%.
     In the fourth quarter of 1992, three large loans totaling $4.9 million were placed in nonperforming status, including one apartment loan ($1.3 million) which was classified as an "in substance foreclosure." The other two loans were to an industrial trailer manufacturer and a health care services provider located in different geographic areas of Alabama. All of these loans were either charged-off ($.5 million), paid off ($1.3 million) or paid current ($3.1 million) in 1993 and removed from nonperforming status. The majority of the balance of renegotiated loans at December 31, 1994 and 1995 represents a bankruptcy credit on which the rate was reduced to below current market rate.
     Nonaccrual loans at December 31, 1995 were $12.6 million compared to $8.3 million at December 31, 1994. This increase is primarily in commercial real estate loans from prior years' acquisitions and the Georgia acquisition completed in 1995.
     Management, through its loan officers, internal loan review staff and external examinations by regulatory agencies, has identified approximately $111 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by regulatory agencies. In connection with such reviews collateral values are updated where considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of December 31, 1995 substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves without disruption of earnings trends. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time. The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.
     Interest income earned on nonaccrual loans was $589,000, $414,000, $93,000, $316,000 and $232,000 in 1995, 1994, 1993, 1992 and 1991,
respectively. Interest income foregone on such loans was approximately $830,000, $731,000, $526,000, $279,000 and $618,000 in 1995, 1994, 1993, 1992,
and 1991 respectively.
     On January 1, 1996, BancGroup adopted SFAS No. 114, Accounting By Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosure. As a result, the following loans were considered impaired as of December 31, 1995. See Note 1 to the consolidated financial statements for further discussion.


                                                    Carrying
         (In thousands)             Balance  Reserve  Value
         ---------------------------------------------------
         Commercial, financial,
          and agricultural          $ 2,319   $1,927  $  392
         Real Estate--Commercial      3,178    1,334   1,844
         Real Estate--Construction    2,680      529   2,151
         Real Estate--Residential     4,381      482   3,899
         Installment and Consumer       782      232     550
         Other                           26       13      13
         ---------------------------------------------------
         Total impaired loans       $13,366   $4,517  $8,849
         ===================================================

-------------------------------------------------------------------------------

ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of the respective historical charge-off experience and risk within each loan type.


==================================================================================================
ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES                 December 31
--------------------------------------------------------------------------------------------------
(In thousands)                                        1995      1994      1993      1992      1991
--------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
  Commercial, financial, and agricultural          $ 6,915   $ 6,010   $ 5,276   $ 4,280   $ 3,891
  Real estate--commercial                           12,306    12,168    11,112     6,030     5,025
  Real estate--construction                          5,593     3,156     1,407     1,741       963
  Real estate--residential                           7,057     8,560     7,159     3,906     3,524
  Installment and consumer                           2,853     2,227     2,549     2,175     2,174
  Other                                              2,188     1,289     1,130       637       577
--------------------------------------------------------------------------------------------------
Total                                              $36,912   $33,410   $28,633   $18,769   $16,154
==================================================================================================

SECURITIES

     BancGroup determines on a daily basis the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecast, an investment strategy is determined. Significant elements of this strategy as of December 31, 1995 include:

     - BancGroup's investment in U.S. Treasury securities and obligations of U.S. government agencies is substantially all pledged against public funds deposits.

     - Investment alternatives which maximize the highest after-tax net yield are considered.

     - Management has also attempted to increase the investment portfolio's overall yield by investing

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
 ................................................................................


     funds in excess of pledging requirements in high-grade corporate notes and mortgage-backed securities.

- BancGroup's investment in obligations of state and political subdivisions has been increased during 1994 and 1995 since the Company receives full benefit for tax-advantaged investments. The investment strategy also incorporates high-grade preferred stocks when the tax equivalent yield on these investments provides an attractive alternative. The yields on these preferred stocks are adjusted on a short-term basis and provide tax advantaged income without long-term interest rate risk.

- The maturities of investment alternatives are determined in consideration of the yield curve, liquidity needs and the Company's asset/liability gap position. Throughout 1992 and 1993, management invested in securities with maturities of 5 years or less with the majority in the 2-3 year range. As interest rates increased and the Company's asset/liability gap position allowed, maturities were increased during 1994 to the 5-7 year range and reduced to the 2-3 year range in 1995.

- The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. BancGroup's mortgage backed security portfolio as of December 31, 1995 or 1994 does not include any interest-only strips and the amount of unamortized premium on mortgage backed securities is approximately $123,000. The recoverability of BancGroup's investment in mortgage-backed securities is reviewed periodically, and where necessary, appropriate adjustments are made to income for impaired values.

- Obligations of state and political subdivisions, as well as other securities have varying degrees of credit risk associated with the individual borrowers. The credit ratings and the credit worthiness of these securities are reviewed periodically and appropriate reserves established when necessary

     Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. The balance in securities available for sale increased from $78 million at December 31, 1994 to $160 million at December 31, 1995 partially as a result of a reclassification from investment securities of $38 million in December 1995 as allowed by the Financial Accounting Standards Board to realign the portfolios without risk of penalties and $26 million from acquisitions. The Company took this opportunity to reclassify certain structured notes, corporate and municipal bonds to allow for possible disposition and certain treasury notes for liquidity purposes.


SECURITIES BY CATEGORY
===================================================================
                                             Carrying Value
                                             at December 31
-------------------------------------------------------------------
(In thousands)                           1995      1994       1993
-------------------------------------------------------------------
Investment securities:
 U.S. Treasury securities
  and obligations
  of U.S. government
  agencies                           $212,513   $270,993   $224,961
 Obligations of state
  and political
  subdivisions                         46,613     40,312     35,173
 Other                                 10,367     15,294     31,304
-------------------------------------------------------------------
Total                                $269,493   $326,599   $291,438
-------------------------------------------------------------------
Securities available for sale:
 U.S. Treasury securities
  and obligations
  of U.S. government
  agencies                           $129,357   $ 65,500   $103,716
Obligations of state
  and political
  subdivisions                            570          5          5
 Other                                 29,936     12,760      4,395
-------------------------------------------------------------------
Total                                $159,863   $ 78,265   $108,116
-------------------------------------------------------------------

     At December 31, 1995, there was no single issuer with the exception of U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded ten percent of shareholders' equity or $25.3 million.


MATURITY DISTRIBUTION OF SECURITIES

                                       Within 1 Year         1-5 Years         5-10 Years        Over 10 Years
                                     -----------------    ---------------   ---------------     ----------------
                                                 Average            Average          Average              Average
 (In thousands)                        Amount     Rate     Amount    Rate    Amount    Rate      Amount     Rate
-----------------------------------------------------------------------------------------------------------------
Investment securities:
U.S. Treasury securities
 and obligations of U.S.
 government agencies                 $ 42,263     5.50%  $119,419    6.42%        -       -     $   518     6.99%
Mortgage-backed securities                217     8.05     21,610    6.40   $13,463    7.54%     15,023     8.09
Obligations of state and
 political subdivisions (1)             6,395     7.15     23,563    7.20    14,182    8.07       2,473     9.43
Other (2)                                   5     5.50          -       -       362    8.24           -        -
                                     --------            --------           -------             -------
Total                                $ 48,880     5.73%  $164,592    6.53%  $28,007    7.82%    $18,014     8.24%
-----------------------------------------------------------------------------------------------------------------
Securities available for sale (3):
U.S. Treasury securities
 and obligations of U.S.
 government agencies                 $ 70,229     5.64%
Mortgage-backed securities             59,128     6.86
Obligations of state and
 political subdivisions (1)               570     5.34
Other                                   6,053     7.60
                                     --------
Total                                $135,980     6.27%
======================================================

(1) The weighted average yields are calculated on the basis of the cost and effective yield weighted for the scheduled maturity of each security. The weighted average yields on tax exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 35%. The taxable equivalent adjustment represents the annual amounts of income from tax exempt obligations multiplied by 145%.
(2) This category excludes all corporate common and preferred stocks since these instruments have no maturity date.
(3) Securities available for sale are shown as maturing within one year although BancGroup intends to hold these securities for an indefinite period of time. (See Contractual Maturities in Note 3 to the consolidated financial statements.)

--------------------------------------------------------------------------------

DEPOSITS

   BancGroup's deposit structure consists of the following:

                                                                   December 31         % Of Total
---------------------------------------------------------------------------------------------------
(In thousands)                                                     1995        1994   1995     1994
===================================================================================================
Noninterest-bearing demand deposits                          $  462,735  $  362,557    16.6%   16.7
Interest-bearing demand deposits                                447,145     462,055    16.1    21.3
Savings deposits                                                277,177     266,536     9.9    12.3
Certificates of deposits less than $100,000                   1,094,863     687,007    39.3    31.6
Certificates of deposits more than $100,000                     274,207     189,058     9.8     8.7
IRA's                                                           183,136     154,346     6.6     7.1
Open time deposits                                               46,695      49,905     1.7     2.3
---------------------------------------------------------------------------------------------------
Total deposits                                               $2,785,958  $2,171,464   100.0%  100.0%
===================================================================================================

     The growth in deposits and the mix of deposits has been most significantly impacted in 1994 and 1995 by acquisitions. BancGroup acquired several thrift institutions from 1993 to 1995. As such, the level of noninterest-bearing demand deposits was less than 3% of the total deposits acquired with the major portion of acquired deposits in certificates of deposits. Noninterest-bearing demand deposits have increased $100 million (28%) from December 31, 1994 to December 31, 1995. The increase in average noninterest demand deposits has been approximately 37.4%. Included in this 37.4% increase is approximately 25% related to an increase in custodial deposits of Colonial Mortgage Company with the remaining approximately 12% primarily related to internal growth throughout the Company's branch system. As noted above, the acquired thrifts did not add any significant amounts of noninterest-bearing demand accounts. However, the presence of such branches and customer relationships has attracted demand deposit accounts after the mergers. The Company also acquired two commercial banks in 1995 with approximately $12 million in non-interest bearing deposits at acquisition. The majority of the noninterest-bearing demand deposit growth is attributable to the Company's focus on developing customer relationships and sales efforts.
     BancGroup has attempted through its acquisition and branch expansion programs to increase its market presence in the State of Alabama and expand into other growth markets in the Southeast, the first of which was Atlanta in 1995. The principal goal is to provide the Company's retail customer base with convenient access

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------


     to branch locations while enhancing the Company's potential for future increases in profitability. During 1995 BancGroup established retail banking, training and policies and procedures departments as well as continuing its branch automation project to reinforce the Company's goal of providing the customer with the best possible service. In connection with this goal, several other initiatives have been undertaken, including an electronic banking division which includes home banking, business banking, automatic teller, credit card and check card services. The Company has increased its automatic teller machine services by expanding into 67 WalMart locations throughout Alabama. Full service banking will be offered in nine WalMart locations in 1996 with eight located in Alabama and one in Tennessee. The Company is continuing its sales of investment products, such as mutual funds and annuities to customers seeking alternatives to deposit products. The overall goal of these steps has been to efficiently provide customers with the financial products they need and desire.
     In 1995 the Company initiated a brokered Certificate of Deposit (CD) program to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates and maturities. At December 31, 1995, $75 million of CD's were outstanding under this program.

--------------------------------------------------------------------------------

SHORT-TERM BORROWINGS

     Short-term borrowings were comprised of the following at December 31, 1995, 1994 and 1993:


(In thousands)               1995      1994      1993
-----------------------------------------------------
Federal funds purchased
 and securities sold
 under repurchase
 agreements              $131,115  $133,419  $104,818
Federal Home Loan
 Bank borrowings          465,000   210,000   190,150
Other short-term
 borrowings                 1,141     1,131     1,000
-----------------------------------------------------
Total                    $597,256  $344,550  $295,968
-----------------------------------------------------

     BancGroup has available Federal Funds lines from upstream banks including the Federal Home Loan Bank (FHLB) totaling $558 million at December 31, 1995. In addition, correspondent banks and customers with repurchase agreements have provided a consistent base of short-term funds. BancGroup became a member of the FHLB in late 1992. As a member of the FHLB, BancGroup can borrow up to $850 million from the FHLB on either a short or long-term basis excluding funds available through the federal funds line.
     Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale, and loans. During 1994 the volume of mortgage loans held for sale decreased significantly as long-term interest rates increased. FHLB borrowings have been used during 1994 and 1995 to fund loan growth. As discussed more fully in the "Liquidity and Interest Sensitivity" section of this report, the line of credit with the FHLB is considered a primary source of funding for the Company's asset growth.

--------------------------------------------------------------------------------

LIQUIDITY AND INTEREST SENSITIVITY

     BancGroup has addressed its liquidity and interest rate sensitivity through its policies and structure for asset/liability management. It has created the Asset/Liability Management Committee ("ALMCO"), the objective of which is to optimize the net interest margin while assuming reasonable business risks. ALMCO annually establishes operating constraints for critical elements of BancGroup's business, such as liquidity and rate sensitivity. ALMCO constantly monitors performance and takes action in order to meet its objectives.
     Of primary concern to ALMCO is maintaining adequate liquidity. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends. The Consolidated Statement of Cash Flows identifies the three major sources and uses of cash (liquidity) as operating, investing and financing activities. Operating activities reflect cash generated from operations. Management views cash flow from operations as a major source of liquidity. Investing activities represent a primary usage of cash with the major net increase being attributed to loan growth. When investment securities mature they are generally reinvested in new investment securities or assets held for sale. Financing activities generally provide funding for the growth in loans and investment securities with increased deposits. Short-term borrowings are used to provide funding for temporary gaps in the funding of long-term assets and deposits, as well as to provide funding for mortgage loans held for sale and loan growth. BancGroup has the ability to tap other markets for certificates of deposits and to utilize established lines for Federal funds purchased and FHLB advances. BancGroup maintains and builds diversified funding sources in order to provide flexibility in meeting its requirements.
     From 1992 through 1995 the significant changes in the Company's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $541 million in 1995 and $323 million in 1994 has been one of the principal uses of cash in both years. The decrease in mortgage loans held for sale, was a principal source of cash in 1994 decreasing $301 million. In 1995 these loans increased, using $50 million in funds. As noted in previous sections, short-term borrowings increased $252 million in 1995 and were used to fund loan growth. Management has chosen to fund short-term fluctuations in the volume of mortgage loans held for sale with short-term borrowings as opposed to increasing rate sensitive deposits. Deposit growth of $367 million with $75 million from the previously discussed brokered CD program provided an additional source of funding for internal loan growth.
     As noted previously, the composition of the Company's loan portfolio has changed over the past three years. BancGroup at December 31, 1995 had $1.4 billion of residential real estate loans. These loans provide collateral for the current $850 million credit line at the FHLB. The FHLB unused credit capacity, $385 million at December 31, 1995, provides the Company significant flexibility in asset/liability management, liquidity and deposit pricing.
     In August, 1993 the Company retired $15 million of its 1986 subordinated debentures which had a maturity date of 2011. The retirement of this debt was funded with a $15 million term note which requires an annual principal amortization of $1 million. The term note was reduced to a balance of $11,250,000 at December 31, 1995. In August 1995 BancGroup entered into a two year revolving line of credit for $15 million. This line of credit provides an additional source of funding for acquisition related activities. Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.
     The primary uses of funds as reflected in BancGroup's Parent Only Statement of Cash Flows were $2.7 million for the payment of interest on debt, $1.0 million for principal payment on term notes (See Note 9 to the Consolidated Financial Statements) and $10.5 million for the payment of dividends. The Parent Company's primary source of funds was $13.4 million in dividends received from its Alabama subsidiary bank and $6.2 million in proceeds from the line of credit discussed previously. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $54 million of retained earnings plus certain 1996 earnings would be available for distribution to BancGroup as dividends in 1996 without prior approval from the respective regulatory authorities. BancGroup anticipates that the cash flow needs of the parent company are well below the regulatory dividend restrictions of its subsidiary bank.
     At December 31, 1995, BancGroup's liquidity position was adequate with loan maturities of $735 million, or 26% of the total loan portfolio, due within one year. Investment securities totaling $185 million or 43% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 1995 there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $385 million in additional borrowing capacity at the FHLB.
     BancGroup's asset/liability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. The interest sensitivity schedule on page 38 reflects an 8.0% negative gap at 12 months. Based on this schedule, management believes that neither an increase or decrease in interest rates would result in a material swing in net income. Management has managed the asset/liability position of the bank through traditional sources. The Company does however, use off balance sheet instruments for hedging purposes to limit its risk associated with the sale of mortgage loans by providing sales commitments on all loans funded. The following table summarizes BancGroup's interest rate sensitivity as of December 31, 1995.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------


                                                                            At December 31, 1995
                                                  ----------------------------------------------------------------------
                                                                          Interest Sensitive Within
                                                  ----------------------------------------------------------------------
                                                       Total           0-90         91-180        181-365           Over
(In thousands)                                       Balance           Days           Days           Days         1 Year
========================================================================================================================
Rate Sensitive Assets:
 Federal funds sold and resale agreements        $     5,384    $     5,384      $       -      $       -    $         -
 Investment securities                               269,493         58,413         11,479         38,583        161,018
 Securities available for sale                       159,863         17,300         10,792          2,221        129,550
 Mortgage loans held for sale                        110,486        110,486              -              -              -
------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income                      2,875,581      1,039,661        197,083        358,796      1,280,041
 Allowance for possible loan losses                  (36,912)       (13,346)        (2,530)        (4,605)       (16,431)
------------------------------------------------------------------------------------------------------------------------
Net loans                                          2,838,669      1,026,315        194,553        354,191      1,263,610
Nonearning assets                                    357,322              -              -              -        357,322
------------------------------------------------------------------------------------------------------------------------
Total assets                                     $ 3,741,217    $ 1,217,898      $ 216,824      $ 394,995    $ 1,911,500
------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Liabilities:
 Interest-bearing demand deposits                $   447,145    $   281,032      $       -      $       -    $   166,113
 Savings deposits                                    277,177        150,485              -              -        126,692
 Certificates of deposits less than $100,000       1,094,863        231,601        199,621        318,543        345,098
 Certificates of deposits more than $100,000         274,207         71,756         56,735         56,390         89,326
 IRA's                                               183,136         48,440         20,636         26,924         87,136
 Open time deposits                                   46,695         45,439             48            302            906
 Short-term borrowings                               597,256        597,256              -              -              -
 Long-term debt                                       46,159         25,080             87            174         20,818
Noncosting liabilities & equity                      774,579              -              -              -        774,579
------------------------------------------------------------------------------------------------------------------------
Total Liabilities & Equity                       $ 3,741,217    $ 1,451,089      $ 277,127      $ 402,333    $ 1,610,668
------------------------------------------------------------------------------------------------------------------------
Gap                                              $         -   ($   233,191)    ($  60,303)    ($   7,338)   $   300,832
------------------------------------------------------------------------------------------------------------------------
Cumulative Gap                                   $         -   ($   233,191)    ($ 293,494)    ($ 300,832)             -
========================================================================================================================

     At the bottom of the table is the interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.
     In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0-90 day category, the gap in that time frame would be a negative $526 million with a corresponding cumulative gap at one year of negative $594 million.

--------------------------------------------------------------------------------

CAPITAL ADEQUACY AND RESOURCES

     Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. BancGroup's dividend pay-out ratio in 1995 was 27%. This level is below the Company's target range of 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including: current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.
     The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.
     BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion or acquisition opportunities.
     The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the

Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information as of December 31, 1995 are stated below:

Capital (thousands):
 Tier I Capital:
  Shareholders' equity (excluding
  unrealized gain on
  securities available for sale)
  less intangibles                      $  226,050
Tier II Capital:
  Allowable loan loss reserve               32,298
  Subordinated debt                         17,121
                                        ----------
Total Capital                           $  275,469

Risk Adjusted Assets (thousands)        $2,579,230
Total Assets (thousands)                $3,741,217



                              1995    1994    1993
--------------------------------------------------
Tier I leverage ratio         6.19%   6.34%   5.59%
Risk Adjusted Capital
  Ratios:
  Tier I Capital Ratio        8.76%   9.03%   8.44%
  Total Capital Ratio        10.68%  11.17%  10.64%

     BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions.
     In December 1995, BancGroup notified the holders of its 1985 Convertible Subordinated Debentures of redemption of all debentures outstanding at January 31, 1996. In 1996 substantially all of the debentures were converted resulting in the issuance of 403,299 shares of Common Stock and payment in cash for the remaining balance. (See Note 9 to the consolidated financial statements.)

REGULATORY RESTRICTIONS

     As noted previously on page 37, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.
     The subsidiary banks are also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1995, these deposits totaled $47.4 million.

FINANCIAL ACCOUNTING STANDARDS BOARD RELEASES

     In 1995 the Financial Accounting Standards Board issued Statement of Accounting Standards (SFAS) No. 121 Accounting for the Impairment of Long-lived Assets to be Disposed Of and SFAS No. 123 Accounting for Stock--Based Compensation. Both standards require adoption for years beginning after December 15, 1995. Management believes that the adoption of these statements will not have a material impact on BancGroup's financial position or results of operation. In May 1995, effective January 1,1995, BancGroup adopted SFAS No. 122 Accounting for Mortgage Servicing Rights, an amendment to SFAS No. 65. (See
Note 1 to the consolidated financial statements.)

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
THE COLONIAL BANCGROUP, INC.

     We have audited the accompanying consolidated statement of condition of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1995 and 1994, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 18 to the consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights in 1995, for investments in 1994 and for income taxes in 1993.




COOPERS & LYBRAND L.L.P.

Montgomery, Alabama
February 23, 1996

-------------------------------------------------------------------------------
                                             CONSOLIDATED STATEMENT OF CONDITION

                                                     December 31, 1995 and 1994
                                                                  (In thousands)


ASSETS                                                                               1995        1994
-----------------------------------------------------------------------------------------------------
Cash and due from banks                                                        $  126,777  $  129,720
Interest-bearing deposits in banks                                                  5,384       1,777
Federal funds sold                                                                      -         500
Securities available for sale  (Note 3)                                           159,863      78,265
Investment securities (market value: 1995, $272,800; 1994, $316,822; (Note 3)     269,493     326,599
Mortgage loans held for sale                                                      110,486      60,536
Loans, net of unearned income (Note 4)                                          2,875,581   2,094,028
Less:
 Allowance for possible loan losses (Note 5)                                      (36,912)    (33,410)
-----------------------------------------------------------------------------------------------------
Loans, net                                                                      2,838,669   2,060,618
Premises and equipment, net                                                        55,161      45,874
Excess of cost over tangible and identified intangible assets
 acquired, net                                                                     26,262      16,239
Mortgage servicing rights                                                          80,053      54,796
Other real estate owned                                                             8,781       8,199
Accrued interest and other assets                                                  60,288      55,220
-----------------------------------------------------------------------------------------------------
Total                                                                          $3,741,217  $2,838,343
=====================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing demand                                                    $  462,735  $  362,557
 Interest-bearing demand                                                          447,145     462,055
 Savings                                                                          277,177     266,536
 Time                                                                           1,598,901   1,080,316
-----------------------------------------------------------------------------------------------------
Total deposits                                                                  2,785,958   2,171,464
FHLB short-term borrowings (Note 8)                                               465,000     210,000
Other short-term borrowings (Note 8)                                              132,256     134,550
Subordinated debt (Note 9)                                                         17,121      17,459
Other long-term debt (Note 9)                                                      29,038      69,042
Other liabilities                                                                  58,696      44,277
-----------------------------------------------------------------------------------------------------
Total liabilities                                                               3,488,069   2,646,792
-----------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 6, 15) Shareholders' equity (Notes 3, 10):
Preference Stock, $2.50 par value; 1,000,000 shares authorized, none issued
Common Stock, $2.50 par value; 44,000,000 shares authorized, outstanding:
 13,084,721 shares issued and outstanding in 1995.                                 32,712
Class A Common Stock, $2.50 par value; 40,000,000 shares authorized,
 outstanding: 11,280,031 shares in 1994.(*)                                                    28,200
Class B Common Stock, $2.50 par value; 4,000,000 shares authorized,
 outstanding 635,088 shares in 1994.(*)                                                         1,588
Additional paid in capital                                                        137,107     109,658
Retained earnings                                                                  83,315      55,042
Unearned compensation                                                                (822)          -
Unrealized gain (loss) on securities available for sale, net of taxes                 836      (2,937)
-----------------------------------------------------------------------------------------------------
Total shareholders' equity                                                        253,148     191,551
-----------------------------------------------------------------------------------------------------
Total                                                                          $3,741,217  $2,838,343
=====================================================================================================

---------------

(*) On February 21, 1995 the Class A and Class B Common Stock were reclassified into one class. (See Note 10.)

See notes to consolidated financial statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME

                                                             For the years ended
                                                December 31, 1995, 1994 and 1993
                                        (In thousands, except per share amounts)


                                                                                1995      1994      1993
--------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                                  $224,784  $164,649  $124,384
Interest and dividends on securities:
 Taxable                                                                      21,062    18,287    13,882
 Nontaxable                                                                    2,318     2,047     1,727
 Dividends                                                                     2,093     1,768     1,228
Interest on federal funds sold and securities purchased under
 resale agreements                                                               354       186       247
Other interest                                                                   289       293       104
--------------------------------------------------------------------------------------------------------
Total interest income                                                        250,900   187,230   141,572
--------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                                          99,490    68,663    50,455
Interest on short-tern borrowings                                             29,231    10,425     6,268
Interest on long-term debt                                                     3,737     3,461     2,794
--------------------------------------------------------------------------------------------------------
Total interest expense                                                       132,458    82,549    59,517
--------------------------------------------------------------------------------------------------------
NET INTEREST INCOME BEFORE PROVISION FOR POSSIBLE LOAN LOSSES                118,442   104,681    82,055
Provision for possible loan losses (Notes 1, 5)                                5,480     6,481     7,945
--------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES                 112,962    98,200    74,110
--------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage servicing fees                                                       23,429    22,216    21,079
Service charges on deposit accounts                                           14,203    12,384    11,104
Securities gains, net (Note 3)                                                     5        84        49
Other charges, fees and commissions                                            3,545     3,134     2,245
Other income                                                                   8,993     6,425     5,956
--------------------------------------------------------------------------------------------------------
Total noninterest income                                                      50,175    44,243    40,433
--------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Salaries and employee benefits                                                39,786    43,355    38,453
Occupancy expense of bank premises, net                                        9,004     8,610     7,302
Furniture and equipment expenses                                               8,504     7,468     6,452
Amortization of mortgage servicing rights                                      9,095     6,078     4,840
Amortization of intangible assets                                              1,325     1,196       818
Other expense (Note 17)                                                       35,516    34,084    28,655
--------------------------------------------------------------------------------------------------------
Total noninterest expense                                                    103,230   100,791    86,520
--------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEMS AND THE
 CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING FOR INCOME TAXES                 59,907    41,652    28,023
Applicable income taxes (Note 18)                                             21,113    14,342     8,886
--------------------------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEMS AND THE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING FOR INCOME TAXES                                 38,794    27,310    19,137
Extraordinary items, net of income taxes (Note 9)                                  -         -      (463)
Cumulative effect of a change in accounting for income taxes (Notes 1, 18)         -         -     3,219
--------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $ 38,794  $ 27,310  $ 21,893
========================================================================================================
EARNINGS PER SHARE:
 Primary:
   Income before extraordinary items and the cumulative effect
     of a change in accounting for income taxes                             $   3.12  $   2.28  $   2.01
   Extraordinary item, net of income taxes                                         -         -     (0.05)
   Cumulative effect of a change in accounting for income taxes                    -         -      0.34
   Net Income                                                               $   3.12  $   2.28  $   2.30
 Fully-diluted:
   Income before extraordinary items and the cumulative effect
     of a change in accounting for income taxes                             $   3.02  $   2.23  $   1.96
   Extraordinary item, net of income taxes                                         -         -     (0.04)
   Cumulative effect of a change in accounting for income taxes                    -         -      0.29
   Net income                                                               $   3.02  $   2.23  $   2.21
AVERAGE NUMBER OF SHARES OUTSTANDING:
   Primary                                                                    12,418    11,996     9,530
   Fully-diluted                                                              13,181    12,763    10,623
========================================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                       CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                             For the years ended
                                                December 31, 1995, 1994 and 1993
                                                          (Dollars in thousands)

                                                     Class A                   Class B
                                                   Common Stock             Common Stock         Common Stock
                                               Shares       Amount      Shares        Amount   Shares     Amount
--------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993                    8,275,336     $ 20,688      637,528      $ 1,594
Shares issued under:
  Directors Stock Plan                         13,116           33
  Stock Option Plans                           21,350           53
  Dividend Reinvestment                        13,950           35
Issuance of shares for acquisitions         2,839,002        7,098           66
Net income
Cash dividends: (Class A,
  $0.71 per share; Class B,
  $0.31 per share)
Conversion of 7 1/2% convertible
  subordinated debentures                         107
Conversion of Class B Common
  Stock to Class A Common Stock                   699            2         (699)          (2)
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                 11,163,560       27,909      636,895        1,592
--------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                         14,267           36
  Stock Option Plans                           67,078          168
  Dividend Reinvestment                        23,013           57
  Stock Bonus & Retention Plan                    650            2
  Employee Stock Purchase Plan                  2,186            5
Issuance of shares for previous
  year acquisitions                             7,470           19
Net income
Cash dividends: (Class A,
  $0.80 per share; Class B,
  $0.40 per share)
Conversion of Class B Common
  Stock to Class A Common Stock                 1,807            4       (1,807)          (4)
Unrealized loss on securities
  available for sale, net of taxes
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                 11,280,031       28,200      635,088        1,588
--------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                            858            2                                16,166     $    39
  Stock Option Plan                             6,591           17                                32,928          82
  Dividend Reinvestment                                                                           26,758          66
  Stock Bonus & Retention Plan                                                                    25,000          63
  Employee Stock Purchase Plan                    268            1                                 3,767          10
Conversion of Class A Common Stock
  and Class B Common Stock to
  Common Stock                           (11,287,748)      (28,220)    (635,088)      (1,588) 11,922,836      29,808
Issuance of shares for acquisitions                                                            1,044,997       2,612
Net Income
Cash Dividends (Class A,
  $0.225; Class B, $0.125;
  Common, $0.675 per share)
Conversion of 7 1/2% convertible
  subordinated debentures                                                                         11,709          31
Conversion of 12 3/4% convertible
  subordinated debentures                                                                            560           1
Change in Unrealized loss on securities
  available for sale, net of taxes
--------------------------------------------------------------------------------------------------------------------
Balance, December  31, 1995                         0       $    0            0      $     0  13,084,721     $32,712
====================================================================================================================

                                                                                  Unrealized
                                                                                Gain (Loss) on
                                         Additional                               Securities        Total
                                          Paid in       Retained    Unearned       Available     Shareholders'
                                          Capital       Earnings  Compensation     For Sale         Equity
--------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993                 $ 60,006       $ 18,118                            -     $100,406
Shares issued under:
  Directors Stock Plan                        164                                                      197
  Stock Option Plans                          102                                                      155
  Dividend Reinvestment                       259                                                      294
Issuance of shares for acquisitions        47,566                                                   54,664
Net income                                                21,893                                    21,893
Cash dividends: (Class A,
  $0.71 per share; Class B,
  $0.31 per share)                                        (4,847)                                   (4,847)
Conversion of 7 1/2% convertible
  subordinated debentures                       2                                                        2
Conversion of Class B Common
  Stock to Class A Common Stock                                                                          -
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                108,099         35,164                            _      172,764
-------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                        248                                                      284
  Stock Option Plans                          738                                                      906
  Dividend Reinvestment                       432                                                      489
  Stock Bonus & Retention Plan                 10                                                       12
  Employee Stock Purchase Plan                 43                                                       48
Issuance of shares for previous
  year acquisitions                            88                                                      107
Net income                                                27,310                                    27,310
Cash dividends: (Class A,
  $0.80 per share; Class B,
  $0.40 per share)                                        (7,432)                                   (7,432)
Conversion of Class B Common
  Stock to Class A Common Stock                                                                          _
Unrealized loss on securities
  available for sale, net of taxes                                                    $(2,937)      (2,937)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                109,658         55,042                       (2,937)     191,551
-------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Stock Plan                        285                                                      326
  Stock Option Plan                           279                                                      378
  Dividend Reinvestment                       516                                                      582
  Stock Bonus & Retention Plan                759                       $(822)
  Employee Stock Purchase Plan                 99                                                      110
Conversion of Class A Common Stock
  and Class B Common Stock to
  Common Stock
Issuance of shares for acquisitions        25,204                                                   27,816
Net Income                                                38,794                                    38,794
Cash Dividends (Class A,
  $0.225; Class B, $0.125;
  Common, $0.675 per share)                              (10,521)                                  (10,521)
Conversion of 7 1/2% convertible
  subordinated debentures                     298                                                      329
Conversion of 12 3/4% convertible
  subordinated debentures                       9                                                       10
Change in Unrealized loss on securities
  available for sale, net of taxes                                                      3,773        3,773
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995               $137,107       $ 83,315        ($822)        $   836     $253,148
=============================================================================================================

See notes to consolidated financial statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                             For the years ended
                                                December 31, 1995, 1994 and 1993
                                                                  (In thousands)


                                                                               1995         1994        1993
-------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                               $   38,794    $  27,310    $  21,893
Adjustments to reconcile net income to net cash (used in)
 provided by operating activities:
    Depreciation, amortization and accretion                                 10,106        8,431        7,243
    Amortization of mortgage servicing rights                                 9,095        6,078        4,840
    Amortization of excess servicing fees                                     1,166        1,721        3,773
    Provision for possible loan losses                                        5,480        6,481        7,945
    Deferred income taxes                                                    (1,201)      (1,794)      (6,238)
    Gain on sale of securities, net                                              (5)         (84)         (49)
    Additions to mortgage servicing rights                                  (32,139)     (34,624)     (19,377)
    Net (increase) decrease in mortgage loans held for sale                 (49,950)     300,960     (217,281)
    Increase in interest receivable                                          (8,222)      (3,161)        (896)
    (Increase) decrease in prepaids and other receivables                     1,411          532       (4,429)
    (Decrease) increase in accrued expenses and accounts payable             (9,078)     (36,986)      22,830
    Increase (decrease) in accrued income taxes                               2,709       (2,372)      (1,317)
    Increase (decrease) in interest payable                                   9,747        2,110       (1,383)
    Other, net                                                               (1,808)      (2,396)       4,174
-------------------------------------------------------------------------------------------------------------
      Total adjustments                                                     (62,689)     244,896     (200,165)
-------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                         (23,895)     272,206     (178,272)
-------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
    Proceeds from maturities of securities available for sale                15,983       30,870       11,947
    Proceeds from sales of securities available for sale                     13,585       16,156         --
    Purchase of securities available for sale                               (42,072)         (49)     (10,166)
    Proceeds from maturities of investment securities                        80,989       70,767      202,455
    Proceeds from sales of investment securities                               --           --          1,751
    Purchases of investment securities                                      (51,134)    (123,167)    (218,121)
    Net (increase) decrease in short-term investment securities                --         (6,000)      39,000
    Net increase in loans                                                  (541,534)    (322,849)    (140,198)
    Cash received in bank acquisitions, net (Note 2)                         23,201         --         71,384
    Cash received in the purchase of assets and
      assumption of liabilities (Note 2)                                       --         15,275        4,491
    Capital expenditures                                                     (9,001)      (6,966)      (7,119)
    Proceeds from sale of other real estate owned                             4,849        6,413        4,990
    Other, net                                                                2,787          (28)       1,049
-------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                      (502,347)    (319,578)     (38,537)
-------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase (decrease) in demand, savings and time deposits               366,646      (35,245)      75,098
 Net increase in federal funds purchased and
    repurchase agreements and other short-term borrowings                   212,696       48,452      195,511
 Retirement of subordinated debt                                               --           --        (15,338)
 Proceeds from issuance of long-term debt                                    12,092       25,336       27,498
 Repayment of long-term debt                                                (55,510)     (13,443)      (8,012)
 Proceeds from issuance of common stock                                       1,003        1,202          428
 Dividends paid                                                             (10,522)      (7,432)      (4,847)
-------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                   526,405       18,870      270,338
-------------------------------------------------------------------------------------------------------------
Net increase (decrease)  in cash and cash equivalents                           163      (28,502)      53,529
Cash and cash equivalents at beginning of year                              131,997      160,499      106,970
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year (Note 1)                        $  132,160    $ 131,997    $ 160,499
=============================================================================================================
Supplemental disclosures of cash flow information:
Cash paid during the year for:
    Interest                                                             $  122,711    $  80,961       61,535
    Income taxes                                                             18,199       20,583       12,791
  Non-cash transactions:
    Transfer of loans to other real estate                               $    4,216    $   2,255    $   1,813
    Origination of loans for the sale of other real estate                      456        1,309          537
    Transfer of investment securities to securities available for sale       37,959       22,188       20,738
    Assets acquired in business combinations                                330,626          596      703,885
    Liabilities assumed in business combinations                            302,810       15,871      649,221


See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                             For the years ended
                                                December 31, 1995, 1994 and 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING
   AND REPORTING POLICIES
   The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries operate predominantly in the domestic commercial and mortgage banking industry. The accounting and reporting policies of BancGroup and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The following summarizes the most significant of these policies.

   BASIS OF PRESENTATION-- The Consolidated Financial Statements of
BancGroup for 1994 and 1993 have previously been restated to give retroactive effect to the February 17, 1995 acquisition of Colonial Mortgage Company, which is accounted for in a manner similar to a pooling of interests. (See
Note 2)

   PRINCIPLES OF CONSOLIDATION--The Consolidated Financial Statements and Notes to Consolidated Financial Statements include the accounts of BancGroup and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   CASH AND CASH EQUIVALENTS--The Company considers cash and highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. Cash and cash equivalents consist primarily of cash and due from banks, interest-bearing deposits in banks and Federal funds sold.

   INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE--Effective
January 1, 1994, BancGroup adopted Statement of Financial Accounting Standards
(SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, securities are classified as either held-to-maturity, available-for-sale or trading.
   Held-to-maturity or investment securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.
   Securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.
   Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.
   Realized and unrealized gains and losses are based on the specific identification method. Prior to 1994, securities available for sale and marketable equity securities were recorded at the lower of aggregate cost or market value.

   MORTGAGE LOANS HELD FOR SALE--Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected. The aggregate cost of mortgage loans held for sale at December 31, 1995 and 1994 is less than their aggregate net realizable value. Gains or losses on the sale of Federal National Mortgage Association mortgage-backed securities are recognized on the earlier of the date settled or the date that a forward commitment to deliver a security to a dealer is effectively offset by a commitment to buy a similar security (paired off). These gains or losses are included in other income.

  LOANS--Loans are stated at face value, net of unearned income and allowance for possible loan losses. Interest income on loans is recognized under the "interest" method except for certain installment loans where interest income is recognized under the "Rule of 78's" (sum-of-the-months digits) method, which does not produce results significantly different from the "interest" method. Nonrefundable fees and costs associated with originating or acquiring loans are recognized under the interest method as a yield adjustment over the life of the corresponding loan.

  ALLOWANCE FOR POSSIBLE LOAN LOSSES--BancGroup adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-- Income Recognition Disclosure, on January 1, 1995. Under the new standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS 114 and 118 resulted in no additional provision for credit losses at January 1, 1995.
     At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 totaled $13,366,000 and these loans had a corresponding valuation allowance

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

of $4,517,000. The impaired loans at December 31, 1995, were measured for impairment based primarily on the value of underlying collateral. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $16,036,000. BancGroup recognized approximately $799,000 of interest on impaired loans during the portion of the year that they were impaired.
     BancGroup uses several factors in determining if a loan is impaired under SFAS No. 114. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrower's financial data, and borrowers' operating factors such as cash flows, operating income or loss, etc.
     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.
     Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

     INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS-- Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.
     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.
     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash base is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered.

     PREMISES AND EQUIPMENT--Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Estimated useful lives range from five to forty years for bank buildings and leasehold improvements and three to ten years for furniture and equipment.
     Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is reflected in current income.

     OTHER REAL ESTATE OWNED--Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of cost or market value. Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.

     INTANGIBLE ASSETS--Intangible assets acquired in acquisitions of banks are stated at cost, net of accumulated amortization. Amortization is provided over twenty years for the excess of cost over tangible and identified intangible assets acquired and ten years for deposit core base intangibles using the straight-line method. The recoverability of intangible assets is reviewed periodically based on the current earnings of acquired entities. If warranted, analysis, including undiscounted income projections, are made to determine if adjustments to carrying value or amortization periods are necessary.

     MORTGAGE SERVICING RIGHTS--BancGroup adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, in May 1995 effective January 1,1995. This statement amends certain provisions of SFAS No. 65 to substantially eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The statement requires an allocation of the total cost of mortgage loans held for sale to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values.
     Mortgage servicing rights are being amortized primarily using an accelerated method in proportion to the estimated net servicing income from the related loans, which approximates a level yield method. The amortization period represents management's best estimate of the remaining loan lives.
     The carrying values of the mortgage servicing rights are evaluated for impairment based on their fair values categorized by year of origination or acquisition. Fair values of servicing rights are determined by estimating the present value of future net servicing income considering the average interest rate and the average remaining lives of the related mortgage loans being serviced. At December 31, 1995, BancGroup had mortgage servicing rights (included in other assets) with a net book value of $80.1 million and excess servicing rights included in other assets with a net book value of $8.1 million. The estimated combined fair value of these assets is approximately $120 million.
     The servicing portfolio is geographically disbursed throughout the United States with a concentration in the southern states. The mortgage servicing rights at December 31, 1995 and 1994 are stated net of accumulated amortization of approximately $25,903,000 and $27,235,000, respectively.
     Mortgage servicing fees are deducted from the monthly payments on mortgage loans and are recorded as income when earned. Fees from investors for servicing their portfolios of residential loans generally range from 1/4 of 1 % to 1/2 of 1% per year on the outstanding principal balance.

     INCOME TAXES--Effective January 1, 1993, BancGroup adopted SFAS No. 109 Accounting for Income Taxes, which changed BancGroup's method of accounting for income taxes from the deferred method required under Accounting Principles Board Opinion 11 to the asset and liability method (See Note 18). The principal difference between the asset and liability method and deferred method is that, under the asset and liability method, deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.
     BancGroup files a consolidated income tax return; however, income taxes are computed by each subsidiary on a separate basis, and taxes currently payable are remitted to BancGroup.

     EARNINGS PER SHARE--Primary earnings per share were computed based on the weighted average number of shares of common stock actually outstanding and common stock equivalents which consists of shares issuable under outstanding stock options. Fully diluted earnings per share also gives effect to shares issuable under convertible debenture agreements.

     ADVERTISING COSTS--Advertising costs are expensed as incurred. Advertising expense was $3,592,000 and $2,585,000 for the years ended December 31, 1995 and 1994, repectively.

     RECENTLY ISSUED ACCOUNTING STANDARDS--In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No.
121). This statement requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. This statement also requires that long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount of fair value less cost to sell. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Management does not believe that the adoption of SFAS No.
121 will have a material impact on BancGroup's financial statements.
     The Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) in October 1995. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make proforma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. BancGroup has elected to continue to measure compensation cost for their stock option plan under the provisions in APB Opinion 25.

2.  ACQUISITIONS

     On February 17, 1995, BancGroup acquired Colonial Mortgage Company (CMC) and its parent company, The Colonial Company (TCC). At the acquisition date TCC's only asset was its investment in CMC. BancGroup issued 2,272,727 shares of its common stock and assumed the debts of TCC. At acquisition, the acquired entities had total assets of $71 million, total liabilities of $64 million, and total stockholders' equity of $7 million. This business combination by entities under common control was accounted for in a manner similar to a pooling-of-interests.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

     The following tables show the effect of the above transaction on results of operations for the periods prior to the merger and shareholders' equity at January 1, 1993 (earliest date presented).

                           Period from
                         January 1 through
(In thousands)           February 17, 1995     1994         1993
----------------------------------------------------------------
Total Revenue:
   BancGroup                  $21,279      $122,806    $  93,693
   CMC                          4,193        26,118       28,795
   Combined                    25,472       148,924      122,488

Net Income (loss):
   BancGroup                    5,230        27,671       18,709
   CMC                            242          (361)       3,184

   Combined                     5,472        27,310       21,893

                            Jan. 1, 1993   Effect
                            as Previously    of      Jan. 1, 1993
                              Reported   Combination  as Restated
-----------------------------------------------------------------
Common Stock                  $16,600      $  5,682     $ 22,282
Additional paid
   in capital                  61,134        (1,128)      60,006
Retained Earnings              17,968           150       18,118
-----------------------------------------------------------------
Total
   Shareholders Equity        $95,702      $  4,704     $100,406
=================================================================

     The combined financial results presented above include an adjustment made to conform accounting policies of the two companies. The adjustment was the restatement of CMC's 1993 net income for the cumulative effect of change in accounting principle to SFAS 109, which CMC previously adopted and had elected to apply retroactively to 1991. The adjustment increased net income $2,059,000 in 1993. Material intercompany transactions between the two companies have been eliminated in consolidation.
     During 1995, three additional acquisitions were consummated; the following table represents those acquisitions.

(Dollars in thousands)
                                      Common
                     Acquisition   Stock Issued
Bank                    Date      Shares    Value
-------------------------------------------------
Brundidge
   Banking Company     March 31   266,434  $6,209
Mt. Vernon
   Financial Corp.   October 20   521,720  14,608
Farmers and
   Merchants Bank    November 3   256,843   6,999


     The value of the shares issued represents the total purchase price of Brundidge Banking and Mt. Vernon Financial. Farmers and Merchants Bank shareholders received $3 million cash in addition to the $7 million in stock.
     The financial institutions acquired were accounted for as purchases and, accordingly, income and expenses of such institutions are included in the consolidated statements of BancGroup from the date of acquisition forward.
     The following table presents unaudited proforma results of operations for the years ended December 31, 1995 and 1994, after giving effect to amortization of goodwill and other proforma adjustments, as if the acquisitions had occurred at the beginning of the years presented. The proforma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisition had occurred at the beginning of the years presented.

(In thousands, except per
share amounts)                    1995      1994
---------------------------------------------------
                                   (Unaudited)
Net interest income before
  provision for possible
  loan losses                  $ 122,344   $115,184
Net income                        39,772     29,888
  Earnings per share:
     Primary                        3.03       2.29
     Fully-diluted                  2.94       2.25
  Average shares outstanding:
     Primary                      13,119     13,041
     Fully-diluted                13,882     13,808
====================================================

     The following chart summarizes the assets acquired and the liabilities assumed in connection with the 1995 acquistions.

(In thousands)                        Total
-------------------------------------------
Cash and due                        $ 5,889
Interest-bearing deposits in banks      987
Federal funds sold                   16,325
Securities available for sale        25,557
Investment securities                11,456
Loans, net                          249,086
Other real estate owned                  68
Accured interest and other assets     9,941
Deposits                            247,848
Short-term borrowings                40,000
Other long-term debt                  3,541
Other liabilities                    11,421
Equity                               27,816
-------------------------------------------
Excess of cost over tangible
and identified intangible assets
acquired, net                       $11,317
===========================================

BancGroup has entered into three separate definitive agreements with Southern Banking Corporation, Commercial BancCorp of Georgia, Inc. and Dothan Federal Savings Bank. The financial institutions have combined total assets of approximately $485 million. These pending acquisitions are subject to the respective Company's shareholder approval and various regulatory approvals among other conditions and are expected to close in the second or third quarter of 1996. The aggregate purchase price of these pending acquisitions is approximately $90 million, comprised of $2.6 million in cash and approximately 2.9 million shares of BancGroup Common Stock.
     On May 20, 1994, BancGroup purchased certain assets totaling $596,000 and assumed certain liabilities, primarily deposits, totaling $15,871,000 of Altus Federal Savings Bank in Tallassee and Eufaula, Alabama, from the Resolution Trust Corporation.

3. SECURITIES

     The carrying and market values of investment securities are summarized as follows:

INVESTMENT SECURITIES
(In thousands)                          1995                                                1994
---------------------------------------------------------------------------------------------------------------------------
                           Amortized    Unrealized    Unrealized    Market   Amortized     Unrealized   Unrealized  Market
                             Cost         Gains         Losses      Value      Cost          Gains        Losses    Value
---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
 and obligations of U.S.
 government agencies       $212,513       $3,820      $(1,615)     $ 214,71    $270,993      $175   $ (9,936)  $261,832
Obligations of state and
 political subdivisions      46,613        1,244         (128)        47,72      40,312       499       (881)    39,930
Other                        10,367            7          (21)        10,35      15,294        29       (263)    15,060
---------------------------------------------------------------------------------------------------------------------------
Total                      $269,493       $5,071      $(1,764)     $272,800    $326,599      $703   $(10,480)  $316,822
===========================================================================================================================


The carrying and market values of securities available for sale are summarized as follows:

SECURITIES AVAILABLE FOR SALE
(In thousands)                          1995                                                1994
---------------------------------------------------------------------------------------------------------------------------
                           Amortized    Unrealized    Unrealized    Market   Amortized     Unrealized   Unrealized  Market
                             Cost         Gains         Losses      Value      Cost          Gains        Losses    Value
---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
 and obligations of U.S
 government agencies       $128,873       $1,590      $(1,106)     $129,357    $70,327       $  28  $(4,855)   $65,500
Obligations of state and
 political subdivisions         560           10                        570          5                               5
Other                        29,090          902          (56)       29,936     12,639         407     (286)    12,760
---------------------------------------------------------------------------------------------------------------------------
Total                      $158,523       $2,502      $(1,162)     $159,863    $82,971       $ 435  $(5,141)   $78,265
===========================================================================================================================


     The market values of obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.
     Included within other investment securities are $10,000,000 in marketable equity securities at December 31, 1995 and 1994. Included within securities available for sale is $23,952,000 and $11,327,000 in Federal Home Loan Bank stock at December 31, 1995 and 1994, respectively.
     Securities with a carrying value of approximately $306,393,000 and $308,081,000 at December 31, 1995 and 1994 respectively, were pledged for various purposes as required or permitted by law.
     Gross gains of $18,000, $217,000 and $21,000 and gross losses of $15,000, $133,000 and $1,000 were realized on sales of securities for 1995, 1994, and 1993, respectively. The amortized cost and market value of debt securities at December 31, 1995, by contractual maturity, are as follows. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                          Securities Available
                    Investment Securities       For Sale
--------------------------------------------------------------
                      Amortized  Market    Amortized  Market
(In thousands)        Cost       Value     Cost       Value
--------------------------------------------------------------
Due in one year
 or less             $ 48,663  $ 48,919   $ 30,184  $ 30,120
Due after one year
 through five years   142,983   145,977     42,402    43,595
Due after five years
 through ten years     14,544    15,124      5,109     5,455
Due after ten years     2,991     3,154         --        --
------------------------------------------------------------
                      209,181   213,174     77,695    79,170
Mortgage-backed
 securities            50,312    49,506     56,939    56,810
------------------------------------------------------------
Total                $259,493  $262,680   $134,634  $135,980
============================================================


     During 1995 and pursuant to a FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, BancGroup transferred approximately $37,959,000 from Investment Securities to Securities Available for Sale.
                                                                              49

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------
4. LOANS

 A summary of loans follows:


(In thousands)                   1995        1994
-------------------------------------------------
Commercial, financial,
 and agricultural          $  363,108  $  298,708
Real estate--commercial       646,260     574,155
Real estate--construction     234,535     152,423
Real estate--mortgage       1,388,759     857,639
Installment and consumer      199,482     169,577
Other                          43,667      41,577
-------------------------------------------------
Subtotal                   $2,875,811  $2,094,079
Unearned income                  (230)        (51)
-------------------------------------------------
Total                      $2,875,581  $2,094,028
=================================================


     BancGroup's lending is concentrated throughout Alabama, southern Tennessee and central Georgia, and repayment of these loans is in part dependent upon the economic conditions in the respective regions of the states. Management does not believe the loan portfolio contains concentration of credits either geographically or by borrower which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for possible loan losses. Other than concentrations of credit risk in Alabama and commercial real estate loans in general, management is not aware of any significant concentrations.
     BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 1995.
     In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Such loans aggregated approximately $29.6 million and $48.7 million at December 31, 1995 and 1994, respectively.
     Loan activity to officers, directors, principal shareholders and to companies in which they own a significant interest which aggregated a loan balance of more than $60,000 during the year ended December 31, 1995 are summarized as follows:

(In thousands)
Balance                                Balance
1/1/95         Additions  Repayments  12/31/95
-----------------------------------------------
$48,728         $32,504    $51,616     $29,616

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES

     An analysis of the allowance for possible loan losses is as follows:


(In thousands)           1995     1994     1993
-----------------------------------------------
Balance, January 1    $33,410  $28,633  $18,769
Addition due to
  acquisitions          1,129       27    6,276
Provision charged
  to income             5,480    6,481    7,945
Loans charged off      (5,340)  (5,141)  (6,666)
Recoveries              2,233    3,410    2,309
-----------------------------------------------
Balance, December 31  $36,912  $33,410  $28,633
===============================================



6. FINANCIAL INSTRUMENTS WITH
     OFF-BALANCE SHEET RISK

     BancGroup is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
     BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1995 are as follows:


(In thousands)            Contract Amount
-----------------------------------------
Financial instruments whose
  contract amounts represent
  credit risk:

Loan commitments                 $410,705
Standby letters of credit          23,810
Mortgage sales commitments        121,925



     Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.
     Obligations to sell loans at specified dates (typically within ninety days of the commitment date) and at specified prices are intended to hedge the interest rate risk associated with the time period between the initial offer to lend and the subsequent sale to a permanent investor. The current market value of these commitments was $120,644,000 at December 31, 1995. Mortgage sales commitments had contract value and current market value of $56,750,000 and $56,823,000 at December 31,1994, respectively.

7. PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows:



(In thousands)                    1995     1994
-----------------------------------------------
Land                           $12,774  $11,160
Bank premises                   48,560   43,032
Equipment                       43,251   36,944
Leasehold improvements           3,560    3,416
Construction in progress         1,938      869
Automobiles                         59       42
-----------------------------------------------
Total                          110,142   95,463
Less accumulated depreciation
  and amortization              54,981   49,589
-----------------------------------------------
Premises and equipment, net    $55,161  $45,874
===============================================


8. SHORT-TERM BORROWINGS

   Short-term borrowings are summarized as follows:



(In thousands)                  1995      1994      1993
--------------------------------------------------------
Federal funds purchased
  and securities sold
  under repurchase
  agreements                $131,115  $133,419  $104,818
FHLB borrowings              465,000   210,000   190,150
Other short-term
  borrowings                   1,141     1,131     1,000
--------------------------------------------------------
Total                       $597,256  $344,550  $295,968
========================================================


     BancGroup had outstanding term notes (Note 9) of which the current portion, $1,000,000, is included in other short-term borrowings at December 31, 1995 and 1994.
     BancGroup became a member of the Federal Home Loan Bank (FHLB) in late 1992. Based on its investment in the FHLB and other factors at December 31, 1995, BancGroup can borrow up to $850 million from the FHLB on either a short or long-term basis. At December 31, 1995, $465,000,000 was outstanding. FHLB has a blanket lien on BancGroup's 1-4 family mortgage loans in the amount of the outstanding debt.
     Additional details regarding short-term borrowings are shown below:



(In thousands)                1995           1994         1993
--------------------------------------------------------------
Average amount
  outstanding
  during the year         $477,785       $235,598     $195,752
Maximum amount
  outstanding at
  any month-end            597,256        344,550      309,714
Weighted average
  interest rate:
During year                   6.12%          4.42%        3.20%
End of year                   5.78%          5.62%        3.20%
--------------------------------------------------------------


9. LONG-TERM DEBT

   Long-term debt is summarized as follows:



(In thousands)          1995     1994
-------------------------------------
12 3/4% convertible
  subordinated
  debentures         $ 7,483  $ 7,494
7 1/2% convertible
  subordinated
  debentures           9,637    9,964
Term note             10,250   11,250
Line of credit         6,249
FHLB advances          5,516    2,530
REMIC bonds            7,024    8,613
Purchased servicing
  notes payable           --   46,650
-------------------------------------
Total                $46,159  $86,501
=====================================



     The 12 3/4% Convertible Subordinated Debentures due December 15, 2000 ("1985 Debentures") were issued in connection with the acquisition of a bank. The 1985 Debentures are redeemable, at the option of BancGroup, ten years from the date of issuance at face value plus accrued interest. At the option of the holder, each 1985 Debenture may be converted into BancGroup Common Stock at the conversion price of $18.25 principal amount of 1985 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. In January, 1996, BancGroup called the 12 3/4% subordinated debentures. As a result, 403,299 shares of BancGroup Common Stock were issued and cash was paid for the remaining debentures.
     The 7 1/2% Convertible Subordinated Debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $28.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 343,898 shares of such Common Stock will be issued.
     On August 11, 1993, BancGroup redeemed $15 million of the 1986
Debentures at 102.25%. The redemption resulted in an extraordinary loss of $746,000 ($463,000, net of tax). The redemption also reduced by 535,000 the number of fully diluted shares outstanding. The redemption was funded primarily by the term note discussed in the following paragraph.
     BancGroup has a term note with $11,250,000 outstanding at December 31, 1995. (Also see Note 8.)The term note is payable in annual installments of $1,000,000 with the balance due in 1998. BancGroup also has a line of credit with the same financial institution totaling $15 million of which $6,249,000 is outstanding at December 31, 1995. The line of credit is due at maturity in August 1997. The term note and the line of credit bear interest at a rate of 1.5% above LIBOR. All

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

of the capital stock of BancGroup's subsidiary banks is pledged as collateral. The agreements contain restrictive covenants which, among other things, limit the sale of assets, incurrence of additional indebtedness, repurchase of BancGroup stock, and requires BancGroup to maintain certain specified financial ratios.
     BancGroup had long-term Federal Home Loan Bank (FHLB) Advances outstanding of $5,516,000 and $2,530,000 at December 31, 1995 and 1994,
respectively. These advances bear interest rates of 4% to 7.53% and mature from 1999 to 2011.
     BancGroup, with the acquisition of First AmFed, also assumed the real estate mortgage investment conduit (REMIC) bonds through a conduit, Service Financial Corporation, a subsidiary of Colonial Bank. These bonds were series A (four classes) with an original principal amount of $28,123,000 and a coupon interest rate of 7.875%. As of December 31, 1995 the bonds have an outstanding balance of $7,024,000 and are collateralized by FNMA mortgaged-backed securities with a carrying value of $6,971,000. The collections on these securities are used to pay interest and principal on the bonds. Only Class A-3 and A-4 bonds remain outstanding. The REMIC bonds are summarized in the following table:

                                                                                      Balance at
                                                  Expected                         December 31, 1995
Class                                             Maturity                          (In thousands)
----------------------------------------------------------------------------------------------------
A-3                                             June 1, 2007                               $2,658
A-4                                        September 1, 2017                                4,366
----------------------------------------------------------------------------------------------------
Total                                                                                      $7,024
====================================================================================================

     At December 31, 1995, 1ong-term debt, including the current portion, is scheduled to mature as follows:


(In thousands)
-------------------------------------------------------------------------------------------------
1996                                                                                      $ 1,141
1997                                                                                        7,399
1998                                                                                        9,411
1999                                                                                          366
2000                                                                                           17
Thereafter                                                                                 28,966
-------------------------------------------------------------------------------------------------
Total                                                                                     $47,300
=================================================================================================


At December 31, 1994, Colonial Mortgage had purchased servicing notes payable with various lenders with interest rates that ranged from 9.0% fixed to prime, reduced by compensating balance credits limited to a base rate of 1.5%, due monthly and quarterly. The Colonial Mortgage purchased servicing notes payable were paid in full immediately following the merger.

10. CAPITAL STOCK

     Effective February 21, 1995 the Class A Common Stock and the Class B Common Stock were reclassified into one class of stock called Common Stock, $2.50 par value, with equal rights for all shareholders. The Board of Directors is authorized to issue shares of the preference stock in one or more series, and in connection with such issuance, to establish the relative rights, preferences, and limitations of each such series. Prior to the reclassification the holders of Class A Common Stock had limited voting rights compared with the holders of Class B Common Stock. The holders of the Class A Common Stock were entitled to elect, voting as a separate class, up to 25% (rounded up to the nearest whole number) of the entire Board of Directors of BancGroup, and the holders of the Class B Common Stock were entitled to elect the remaining directors. On all other matters coming before the stockholders of BancGroup, except matters for which Delaware law requires a class vote, the holders of the Class A Common Stock were entitled to one twentieth (1/20) of one (1) vote per share and the holders of the Class B Common Stock were entitled to one (1) vote per share. Stockholders of BancGroup may not act by written consent or call special meetings.
     At the option of the holder of record, and subject to adjustment to avoid dilution in the event of certain occurrences, each share of BancGroup Class B Common Stock was convertible at any time into one share of Class A Common Stock. Shares of Class A Common Stock were not convertible into any other securities of BancGroup.

11. REGULATORY RESTRICTIONS

     Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $54.0 million of retained earnings plus certain 1996 earnings would be available for distribution to BancGroup as dividends in 1996 without prior approval from the respective regulatory authorities.
     The subsidiary banks are required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31,1995, these deposits totaled $47.4 million.

12. LEASES

     BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 1995 were as follows:



(In thousands)
---------------------------------------------------
1996                                        $ 3,935
1997                                          3,159
1998                                          2,362
1999                                          1,963
2000                                          1,859
Thereafter                                    5,062
---------------------------------------------------
Total                                       $18,340
===================================================


     Rent expense for all leases amounted to $5,299,000 in 1995, $4,393,000 in 1994 and $3,638,000 in 1993.

13. EMPLOYEE BENEFIT PLANS

     BancGroup and its subsidiaries are participants in a pension plan with certain other related companies. This plan covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method. For purposes of determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.25% for 1995, 8.5% for 1994 and 7% for 1993. The rate of increase in future compensation levels was 4.00% for 1995, 5.00% for 1994, and 4.25% for 1993. The expected long-term rate of return on assets was 9% for 1995, 1994, and 1993.

     Employee pension benefit plan status at December 31:


(In thousands)                          1995         1994
----------------------------------------------------------
Actuarial present value of benefit
  obligations:
Accumulated benefit obligation        $10,211      $ 6,405
Vested benefit obligation             $ 9,244      $ 6,557
Projected benefit obligation for
  service rendered to date            $13,811      $ 9,029
Plan assets at fair value             $11,567      $ 8,994
----------------------------------------------------------
Plan assets under projected
benefit obligation                     (2,244)         (35)
Unrecognized net gain from past
  experience different from that
  assumed and effects of changes
  in assumptions                         (716)      (1,879)
Unrecognized prior service cost          (288)        (299)
Prior service cost due to
  January 1995 Plan change                354
Unrecognized net asset at
  January, 1986 being recognized
  over 19 years                           (38)         (42)
----------------------------------------------------------
Accrued pension cost                  $(2,932)     $(2,255)
==========================================================



(In thousands)                      1995         1994       1993
----------------------------------------------------------------
Net pension cost included
 the following components:
Service cost                        $873         $849       $616
Interest cost                        962          619        538
Actual return on plan assets        (851)        (614)      (442)
Net amortization and deferral         (6)         (27)      (147)
----------------------------------------------------------------
Net pension cost                    $978         $827       $565
================================================================


     At December 31, 1995 and 1994, the pension plan assets included investments in BancGroup Common Stock of 7% and 5% respectively. Pension plan assets are distributed approximately 11% in U.S. Government and agency issues, 37% in Corporate bonds and 44% in equity securities including BancGroup Common Stock and 1% in preferred stock.
     BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan, provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which includes purchase of Common Stock of BancGroup. Charges to operations for this plan amounted to $678,000, $559,000 and $452,000 for 1995, 1994 and 1993,
respectively.

14. STOCK PLANS

     The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. An aggregate of 550,000 shares of Common Stock are reserved for issuance under the 1992 Plan. At December 31, 1995 and 1994, 488,519 and 429,269 shares, respectively remained available for the granting of options under the 1992 Plan.
     The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 800,000 shares of Common Stock are reserved for issuance under the 1992 Nonqualified Plan. At December 31,1995 and 1994, 782,750 and 786,500 shares, respectively remained available for the granting of options under the 1992 Nonqualified Plan.
     Prior to 1992, BancGroup had both a qualified incentive stock option plan ("Plan") under which options were granted at a price not less than fair market value and a nonqualified stock option plan ("Nonqualified Plan") under which options were granted at a price not less than 85% of fair market value. All options under the plans expire ten years from the date of grant, or three months after the employee's termination. Although options previously granted under these plans may be exercised, no further options may be granted.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

     Following is a summary of the transactions in Common Stock under these plans for the years ended December 31, 1995, 1994 and 1993.


                                                       Shares Under Option
--------------------------------------------------------------------------------------
                                                                          Nonqualified
                                                  Plans                       Plans
--------------------------------------------------------------------------------------
Outstanding at
  December 31, 1992                               68,830                     199,620
Granted (at $4.25-
  $15.73 per share)                               57,731                      13,500
Exercised (at $6.16-
  $6.38 per share)                                (2,500)                    (18,850)
------------------------------------------------------------------------------------
Outstanding at
  December 31, 1993                              124,061                     194,270
Exercised (at $4.25-
  $13.00 per share)                              (52,078)                    (15,000)
------------------------------------------------------------------------------------
Outstanding at
  December 31, 1994                               71,983                     179,270
Granted (at $16.89-
  $19.88 per share)                                3,750                       3,750
Exercised (at $6.16-
  $17.48 per share)                              (33,519)                     (6,000)
-------------------------------------------------------------------------------------
Outstanding at
  December 31, 1995                               42,214                     177,020
-------------------------------------------------------------------------------------

    At December 31, 1995, the total shares outstanding and exercisable under these option plans were as follows:

---------------------------------------------------------------------------------------------
                                                                                   Aggregate
   Range of                                                                          Option
Option Prices                                             Shares                     Price
---------------------------------------------------------------------------------------------
$6.16-$6.38                                              159,770                   $  986,384
$7.25                                                     23,364                      169,389
$9.75-$11.48                                               1,600                       15,600
$15.73-$19.88                                             34,500                      599,993
---------------------------------------------------------------------------------------------
Total                                                    219,234                   $1,771,366
=============================================================================================

     In 1987 BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive Common Stock in lieu of cash director fees. The election to participate in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make this election six months prior to the inception of their term. Shares earned under the plan for regular fees are issued quarterly while supplemental fees are issued annually. All shares become vested at the expiration of the director's term. During 1995, 1994 and 1993, respectively, 17,024, 14,267, and 13,116 shares of Common Stock were issued under the Directors Plan, representing approximately $326,000, $284,000, and $197,000 in directors' fees for 1995, 1994 and 1993, respectively.
     In 1992 BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest 20% per year commencing on the first anniversary of the award. An aggregate of 750,000 shares have been reserved for issuance under this Plan. There were 25,650 shares outstanding of which 130 shares were vested at December 31, 1995.
     In 1994 BancGroup adopted the Employee Stock Purchase Plan which provides salaried employees of BancGroup with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $10 or more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or more than $1,000 each month toward the purchase of the stock at market price. There are 150,000 shares authorized for issuance under this Plan. There were 6,221 shares issued and outstanding under this Plan at December 31, 1995.

15. CONTINGENCIES

     BancGroup and its subsidiary banks are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1995, will have a materially adverse effect on BancGroup's financial statements.
     Due to current congressional proposals to recapitalize the Savings Association Insurance Fund (SAIF), the Company may incur a one-time charge when the proposed legislation is enacted. At December 31, 1995, BancGroup had approximately $791 million in deposits which would be subject to such an assessment.

16. RELATED PARTIES

     Most of the insurance coverage for vendor single interest, credit life, and accident and health insurance is provided to customers of BancGroup's subsidiary bank by companies owned by a principal shareholder and a director of BancGroup. Premiums collected from customers and remitted to these companies on such insurance were approximately $1,712,000, $2,242,000 and $1,287,000, in 1995, 1994 and 1993, respectively.
     BancGroup, Colonial Bank and Colonial Mortgage lease premises, including their principal corporate offices, and airplane services from companies owned by principal shareholders of BancGroup. Amounts paid under these leases and agreements approximated $3,100,000, $2,300,000 and $1,900,000 in 1995, 1994
and 1993, respectively.
     During 1995, 1994 and 1993, BancGroup and its subsidiaries paid or accrued fees of approximately $1,306,000, $1,326,000 and $949,000, respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.

17. OTHER EXPENSE

     The following charges have been included in Other Expense:



(In thousands)           1995     1994     1993
------------------------------------------------
Stationery, printing,
  and supplies         $ 2,588  $ 2,703  $ 2,692
Postage                  1,884    1,609    1,514
Telephone                3,129    2,834    2,539
Insurance                1,306    1,645    1,410
Legal fees               2,081    2,635    1,690
Advertising and
  public relations       3,592    2,585    1,579
FDIC assessment          3,323    4,643    3,527
Other                   17,613   15,430   13,704
------------------------------------------------
Total                  $35,516  $34,084  $28,655
================================================



18. INCOME TAXES

The components of income taxes were as follows:



(In thousands)      1995      1994     1993
--------------------------------------------
Currently payable
 Federal           $20,267  $15,021  $10,835
 State               2,047    1,115    1,070
Deferred            (1,201)  (1,794)  (3,019)
--------------------------------------------
Total              $21,113  $14,342   $8,886
============================================


     BancGroup adopted SFAS No.109 as of January 1, 1993, as described in Note
1. This change in accounting principle resulted in a $3,219,000 ($.29 per fully-diluted share) credit being reported as the cumulative effect of a change in accounting for income taxes in the 1993 statement of income.
     The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:



(In thousands)                                1995                 1994                  1993
----------------------------------------------------------------------------------------------
Tax at statutory rate
  on income from
  operations                                 $20,967              $14,578               $9,808
Add:
 State income taxes, net
   of federal tax benefit                      1,331                  746                  566
 Amortization of net
   purchase accounting
   adjustments                                   199                  455                  375
 Other                                           515                  171                 (187)
----------------------------------------------------------------------------------------------
Total                                         23,012               15,950               10,562
==============================================================================================
Deduct:
 Nontaxable interest
   income                                      1,647                1,375                1,251
 Dividends received
   deduction                                     252                  233                  425
----------------------------------------------------------------------------------------------
 Total                                         1,899                1,608                1,676
----------------------------------------------------------------------------------------------
Total income taxes                           $21,113              $14,342               $8,886
==============================================================================================

The components of BancGroup's net deferred tax asset as of December 31,1995 and 1994, were as follows:



(In thousands)                                                  1995                                1994
----------------------------------------------------------------------------------------------------------
Deferred tax assets:
 Allowance for possible
   loan losses                                                 $13,879                             $12,260
 Pension accrual in excess
 of contributions                                                  755                                 681
 Accumulated amortization of
   mortgage servicing rights                                     2,869                               3,258
 Acquisition related accruals                                      547                                  48
 Other real estate owned
   writedowns                                                    1,270                               1,311
 Other liabilities and reserves                                  1,195                                 344
 Deferred loan fees, net                                            37                                 699
 Securities valuation reserve                                      105                                 105
 Excess healthcare contributions                                   469                                 715
 Unrealized loss on securities
   available for sale                                               --                               1,781
 Other                                                           1,000                               1,412
----------------------------------------------------------------------------------------------------------
 Total deferred tax asset                                       22,126                              22,614
==========================================================================================================

Deferred tax liabilities:
 Accelerated tax depreciation                                      297                                 236
 Accumulated accretion/discount
    on bonds                                                       487                               1,627
 Differences between financial
   reporting and tax bases of net
   assets acquired                                               1,124                                 984
 Stock dividends received                                        1,449                                 906
 Prepaid FDIC assessment                                           407                                 827
 Loan loss reserve recapture                                     2,248                               2,727
 Unrealized gain on securities
   available for sale                                              314                                  --
 Other                                                           1,561                                 174
----------------------------------------------------------------------------------------------------------
Total deferred tax liability                                     7,887                               7,481
==========================================================================================================
Net deferred tax asset                                         $14,239                             $15,133
==========================================================================================================


     The net deferred tax asset is included as a component of accrued interest and other assets in the Consolidated Statement of Condition.
     BancGroup did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


- CASH AND CASH EQUIVALENTS--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE--For debt securities and marketable equity securities held either for investment purposes or for sale, fair value equals quoted market price, if avail-

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

able. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

- MORTGAGE LOANS HELD FOR SALE--For these short-term instruments, the fair value is determined from quoted current market prices.

- MORTGAGE SERVICING RIGHTS AND EXCESS SERVICING FEES--Fair value is estimated by discounting future cash flows from servicing fees using discount rates that approximate current market rates.

- LOANS--For loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

- DEPOSITS--The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1995 and 1994. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

- SHORT-TERM BORROWINGS--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- LONG TERM DEBT--Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

- COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT--The value of these unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 1995 and 1994.

     The estimated fair values of BancGroup's financial instruments at December 31, 1995 and 1994 are as follows:

                                             1995                           1994
                                     ----------------------------------------------------
                                     Carrying         Fair        Carrying        Fair
 (In thousands)                        Amount         Value          Amount       Value
 ----------------------------------------------------------------------------------------
 Financial assets:
  Cash and short-term investments  $  132,161     $  132,161       $  131,997  $  131,997
  Securities available for sale       159,863        159,863           78,265      78,265
  Investment securities               269,493        272,800          326,599     316,822
  Mortgage loans held for sale        110,486        111,952           60,536      60,736
  Mortgage servicing rights and
    excess servicing fees              88,165        130,156           63,821     101,327
  Loans                             2,875,581                       2,094,028
  Less: allowance for loan losses     (36,912)                        (33,410)
 ----------------------------------------------------------------------------------------
  Loans, net                        2,838,669      2,879,958        2,060,618   2,081,021
 ----------------------------------------------------------------------------------------
 Total                             $3,598,837     $3,686,890       $2,721,836  $2,770,168
 ========================================================================================
 Financial liabilities:
  Deposits                         $2,785,958     $2,790,055       $2,171,464  $2,154,144
  Short-term borrowings               597,256        597,256          344,550     344,550
  Long-term debt                       46,159         53,600           86,501      82,758
 ----------------------------------------------------------------------------------------
 Total                             $3,429,373     $3,440,911       $2,602,515  $2,581,452
 ========================================================================================

20. CONDENSED FINANCIAL INFORMATION OF THE COLONIAL BANCGROUP, INC. (PARENT COMPANY ONLY)

STATEMENT OF CONDITION


                                               December 31
(In thousands)                               1995         1994
--------------------------------------------------------------

ASSETS:
Cash*                                    $  1,719     $  1,372
Investment in subsidiaries(*)             279,691      212,268
Intangible assets                           3,621        4,028
Other assets                                4,478        5,857
--------------------------------------------------------------
Total assets                             $289,509     $223,525
==============================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings                    $  1,000     $  1,000
Subordinated debt                          17,121       17,458
Other long-term debt                       16,499       11,250
Other liabilities                           1,741        2,266
Shareholders' equity                      253,148      191,551
--------------------------------------------------------------
Total liabilities and
   shareholders' equity                  $289,509     $223,525
==============================================================

*Eliminated in consolidation.

STATEMENT OF OPERATIONS

                                                  Years Ended December 31
-------------------------------------------------------------------------
(In thousands)                               1995         1994       1993
-------------------------------------------------------------------------
INCOME:
Cash dividends from
  subsidiaries*                          $ 13,392     $ 11,883    $10,395
Interest and dividends
  on short-term
  investments*                                 81           66         89
Other income                                1,054        1,063      1,077
-------------------------------------------------------------------------
Total income                               14,527       13,012     11,561
=========================================================================
EXPENSES:
Interest                                    2,616        2,486      2,702
Salaries and
  employee benefits                           754          928        725
Occupancy expense                             298          293        291
Furniture and
  equipment expense                            89          111        135
Amortization of
  intangible assets                           406          406        406
Other expenses                              2,854        3,247      2,067
-------------------------------------------------------------------------
Total expenses                              7,017        7,471      6,326
=========================================================================
Income before income
  taxes, extraordinary
  item and equity in
  undistributed net
  income of subsidiaries                    7,510        5,541      5,235
Income tax benefit                          1,949        2,224      1,728
Extraordinary item,
  net of income taxes                          --           --       (463)
-------------------------------------------------------------------------
Income before equity in
  undistributed net
  income of subsidiaries                    9,459        7,765      6,500
Equity in undistributed
  net income of
  subsidiaries(*)                          29,335       19,545     15,393
-------------------------------------------------------------------------
Net income                               $ 38,794     $ 27,310    $21,893
=========================================================================


(*)Eliminated in consolidation.

20. CONDENSED FINANCIAL INFORMATION OF
    THE COLONIAL BANCGROUP, INC. (continued)
    (PARENT COMPANY ONLY)

STATEMENT OF CASH FLOWS


                            Years Ended December 31
(In thousands)                1995      1994      1993
------------------------------------------------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income                 $38,794   $27,310   $21,893
Adjustments to
reconcile net income
to net cash provided by
operating activities:
  Gain on sale of assets        --        (7)       (3)
  Depreciation, amorti-
   zation, and accretion       617       637       670
  (Increase) decrease in
   prepaids and other
   assets                   (2,343)       86     1,077
  Increase (decrease)
   in accrued income
   taxes                     3,387      (727)   (2,243)
  Increase (decrease)
   in accrued expenses          81        79      (122)
  Undistributed
   earnings
   of subsidiaries(*)      (29,335)  (19,545)  (15,393)
------------------------------------------------------
Total adjustments          (27,593)  (19,477)  (16,014)
------------------------------------------------------
Net cash provided by
 operating activities       11,201     7,833     5,879
------------------------------------------------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Capital expenditures          (108)      (11)      (18)
Proceeds from sale
  of premises and
  equipment                     --        36         8
Additional investment
  in subsidiaries(*)        (6,500)       --        --
------------------------------------------------------
Net cash provided by
 (used in) investing
 activities                 (6,608)       25       (10)
======================================================



STATEMENT OF CASH FLOWS (CONTINUED)

                            Years Ended December 31
(In thousands)                1995      1994      1993
------------------------------------------------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from issuance
 of long-term debt           6,249        --    15,000
Repayment of
 long-term debt             (1,000)   (2,000)   (3,550)
Retirement of Sub-
 ordinated debt                 --        --   (15,338)
 Proceeds from
 issuance of
 common stock                1,027     1,384       558
Dividends paid             (10,522)   (7,432)   (4,847)
Other, net                      --        --       124
------------------------------------------------------
Net cash used in
 financing activities       (4,246)   (8,048)   (8,053)
------------------------------------------------------
Net (decrease) increase
 in cash and cash
 equivalents                   347      (190)   (2,184)
Cash and cash
 equivalents at
 beginning of year           1,372     1,562     3,746
------------------------------------------------------
CASH AND CASH
 EQUIVALENTS AT END
 OF YEAR(*)                $ 1,719     1,372     1,562
------------------------------------------------------
Supplemental
 disclosure of cash
 flow information:
Cash paid (received)
 during the year for:
   Interest                $ 2,661   $ 2,489  $  2,674
    Income taxes              (700)   (1,500)      (24)
======================================================

(*)Eliminated in consolidation.

--------------------------------------------------------------------------------
                                                        COMMON STOCK INFORMATION

MARKET PRICE OF AND DIVIDENDS DECLARED ON COMMON STOCK

     BancGroup's Common Stock is traded on the New York Stock Exchange under the symbol "CNB". This trading commenced on February 24, 1995. Prior to that time, BancGroup's Class A Common Stock was traded on the over-the-counter market and was quoted on NASDAQ under the symbol "CLBGA". There was no active public trading market for the Class B Common Stock.
     The following table indicates the high and low closing prices for Common Stock and Class A Common Stock, for 1995 and 1994.




                                                          Sale Price of      Dividends Declared
                                                          Common Stock        on Common Stock
                                                          High      Low         (per share)
-----------------------------------------------------------------------------------------------
1995
1st Quarter
  Class A .......................................       23 5/8        19 1/2       $0.225
  Class B .......................................           --           --         0.125
  Common ........................................           --           --            --
2nd Quarter
Common .........................................        27 1/2        23 1/8        0.225
3rd Quarter
Common .........................................        29 7/8        27 1/2        0.225
4th Quarter
Common .........................................        32 7/8        28 1/2        0.225
-----------------------------------------------------------------------------------------------
1994
1st Quarter
  Class A ......................................        20 1/4        18           $ 0.20
  Class B ......................................            --            --         0.10
2nd Quarter
  Class A ......................................        25            19 1/4         0.20
  Class B ......................................            --            --         0.10
3rd Quarter
  Class A ......................................        24 3/4        22             0.20
  Class B ......................................            --            --
4th Quarter
  Class A ......................................        23 3/4        19 1/2         0.20
  Class B ......................................            --            --         0.10
-----------------------------------------------------------------------------------------------


VOTING SECURITIES AND SHAREHOLDERS

     As of December 31, 1995, BancGroup had outstanding 13,084,721 shares of Common Stock, with 5,388 shareholders of record.
     As of December 31,1994, BancGroup had outstanding 11,280,031 shares of Class A Common Stock and 635,088 shares of Class B Common Stock, with 5,123 and 382 holders of each class, respectively. Effective February 21, 1995 the Class A Common Stock and the Class B Common Stock were reclassified into one class of stock called Common Stock. There were 11,941,613 shares of Common Stock outstanding following such reclassification with 5,196 shareholders of record.