Form 10-K, Exhibit 13
period 1996-12-31
COLONIAL BANCGROUP INC
filed 1997-03-27
CIK 92339

                                                                      EXHIBIT 13

             PORTIONS OF THE 1996 ANNUAL REPORT TO SECURITY HOLDERS

     (SUCH ANNUAL REPORT, EXCEPT FOR THOSE PORTIONS EXPRESSLY INCORPORATED BY REFERENCE IN THIS REPORT, IS FURNISHED SOLELY FOR THE INFORMATION OF THE COMMISSION AND IS NOT DEEMED TO BE FILED AS PART OF THIS REPORT.)

                                                                      EXHIBIT 13

SELECTED FINANCIAL DATA

                                                                                                         For the years ended

                                                                                December 31, 1996, 1995, 1994, 1993 and 1992

                                                                                    (In thousands, except per share amounts)

                                                            1996          1995*         1994*          1993*         1992*
----------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Interest income                                          $ 348,978      $ 287,314     $ 211,903      $ 160,829     $ 146,486
Interest expense                                           179,300        146,960        90,902         66,357        67,389
----------------------------------------------------------------------------------------------------------------------------
Net interest income                                        169,678        140,354       121,001         94,472        79,097
Provision for possible loan losses                           9,121          7,350         7,506          8,850         8,956
----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
 possible loan losses                                      160,557        133,004       113,495         85,622        70,141
Noninterest income                                          65,982         53,993        47,752         43,445        37,027
Noninterest expense                                        139,651        122,204       115,677         98,501        85,636
SAIF special assessment(1)                                   3,817             --            --             --            --
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                  83,071         64,793        45,570         30,566        21,532
Applicable income taxes                                     29,463         23,240        15,829          9,780         5,742
----------------------------------------------------------------------------------------------------------------------------
Income before extraordinary items
 and the cumulative effect of a change in
 accounting for income taxes                                53,608         41,553        29,741         20,786        15,790
Extraordinary items, net of income taxes                        --             --            --           (463)           --
Cumulative effect of a change in
 accounting for income taxes                                    --             --            --          3,650            --
----------------------------------------------------------------------------------------------------------------------------
Net income                                               $  53,608      $  41,553     $  29,741      $  23,973     $  15,790
============================================================================================================================
Income excluding SAIF special assessment(1)              $  56,074      $  41,553     $  29,741      $  23,973     $  15,790
============================================================================================================================
EARNINGS PER SHARE
 Income excluding SAIF
 special assessment:
  Primary**(1)                                           $    1.70      $    1.32     $    1.00      $    0.82     $    0.72
  Fully-diluted**(1)                                     $    1.67      $    1.28     $    0.99      $    0.80     $    0.72
 Income before extraordinary items
 and the cumulative effect of a change in
 accounting for income taxes:
  Primary**                                              $    1.62      $    1.32     $    1.00      $    0.82     $    0.72
  Fully-diluted**                                        $    1.60      $    1.28     $    0.99      $    0.80     $    0.72
 Net income:
  Primary**                                              $    1.62      $    1.32     $    1.00      $    0.95     $    0.72
  Fully-diluted**                                        $    1.60      $    1.28     $    0.99      $    0.91     $    0.72
 Average shares outstanding:
  Primary**                                                 33,062         31,594        29,796         25,226        21,992
  Fully-diluted**                                           33,792         33,334        31,330         28,286        24,614

Cash dividends per common share:
 Common**                                                $    0.54      $  0.3375            --             --            --
 Class A**                                                      --      $  0.1125     $    0.40      $   0.355     $   0.335
 Class B**                                                      --      $  0.0625     $    0.20      $   0.155     $   0.135
============================================================================================================================

* Restated to give retroactive effect to the mergers with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation on July 3, 1996.

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $3,817,000 in expense before income taxes and $2,466,000 net of applicable income taxes in 1996.





18    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                                                                                                         For the years ended

                                                                                December 31, 1996, 1995, 1994, 1993 and 1992

                                                                                    (In thousands, except per share amounts)

                                                            1996          1995*         1994*          1993*         1992*
----------------------------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION DATA
At year-end:
 Total assets                                           $ 4,870,332   $ 4,202,194   $ 3,219,082    $ 3,104,410   $ 2,027,455
 Loans, net of unearned income                            3,680,415     3,175,506     2,352,870      1,963,062     1,330,928
 Mortgage loans held for sale                               157,433       110,486        60,726        361,496       144,215
 Deposits                                                 3,583,669     3,204,260     2,504,461      2,444,418     1,697,648
 Long-term debt                                              37,667        46,263        86,662         57,397        22,979
 Shareholders' equity                                       343,182       289,463       224,018        198,389       123,952
Average balances:
 Total assets                                           $ 4,515,895   $ 3,659,140   $ 3,074,619    $ 2,379,628   $ 1,978,313
 Interest-earning assets                                  4,128,570     3,333,887     2,768,705      2,100,674     1,730,373
 Loans, net of unearned income                            3,436,529     2,708,633     2,138,371      1,494,053     1,273,486
 Mortgage loans held for sale                               133,804        97,511       131,121        241,683       118,510
 Deposits                                                 3,393,519     2,828,864     2,471,657      1,876,026     1,665,417
 Shareholders' equity                                       319,147       250,826       214,543        144,216       117,822
Book value per share at year-end**                      $     10.48   $      9.33   $      7.81    $      7.20   $      5.52
Tangible book value per share at year-end**             $      9.56   $      8.38   $      7.17    $      6.61   $      5.23
============================================================================================================================

SELECTED RATIOS
Income excluding SAIF
 special assessment to:
  Average assets(1)                                            1.24%         1.14%         0.97%          0.87%         0.80%
  Average shareholders' equity(1)                             17.57         16.57         13.86          14.41         13.40
Income before extraordinary items and the
 cumulative effect of a change in accounting
 for income taxes to:
  Average assets                                               1.19          1.14          0.97           0.87          0.80
  Average shareholders' equity                                16.80         16.57         13.86          14.41         13.40
Net income to:
  Average assets                                               1.19          1.14          0.97           1.01          0.80
  Average shareholders' equity                                16.80         16.57         13.86          16.62         13.40
Efficiency ratio(1)                                           58.69         62.13         67.65          70.40         72.41
Dividend payout ratio                                         33.33         34.09         40.00          43.29         46.53
Average equity to average total assets                         7.07          6.85          6.98           6.06          5.96
Total nonperforming assets to
 net loans, other real estate and repossessions                 .84          0.83          0.96           1.38          1.47
Net charge-offs to average loans                                .18          0.15          0.09           0.32          0.44
Allowance for possible loan losses to
 total loans (net of unearned income)                          1.23          1.31          1.57           1.58          1.55
Allowance for possible loan losses to
 nonperforming loans(2)                                         204%          265%          292%           284%          224%
============================================================================================================================

* Restated to give retroactive effect to the mergers with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation on July 3, 1996.

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $3,817,000 in expense before income taxes and $2,466,000 net of applicable income taxes in 1996.

(2) Nonperforming loans and nonperforming assets are shown as defined in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nonperforming Assets on page 34.





                               THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES  19

SELECTED QUARTERLY FINANCIAL DATA
                              1996-1995


                                                                                          (In thousands, except per share amounts)


                                                            1996                                           1995*
                                         -------------------------------------------    ------------------------------------------
                                         DEC. 31    SEPT. 30    JUNE 30    MARCH 31*    DEC. 31    SEPT. 30    JUNE 30    MARCH 31
----------------------------------------------------------------------------------------------------------------------------------
Interest income                          $91,915     $89,607    $85,327     $82,129     $80,431     $75,017    $69,721     $62,145
Interest expense                          47,265      45,919     43,210      42,906      42,385      39,014     35,720      29,841
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                       44,650      43,688     42,117      39,223      38,046      36,003     34,001      32,304
Provision for loan losses                  3,098       2,555      1,898       1,570       3,195       1,433      1,440       1,282
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision for loan losses                41,552      41,133     40,219      37,653      34,851      34,570     32,561      31,022
----------------------------------------------------------------------------------------------------------------------------------
Net income                               $14,258     $12,300    $14,501     $12,549     $ 9,121     $11,665    $11,497     $ 9,270
----------------------------------------------------------------------------------------------------------------------------------
Income excluding SAIF
 special assessment (1)                  $14,258     $14,766    $14,501     $12,549     $ 9,121     $11,665    $11,497     $ 9,270
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
income excluding SAIF
 special assessment:
  Primary**(1)                           $  0.43     $  0.44    $  0.44     $  0.38     $  0.28     $  0.39    $  0.39     $  0.26
  Fully-diluted**(1)                        0.42        0.44       0.43        0.38        0.27        0.38       0.38        0.25
Net income:
  Primary**                              $  0.43     $  0.37    $  0.44     $  0.38     $  0.28     $  0.39    $  0.39     $  0.26
  Fully-diluted**                           0.42        0.37       0.43        0.38        0.27        0.38       0.38        0.25
==================================================================================================================================

* Restated to give retroactive effect to the mergers with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation on July 3, 1996.

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $3,817,000 in expense before income taxes and $2,466,000 net of applicable income taxes in 1996.









20    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS

  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

BACKGROUND

    BancGroup (or the "Company") was established in 1981 with one bank and $166 million in assets. Through 35 business combinations including Commercial Bancorp of Georgia, Inc. ("Commercial")and Southern Banking Corporation ("Southern"), the Company has grown to a $4.9 billion multistate bank holding company with substantial centralized operations, local lending autonomy with centralized loan review and a strong commercial lending function. During 1995, the Company acquired Mt. Vernon Financial Corp. and expanded its operations into the Atlanta, Georgia market. In July 1996, the Company continued its expansion in the metropolitan Atlanta market with the Commercial merger and also moved into Florida with the merger with Southern which is based in Orlando. BancGroup has also entered into agreements to merge with four additional banks in Florida, one in Georgia and one in Alabama. All of the transactions are expected to close in early 1997. BancGroup's expansion in Georgia and Florida reflects a corporate goal to establish its community banking concept in the higher growth market areas of the Southeast. More importantly, BancGroup's operating earnings per share have increased an average of 23.7% per year since 1992 and in 1996 the Company achieved a 17.57% return on average equity and a 1.24% return on average assets excluding the one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF").

    BancGroup's performance goals are: 1) an annual earnings per share growth rate in excess of 10%, 2) a 17.5% return on equity, 3) a 1.45% return on assets and 4) a consistently increasing dividend. The strategies employed to achieve these results are outlined below. They represent the foundation upon which BancGroup operates and the basis for achieving the Company's goals.

 - COMMUNITY BANK: BancGroup operates as a community bank allowing autonomy in lending decisions and customer relationships. This operating philosophy has been important in making acquisitions, retaining a skilled and highly motivated management team and developing a strong customer base, particularly with respect to lending relationships.

 - COMMERCIAL LENDING: Commercial lending primarily through groups located in the Birmingham, Huntsville, Montgomery and Anniston, Alabama as well as the Atlanta, Georgia and Orlando, Florida metropolitan centers has been a major factor in the Company's growth. Commercial real estate and other commercial loans increased 14% during 1996 following a 13% increase in 1995. BancGroup has been very successful in competing for these loans against other larger financial institutions, due primarily to the Company's local lending strategy and management continuity.

 - CONSUMER REAL ESTATE: Since 1993, BancGroup has focused on residential real estate lending as a means to increase consumer lending, broaden the Company's customer base and create a significant stream of fee income. In furtherance of this goal, in February, 1995 BancGroup acquired Colonial Mortgage Company ("CMC"), one of the 50 largest mortgage loan servicers in the country. BancGroup has increased residential mortgage loans 432% from $318 million at December 31, 1992 to $1.7 billion at December 31, 1996. The portfolio of mortgage loans has a relatively low credit risk and provides a source of liquidity by serving as collateral for Federal Home Loan Bank borrowings. CMC's $10.6 billion portfolio of loans serviced for others provides a steady source of noninterest income.

 - GROWTH MARKET EXPANSION: In October, 1995, BancGroup completed the acquisition of Mt. Vernon Financial Corp., an Atlanta, Georgia based thrift with $225 million in assets. On July 3, 1996, BancGroup merged with Commercial, a $233 million bank in the north Atlanta area and Southern, a $232 million bank in Orlando, Florida. These business combinations provided BancGroup with a significant base of operations in the Southeast's two fastest growing markets. In addition, agreements to merge four other banks in Florida and one in Georgia into BancGroup will expand on this base and increase BancGroup's total assets in Florida and Georgia to approximately $1.2 billion and $625 million, respectively.

 - COST CONTROL: An operational and organizational infrastructure established in prior years has allowed the Company to grow significantly and improve the efficiency ratio from 72.41% in 1992 to 58.69% in 1996. The operating structure is built around centralized back-shop operations in areas that do not have direct customer contact. As noted above, this structure has served the Company well over the past few years and should allow for continued growth at a low marginal cost. In order to further enhance the cost efficiencies already established and position the Company for more rapid growth, in 1995 BancGroup completed a reengineering study to streamline transaction processing, increase the cost-effective use of technological resources and identify potential revenue enhancements. 1996 was the first full year that additional income was recognized due to the implementation of several revenue

                               THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES  21
    enhancements consisting of 1) repriced service charges and fees, 2) the automation of fee collection, 3) improved reporting for tracking fee collection and 4) controlling cost by staffing efficiently in the branches.

 - CAPITAL UTILIZATION: Management's goal is to provide a greater than 17.5% return on capital while effectively utilizing internally created capital and exceeding regulatory capital requirements. BancGroup has an asset generating capability that can effectively utilize the capital generated. This capability is most evident in 1996 by BancGroup's 16.8% internal growth in loans of which 2.5% was contributed by CMC. CMC provides asset generating sources for mortgage loans, as noted, and mortgage servicing rights. CMC also increased its mortgage servicing rights by 23.5% in 1996.

 - ASSET QUALITY: Maintaining high asset quality is at the forefront of the Company's strategy to allow for consistent earnings growth. BancGroup's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which compare favorably to its peer group. On December 31, 1993, BancGroup completed the acquisition of First AmFed Corporation, Huntsville, Alabama. This transaction increased total nonperforming assets in 1993 by $12.8 million to 1.38% of loans and other real estate. This ratio was reduced to .84% as of December 31, 1996 primarily through sales of other real estate. Net charge-offs over the past 5 years have consistently compared favorably with the Company's peer group and were only .18% of average loans in 1996 and .15% in 1995.

 - TECHNOLOGICAL ADVANCES: BancGroup is committed to increasing efficiencies and providing better customer access to products and services through effective utilization of technological advances. Some of the steps taken to achieve this objective include: 1) issuance of the Colonial Check Card, a debit card allowing customers to make purchases with funds from their checking account, 2) establishment of telephone banking, giving customers the capability to pay their bills and transfer funds by phone, 3) creation of a computer banking service allowing customers to conduct banking business from their home computers, and 4) expanded use of document imaging for certain loan and deposit documents. Technology is always changing, and BancGroup will continue to investigate methods of improving customer services through product enhancement and the efficiencies that technology provides.

 - STOCK SPLIT: On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value of each share was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

Obviously the Company cannot guarantee its success in implementing the initiatives or reaching the goals set out previously. The following analysis of financial condition and results of operations provide details with respect to this summary material and demonstrates trends concerning the initiatives taken through 1996.

--------------------------------------------------------------------------------

BUSINESS COMBINATIONS

    A principal part of BancGroup's strategy is to merge other financial institutions into BancGroup in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business.

     BancGroup recently completed the following business combinations with other financial institutions. The balances reflected are as of the date of consummation.


COMPLETED ACQUISITIONS:
(Dollars in thousands)
                                              ACCOUNTING       DATE          BANCGROUP    TOTAL      TOTAL      TOTAL
FINANCIAL INSTITUTIONS                        TREATMENT     CONSUMMATED       SHARES      ASSETS     LOANS     DEPOSITS
-----------------------------------------------------------------------------------------------------------------------
Colonial Mortgage Company (AL)                 Pooling       02/17/95        4,545,454   $ 71,000   $ 1,675      $    0
Brundidge Banking Company (AL)                 Purchase      03/31/95          532,868     56,609    31,577      46,044
Mt. Vernon Financial Corp. (GA)                Purchase      10/20/95        1,043,440    217,967   192,167     156,356
Farmers & Merchants Bank (AL)                  Purchase      11/03/95          513,686     56,050    25,342      45,448
Commercial Bancorp of Georgia, Inc. (GA)       Pooling       07/03/96        2,306,460    232,555   145,429     207,641
Southern Banking Corporation (FL)              Pooling       07/03/96        2,858,494    232,461   160,864     205,602
Dothan Federal Savings Bank (AL)               Purchase      07/08/96          154,690     48,366    36,497      39,931




22    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

    In addition to the combinations completed in 1996, BancGroup had the following combinations pending. The balances reflected are as of December 31, 1996.



PENDING ACQUISITIONS:
(Dollars in thousands)
                                              ACCOUNTING       DATE          TOTAL          TOTAL      TOTAL
FINANCIAL INSTITUTIONS                        TREATMENT     CONSUMMATED      ASSETS         LOANS     DEPOSITS
--------------------------------------------------------------------------------------------------------------
Jefferson Bancorp, Inc. (FL)                   Pooling        01/03/97       $472,700    $319,300     $405,800
Tomoka Bancorp, Inc. (FL)                      Pooling        01/03/97         76,700      51,600       68,200
First Family Financial Corp. (FL)              Purchase       01/09/97        167,300     117,500      156,700
D/W Bankshares, Inc. (GA)                      Pooling        01/31/97        138,700      71,100      124,500
Ft. Brooke Bancorporation (FL)                 Pooling        Pending         208,800     141,500      185,800
Shamrock Holdings, Inc. (AL)                   Purchase       Pending          54,500      19,300       46,400
First Commerce Banks of Florida, Inc. (FL)     Purchase       Pending*        105,900      68,200       94,700
Great Southern Bank (FL)                       Pooling        Pending*        119,200      94,400      107,800

*Letters of intent were signed in February 1997.


    The combination with CMC in 1995 was accounted for using a method of accounting similar to a pooling-of-interests. In addition, on July 3, 1996, BancGroup completed the mergers with Southern and Commercial. These combinations were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if the combinations had occurred at the beginning of the earliest period presented. The remaining business combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. Each of the combined institutions that were accounted for as purchases was merged into BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each combined institution, a separate determination of the impact after combination of earnings of BancGroup for 1995 and 1996 cannot reasonably be determined.

     The combinations have had an impact on the comparisons of operating results for 1995 and 1996 with prior years. Where such information is determinable it has been identified and discussed in the discussion of results of operations and financial condition that follows.

     In February 1997, BancGroup issued supplemental 1995 financial statements giving retroactive effect to the merger with Jefferson. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; thus they do not include the effect of the Jefferson merger.

COLONIAL MORTGAGE COMPANY

     On February 17, 1995, BancGroup completed the acquisition of CMC. This acquisition represents a major step in achieving several BancGroup strategic goals. A principal initiative of BancGroup for the past several years has been to increase fee income through establishment of additional lines of business that provide natural extensions of existing products or services. CMC in this regard provides an excellent fit for the following reasons:

FEE INCOME

    At December 31, 1996, CMC provided servicing for approximately 132,000 customers with a total outstanding balance of $10.6 billion. The servicing revenues from this portfolio plus other fee income from CMC provided approximately 55% of BancGroup's noninterest income in 1996 and 1995.

CONSUMER REAL ESTATE LENDING

    Through its wholesale and retail offices, CMC originated over $3.8 billion in residential real estate loans from 1994 through 1996. These loans have primarily been fixed rate loans sold into the secondary markets. However, since the latter part of 1994 Colonial Bank has been acquiring adjustable rate mortgage (ARM) loans originated by CMC. This program provides CMC additional loan products for its branch network. In addition, CMC provides the Bank with fixed rate loan products for its customers.

GROWTH MARKET EXPANSION

    CMC currently originates residential mortgages in 32 states through 6 regional offices and services 132,000 customers located in 37 states and the District of Columbia. These locations provide BancGroup with a broader market base to solicit business and include areas which currently have greater growth rates than BancGroup's existing branch locations. These areas include Atlanta, Cincinnati, Dallas, Seattle, and Tallahassee.

CAPITAL UTILIZATION

    BancGroup provides a capital base for the expansion of CMC's low cost servicing operation through bulk purchases of servicing. During 1995 and 1996, CMC acquired a total of $2.2 in bulk servicing. In addition CMC provides another source of loans for the Bank's portfolio including ARM loans and equity lines.



                               THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES  23

CUSTODIAL DEPOSITS

    CMC maintains custodial accounts for its loan customers for the payment of taxes and insurance as well as collection of principal and interest. The balances in these accounts averaged approximately $152 million and $121 million in 1996 and 1995, respectively. These balances represent 6% of the 14% increase in average noninterest bearing demand deposits from 1995 to 1996. These balances have a positive impact on BancGroup's net interest margin by providing a noninterest bearing source of funds.

CONTINUITY AND CONSISTENCY OF MANAGEMENT

    Robert E. Lowder, Chairman and CEO of BancGroup has been Chairman and CEO of CMC for 26 years. In addition, Ronnie Wynn has been the President of CMC for 20 years and is a former president of the Mortgage Bankers Association of America. This continuation of management has provided a very smooth transition in management and operating philosophy.

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


REVIEW OF RESULTS OF OPERATIONS

OVERVIEW


    The major components of BancGroup's net income are:
(In thousands)                      1996       1995        1994
---------------------------------------------------------------
Net interest income            $ 169,678  $ 140,354   $ 121,001
Provision for possible
 loan losses                      (9,121)    (7,350)     (7,506)
Noninterest income                65,982     53,993      47,752
Noninterest expense             (143,468)  (122,204)   (115,677)
Pretax income                     83,071     64,793      45,570
Taxes                            (29,463)   (23,240)    (15,829)
---------------------------------------------------------------
Net income                        53,608     41,553      29,741
SAIF assessment, net of taxes      2,466         --          --
---------------------------------------------------------------
Income excluding SAIF          $  56,074  $  41,553   $  29,741
---------------------------------------------------------------


    Consistently increasing net income is a primary goal of management. Operating earnings (income before extraordinary items, accounting changes and SAIF special assessment) increased 35% in 1996, 40% in 1995 and 43% in 1994. The most significant factors affecting income for 1996, 1995 and 1994 are highlighted below and discussed in greater detail in subsequent sections.

 - An increase in 1996 of 23.8% in average earning assets. This follows an increase of 20.4% in 1995.

 - An increase of $12.0 million (22%) and $6.2 million (13%) in noninterest income in 1996 and 1995, respectively.

 - Maintenance of high asset quality and reserve coverage ratios. Net charge-offs were $6.2 million or .18% of average net loans in 1996 and $4.0 million or .15% of average net loans in 1995.

 - Loan growth, excluding acquisitions, of 17% in 1996 following an increase of 24% in 1995.

 - An increase in average loans as a percent of average earning assets to 83.2% in 1996 from 81.2% in 1995.

 - Noninterest expenses as a percent of average assets were reduced to 3.09% in 1996 from 3.34% in 1995.


NET INTEREST INCOME

    Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three year comparisons of net interest income in dollars and yield on a tax equivalent basis are reflected on the following schedule. The net yield on interest-earning assets was 4.17% in 1996 compared to 4.28% in 1995 and 4.45% in 1994. Over this period net interest income on a fully tax equivalent basis increased to $172.0 million in 1996 from $142.7 million in 1995 and $123.3 million in 1994. The principal factors affecting the Company's yields and net interest income are discussed in the following paragraphs.

LEVELS OF INTEREST RATES

    In 1995 and 1996 rates remained fairly constant resulting in little impact on interest spreads or margins. Short-term rates increased throughout 1994 and continued to increase into late 1995 before starting to decline and leveling off in 1996. For example, the average fed funds rate for overnight bank borrowings was 5.45% in December 1994, reached 6.00% midyear 1995 before decreasing to 5.95% in December 1995 and has remained at 5.25% since February 1996. The Company's prime rate increased from 8.5% in December 1994 to 9% midyear 1995 before declining to 8.5% in December 1995 and to 8.25% in February 1996 where it remained the rest of the year.

ACQUISITIONS

    The thrift acquisitions completed during 1995 and 1996 had a negative impact on the Company's net interest yield due primarily to the fact that these institutions had virtually no noninterest-bearing deposits. The rates on the interest-bearing deposits in the acquired institutions were slightly higher than the Company's rates and were adjusted to BancGroup products and rates within a short time after the mergers.




24    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

INTEREST-EARNING ASSETS

 -  GROWTH IN EARNING ASSETS

    One of the most significant factors in the Company's increase in income for 1996 has been the 23.8% increase in average interest-earning assets. This follows a 20.4% increase in 1995. In addition and equally significant, average net loans increased $728 million (28%) from December 31, 1995 to December 31, 1996. Earning assets as a percentage of total average assets also increased from 90.1% in 1994 to 91.1% in 1995 to 91.4% in 1996.

 -  MORTGAGE LOANS HELD FOR SALE

    The level and direction of long-term interest rates has a dramatic impact on the volume of mortgage loan originations from new construction and refinancings. Fluctuation in these rates from 1994 to 1996 resulted in a decline in average mortgage loans held for sale from $131 million in 1994 to $98 million in 1995 and a subsequent increase to $134 million in 1996. Mortgage loans held for sale represent single family residential mortgage loans originated or acquired by CMC then packaged and sold in the secondary market. CMC incurs gains or losses associated with rate fluctuations. CMC limits its risk associated with the sale of these loans through an active hedging program which generally provides for sales commitments on all loans funded. Mortgage loans held for sale are funded primarily with short-term borrowings.

 -  LOAN MIX

    During 1996 loans increased in all categories. The mix of loans remained relatively constant. Residential real estate loans continue to be the largest concentration at 45.9% and 45.7% of total loans at December 31, 1996 and 1995, respectively. These loans are predominantly adjustable rate mortgages which have a low level of credit risk and accordingly have lower yields than other loans.

INTEREST-BEARING LIABILITIES

 -  COST OF FUNDS

    The significant loan growth in 1995 and 1996 has been more rapid than BancGroup's growth in low cost deposits resulting in the funding of a portion of this growth with higher cost funds. This factor has been most responsible for the decline in net interest yield from 1995 to 1996. As discussed under Liquidity and Interest Sensitivity, BancGroup's source of funds are considered adequate to fund future loan growth.

    Rates paid on new time deposits and variable rate deposits increased during 1994 and continued to increase through 1995. Competitive pressures on these deposit rates continued in 1996, although rates declined slightly. The cost of funds averaged 3.78%, 5.18% and 5.08% in 1994, 1995 and 1996, respectively.






                               THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES  25


AVERAGE VOLUME AND RATES
                                                   1996                            1995                           1994
                                       ----------------------------    -----------------------------  ---------------------------
                                       AVERAGE              AVERAGE    AVERAGE              AVERAGE   AVERAGE             AVERAGE
(In thousands)                         VOLUME    INTEREST    RATE      VOLUME    INTEREST    RATE     VOLUME    INTEREST   RATE
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net of unearned
 income (1)                          $3,436,529  $305,353    8.89%   $2,708,633   $249,218   9.20%  $2,138,371  $176,696    8.26%
Mortgage loans held for sale            133,804    10,577    7.90        97,511      7,301   7.49      131,121    10,313    7.87
Investment securities and
 securities available for sale:
 Taxable                                439,717    27,670    6.29       411,589     24,938   6.06      391,312    20,892    5.34
 Nontaxable (2)                          46,960     3,565    7.59        43,782      3,382   7.72       39,089     2,978    7.62
 Equity securities (3)                   29,712     2,096    7.05        30,595      2,323   7.59       36,196     2,032    5.61
---------------------------------------------------------            ---------------------          --------------------
 Total investment securities            516,389    33,331    6.45%      485,966     30,643   6.31%     466,597    25,902    5.55%
Federal funds sold and
 securities purchased under
 resale agreements                       36,766     1,791    4.87        37,771      2,211   5.85       25,879       929    3.59
Interest-earning deposits                 5,082       217    4.27         4,006        293   7.31        6,737       297    4.41
---------------------------------------------------------            ---------------------          --------------------
 Total interest-earning assets        4,128,570  $351,269    8.51%    3,333,887   $289,666   8.69%   2,768,705  $214,137    7.73%
---------------------------------------------------------            ---------------------          --------------------
Allowance for loan losses               (44,001)                        (36,746)                       (32,713)
Cash and due from banks                 134,275                         130,406                        118,022
Premises and equipment, net              72,641                          53,468                         50,968
Other assets                            224,410                         178,125                        169,637
-----------------------------------------------                      ----------                     ----------
TOTAL ASSETS                         $4,515,895                      $3,659,140                     $3,074,619
-----------------------------------------------                      ----------                     ----------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
 Interest-bearing demand
  deposits                           $  573,438  $ 16,279    2.84%   $  542,906   $ 16,843   3.10%  $  594,979  $ 16,126     2.71%
 Savings deposits                       308,300    10,418    3.38       276,902     10,140   3.66      292,343     8,939     3.06
 Time deposits                        1,921,978   112,258    5.84     1,492,024     86,929   5.83    1,195,551    51,917     4.34
 Short-term borrowings                  693,372    37,741    5.44       478,596     29,305   6.12      236,074    10,428     4.42
 Long-term debt                          35,790     2,604    7.28        48,683      3,743   7.69       83,858     3,461     4.13
---------------------------------------------------------            ---------------------          --------------------
 Total interest-bearing liabilities   3,532,878  $179,300    5.08%    2,839,111   $146,960   5.18%   2,402,805  $ 90,871     3.78%
---------------------------------------------------------            ---------------------          --------------------
Noninterest-bearing demand
 deposits                               589,803                         517,032                        388,784
Other liabilities                        74,067                          52,171                         68,487
-----------------------------------------------                      ----------                     ----------
Total liabilities                     4,196,748                       3,408,314                      2,860,076
Shareholders' equity                    319,147                         250,826                        214,543
-----------------------------------------------                      ----------                     ----------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                $4,515,895                      $3,659,140                     $3,074,619
=================================================================================================================================
RATE DIFFERENTIAL                                            3.43%                           3.51%                           3.95%
NET INTEREST INCOME AND
 NET YIELD ON INTEREST-
 EARNING ASSETS (4)                              $171,969    4.17%                $142,706   4.28%              $123,266     4.45%
=================================================================================================================================

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



26    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES


ANALYSIS OF INTEREST INCREASES (DECREASES)
                                                1996 CHANGE FROM 1995                      1995 CHANGE FROM 1994
                                        ------------------------------------        -------------------------------------
                                                  ATTRIBUTED TO (1)                           ATTRIBUTED TO (1)
                                        ------------------------------------        -------------------------------------
(IN THOUSANDS)                          AMOUNT     VOLUME     RATE       MIX        AMOUNT     VOLUME      RATE       MIX
-------------------------------------------------------------------------------------------------------------------------
Interest income:
 Taxable securities                   $ 2,732    $ 1,704   $   962  $    66         $ 4,046  $  1,083  $  2,817   $   146
 Nontaxable securities (2)                183        245       (58)      (4)            404       358        41         5
 Dividends on preferred
  stocks (3)                             (227)       (67)     (165)       5             291      (314)      716      (111)
-------------------------------------------------------------------------------------------------------------------------
 Total securities                       2,688      1,882       739       67           4,741     1,127     3,574        40
 Total loans (net of unearned
  income)                              56,135     66,973    (8,542)  (2,296)         72,522    47,121    20,053     5,348
 Mortgage loans held for sale           3,276      2,717       407      152          (3,012)   (2,644)     (495)      127
 Federal funds sold and
  securities purchased
  under resale agreements                (420)       (59)     (371)      10           1,282       427       586       269
 Interest-earning deposits                (76)        79      (122)     (33)             (4)     (120)      196       (80)
-------------------------------------------------------------------------------------------------------------------------
 Total                                 61,603     71,592    (7,889)  (2,100)         75,529    45,911    23,914     5,704
-------------------------------------------------------------------------------------------------------------------------
Interest expense:
 Interest-bearing demand
  deposits                               (564)       947    (1,431)     (80)            717    (1,411)    2,333      (205)
 Savings deposits                         278      1,150      (783)     (89)          1,201      (472)    1,766       (93)
 Time deposits                         25,329     25,050       216       63          35,012    12,874    17,739     4,399
 Short-term borrowings                  8,436     13,151    (3,254)  (1,461)         18,877    10,713     4,027     4,137
 Long-term debt                        (1,139)      (991)     (201)      53             282    (1,452)    2,986    (1,252)
-------------------------------------------------------------------------------------------------------------------------
 Total                                 32,340     39,307    (5,453)  (1,514)         56,089    20,252    28,851     6,986
-------------------------------------------------------------------------------------------------------------------------
Net interest income                   $29,263    $32,285   $(2,436) $  (586)        $19,440  $ 25,659  $ (4,937)  $(1,282)
=========================================================================================================================


(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. Mix Change = change in volume times change in rate.

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




NONINTEREST INCOME

    BancGroup derives approximately 55% of its noninterest income from mortgage banking related activities with the remaining 45% from traditional retail banking services including various deposit account charges, safe deposit box rentals and credit life commissions. Prior to the CMC acquisition on February 17, 1995, BancGroup had not acquired other well-established ancillary income sources, such as trust operations, mortgage banking or credit card services with any of its acquisitions. One of the most important goals from 1994 through 1996 has been to increase noninterest income. The impact of this acquisition is evident by the volume of revenue included in the category entitled mortgage servicing fees.

    CMC has servicing and subservicing agreements under which it services 132,000, 118,000 and 83,000 mortgage loans with principal balances of $10.6 billion, $9.1 billion and $6.4 billion on December 31, 1996, 1995 and 1994, respectively. This servicing portfolio generated servicing fee and late charge income of approximately $28.1 million, $23.8 million and $18.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. CMC, through its wholesale and retail offices, originated $1.5 billion, $1.1 billion and $1.2 billion in residential real estate loans in 1996, 1995, and 1994, respectively.

    Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. During 1996 and 1995 average noninterest demand accounts (excluding CMC custodial deposits) increased 10.6% and 12.8%, respectively. This increase in volume and increases in service fee rates resulted in an 18% increase in service charge income in 1996 and a 15% increase in 1995.

    Other charges, fees, and commissions increased $503,000 (13%) in 1996 and $486,000 (14%) in 1995. The increase is primarily from credit card related fees and official check commissions.

    BancGroup, through CMC, enters into offers to extend credit for mortgage loans to customers and into obligations to



                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES  27
deliver and sell originated or acquired mortgage loans to permanent investors. Sales of loans servicing released by CMC resulted in income of $330,000, $988,000, and $539,000 for 1996, 1995 and 1994, respectively. A majority of the change in other income from 1995 to 1996 is due primarily to an increase in the gain on sale of mortgage loans held for sale of $2.6 million as well as increases in income from safe deposit boxes, ATM transaction fees, check card fees and income from investment sales. BancGroup has an investment sales operation (primarily mutual funds and annuities). Fee income generated from this and other investment service activities totaled $929,000, $649,000 and $990,000 in 1996, 1995 and 1994, respectively.

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

                                                                                      INCREASE (DECREASE)
                                                                                -------------------------------------
                                                YEARS ENDED DECEMBER 31            1996                 1995
                                         -----------------------------------     COMPARED             COMPARED
(IN THOUSANDS)                              1996         1995          1994      TO 1995       %      TO 1994      %
---------------------------------------------------------------------------------------------------------------------
Noninterest income:
 Mortgage servicing                       $28,067      $23,787       $22,216     $ 4,280      18%      $1,571      7%
 Service charges on deposit
  accounts                                 19,415       16,517        14,365       2,898      18        2,152     15
 Other charges, fees, and
  commissions                               4,403        3,900         3,414         503      13          486     14
 Other income                              14,034        9,635         7,597       4,399      46        2,038     27
----------------------------------------------------------------------------     -------               ------
Subtotal                                   65,919       53,839        47,592      12,080      22        6,247     13
 Other noninterest income items:
 Securities gains, net                        139           33            84         106                  (51)
 Gain (loss) on disposal of other
  real estate and repossessions               (76)         121            76        (197)                  45
----------------------------------------------------------------------------     -------               ------
Total noninterest income                  $65,982      $53,993       $47,752     $11,989      22%      $6,241     13%
----------------------------------------------------------------------------     -------               ------
---------------------------------------------------------------------------------------------------------------------


NONINTEREST EXPENSE

    The impact of the acquisitions completed from 1994 through 1996 is reflected most noticeably in the increase in net interest income, discussed previously, as well as the 17.4% increase from 1995 to 1996 in noninterest expense as shown in the schedule following. The decrease in noninterest expense as a percent of average assets from 3.76% in 1994 to 3.34% in 1995 to 3.09% in 1996 is a direct result of the increased efficiency generated by this growth. The foundation for the efficiencies gained in 1996 and 1995 was laid in 1989 and 1990 when the Company established its current operating structure (regional and community banks supported by centralized backshop operations).

    Salaries and benefits decreased $1.9 million or 4% in 1995 and increased $6.4 million or 13% in 1996. The increase in 1996 is primarily due to increased staffing levels as a result of acquisitions. In addition to the increase in expenses related to growth, advertising and public relations expenses have increased $1,233,000 or 32% and $1,060,000 or 39% in 1996 and 1995,
respectively, in concentrated efforts to expand the Company's customer base and take advantage of increased market share in certain key markets. Additional expense was also incurred in the marketing of new products and services such as the check card, telephone banking and computer banking.

    Other expenses in 1996, 1995 and 1994 include approximately $1,400,000, $1,700,000 and $1,200,000, respectively associated with various acquisition efforts.

    As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans. The amount of costs deferred increased from $5 million in 1994 to $9 million in 1995 and $12 million in 1996 due to changes in the mix of loans and increases in the number of loans closed.

    Cost control and the capacity to absorb future growth continue to be a major focus for management. The Company has taken several steps to achieve this goal and to attempt to improve BancGroup's efficiency ratio. The incentive plan and its profit-based rewards represent a key element in the plan. During 1994 BancGroup also increased its data processing capacity through a major upgrade. The cost of this upgrade is reflected in equipment expenses. Finally, and most importantly, in 1995 the Company invested in a reengineering study. This study reviewed the Company's retail delivery systems to better position the company for future growth, product expansion and customer service. The cost of the study (approximately $2 million) was included in other expense.

    The Company's deposits are insured by the Federal Deposit Insurance Corporation in two separate funds: the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). Legislation was approved in Congress to recapitalize the SAIF with a special one-time charge of 65.7 basis



28    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
points, after adjusting for certain allowances. This recapitalization allows a reduction in the current .23% average annual premium rate. The assessment resulted in a pre-tax charge of $3.8 million in 1996.

    A significant number of the computer systems are not programmed to consider the start of a new century. Some of BancGroup's systems will require modification to process year 2000 transactions. Management is aware there will be one-time expenses related to this transition but the amount is not readily determinable at this time. Identification of the systems affected and the related costs is an active 1997 project.

                                                                                        INCREASE (DECREASE)
                                                                               ---------------------------------------
                                                 YEARS ENDED DECEMBER 31          1996                1995
                                             ------------------------------     COMPARED            COMPARED
(IN THOUSANDS)                                  1996       1995       1994      TO 1995     %       TO 1994        %
----------------------------------------------------------------------------------------------------------------------
Noninterest expense:
 Salaries and employee benefits              $ 55,074   $ 48,668   $ 50,548    $  6,406     13%     $(1,880)      (4)%
 Net occupancy expense                         12,013     10,605     10,688       1,408     13          (83)      (1)
 Furniture and equipment
  expense                                      11,231      9,540      8,074       1,691     18        1,466       18
 Amortization of mortgage
  servicing rights                             12,522      9,095      6,078       3,427     38        3,017       50
 Amortization of intangible assets              2,029      1,525      1,353         504     33          172       13
 FDIC assessment                                2,231      3,767      5,293      (1,536)   (41)      (1,526)     (29)
 SAIF special assessment                        3,817         --         --       3,817    100           --       --
 Stationery, printing, and supplies             3,469      3,080      3,084         389     13           (4)      --
 Postage                                        2,241      1,901      1,682         340     18          219       13
 Telephone                                      4,284      3,429      2,915         855     25          514       18
 Insurance                                      1,404      1,417      1,690         (13)    (1)        (273)     (16)
 Legal fees                                     2,778      2,232      2,949         546     24         (717)     (24)
 Advertising and public relations               5,029      3,796      2,736       1,233     32        1,060       39
 Other                                         25,346     23,149     18,587       2,197      9        4,562       25
---------------------------------------------------------------------------    --------             -------
Total noninterest expense                    $143,468   $122,204   $115,677    $ 21,264     17%     $ 6,527        6%
---------------------------------------------------------------------------    --------             -------
Noninterest expense to
 Average Assets                                  3.09%*     3.34%      3.76%
---------------------------------------------------------------------------
* Excluding one-time SAIF special assessment
----------------------------------------------------------------------------------------------------------------------

INCOME TAXES

    The provision for income taxes and related items are as follows:

                                    Tax
                                 Provision
            -------------------------------
            1996                $29,463,000
            1995                 23,240,000
            1994                 15,829,000


    BancGroup is subject to federal and state taxes at combined rates of approximately 38% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income, and nondeductible amortization of goodwill.


    Management's goal is to minimize income tax expense and maximize cash yield on earning assets by increasing or decreasing its tax exempt securities and/or investment in preferred and common stock. Accordingly, BancGroup's investment in tax exempt securities was adjusted in 1994, 1995 and 1996.







                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES  29

REVIEW OF FINANCIAL CONDITION

OVERVIEW

    Ending balances of selected components of the Company's balance sheet changed from December 31, 1995 to December 31, 1996 as follows:


(In Thousands)                                 Increase
                                           Amount        %
------------------------------------------------------------
Total assets                              $668,138      15.9
Securities available for sale
 and investment securities                  83,803      16.8
Mortgage loans held for sale                46,947      42.5
Loans, net of unearned income              504,909      15.9
Deposits                                   379,409      11.8
------------------------------------------------------------


    Management continuously monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings.

    The most significant factors affecting BancGroup's financial condition from 1994 through 1996 have been:

 - An increase in residential mortgage loans from 38.2% of total loans at December 31, 1994 to 45.9% at December 31, 1996. This increase has resulted from the acquisition of thrifts as well as from loans CMC produced for the Company's portfolio. BancGroup has continued to place emphasis on these loans as a major product line which has a relatively low loss ratio.

 -  Internal loan growth of 17% in 1996 excluding acquisitions.

 - A 14% increase in 1996 in average noninterest bearing demand deposits substantially from internal growth.

 - Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were .84%, .83% and .96% of related assets at December 31, 1996, 1995 and 1994. Net charge-offs were .18%, .15% and .09% of average loans over the same periods. The allowance for possible loan losses was 1.23% at December 31, 1996, providing 204% coverage of non-performing loans (nonaccrual and renegotiated).

 - Increase in tier one leverage ratios from 6.43% at December 31, 1994 to 6.65% at December 31, 1996.

 - An increase in the loan to deposit ratio from 93.9% at December 31, 1994 to 102.7% at December 31, 1996. Federal Home Loan Bank borrowings continue to be a major source of funding allowing the Company greater funding flexibility.

 -  Increase of $47 million in mortgage loans held for sale during 1996.

    These items, as well as a more detailed analysis of BancGroup's financial condition, are discussed in the following sections.

--------------------------------------------------------------------------------

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

 - BancGroup has a significant concentration of residential real estate loans representing 45.9% of total loans. These loans are substantially all mortgages on single-family, owner occupied properties and therefore have minimal credit risk. While a portion of these loans were acquired through acquisitions, the Company has continued to grow this portfolio with a $237 million or 16% increase in these loans in 1996. BancGroup securitized approximately $88 million of residential mortgage loans during 1996. Excluding this securitization, residential real estate loans increased $325 million or 22%. Residential mortgage loans are predominately adjustable rate loans and therefore have not resulted in any material change in the Company's rate sensitivity.

 - The most significant concentration is in loans collateralized by commercial real estate with loan balances of $797,341,000, $692,550,000, $626,618,000, $514,299,000 and $404,836,000 at December 31, 1996, 1995,
    1994, 1993 and 1992, respectively. BancGroup's commercial real estate loans are spread geographically throughout Alabama and other areas including metropolitan Atlanta, Georgia and Central Florida with no more than 30% of these loans in any one geographic region. The Alabama economy experiences a generally slow but steady rate of growth, while Georgia and Florida are experiencing higher rates of growth. For this reason, real estate values in Alabama have not been inflated due to excessive speculation. Due to BancGroup's lending areas in Georgia and Florida, real estate values have not been inflated due to excessive inflation. BancGroup's real estate related loans continue to perform at acceptable levels.

 - BancGroup holds mortgage loans on a short-term basis (generally less than ninety days) while these loans are being packaged for sale in the secondary market. These loans are classified as mortgage loans held for sale with balances totaling $157,433,000, $110,486,000, and $60,726,000, at
    December 31, 1996, 1995, and 1994, respectively. There is minimal credit risk associated with these loans. The decrease in mortgage loans held for sale during 1994 and subsequent increases in 1995 and 1996 are directly related to the fluctuation in long-term interest rates and its related


30    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
    impact on mortgage loan refinancing. These loans are funded principally with short-term borrowings, providing a relatively high margin for these funds.

 - As discussed more fully in subsequent sections, management has determined to maintain adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits which provide the capability for the Company to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

 - Internal loan growth has been a major factor in the Company's increasing earnings with growth rates of 16.8% in 1996, 24.3% in 1995, 20.3% in 1994, and 12.1% in 1993, excluding acquisitions.

----------------------------------------------------------------------------------------------------------------
GROSS LOANS BY CATEGORY
(In thousands)                                                                DECEMBER 31
----------------------------------------------------------------------------------------------------------------
                                                       1996         1995         1994         1993        1992
----------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural          $   492,619  $   436,791  $   372,104  $   308,954  $   274,404
Real estate--commercial                              797,341      692,550      626,618      514,299      404,836
Real estate--construction                            402,502      335,645      227,645      172,367      131,835
Real estate--residential                           1,688,299    1,451,338      900,318      760,176      317,511
Installment and consumer                             247,195      215,043      185,272      166,126      158,451
Other                                                 53,152       44,746       42,015       34,996       42,401
----------------------------------------------------------------------------------------------------------------
Total loans                                      $ 3,681,108  $ 3,176,113  $ 2,353,972  $ 1,956,918  $ 1,329,438
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Percent of loans in each category to total loans:
 Commercial, financial, and agricultural                13.4%        13.8%        15.8%        15.8%        20.6%
 Real estate--commercial                                21.7         21.8         26.6         26.3         30.5
 Real estate--construction                              10.9         10.6          9.7          8.8          9.9
 Real estate--residential                               45.9         45.7         38.2         38.8         23.9
 Installment and consumer                                6.7          6.8          7.9          8.5         11.9
 Other                                                   1.4          1.3          1.8          1.8          3.2
----------------------------------------------------------------------------------------------------------------
                                                       100.0%       100.0%       100.0%       100.0%       100.0%
----------------------------------------------------------------------------------------------------------------

    As discussed in a subsequent section, BancGroup seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity have been and will continue to be to focus on shorter term maturities and floating or adjustable rate loans.

    At December 31, 1996, approximately 57.2% of loans were floating rate or adjustable rate loans.

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






                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES  31


LOAN MATURITY/RATE SENSITIVITY
(In thousands)                                                     DECEMBER 31, 1996
-------------------------------------------------------------------------------------------------------------------
                                                                                                RATE SENSITIVITY
                                                                                                 LOANS MATURING
                                                MATURING                 RATE SENSITIVITY          OVER 1 YEAR
                                    -------------------------------     -------------------    --------------------
                                    WITHIN        1-5         OVER
                                    1 YEAR       YEARS      5 YEARS     FIXED      FLOATING     FIXED     FLOATING
-------------------------------------------------------------------------------------------------------------------
Commercial, financial, and
 agricultural                      $244,537  $  190,437  $   57,645  $  228,681  $  263,938  $  167,306  $   80,776
Real estate--commercial             199,096     438,874     159,371     449,898     347,443     370,795     227,450
Real estate--construction           277,147     102,222      23,133     102,831     299,671      39,335      86,020
Real estate--residential            152,489     225,812   1,309,998     523,322   1,164,977     442,242   1,093,568
Installment and consumer             75,912     158,981      12,302     232,563      14,632     168,360       2,923
Other                                12,808       8,213      32,131      38,910      14,242      31,785       8,559
-------------------------------------------------------------------------------------------------------------------
Total loans                        $961,989  $1,124,539  $1,594,580  $1,576,205  $2,104,903  $1,219,823  $1,499,296
-------------------------------------------------------------------------------------------------------------------


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


LOAN LOSS EXPERIENCE

    During 1996 the ratio of net charge-offs to average loans increased to .18% from .15% in 1995. This increase has been impacted by the increase in average loans and also by an increase of approximately $2.2 million in actual net charge-offs. The increase in net charge-offs in 1996 is primarily due to the partial charge-off of seven large credits in different geographic locations. As a result of the Company's localized lending strategies and early identification of potential problem loans, BancGroup's net charge-offs have been consistently low. In addition, the current concentration of loans in residential real estate loans has had a favorable impact on net charge-offs.

    The following schedule reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has rather been on establishing reserves related to an earlier identification of potential problem loans. Management is committed to maintaining adequate reserve levels to absorb future losses. This commitment has allowed BancGroup to weather economic uncertainties without disruption of its earnings.





32    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES


SUMMARY OF LOAN LOSS EXPERIENCE
(IN THOUSANDS)                                                       YEARS ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------------------
                                                   1996         1995          1994           1993          1992
---------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
 January 1                                   $   41,490   $   36,985    $   30,946     $   20,598    $   17,295
Charge-offs:
 Commercial, financial, and agricultural          2,602        2,781         2,017          3,179         3,346
 Real estate--commercial                          1,932          339         1,143            530           771
 Real estate--construction                        1,774           44             2            957             7
 Real estate--residential                           617          372           372            569           730
 Installment and consumer                         3,135        2,603         1,751          1,853         2,871
 Other                                              594          163           168              7            83
---------------------------------------------------------------------------------------------------------------
 Total charge-offs                               10,654        6,302         5,453          7,095         7,808
---------------------------------------------------------------------------------------------------------------
Recoveries:
 Commercial, financial, and agricultural            888          777         1,686            637           524
 Real estate--commercial                          1,317           26           202             44            49
 Real estate--construction                            1           11            12             25            --
 Real estate--residential                           687          161            77            102           171
 Installment and consumer                         1,497        1,307         1,465          1,502         1,396
 Other                                               85           46            43              7            15
---------------------------------------------------------------------------------------------------------------
 Total recoveries                                 4,475        2,328         3,485          2,317         2,155
---------------------------------------------------------------------------------------------------------------
Net charge-offs                                   6,179        3,974         1,968          4,778         5,653
Addition to allowance charged to
 Operating expense                                9,121        7,350         7,506          8,850         8,956
Allowance added from bank acquisitions              738        1,129           501          6,276            --
---------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
 December 31                                 $   45,170   $   41,490    $   36,985     $   30,946    $   20,598
---------------------------------------------------------------------------------------------------------------
Loans (net of unearned income)
 December 31                                 $3,680,415   $3,175,506    $2,352,870     $1,963,062    $1,330,928
Ratio of ending allowance to ending loans
 (net of unearned income)                          1.23%        1.31%         1.57%          1.58%         1.55%
Average loans (net of unearned income)       $3,436,529   $2,708,633    $2,138,371     $1,494,053    $1,273,486
Ratio of net charge-offs to average loans
 (net of unearned income)                          0.18%        0.15%         0.09%          0.32%         0.44%
Allowance for loan losses as a percent
 of nonperforming loans
 (nonaccrual and renegotiated)                      204%         265%          292%           284%          224%
---------------------------------------------------------------------------------------------------------------




                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   33

NONPERFORMING ASSETS

    BancGroup classifies problem loans into four categories: nonaccrual, past due, renegotiated and other potential problems. When management determines a loan no longer meets the criteria for performing loans and collection of interest appears doubtful, the loan is placed on nonaccrual status. All loans that are 90 days past due are considered nonaccrual unless they are adequately collateralized, they are in the process of collection, and there is reasonable assurance of full collection of principal and interest. BancGroup's policy is also to charge off installment loans 120 days past due unless they are in the process of foreclosure and are adequately collateralized. Management closely monitors all loans which are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:


------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS                                                      DECEMBER 31
------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                    1996           1995           1994          1993          1992
------------------------------------------------------------------------------------------------------------------
Aggregate loans for which interest is
 not being accrued                              $21,118        $13,840        $ 9,263       $ 9,472        $ 7,838
Aggregate loans renegotiated to
 provide a reduction or deferral
 of interest or principal because of
 a deterioration in the financial
 condition of the borrower                        1,002          1,800          3,386         1,425          1,346
------------------------------------------------------------------------------------------------------------------
Total nonperforming loans*                       22,120         15,640         12,649        10,897          9,184
Other real estate and in-substance foreclosure    8,563         10,592          9,873        16,399         10,382
Repossessions                                       314            171             81            88            103
------------------------------------------------------------------------------------------------------------------
Total nonperforming assets*                     $30,997        $26,403        $22,603       $27,384        $19,669
------------------------------------------------------------------------------------------------------------------

Aggregate loans contractually
 past due 90 days for which
 interest is being accrued                      $ 3,805        $ 1,381        $ 2,559       $ 2,218        $ 1,450
Total nonperforming loans as a
 percent of net loans                              0.60%          0.49%          0.54%         0.56%          0.69%
Total nonperforming assets as a
 percent of net loans, other real estate
 and repossessions                                 0.84%          0.83%          0.96%         1.38%          1.47%
Total nonaccrual, renegotiated and
 past due loans as a percent of total loans        0.70%          0.54%          0.65%         0.67%          0.80%
Allowance for loan loss as a percent of
 nonperforming loans (nonaccrual
 and renegotiated)                                  204%           265%           292%          284%           224%
------------------------------------------------------------------------------------------------------------------
* Total does not include loans contractually past due 90 days or more which are still accruing interest
------------------------------------------------------------------------------------------------------------------


    Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits. On December 31, 1993 BancGroup completed the acquisition of First AmFed Corporation. With this acquisition the Company recorded $11.2 million in other real estate, $1.6 million in nonaccrual loans, and $.5 million in 90 day past due loans that were still accruing. The carrying value of these nonperforming assets was adjusted at the acquisition date to their current estimated fair values based on BancGroup's intention to dispose of them in the most expeditious and profitable manner. Excluding these nonperforming assets acquired with First AmFed, the Company's nonperforming asset ratio would have been .74% at December 31, 1993 compared to 1.38% noted above. During 1994 a substantial portion of these problem assets, particularly other real estate, was disposed of and the nonperforming asset ratio was reduced to .96%.

    Nonaccrual loans at December 31, 1996 were $21.1 million compared to $13.8 million at December 31, 1995. This increase in nonaccrual loans is primarily due to four large credits in different geographic locations.

    Management, through its loan officers, internal loan review staff and external examinations by regulatory agencies, has identified approximately
$127 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by regulatory agencies. In connection with such reviews, collateral values are updated where



34    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of December 31, 1996 substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves without disruption of earnings trends. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

    The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

    Interest income recognized on nonaccrual loans was $800,000, $605,000, $414,000, $93,000 and $316,000 in 1996, 1995, 1994, 1993 and 1992,
respectively. Interest income foregone on such loans was approximately $1,320,000, $905,000, $786,000, $562,000 and $279,000 in 1996, 1995, 1994,
1993 and 1992, respectively.

     On January 1, 1995, BancGroup adopted SFAS No. 114, Accounting By Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosure. As a result, the following loans were considered impaired as of December 31, 1996. See Notes 1 and 4 to the consolidated financial statements for further discussion.

                                             Carrying
(In thousands)             Balance  Reserve   Value
-----------------------------------------------------
Commercial, financial,
 and agricultural           $2,807   $1,443    $1,364
Real Estate--Commercial      5,706    1,015     4,691
Real Estate--Construction   14,143    3,390    10,753
Real Estate--Residential     5,166    1,420     3,746
Installment and Consumer       977      386       591
-----------------------------------------------------
Total impaired loans       $28,799   $7,654   $21,145
-----------------------------------------------------

--------------------------------------------------------------------------------

ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percent age allocation for the remaining portfolio. The allocations of the total allowance represent an approximation of the reserves for each category of loans based on management's evaluation of the respective historical charge-off experience and risk within each loan type.




ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES                                   DECEMBER 31
--------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                              1996           1995           1994          1993          1992
--------------------------------------------------------------------------------------------------------------------------
Balance at end of period applicable to:
 Commercial, financial, and agricultural                $  8,290       $  8,020       $  6,999      $  6,235      $  5,087
 Real estate--commercial                                  14,330         13,662         12,168        11,112         6,030
 Real estate--construction                                 9,410          7,233          3,636         1,830         2,077
 Real estate--residential                                  8,441          7,256          8,837         7,182         3,906
 Installment and consumer                                  3,406          3,076          2,844         2,754         2,327
 Other                                                     1,293          2,243          2,501         1,833         1,171
--------------------------------------------------------------------------------------------------------------------------
Total                                                   $ 45,170       $ 41,490       $ 36,985      $ 30,946      $ 20,598
--------------------------------------------------------------------------------------------------------------------------




                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES  35

SECURITIES

     BancGroup determines on a daily basis the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecast, an investment strategy is determined. Significant elements of this strategy as of December 31, 1996 include:

 - BancGroup's investment in U.S. Treasury securities and obligations of U.S. government agencies is substantially all pledged against public funds deposits.

 - Investment alternatives which maximize the highest after-tax net yield are considered.

 - Management has also attempted to increase the investment portfolio's overall yield by investing funds in excess of pledging requirements in high-grade corporate notes and mortgage-backed securities.

 - The investment strategy also incorporates high-grade preferred stocks when the tax equivalent yield on these investments provides an attractive alternative. The yields on these preferred stocks are adjusted on a short-term basis and provide tax advantaged income without long-term interest rate risk.

 - The maturities of investment alternatives are determined in consideration of the yield curve, liquidity needs and the Company's asset/liability gap position. As interest rates increased and the Company's asset/liability gap position allowed, maturities were increased during 1994 to the 5-7 year range and reduced to the 2-3 year range in 1995 and the 3-5 year range in 1996.

 - The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. BancGroup's mortgage backed security portfolio as of December 31, 1996 or 1995 does not include any interest-only strips and the amount of unamortized premium on mortgage backed securities is approximately $410,000. The recoverability of BancGroup's investment in mortgage-backed securities is reviewed periodically, and where necessary, appropriate adjustments are made to income for impaired values.

 - Obligations of state and political subdivisions, as well as other securities have varying degrees of credit risk associated with the individual borrowers. The credit ratings and the credit worthiness of these securities are reviewed periodically and appropriate reserves established when necessary.

    Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. The balance in securities available for sale increased from $215 million at December 31, 1995 to $307 million at December 31, 1996. Securitization of residential mortgage loans represented $88 million of the $92 million increase in 1996. An increase from $104 million at December 31, 1994 to $215 million at December 31, 1995 was partially a result of a reclassification from investment securities of $57 million in December 1995 as allowed by the Financial Accounting Standards Board to realign the portfolios without risk of penalties and $26 million from acquisitions. The Company took this opportunity to reclassify certain structured notes, corporate and municipal bonds to allow for possible disposition and certain treasury notes for liquidity purposes.



SECURITIES BY CATEGORY
------------------------------------------------------------------
                                             CARRYING VALUE
                                             AT DECEMBER 31
------------------------------------------------------------------
(In thousands)                       1996        1995        1994
------------------------------------------------------------------
Investment securities:
 U.S. Treasury securities
  and obligations
  of U.S.government
  agencies                        $237,764    $226,621    $288,554
 Obligations of state
  and political
  subdivisions                      37,284      46,337      44,489
 Other                                 752      11,037      29,280
------------------------------------------------------------------
Total                             $275,800    $283,995    $362,323
------------------------------------------------------------------
Securities available for sale:
 U.S. Treasury securities
  and obligations of U.S.
  government
  agencies                        $292,743    $199,820     $83,752
 Obligations of state
  and political
  subdivisions                       6,812       7,021         101
 Other                               7,280       7,996      19,829
------------------------------------------------------------------
Total                             $306,835    $214,837    $103,682
------------------------------------------------------------------

    At December 31, 1996, there was no single issuer, with the exception of U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded ten percent of shareholders' equity or $34.3 million.



36    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

MATURITY DISTRIBUTION OF SECURITIES

                                       WITHIN 1 YEAR            1-5 YEARS           5-10 YEARS            OVER 10 YEARS
                                     ------------------   -------------------- -------------------    -------------------
                                                AVERAGE                AVERAGE             AVERAGE                AVERAGE
(in thousands)                        AMOUNT      RATE     AMOUNT        RATE     AMOUNT     RATE      AMOUNT       RATE
-------------------------------------------------------------------------------------------------------------------------
Investment securities:
U.S. Treasury securities
  and obligations of U.S.
  government agencies                $ 52,691     6.16%   $113,929       6.31%    $  --      --       $   500       7.25%

Mortgage-backed securities              2,625     6.64      50,991       6.79       1,396    8.16%     15,632       7.78
Obligations of state and
  political subdivisions (1)            6,639     7.45      16,423       6.96      12,684    8.32       1,537       8.62
Other (2)                                 199     6.08         421       7.50         133    7.49        --         --
                                     --------             --------                -------             -------
  Total                              $ 62,154     6.31%   $181,764       6.50%    $14,213    8.30%    $17,669       7.83%
-------------------------------------------------------------------------------------------------------------------------
Securities available for sale (3):
U.S. Treasury securities
  and obligations of U.S.
  government agencies                $ 86,302     6.08%
Mortgage-backed securities            169,583     6.83
Obligations of state and political
  subdivisions (1)                      4,416     6.68
Other                                   7,405     7.46
                                     --------
Total                                $267,706     6.61%
-------------------------------------------------------


(1) The weighted average yields are calculated on the basis of the cost and and effective yield weighted for the scheduled maturity of each security. The weighted average yields on tax exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 35%. The taxable equivalent adjustment represents the annual amounts of income from tax exempt obligations multiplied by 145%.
(2) This category excludes all corporate common and preferred stocks since these instruments have no maturity date.
(3) Securities available for sale are shown as maturing within one year although BancGroup intends to hold these securities for an indefinite period of time. (See Contractual Maturities in Note 3 to the consolidated financial statements.)

--------------------------------------------------------------------------------

DEPOSITS

         BancGroup's deposit structure consists of the following:

                                                     DECEMBER 31            % OF TOTAL
-----------------------------------------------------------------------------------------
(In thousands)                                    1996         1995        1996     1995
-----------------------------------------------------------------------------------------
Noninterest-bearing demand deposits           $  594,385   $  544,805      16.6%    17.0%
Interest-bearing demand deposits                 595,024      583,371      16.6     18.2
Savings deposits                                 359,533      289,932      10.0      9.1
Certificates of deposits less than $100,000    1,379,362    1,194,736      38.5     37.3
Certificates of deposits more than $100,000      390,169      355,153      10.9     11.1
IRAS                                             218,161      189,532       6.1      5.9
Open time deposits                                47,035       46,731       1.3      1.4
-----------------------------------------------------------------------------------------
Total deposits                                $3,583,669   $3,204,260     100.0%   100.0%
=========================================================================================

         The growth in deposits and the mix of deposits has been most significantly impacted in 1995 and 1996 by acquisitions in late 1995 of Mt. Vernon Financial and in mid 1996 of Dothan Federal both of which were thrifts. As such, the level of noninterest-bearing demand deposits was less than 3% of the total deposits acquired with the major portion of acquired deposits in certificates of deposits. Noninterest-bearing demand deposits have increased $49.6 million (9%) from December 31, 1995 to December 31, 1996. As noted above, the acquired thrifts did not add any significant amounts of noninterest-bearing demand accounts. However, the presence of such branches and customer relationships has attracted demand deposit accounts after the mergers. The Company also acquired two commercial banks in 1995, Brundidge Banking Company and Farmers and Merchants Bank, with approximately $12 million in non-interest bearing deposits at acquisition. The majority of the noninterest-bearing demand deposit growth is attributable to the Company's focus on developing customer relationships and sales efforts.

         BancGroup has attempted through its acquisitions and branch expansion programs to increase its market presence in the State of Alabama and expand into other growth markets in the Southeast, the first of which was Atlanta in 1995 followed by Orlando in 1996. This expansion is continuing with additional acquisitions closing in Florida and Georgia in early 1997. The principal goal is to provide the Company's retail customer base with convenient access to branch locations while enhancing the Company's potential for future increases in profitability.


                            THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES     37

During 1995 and 1996 BancGroup established retail banking, training and policies and procedures departments as well as continuing its branch automation project to reinforce the Company's goal of providing the customer with the best possible service. In connection with this goal, several other initiatives have been undertaken, including an electronic banking division which includes home banking, business banking, automatic teller, credit card and check card services. The Company has increased its automatic teller machine services by expanding into 67 WalMart locations throughout Alabama. Full service banking is offered in eleven WalMart locations with ten located in Alabama and one in Tennessee. BancGroup is continuing its sales of investment products, such as mutual funds and annuities to customers seeking alternatives to deposit products. The overall goal of these steps has been to efficiently provide customers with the financial products they need and desire.

         In 1995 the Company initiated a brokered Certificate of Deposit (CD) program to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates and maturities. At December 31, 1996 and 1995, $138 million and $75 million, respectively of CD's were outstanding under this program.

--------------------------------------------------------------------------------

SHORT-TERM BORROWINGS

         Short-term borrowings were comprised of the following at December 31, 1996, 1995 and 1994:

(In thousands)               1996        1995         1994
============================================================
Federal funds purchased
 and securities sold
 under repurchase
 agreements                $115,512    $131,115    $ 145,419
Federal Home Loan
 Bank borrowings            715,000     465,000      210,050
Other short-term
 borrowings                   2,017       1,141        1,131
------------------------------------------------------------
Total                      $832,529    $597,256     $356,600
============================================================


         BancGroup has available Federal Funds lines from upstream banks including the Federal Home Loan Bank (FHLB) totaling $515 million at December 31, 1996. In addition, correspondent banks and customers with repurchase agreements have provided a consistent base of short-term funds. BancGroup became a member of the FHLB in late 1992. As a member of the FHLB, BancGroup has availability of up to $1 billion from the FHLB on either a short or long-term basis excluding funds available through the federal funds line. CMC has an additional $118 million available through a warehouse line with FHLB that is collateralized by mortgage loans held for sale. Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale, and loans. FHLB borrowings have been used during 1996 and 1995 to fund loan growth. As discussed more fully in the "Liquidity and Interest Sensitivity" section of this report, the line of credit with the FHLB is considered a primary source of funding for the Company's asset growth.

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

         Of primary concern to ALMCO, is maintaining adequate liquidity. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends.

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

         From 1992 through 1996 the significant changes in BancGroup's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $548 million in 1996 and $590 million in 1995 has been one of the principal uses of cash in both years. In 1996, BancGroup securitized approximately $88 million of residential mortgage loans and repurchased the securities. Mortgage loans held for sale increased in 1996, using $47 million in funds. As noted in previous sections, short-term borrowings increased $235 million in 1996 and were used to fund loan growth. Management has chosen to fund short-term fluctuations in the


38   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
volume of mortgage loans held for sale with short-term borrowings as opposed to increasing rate sensitive deposits. Deposit growth of $308 million with $63 million from the previously discussed brokered CD program provided an additional source of funding for internal loan growth.

         As noted previously, the composition of the Company's loan portfolio has changed over the past three years. BancGroup at December 31, 1996 had $1.7 billion of residential real estate loans. These loans provide collateral for the current $1 billion credit availability at the FHLB. The FHLB unused credit capacity, $281 million at December 31, 1996, provides the Company significant flexibility in asset/liability management, liquidity and deposit pricing.

         In January 1996, the Company called $7.5 million of its 1985 subordinated debentures which had a maturity date of 2000. As a result, 806,598 shares of BancGroup stock were issued and cash was paid for the remaining debentures. In December 1996, BancGroup entered into a two year revolving line of credit for $35 million and a term loan with a maximum principal amount of $15.5 million. This line of credit provides an additional source of funding for acquisition related activities. In January 1997, BancGroup issued $70 million in Trust Preferred Securities. These securities qualify as Tier I Capital, will be shown as long-term debt in the consolidated financial statements, and carry an 8.92% interest rate. A portion of the proceeds of the offering were utilized to pay off the term note and revolving debt outstanding. The remainder of the proceeds will be used for acquisitions and other business purposes. Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.

         The primary uses of funds as reflected in BancGroup's parent only statement of cash flows were $1.8 million for the payment of interest on debt, $2.4 million for principal payment on term notes (See Note 9 to the consolidated financial statements) and $16.2 million for the payment of dividends. The parent company's primary source of funds was $14.4 million in dividends received from its banking subsidiaries. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $104 million of retained earnings plus certain 1997 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1997 without prior approval from the respective regulatory authorities. BancGroup anticipates that the cash flow needs of the parent company are well below the regulatory dividend restrictions of its subsidiary banks.

         At December 31, 1996, BancGroup's liquidity position was adequate with loan maturities of $962 million, or 26% of the total loan portfolio, due within one year. Securities totaling $330 million or 57% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 1996 there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $281 million in additional borrowing capacity at the FHLB and CMC has $118 million available through a warehouse line with FHLB.

         BancGroup's asset/liability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. The interest sensitivity schedule reflects an 9.4% negative gap at 12 months; therefore, BancGroup has a greater exposure to net income if interest rates increase. Based on this schedule, management believes that neither an increase or decrease in interest rates of 100 basis points would result in a material swing in net income. Management has managed the asset/liability position of the bank through traditional sources. BancGroup does however, use off balance sheet instruments for hedging purposes to limit its risk associated with the sale of mortgage loans by providing sales commitments on all loans funded and held for sale. (See
Note 6 to the consolidated financial statements.) The following table summarizes BancGroup's interest rate sensitivity as of December 31, 1996.


                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    39

                                                                AT DECEMBER 31, 1996
-----------------------------------------------------------------------------------------------------------------
                                                              INTEREST SENSITIVE WITHIN
-----------------------------------------------------------------------------------------------------------------
                                            TOTAL        0-90      91-180     181-365        1-5        OVER
(IN THOUSANDS)                             BALANCE       DAYS       DAYS        DAYS        YEARS      5 YEARS
=================================================================================================================
Rate Sensitive Assets:
 Federal funds sold and resale agree-
 ments and interest bearing deposits    $    7,603  $    7,603  $       --   $      --    $       --  $       --
 Investment securities                     275,800     134,928      15,644       42,272       68,139      14,817
 Securities available for sale             306,835      52,765         304        4,878      232,192      16,696
 Mortgage loans held for sale              157,433     157,433          --           --           --          --
-----------------------------------------------------------------------------------------------------------------
 Loans, net of unearned income           3,680,415   1,241,805     197,353      444,306    1,281,769     515,182
   Allowance for possible loan losses      (45,170)    (15,241)     (2,422)      (5,453)     (15,731)     (6,323)
-----------------------------------------------------------------------------------------------------------------
Net loans                                3,635,245   1,226,564     194,931      438,853    1,266,038     508,859
Nonearning assets                          487,416          --          --            -           --     487,416
=================================================================================================================
Total Assets                            $4,870,332  $1,579,293   $ 210,879   $  486,003   $1,566,369  $1,027,788
=================================================================================================================

Rate Sensitive Liabilities:
 Interest-bearing demand deposits        $ 595,024  $  362,053   $      --   $       --   $       --  $  232,971
 Savings deposits                          359,533     228,581          --          408           --     130,544
 Certificates of deposits less than
  $100,000                               1,379,362     399,887     206,440      304,821      467,309         905
 Certificates of deposits more than
  $100,000                                 390,169     160,911      56,748       94,988       77,422         100
 IRAS                                      218,161      75,982      25,683       30,877       85,365         254
 Open time deposits                         47,035         304         200       45,825          706          --
 Short-term borrowings                     832,529     672,529          --       50,000      110,000          --
 Long-term debt                             37,667      15,460         295          403        1,484      20,025
Noncosting liabilities & equity          1,010,852          --          --           --           --   1,010,852
=================================================================================================================
Total Liabilities & Equity              $4,870,332  $1,915,707   $ 289,366   $  527,322   $  742,286  $1,395,651
=================================================================================================================
Gap                                     $       --  $ (336,414)  $ (78,487)  $  (41,319)  $  824,083  $  367,863
=================================================================================================================
Cumulative Gap                          $       --  $ (336,414)  $(414,901)  $ (456,220)  $  367,863  $       --
=================================================================================================================

         At the bottom of the table is the interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.

         In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. For all interest earning assets and interest bearing liabilities, variable rate assets and liabilities are reflected in the time interval of the assets or liabilities' earliest repricing date. Fixed rate assets and liabilities have been allocated to various time intervals based on contractual repayment. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted. Prepayment assumptions are applied at a constant rate based on the Company's historical experience. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year in accordance with regulatory guidelines. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0 - 90 day category, the gap in that time frame would be a negative $700 million with a corresponding cumulative gap at one year of negative $820 million.


40  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CAPITAL ADEQUACY AND RESOURCES

         Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. BancGroup's dividend pay-out ratio in 1996 was 33%. This level is in the Company's target range of 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including: current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.

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

         The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information as of December 31, 1996 are stated below:


Capital (thousands):
 Tier I Capital:
  Shareholders' equity
   (excluding unrealized gain
   on securities available
   for sale) less intangibles                   $    312,056
 Tier II Capital:
  Allowable loan loss reserve                         43,362
  Subordinated debt                                    7,187
                                                ------------
 Total Capital                                  $    362,605

Risk Adjusted Assets (thousands)                $  3,466,414
Total Assets (thousands)                        $  4,870,332


                                 1996           1995          1994
-------------------------------------------------------------------
Tier I leverage ratio            6.65%          6.40%         6.43%
Risk Adjusted Capital
 Ratios:
  Tier I Capital Ratio           9.00%          8.88%         9.24%
  Total Capital Ratio           10.46%         10.71%        11.27%


         As previously mentioned, in January 1997 BancGroup issued $70 million in Trust Preferred Capital Securities. The above capital ratios would have been approximately 8.00%, 10.96% and 12.34% for Tier I leverage, Tier I risk adjusted and total risk adjusted capital had these securities been outstanding at December 31, 1996.

         BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions.

         In December 1995, BancGroup notified the holders of its 1985 Convertible Subordinated Debentures of redemption of all debentures outstanding at January 31, 1996. In 1996 substantially all of the debentures were converted resulting in the issuance of 806,598 shares of Common Stock and payment in cash for the remaining balance. (See Note 9 to the consolidated financial statements.)

REGULATORY RESTRICTIONS

         As noted previously, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.

         The subsidiary banks are also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1996, these deposits totaled $22.9 million.

FINANCIAL ACCOUNTING STANDARDS BOARD RELEASES

         In June 1996, the Financial Accounting Standards Board issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of certain provisions of FASB Statement No. 125." This statement defers the effective date of Certain Provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged. Management does not believe that the adoption of SFAS No. 125, as amended by SFAS No. 127, will have a material impact on BancGroup's financial statements.

         BancGroup adopted SFAS No. 123, Accounting for Stock-based Compensation, on January 1, 1996. (See Notes 1 and 14 to the consolidated financial statements.)

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         This report contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.


                            THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES     41

TO THE BOARD OF DIRECTORS
AND SHAREHOLDERS
THE COLONIAL BANCGROUP, INC.


         We have audited the accompanying consolidated statements of condition of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1996 and 1995, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights in 1995 and for investments in 1994.

                  COOPERS & LYBRAND L.L.P.

                  Montgomery, Alabama
                  February 20, 1997



42  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CONDITION

                                                      December 31, 1996 and 1995
                                                          (Dollars in thousands)

ASSETS                                                                                1996                            1995
-----------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                         $  196,675                      $  162,874
Interest-bearing deposits in banks                                                   5,103                           6,270
Federal funds sold                                                                   2,500                          32,139
Securities available for sale (Note 3)                                             306,835                         214,837
Investment securities (market value: 1996, $277,858; 1995, $287,314) (Note 3)      275,800                         283,995
Mortgage loans held for sale                                                       157,433                         110,486
Loans, net of unearned income (Note 4)                                           3,680,415                       3,175,506
Less:
  Allowance for possible loan losses (Note 5)                                      (45,170)                        (41,490)
-----------------------------------------------------------------------------------------------------------------------------
Loans, net                                                                       3,635,245                       3,134,016
Premises and equipment, net (Note 7)                                                78,849                          65,833
Excess of cost over tangible and identified intangible assets
  acquired, net                                                                     30,064                          29,460
Mortgage servicing rights                                                           98,856                          80,053
Other real estate owned                                                              8,877                          10,020
Accrued interest and other assets                                                   74,095                          72,211
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                           $4,870,332                      $4,202,194
=============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------
Deposits:
  Noninterest-bearing demand                                                    $  594,385                      $  544,805
  Interest-bearing demand                                                          595,024                         583,371
  Savings                                                                          359,533                         289,932
  Time                                                                           2,034,727                       1,786,152
-----------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                   3,583,669                       3,204,260
FHLB short-term borrowings (Note 8)                                                715,000                         465,000
Other short-term borrowings (Note 8)                                               117,529                         132,256
Subordinated debt (Note 9)                                                           7,187                          17,120
Other long-term debt (Note 9)                                                       30,480                          29,143
Other liabilities                                                                   73,285                          64,952
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                4,527,150                       3,912,731
-----------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 6, 15)
Shareholders' Equity: (Notes 3, 10)
  Common Stock, $2.50 par value; 44,000,000 shares authorized,
   issued and outstanding: 32,749,282 and 31,039,376 in 1996 and 1995*              81,873                          77,598
  Additional paid in capital*                                                      133,532                         120,635
  Retained earnings                                                                128,318                          90,885
  Unearned compensation                                                             (1,063)                           (822)
  Unrealized gain on securities available for sale, net of taxes                     1,062                           1,167
-----------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                         343,182                         289,463
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                           $4,870,332                      $4,202,194
=============================================================================================================================

See notes to consolidated financial statements.

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock split dividend paid on February 11, 1997.


                               THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES  43

                     CONSOLIDATED STATEMENTS OF INCOME

                                                             For the years ended
                                                 December 31, 1996,1995 and 1994
                                                          (Dollars in thousands)

                                                                                      1996          1995
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                                        $314,750        $255,447      $185,960
Interest and dividends on securities
  Taxable                                                                           27,663          24,803        20,701
  Nontaxable                                                                         2,454           2,488         2,152
  Dividends                                                                          2,103           2,137         1,779
Interest on federal funds sold and securities purchased under
  resale agreements                                                                  1,791           2,095           929
Other interest                                                                         217             344           382
-----------------------------------------------------------------------------------------------------------------------------
Total interest income                                                              348,978         287,314       211,903
-----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                                               138,956         113,912        76,985
Interests on short-term borrowing                                                   37,741          29,305        10,456
Interest on long-term debt                                                           2,603           3,743         3,461
-----------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                             179,300         146,960        90,902
-----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME:                                                               169,678         140,354       121,001
Provision for possible loan losses (Notes 1,5)                                       9,121           7,350         7,506
-----------------------------------------------------------------------------------------------------------------------------
NET INTERST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES:                       160,557         133,004       113,495
-----------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage servicing fees                                                             28,067          23,787        22,216
Service charges on deposit accounts                                                 19,415          16,517        14,365
Securities gains, net (Note 3)                                                         139              33            84
Other charges, fees and commmissions                                                 4,403           3,900         3,414
Other income                                                                        13,958           9,756         7,673
-----------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                            65,982          53,993        47,752
-----------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Salaries and employee benefits                                                      55,074          48,668        50,548
Occupancy expense of bank premises, net                                             12,013          10,605        10,688
Furniture and equipment expenses                                                    11,231           9,540         8,074
Amortization of mortgage servicing rights                                           12,522           9,095         6,078
Amortization of intangible assets                                                    2,029           1,525         1,353
SAIF special assignment                                                              3,817              --            --
Other expense (Note 17)                                                             46,782          42,771        38,936
-----------------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                                          143,468         122,204       115,677
-----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                          83,071          64,793        45,570
Applicable income taxes (Note 18)                                                   29,463          23,240        15,829
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                        $ 53,608        $ 41,553      $ 29,741
=============================================================================================================================
EARNINGS PER SHARE:
  Primary*                                                                        $   1.62        $   1.32      $   1.00
  Fully-diluted*                                                                      1.60            1.28          0.99
AVERAGE NUMBER OF SHARES OUTSTANDING:
  Primary*                                                                          33,062          31,594        29,796
  Fully-diluted*                                                                    33,792          33,334        31,330
=============================================================================================================================


See notes to consolidated financial statements.

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock split dividend paid on February 11, 1997.


44  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CHANGES
                           IN SHAREHOLDERS' EQUITY


                                                             For the years ended
                                                December 31, 1996, 1995 and 1994
                                        (in thousands, except per share amounts)


                                         CLASS A                  CLASS B                                 ADDITIONAL
                                      COMMON STOCK              COMMON STOCK            COMMON STOCK       PAID IN   RETAINED
                                 SHARES*      AMOUNT*         SHARES*   AMOUNT*        SHARES*   AMOUNT*   CAPITAL*  EARNINGS
-------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994       26,286,278    $ 65,716        1,273,790  $3,184                              $ 91,145   $ 37,544
-------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan              28,534          71                                                            213
 Stock Option Plans               134,156         335                                                            571
 Dividend Reinvestment             46,026         115                                                            374
 Stock Bonus & Retention Plan       1,300           3                                                              9
 Employee Stock Purchase Plan       4,372          11                                                             37
Issuance of shares for previous
 year combinations                 14,940          37                                                             70
Issuance of common stock by
 a pooled bank prior to merger    901,370       2,254                                                          2,880
Net income                                                                                                               29,741
Cash dividends: (Class A, $0.40 per
 share: Class B, $0.20 per share)                                                                                        (7,432)
Conversion of Class B Common
  Stock to Class A Common Stock     3,614           9           (3,614)     (9)
Unrealized loss on securities
 available for sale, net of taxes
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994     27,420,590      68,551        1,270,176   3,175                                96,099     59,853
-------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan               1,716           4                                     32,332  $    81        241
 Stock Option Plans                13,182          33                                     65,856      165        180
 Dividend Reinvestment                                                                    53,516      134        448
 Stock Bonus & Retention Plan                                                             50,000      125        697
 Employee Stock Purchase Plan         536           1                                      7,534       19         90
Issuance of common stock by
 a pooled bank prior to merger      9,406          24                                                             12
Conversion of Class A Common
 Stock and Class B Common
 Stock to Common Stock        (27,445,430)    (68,613)      (1,270,176) (3,175)       28,715,606   71,788
Issuance of shares for business                                                        2,089,994    5,225     22,591
 combinations
Net income
Cash dividends: (Class A, $0.1125 per                                                                                    41,553
 share: Class B, $0.0625; Common,
 $0.3375 per share)                                                                                                     (10,521)
Conversion of 7 1/2% convertible
 subordinated debentures                                                                  23,418       59        269
Conversion of 12 3/4% convertible
 subordinated debentures                                                                   1,120        2          8
Change in unrealized gain (loss) on
 securities available for sale, net
 of taxes
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995              0           0                0       0        31,039,376   77,598    120,635     90,885
-------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan                                                                     31,710       79        249
 Stock Option Plans                                                                      423,336    1,058      1,196
 Dividend Reinvestment                                                                    60,136      150        897
 Stock Bonus & Retention Plan                                                             48,340      121        833
 Employee Stock Purchase Plan                                                             10,264       26        154
Issuance of shares for business combination                                              154,596      387      2,214
Net income                                                                                                               53,608
Cash dividends: ($.54 per share)                                                                                        (16,175)
Conversion of 7 1/2% convertible
 subordinated debentures                                                                 174,926      437      2,011
Conversion of 12 3/4% convertible
 subordinated debentures                                                                 806,598    2,017      5,343
Change in unrealized gain on securities
 available for sale, net of taxes
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996              0    $      0                0   $   0        32,749,282  $81,873   $133,532   $128,318
===============================================================================================================================

                                                                        Unrealized
                                                                      Gain (Loss) on
                                                                        Securities        Total
                                                  Unearned              Available      Shareholders'
                                                Compensation             For Sale         Equity
----------------------------------------------------------------------------------------------------
Balance, January 1, 1994                                                    -               $198,389
----------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan                                                                            284
 Stock Option Plans                                                                              906
 Dividend Reinvestment                                                                           489
 Stock Bonus & Retention Plan                                                                     12
 Employee Stock Purchase Plan                                                                     48
Issuance of shares for previous
 year combinations                                                                               107
Issuance of common stock by
 a pooled bank prior to merger                                                                 5,134
Net income                                                                                    29,741
Cash dividends: (Class A, $0.40 per
 share: Class B, $0.20 per share)                                                             (7,432)
Conversion of Class B Common
 Stock to Class A Common Stock
Unrealized loss on securities                                                                      -
 available for sale, net of taxes                                     $(3,660)                (3,660)
----------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                             (3,660)               224,018
----------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan                                                                            326
 Stock Option Plans                                                                              378
 Dividend Reinvestment                                                                           582
 Stock Bonus & Retention Plan                        $(822)                                        -
 Employee Stock Purchase Plan                                                                    110
Issuance of common stock by
 a pooled bank prior to merger                                                                    36
Conversion of Class A Common
 Stock and Class B Common
 Stock to Common Stock                                                                             -
Issuance of shares for business                                                               27,816
 combinations
Net income
Cash dividends: (Class A, $0.1125 per                                                         41,553
 share: Class B, $0.0625; Common,
$0.3375 per share)                                                                           (10,521)
Conversion of 7 1/2% convertible
 subordinated debentures                                                                         328
Conversion of 12 3/4% convertible
 subordinated debentures                                                                          10
Change in unrealized gain (loss) on
 securities available for sale,
 net of taxes                                                           4,827                  4,827
----------------------------------------------------------------------------------------------------
Balance, December 31, 1995                           (822)              1,167                289,463
----------------------------------------------------------------------------------------------------
Shares issued under:
 Directors Stock Plan                                                                            328
 Stock Option Plans                                                                            2,254
 Dividend Reinvestment                                                                         1,047
 Stock Bonus & Retention Plan                        (781)                                       173
 Employee Stock Purchase Plan                                                                    180
Issuance of shares for business combination                                                    2,601
Net income                                                                                    53,608
Cash dividends: ($.54 per share)                                                             (16,175)
Conversion of 7 1/2% convertible
 subordinated debentures                                                                       2,448
Conversion of 12 3/4% convertible
 subordinated debentures                                                                       7,360
Change in unrealized gain on securities
 available for sale, net of taxes                                        (105)                  (105)
----------------------------------------------------------------------------------------------------
Balance, December 31, 1996                        $(1,603)            $ 1,062               $343,182
====================================================================================================

See notes to consolidated financial statements.

* Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   45

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          For the years ended December 31, 1996, 1995, and 1994
                                                                 (In thousands)


                                                                                       1996             1995             1994
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                          $ 53,608       $  41,553       $   29,741
Adjustments to reconcile net income to net cash provided by
 (used in) operating activities:
   Depreciation, amortization and accretion                                           11,950          11,398           10,129
   Amortization of mortgage servicing rights                                          12,522           9,095            6,078
   Amortization of excess servicing fees                                               1,105           1,166            1,721
   Provision for possible loan losses                                                  9,121           7,350            7,506
   Deferred income taxes                                                              (1,103)         (2,225)          (2,361)
   Gain on sale of securities, net                                                      (139)            (33)             (84)
   Additions to mortgage servicing rights                                            (32,264)        (32,139)         (34,624)
   Net (increase) decrease in mortgage loans held for sale                           (46,947)        (49,760)         303,577
   Increase in interest receivable                                                    (1,770)         (8,697)          (3,977)
   Decrease in prepaids and other receivables                                            687           1,357              953
   Decrease in accrued expenses and accounts payable                                    (789)         (6,719)         (37,055)
   Increase (decrease) in accrued income taxes                                           414           2,709           (2,372)
   Increase in interest payable                                                        3,737          10,643            2,233
   Other, net                                                                          4,495          (1,595)          (2,457)
-----------------------------------------------------------------------------------------------------------------------------
    Total adjustments                                                                (38,981)        (57,450)         249,267
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                   14,627         (15,897)         279,008
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from maturities of securities available for sale                          66,185          21,034           35,601
   Proceeds from sales of securities available for sale                                3,425          13,585           20,329
   Purchase of securities available for sale                                         (67,851)        (68,393)         (16,970)
   Proceeds from maturities of investment securities                                 143,147          90,160           74,123
   Proceeds from sales of investment securities                                           --          10,119               --
   Purchases of investment securities                                               (144,527)        (55,186)        (129,757)
   Net decrease (increase) in short-term investment securities                        10,000              --           (4,494)
   Net increase in loans                                                            (547,821)       (589,868)        (375,343)
   Cash and cash equivalents received in bank acquisitions, net (Note 2)               1,437          23,201               --
   Cash and cash equivalents received in the purchase
    of assets and assumption of liabilities (Note 2)                                   7,028              --           12,154
   Capital expenditures                                                              (20,406)         (9,818)          (9,723)
   Proceeds from sale of other real estate owned                                       7,147           6,430            7,639
   Other, net                                                                            111           2,474            6,799
-----------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                               (542,125)       (556,262)        (379,642)
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from Financing activities:
   Net increase in demand, savings and time deposits                                 308,484         451,888            3,466
   Net increase in federal funds purchased and
   repurchase agreements and other short-term borrowings                             233,397         200,588           60,373
   Proceeds from issuance of long-term debt                                            6,394          12,092           25,336
   Repayment of long-term debt                                                        (5,064)        (55,510)         (13,443)
   Proceeds from issuance of common stock                                              3,457           1,038            6,337
   Dividends paid                                                                    (16,175)        (10,521)          (7,432)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                            530,493         599,575           74,637
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                   2,995          27,416          (25,997)
Cash and cash equivalents at beginning of year                                       201,283         173,867          199,864
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year (Note 1)                                  $ 204,278       $ 201,283      $   173,867
=============================================================================================================================
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest                                                                        $ 175,563       $ 136,338      $    89,191
   Income taxes                                                                       27,593          21,323           23,079
 Non-cash transactions:
   Transfer of loans to other real estate                                          $   8,184       $   5,532      $     3,816
   Origination of loans from the sale of other real estate                               303             456            1,309
   Securitization of mortgage loans                                                   87,641              --               --
   Transfer of investment securities to securities available for sale                     --          56,921           33,457
   Conversion of subordinated debentures to common stock                               9,808             428               --
   Assets acquired in business combinations                                           48,367         330,626           47,985
   Liabilities assumed in business combinations                                       45,766         302,810           57,191
=============================================================================================================================
See notes to consolidated financial statements.

46    THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            For the years ended December 31, 1996, 1995 and 1994

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

         BASIS OF PRESENTATION--The consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries for 1995 and 1994 have been previously restated to give retroactive effect to the mergers with Commercial Bancorp of Georgia, Inc. and Southern Banking Corporation on July 3, 1996, which were accounted for as poolings of interests. (See Note 2)

         PRINCIPLES OF CONSOLIDATION--The Consolidated Financial Statements and Notes to Consolidated Financial Statements include the accounts of BancGroup and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

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

         MORTGAGE LOANS HELD FOR SALE--Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected. The cost of mortgage loans is adjusted by gains and losses generated from corresponding hedging transactions, principally using forward sales commitments, entered into to protect the inventory value of the loans from increases in interest rates. Hedge positions are also used to protect the pipeline of commitments to originate and purchase loans from changes in interest rates. Gains and losses resulting from changes in the market value of the inventory, pipeline and open hedge positions are netted. Any net gain that results is deferred; any net loss that results is recognized when incurred. Hedging gains and losses realized during the commitment and warehousing period related to the pipeline and mortgage loans held for sale are deferred. Hedging losses are recognized currently if deferring such losses would result in mortgage loans held for sale and the pipeline being valued in excess of their estimated net realizable value. The aggregate cost of mortgage loans held for sale at December 31, 1996 and 1995 is less than their aggregate net realizable value. Gains or losses on the sale of Federal National Mortgage Association mortgage-backed securities are recognized on the earlier of the date settled or the date that a forward commitment to deliver a security to a dealer is effectively offset by a commitment to buy a similar security (paired off). These gains or losses are included in other income.

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

         ALLOWANCE FOR POSSIBLE LOAN LOSSES--BancGroup adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosure", on January 1, 1995. Under the new standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience. The adoption of SFAS 114 and 118 resulted in no additional provision for credit losses at January 1, 1995.

         The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measure-


                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    47
ment of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectable, the portion deemed uncollectable is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

         Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

         INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS--Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

         Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

         While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 1996, 1995 and 1994.

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

         OTHER REAL ESTATE OWNED--Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of cost or market value less estimated costs to sell. Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.

         INTANGIBLE ASSETS--Intangible assets acquired in acquisitions of banks are stated at cost, net of accumulated amortization. Amortization is provided over a period up to twenty years for the excess of cost over tangible and identified intangible assets acquired and ten years for deposit core base intangibles using the straight-line method. The recoverability of intangible assets is reviewed periodically based on the current earnings of acquired entities. If warranted, analysis, including undiscounted income projections, are made to determine if adjustments to carrying value or amortization periods are necessary.

         MORTGAGE SERVICING RIGHTS--BancGroup adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights", in May 1995 effective January 1,1995. This statement amends certain provisions of SFAS No. 65 to substantially eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The statement requires an allocation of the total cost of mortgage loans held for sale to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values.

         Mortgage servicing rights are being amortized primarily using an accelerated method in proportion to the estimated net servicing income from the related loans, which approximates a level yield method. The amortization period represents management's best estimate of the remaining loan lives.

         The carrying values of the mortgage servicing rights are evaluated for impairment based on their fair values categorized by year of origination or acquisition. Fair values of servicing rights are determined by estimating the present value of future net servicing income considering the average interest rate and the average remaining lives of the related mortgage loans being serviced. At December 31, 1996, BancGroup had mortgage servicing and excess servicing rights with a net book value of $107 million. The estimated combined fair value of these assets is approximately $152 million.

         The servicing portfolio is geographically disbursed throughout the United States with a concentration in the southern states. The mortgage servicing rights at December 31, 1996 and 1995 are stated net of accumulated amortization of approximately $38,425,000 and $25,903,000, respectively.

         Mortgage servicing fees are deducted from the monthly payments on mortgage loans and are recorded as income when earned. Fees from investors for servicing their portfolios of resi-


48 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES dential loans generally range from 1/4 of 1% to 1/2 of 1% per year on the outstanding principal balance.

         LONG LIVED ASSETS--BancGroup adopted SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed Of" on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. This statement also requires that long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The adoption of SFAS No. 121 did not have a material impact on BancGroup's financial statements.

         INCOME TAXES--BancGroup uses the asset and liability method of accounting for income taxes (See Note 18). Under the asset and liability method, deferred tax assets and liabilities are recorded at currently enacted tax rates applicable to the period in which assets or liabilities are expected to be realized or settled. Deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.

         BancGroup files a consolidated income tax return; however, income taxes are computed by each subsidiary on a separate basis, and taxes currently payable are remitted to BancGroup.

         STOCK-BASED COMPENSATION--BancGroup adopted SFAS No. 123, "Accounting for Stock-Based Compensation", on January 1, 1996. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. BancGroup has elected to continue to measure compensation cost for their stock option plan under the provisions in APB Opinion 25.

         EARNINGS PER SHARE--Primary earnings per share were computed based on the weighted average number of shares of common stock actually outstanding and common stock equivalents which consists of shares issuable under outstanding stock options. Fully diluted earnings per share also gives effect to shares issuable under convertible debenture agreements. All earnings per share data has been restated to reflect a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on February 11, 1997.

         ADVERTISING COSTS--Advertising costs are expensed as incurred. Advertising expense was $5,029,000 $3,796,000 and $2,736,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

         RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement utilizes the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

         A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange.

         This Statement requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer.

         This Statement requires that a liability be derecognized if and only if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Therefore, a liability is not considered extinguished by an in-substance defeasance.

         This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of certain Provisions of FASB Statement No. 125." This statement defers the effective date of certain provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged. Management does not believe that the adoption of SFAS No. 125 will have a material impact on BancGroup's financial statements.

2. BUSINESS COMBINATIONS

         On July 3, 1996, BancGroup completed a business combination with Commercial Bancorp of Georgia,Inc. (CBG), of Lawrenceville, Georgia with the issuance of 2,306,460 shares of BancGroup common stock. At the date of combination, CBG had assets of $233 million and equity of $21 million. The transaction was accounted for under the pooling-of-interests method of accounting and accordingly CBG is included in all periods presented.


                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES    49

         On July 3, 1996, BancGroup completed a business combination with Southern Banking Corporation (SBC), of Orlando, Florida with the issuance of 2,858,494 shares of BancGroup common stock. At the date of combination, SBC had assets of $232 million and equity of $17 million. The transaction was accounted for under the pooling-of-interests method of accounting and accordingly, SBC is included in all periods presented.

         On February 17, 1995, BancGroup completed a merger with Colonial Mortgage Company (CMC) and its parent company, The Colonial Company (TCC). At the merger date TCC's only asset was its investment in CMC. BancGroup issued 4,545,454 shares of its common stock and assumed the debts of TCC. At the merger date, TCC and CMC had total assets of $71 million, total liabilities of $64 million, and total stockholders' equity of $7 million. This business combination by entities under common control was accounted for in a manner similar to a pooling-of-interests and, accordingly, CMC is included in all periods presented.

         Presented below is summary operating information for BancGroup showing the effect of the business combinations described in the preceding paragraphs.

                      AS PREVIOUSLY  EFFECT OF  CURRENTLY
(In thousands)          REPORTED     POOLINGS   REPORTED
==========================================================
1995:
 Non Interest Income     $118,442    $21,912    $140,354
 Noninterest income        45,982      8,011      53,993
 Net income                38,794      2,759      41,553

1994:
 Net interest income      104,681     16,320     121,001
 Noninterest income        18,125     29,627      47,752
 Net income                27,671      2,070      29,741
==========================================================


         Prior to the date of consummation in 1996, CBG and SBC had net interest income of $6,473,000 and $7,166,000 respectively, and Net Income of $1,340,000 and $1,750,000 respectively.

         On April 19, 1996, BancGroup purchased certain assets totaling $31,428,000 and assumed certain liabilities, primarily deposits, totaling $30,994,000 of the Enterprise, Alabama branch of First Federal Bank.

         During 1995 and 1996, four purchase method combinations were consummated; the following table represents those acquisitions.

(Dollars in thousands)

                                                Common
                                             Stock Issued
                     Consummation         -------------------
Bank                     Date               Shares    Value
=============================================================
Brundidge Banking
 Company              March 31, 1995        532,868  $ 6,209
Mt. Vernon
 Financial Corp.     October 20, 1995     1,043,440   14,608
Farmers and
 Merchants
 Bank                November 3, 1995       513,686    6,999
Dothan Federal
 Savings Bank          July 8, 1996         154,690    2,601


         The value of the shares issued represents the total purchase price of Brundidge Banking Company and Mt. Vernon Financial Corp. Farmers and Merchants Bank and Dothan Federal Savings Bank shareholders received $3 million and $2.6 million in cash, respectively, in addition to the amounts received in stock.

         The financial institution mergers were accounted for as purchases and, accordingly, income and expenses of such institutions are included in the consolidated statements of BancGroup from the date of acquisition forward.

         The following table presents unaudited pro forma results of operations for the years ended December 31, 1996 and 1995, after giving effect to amortization of goodwill and other pro forma adjustments, as if the acquisitions had occurred at the beginning of the years presented. The pro forma summary information does not necessarily reflect the results of operations as they actually would have been, if the acquisition had occurred at the beginning of the years presented.


(In thousands, except per share
amounts)                             1996      1995
=====================================================
                                     (Unaudited)
Net interest income before
 provision for possible
 loan losses                      $169,716  $145,355
Net income                          53,628    42,683
 Earnings per share:
  Primary                            $1.62     $1.29
  Fully-diluted                      $1.60     $1.26
 Average shares outstanding:
  Primary                           33,143    33,151
  Fully-diluted                     33,873    34,891
=====================================================


         The following chart summarizes the assets acquired and the liabilities assumed in connection with the 1996 and 1995 purchase method combinations:


                                    1996           1995
(In thousands)                      TOTAL          TOTAL
==========================================================
Cash and due froms                 $   480        $ 5,899
Interest-bearing deposits in banks      --            987
Federal funds sold                     957         16,325
Securities available for sale        7,529         25,557
Investment securities                   --         11,456
Loans, net                          35,985        249,086
Accrued interest and other assets    1,766         10,009
Deposits                            39,931        247,848
Short-term borrowings                1,875         40,000
Other long-term debt                    --          3,541
Other liabilities                    3,960         11,421
Equity                               2,601         27,816
==========================================================

Excess of cost over tangible and
 identified intangible assets
 acquired, net                     $ 1,648        $11,317
==========================================================


50  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

RECENT BUSINESS COMBINATIONS

         On January 3, 1997, Jefferson Bancorp, Inc. ("Jefferson") was merged into BancGroup. Jefferson is a Florida corporation and is a holding company for Jefferson Bank of Florida located in Miami Beach, Florida. Jefferson has merged with BancGroup and Jefferson Bank of Florida will merge with BancGroup's existing bank subsidiary in Orlando, Florida, Colonial Bank, upon receipt of proper regulatory approval. A total of 3,854,952 shares of BancGroup's Common Stock was issued to the stockholders of Jefferson. At December 31, 1996, Jefferson had assets of $472.7 million, deposits of $405.8 million and stockholders' equity of $32.3 million. This merger will be accounted for as a pooling-of-interests.

         In February 1997, BancGroup issued supplemental 1995 financial statements giving retroactive effect to the merger with Jefferson. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation; thus, they do not include the effect of the Jefferson merger.

         On January 3, 1997, Tomoka Bancorp, Inc. ("Tomoka") was merged into BancGroup. Tomoka is a Florida corporation and is a holding company for Tomoka State Bank located in Ormond Beach, Florida. Tomoka has merged with BancGroup and Tomoka State Bank has merged with BancGroup's existing bank subsidiary in Orlando, Florida, Colonial Bank. A total of 661,992 shares of BancGroup's Common Stock was issued to the stockholders of Tomoka. At December 31, 1996, Tomoka had assets of $76.7 million, deposits of $68.2 million and stockholders' equity of $6.5 million. This merger will be accounted for as a pooling-of-interests.

         On January 9, 1997, First Family Financial Corporation ("First Family") was merged into BancGroup. First Family is a Florida corporation and is a holding company for First Family Bank, fsb located in Eustis, Florida. First Family has merged with BancGroup and following regulatory approval, First Family Bank, fsb will merge with BancGroup's existing subsidiary bank in Orlando, Florida, Colonial Bank. A total of 329,492 shares of BancGroup's Common Stock and $6,491,875 in cash has been issued to the stockholders of First Family. At December 31, 1996, First Family had assets of $167.3 million, deposits of $156.7 million and stockholders' equity of $8.7 million. This merger will be accounted for as a purchase method combination

         On, January 31, 1997, D/W Bankshares, Inc. ("Bankshares") was merged into BancGroup. Bankshares is a Georgia corporation and is a holding company for Dalton/Whitfield Bank & Trust located in Dalton, Georgia ("Dalton/Whitfield"). Bankshares has merged with BancGroup and following regulatory approval Dalton/Whitfield will merge with BancGroup's existing bank subsidiary in Lawrenceville, Georgia, Colonial Bank. A total of 1,016,548 shares of BancGroup's Common Stock was issued to the stockholders of Bankshares. At December 31, 1996, Bankshares had assets of $138.7 million, deposits of $124.4 million and stockholders' equity of $10.0 million. This merger will be accounted for as a pooling-of-interests.

         Pro forma unaudited results of operations assuming the Jefferson and Bankshares mergers had occurred on January 1, 1994 (earliest period presented), are as follows:

                                      1996           1995           1994
--------------------------------------------------------------------------
Net interest income                 $192,075       $163,003       $142,853
Noninterest income                    70,818         59,260         52,830
Net income                            50,371         44,801         33,875
Earnings Per Share:
 Primary                            $   1.39       $   1.27       $   0.98
 Fully-Diluted                      $   1.37       $   1.21       $   0.97
--------------------------------------------------------------------------


PENDING MERGERS

         BancGroup entered into a definitive agreement dated November 18, 1996, to merge Fort Brooke Bancorporation ("Fort Brooke") into BancGroup. Fort Brooke is a Florida corporation and is a holding company for Fort Brooke Bank located in Tampa, Florida. Fort Brooke will merge with BancGroup and following such merger, Fort Brooke Bank will merge with BancGroup's existing bank subsidiary in Orlando, Colonial Bank. Based on the market price of BancGroup's Common Stock as of February 25, 1997, a total of 1,600,124 shares of BancGroup's Common Stock would be issued to the stockholders of Fort Brooke. The actual number of shares of BancGroup's Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger subject to a maximum of 1,950,152 shares and a minimum of 1,600,124 shares to be issued. This transaction is subject to, among other things, approval by the stockholders of Fort Brooke and approval by appropriate regulatory authorities. At December 31, 1996, Fort Brooke had assets of $208.8 million, deposits of $185.8 million and stockholders' equity of $16.6 million. This merger will be accounted for as a pooling-of-interests.

         BancGroup also entered into a definitive agreement to merge Shamrock Holding, Inc., parent of The Union Bank in Evergreen, Alabama, ("Shamrock") into BancGroup. Pursuant to that agreement, BancGroup will make a cash offer to purchase all of the outstanding shares of Shamrock for an aggregate cash price of $11,482,000, subject to regulatory approval and other conditions. At December 31, 1996, The Union Bank had total assets of approximately $54.5 million, deposits of $46.4 million, and stockholders' equity of $7.9 million. This merger will be accounted for as a purchase method combination.

         In February 1997, BancGroup executed letters of intent to merge two additional Florida banks into BancGroup. First Commerce Banks of Florida, Inc. ("First Commerce"), in Winter Haven, had assets of $106 million at December 31, 1996. Great Southern Bank ("Great Southern"), in West Palm Beach, had assets of $119 million at December 31, 1996. The First Commerce merger will be accounted for as a purchase while the Great Southern merger will be a pooling of interests.


                           THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES     51

3. SECURITIES

The carrying and market values of investment securities are summarized as follows:


INVESTMENT SECURITIES
(In thousands)                                          1996                                              1995
--------------------------------------------------------------------------------------------------------------------------------
                                AMORTIZED    UNREALIZED    UNREALIZED     MARKET       Amortized  Unrealized  Unrealized  Market
                                   COST         GAINS        LOSSES        VALUE          Cost       Gains      Losses     Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
 and obligations of U.S.
 government agencies             $237,764       $2,330      $  (992)     $239,102       $226,621    $3,834     $(1,646)  $228,809
Obligations of state and
 political subdivisions            37,284          945          (32)       38,197         46,337     1,250        (128)    47,459
Other                                 752            4         (197)          559         11,037        52         (43)    11,046
---------------------------------------------------------------------------------------------------------------------------------
Total                            $275,800       $3,279      $(1,221)     $277,858       $283,995    $5,136     $(1,817)  $287,314
---------------------------------------------------------------------------------------------------------------------------------

The carrying and market values of securities available for sale are summarized as follows:

SECURITIES AVAILABLE FOR SALE
(In thousands)                                          1996                                              1995
---------------------------------------------------------------------------------------------------------------------------------
                                AMORTIZED    UNREALIZED    UNREALIZED     MARKET       Amortized  Unrealized  Unrealized  Market
                                   COST         GAINS        LOSSES        VALUE          Cost       Gains      Losses     Value
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
 and  obligations of U.S.
 government agencies             $291,982       $2,279      $(1,518)     $292,743       $198,971    $1,959     $(1,110)  $199,820
Obligations of state and
 political subdivisions             6,766           56          (10)        6,812          6,984        37          --      7,021
Other                               6,437          898          (55)        7,280          7,040     1,020         (64)     7,996
---------------------------------------------------------------------------------------------------------------------------------
Total                            $305,185       $3,233      $(1,583)     $306,835       $212,995    $3,016     $(1,174)  $214,837
---------------------------------------------------------------------------------------------------------------------------------


         The market values of obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.

         Included within other investment securities are $10,000,000 in marketable equity securities at December 31, 1995. Included within securities available for sale is $37,574,000 and $24,496,000 in Federal Home Loan Bank stock at December 31, 1996 and 1995, respectively.

         Securities with a carrying value of approximately $432,216,000 and $312,630,000 at December 31, 1996 and 1995 respectively, were pledged for various purposes as required or permitted by law.

         Gross gains of $154,000, $85,000 and $222,000 and gross losses of $15,000, $52,000 and $138,000 were realized on sales of securities for 1996, 1995, and 1994, respectively. The amortized cost and market value of debt securities at December 31, 1996, by contractual maturity, are as follows. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Securities Available
                                   Investment Securities           For Sale
----------------------------------------------------------------------------------
                                  Amortized      Market     Amortized     Market
(In thousands)                     Cost           Value       Cost         Value
----------------------------------------------------------------------------------
Due in one year
 or less                         $ 59,529       $ 59,811    $ 15,955     $ 15,962
Due after one year
 through five years               130,773        132,176      68,257       68,759
Due after five years
 through ten years                 12,817         13,401      13,019       13,237
Due after ten years                 2,037          2,135         158          165
----------------------------------------------------------------------------------
                                  205,156        207,523      97,389       98,123
Mortgage-backed
 securities                        70,644         70,335     169,064      169,583
----------------------------------------------------------------------------------
Total                            $275,800       $277,858    $266,453     $267,706
----------------------------------------------------------------------------------


         During 1995 and pursuant to a FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, BancGroup transferred approximately $56,921,000 from Investment Securities to Securities Available for Sale.


52  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

4. LOANS

A summary of loans follows:


(In thousands)                       1996           1995
------------------------------------------------------------
Commercial, financial,
 and agricultural                $   492,619    $   436,791
Real estate--commercial              797,341        692,550
Real estate--construction            402,502        335,645
Real estate--mortgage              1,688,299      1,451,338
Installment and consumer             247,195        215,043
Other                                 53,152         44,746
------------------------------------------------------------
Subtotal                         $ 3,681,108    $ 3,176,113
Unearned income                         (693)          (607)
------------------------------------------------------------
Total                            $ 3,680,415    $ 3,175,506
============================================================


         BancGroup's lending is concentrated throughout Alabama, southern Tennessee, central Georgia and central Florida, and repayment of these loans is in part dependent upon the economic conditions in the respective regions of the states. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for possible loan losses. Other than concentrations of credit risk in Alabama and commercial real estate loans in general, management is not aware of any significant concentrations.

         BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 1996.

         In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Loan activity to such parties with an aggregate loan balance of more than $60,000 during the year ended December 31, 1996 are summarized as follows:

(In thousands)
Balance                                Balance
1/1/96          Additions  Repayments  12/31/96
===============================================
$37,238         $48,935    $46,067     $40,106
===============================================

         At December 31, 1996 and 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 totaled $28,799,000 and $16,293,000, respectively, and these loans had a corresponding valuation allowance of $7,654,000 and $5,907,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was approximately $22,546,000 and $18,461,000. BancGroup recognized approximately $2,040,000 and $1,040,000 of interest on impaired loans during the portion of the year that they were impaired in 1996 and 1995, respectively.

         BancGroup uses several factors in determining if a loan is impaired under SFAS No. 114. Generally, nonaccrual loans as well as loans classified by internal loan review are reviewed for impairment. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data, and borrowers' operating factors such as cash flows, operating income or loss, etc.


5. ALLOWANCE FOR POSSIBLE LOAN LOSSES

         An analysis of the allowance for possible loan losses is as follows:


(In thousands)                     1996           1995         1994
--------------------------------------------------------------------
Balance, January 1               $ 41,490       $ 36,985    $ 30,946
Addition due to
 acquisitions                         738          1,129         501
Provision charged
 to income                          9,121          7,350       7,506
Loans charged off                 (10,654)        (6,302)     (5,453)
Recoveries                          4,475          2,328      (3,485)
--------------------------------------------------------------------
Balance, December 31             $ 45,170       $ 41,490    $ 36,985
--------------------------------------------------------------------



                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   53

6. FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK

         BancGroup is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments and standby letters of credit and obligations to deliver and sell mortgage loans and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

         BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and obligations to deliver and sell mortgage loans is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1996 and 1995 are as follows:

                                         Contract Amount
============================================================
(In thousands)                      1996              1995
============================================================
Financial instruments whose
 contract amounts represent
 credit risk:

Loan commitments                 $   625,896    $   494,703
Standby letters of credit             45,229         28,440
Mortgage sales commitments           193,970        121,925


         Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.

         Obligations to sell loans at specified dates (typically within ninety days of the commitment date) and at specified prices are intended to hedge the interest rate risk associated with the time period between the initial offer to lend and the subsequent sale to a permanent investor. Risks arise from changes in interest rates. Changes in the market value of the sales commitments are included in the measurement of the gain or loss on mortgage loans held for sale. The current market value of these commitments was $194,858,000, and $120,644,000 at December 31, 1996 and 1995, respectively.


7. PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows:

(In thousands)                       1996           1995
===========================================================
Land                             $    19,971    $    16,601
Bank premises                         58,544         53,406
Equipment                             55,853         47,556
Leasehold improvements                 8,682          4,614
Construction in progress               1,665          1,993
Automobiles                              339            360
-----------------------------------------------------------
Total                                145,054        124,540
Less accumulated depreciation
 and amortization                     66,205         58,707
-----------------------------------------------------------
Premises and equipment, net      $    78,849    $    65,833
===========================================================



8. SHORT-TERM BORROWINGS

   Short-term borrowings are summarized as follows:


(In thousands)                     1996           1995         1994
=====================================================================
Federal funds purchased
 and securities sold
 under repurchase
 agreements                      $115,512       $131,115    $145,419
FHLB borrowings                   715,000        465,000     210,050
Other short-term
 borrowings                         2,017          1,141       1,131
---------------------------------------------------------------------
Total                            $832,529       $597,256    $356,600
=====================================================================


         BancGroup had outstanding term notes (Note 9) of which the current portion, $1,033,000 and $1,000,000, is included in other short-term borrowings at December 31, 1996 and 1995, respectively.

         BancGroup became a member of the Federal Home Loan Bank (FHLB) in late 1992. Based on its investment in the FHLB and other factors at December 31, 1996, BancGroup can borrow up to $1.0 billion from the FHLB on either a short or long-term basis. At December 31, 1996, $726 was outstanding. BancGroup has available an additional unused credit of $281 million with the FHLB. FHLB has a blanket lien on BancGroup's 1-4 family mortgage loans in the amount of the outstanding debt. CMC has a warehouse line of credit with $118 million of availability from FHLB, of which none was outstanding at December 31, 1996. This warehouse line is collateralized by mortgage loans held for sale.

         Additional details regarding short-term borrowings are shown below:


(In thousands)                     1996           1995           1994
======================================================================
Average amount
 outstanding
 during the year                 $ 693,372      $ 478,596   $ 236,074
Maximum amount
 outstanding at
 any month-end                     832,529        597,256     356,600
Weighted average
 interest rate:
During year                           5.44%          6.12%       4.42%
End of year                           5.56%          5.78%       5.62%
======================================================================



54   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

9. LONG-TERM DEBT

         Long-term debt is summarized as follows:


(In thousands)                       1996            1995
===========================================================
12 3/4% Convertible
 Subordinated
 Debentures                      $      --      $     7,483
7 1/2% Convertible
 Subordinated
 Debentures                            7,187          9,637
Term Note                             14,116         10,250
Line of Credit and Other                  19          6,353
FHLB Advances                         10,809          5,516
REMIC Bonds                            5,536          7,024
-----------------------------------------------------------
Total                            $    37,667    $    46,263
===========================================================


         The 12 3/4% Convertible Subordinated Debentures due December 15, 2000 ("1985 Debentures") were issued in connection with the acquisition of a bank. The 1985 Debentures were redeemable, at the option of BancGroup, ten years from the date of issuance at face value plus accrued interest. At the option of the holder, each 1985 Debenture could be converted into BancGroup Common Stock at the conversion price of $9.125 principal amount of 1985 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. In January, 1996, BancGroup called the 12 3/4% subordinated debentures. As a result, 806,598 shares of BancGroup Common Stock were issued and cash was paid for the remaining debentures.

         The 7 1/2% Convertible Subordinated Debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $14.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 512,800 shares of such Common Stock would be issued.

         At December 31, 1995, BancGroup had a term note with $11,250,000 outstanding and a line credit with $6,250,000 outstanding. This term note was payable in annual installments of $1,000,000 and was due in August 1997. In 1996, BancGroup transferred the outstanding balances of the term note and line of credit to a new term note. The 1996 term note has $15,149,000 outstanding at December 31, 1996. (Also see Note 8.) The 1996 term note is payable in annual installments of $1,033,000 with the balance due in 2001. In addition, BancGroup entered into a new line of credit with the same financial institution totaling $35 million, of which none is outstanding at December 31, 1996. The 1996 line of Credit is due at maturity in October 1998. The term note and the line of credit bear interest at a rate of 1.5% above LIBOR. All of the capital stock of BancGroup's subsidiary banks is pledged as collateral. The agreements contain restrictive covenants which, among other things, limit the sale of assets, incurrence of additional indebtedness, repurchase of BancGroup stock, and requires BancGroup to maintain certain specified financial ratios. In January 1997, the new term note was paid in full. The repayment was funded with a portion of the proceeds from the Trust Preferred Securities offering discussed below.

         BancGroup had long-term Federal Home Loan Bank (FHLB) Advances outstanding of $10,809,000 and $5,516,000 at December 31, 1996 and 1995,
respectively. These advances bear interest rates of 5.32% to 7.53% and mature from 1999 to 2011.

         BancGroup, with the acquisition of First AmFed, also assumed the real estate mortgage investment conduit (REMIC) bonds through a conduit, Service Financial Corporation, a subsidiary of Colonial Bank. These bonds were series A (four classes) with an original principal amount of $28,123,000 and a coupon interest rate of 7.875%. As of December 31, 1996 the bonds have an outstanding balance of $5,536,000 and are collateralized by FNMA mortgaged-backed securities with a carrying value of $5,546,000. The collections on these securities are used to pay interest and principal on the bonds. Only Class A-3 and A-4 bonds remain outstanding. The REMIC bonds are summarized in the following table:

                                                        Balance at
                         Expected                   December 31, 1996
Class                    Maturity                       (In thousands)
======================================================================
A-3                      June 1, 2007                      $  845
A-4                 September 1, 2017                       4,691
----------------------------------------------------------------------
Total                                                      $5,536
======================================================================

         At December 31, 1996, long-term debt, including the current portion, is scheduled to mature as follows:

(In thousands)
====================================================
1997                                         $ 2,199
1998                                           1,229
1999                                           1,438
2000                                           1,093
2001                                          11,082
Thereafter                                    22,643
----------------------------------------------------
Total                                        $39,684
----------------------------------------------------

         On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities in a private placement offering. In BancGroup's consolidated statement of condition, these securities will be shown as long-term debt.


10. CAPITAL STOCK

         On January 15, 1997, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on February 11, 1997. The stated par value was not changed from $2.50. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock-split.

         Effective February 21, 1995 the Class A Common Stock and the Class B Common Stock were reclassified into one class of stock called Common Stock, $2.50 par value, with equal rights




                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   55
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

11. REGULATORY MATTERS AND RESTRICTIONS

         Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $104 million of retained earnings plus certain 1997 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1997 without prior approval from the respective regulatory authorities.

         The subsidiary banks are required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1996, these deposits totaled $22.9 million.

         BancGroup and its subsidiary banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on BancGroup's financial position. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BancGroup and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. BancGroup's and its subsidiary banks' capital amounts and classi-fication are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require BancGroup and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I Capital
(as defined) to average assets (as defined). Management believes, as of December 31, 1996 and 1995, that BancGroup and its subsidiary banks meet all capital adequacy requirements to which they are subject.

         As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized BancGroup's subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized BancGroup and its subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed BancGroup's category.

         Actual capital amounts and ratios for BancGroup and it significant bank subsidiaries are also presented in the following table:
marquis

                                                                                            TO BE WELL CAPITALIZED
                                                                         FOR CAPITAL        UNDER PROMPT CORRECTIVE
(In Thousands)                                     ACTUAL             ADEQUACY PURPOSES       ACTION PROVISIONS
==================================================================================================================
                                            AMOUNT         RATIO      AMOUNT      RATIO       AMOUNT       RATIO
==================================================================================================================
AS OF DECEMBER 31, 1996
 Total Capital (to Risk Weighted Assets)
   Consolidated                             $362,605       10.46%    $277,374      >8.0%     $346,718     >10.0%
                                                                                   -                      -
     Colonial Bank Alabama                   305,015       10.47%     233,112      >8.0%      291,391     >10.0%
                                                                                   -                      -
     Colonial Bank Florida                    20,680       10.01%      16,534      >8.0%       20,668     >10.0%
                                                                                   -                      -
     Colonial Bank Georgia                    39,139       11.53%      27,150      >8.0%       33,937     >10.0%
                                                                                   -                      -

 Tier I Capital (to Risk Weighted Assets)
   Consolidated                              312,056        9.00%     138,687      >4.0%      208,031     > 6.0%
                                                                                   -                      -
     Colonial Bank Alabama                   268,349        9.21%     116,556      >4.0%      174,834     > 6.0%
                                                                                   -                      -
     Colonial Bank Florida                    18,722        9.06%       8,267      >4.0%       12,401     > 6.0%
                                                                                   -                      -
     Colonial Bank Georgia                    34,870       10.27%      13,575      >4.0%       20,362     > 6.0%
                                                                                   -                      -

 Total I Capital (to average assets)
   Consolidated                              312,056        6.61%     188,771      >4.0%      235,963     > 5.0%
                                                                                   -                      -
     Colonial Bank Alabama                   268,349        6.65%     161,418      >4.0%      201,772     > 5.0%
                                                                                   -                      -
     Colonial Bank Florida                    18,722        6.57%      11,391      >4.0%       14,239     > 5.0%
                                                                                   -                      -
     Colonial Bank Georgia                    34,870        7.06%      19,768      >4.0%       24,710     > 5.0%
                                                                                   -                      -

 AS OF DECEMBER 31, 1995
 Total Capital (to Risk Weighted Assets)

   Consolidated                             $312,433       10.71%    $233,274      >8.0%     $291,593     >10.0%
                                                                                   -                      -
     Colonial Bank Alabama                   263,380       10.81%     194,981      >8.0%      243,726     >10.0%
                                                                                   -                      -
     Colonial Bank Florida                    16,271        9.72%      13,398      >8.0%       16,748     >10.0%
                                                                                   -                      -
     Colonial Bank Georgia                    34,296       12.61%      21,759      >8.0%       27,199     >10.0%
                                                                                   -                      -


 Tier I Capital (to Risk Weighted Assets)
   Consolidated                              258,857        8.88%     116,637      >4.0%      174,956     > 6.0%
                                                                                   -                      -
     Colonial Bank Alabama                   232,856        9.55%      97,490      >4.0%      146,236     > 6.0%
                                                                                   -                      -
     Colonial Bank Florida                    14,313        8.55%       6,699      >4.0%       10,049     > 6.0%
                                                                                   -                      -
     Colonial Bank Georgia                    31,473       11.57%      10,880      >4.0%       16,319     > 6.0%
                                                                                   -                      -

 Tier I Capital (to average assets)
   Consolidated                              258,857        7.15%     144,810      >4.0%      181,013     > 5.0%
                                                                                   -                      -
     Colonial Bank Alabama                   232,856        6.87%     135,498      >4.0%      169,373     > 5.0%
                                                                                   -                      -
     Colonial Bank Florida                    14,313        6.54%       8,753      >4.0%       10,941     > 5.0%
                                                                                   -                      -
     Colonial Bank Georgia                    31,483        9.42%      13,367      >4.0%       16,708     > 5.0%
                                                                                   -                      -




56  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

12. LEASES

         BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 1996 were as follows:



(In thousands)
=====================================
1997                          $ 5,133
1998                            4,245
1999                            3,714
2000                            3,357
2001                            2,040
Thereafter                      8,376
-------------------------------------
Total                         $26,865
=====================================


         Rent expense for all leases amounted to $7,050,000 in 1996, $6,175,000 in 1995 and $5,104,000 in 1994.

13. EMPLOYEE BENEFIT PLANS

         BancGroup and its subsidiaries are participants in a pension plan with certain other related companies. This plan covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method. For purposes of determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.75% for 1996, 7.25% for 1995 and 8.5% for 1994. The rate of increase in future compensation levels was 4.75% for 1996, 4.00% for 1995 and 5.00% for 1994. The expected long-term rate of return on assets was 9% for 1996, 1995, and 1994.

          Employee pension benefit plan status at December 31:


(In thousands)                                 1996                  1995
============================================================================
Actuarial present value of benefit
 obligations:
Accumulated benefit obligation             $     8,623          $    10,211
Vested benefit obligation                  $     8,191          $     9,244
Projected benefit obligation for
 service rendered to date                  $    13,279          $    13,811
Plan assets at fair value                  $    13,729          $    11,567
----------------------------------------------------------------------------
Plan assets over/(under) projected
 benefit obligation                                450               (2,244)
Unrecognized net gain from past
 experience different from that
 assumed and effects of changes
 in assumptions                                 (2,549)                (716)
Unrecognized prior service cost                     62                   66
Unrecognized net asset at
 January, 1986 being recognized
 over 19 years                                     (45)                 (38)
----------------------------------------------------------------------------
Accrued pension cost                       $    (2,082)         $    (2,932)
============================================================================



(In thousands)                                1996               1995            1994
=========================================================================================
Net pension cost included the
 following components:
Service cost                               $   1,099            $     873     $     849
Interest cost                                  1,029                  962           619
Actual return on plan assets                  (1,463)                (851)         (614)
Net amortization and deferral                    405                   (6)          (27)
-----------------------------------------------------------------------------------------
Net pension cost                           $   1,070            $     978     $     827
=========================================================================================


         At December 31, 1996 and 1995, the pension plan assets included investments of 45,260 and 59,874 shares of BancGroup Common Stock representing 7% of pension plan assets for both years. At December 31, 1996, BancGroup
Common Stock included in pension plan assets had a cost and market value of $383,488 and $905,200, respectively. Pension plan assets are distributed approximately 10% in U.S. Government and agency issues, 26% in Corporate bonds and 48% in equity securities (including BancGroup Common Stock) and 16% in money market funds.

        BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which includes purchase of Common Stock of BancGroup. Charges to operations for this


                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   57
plan and similar plans of combined banks amounted to $850,000, $772,000 and $606,000 for 1996, 1995 and 1994, respectively.

14. STOCK PLANS

         The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. An aggregate of 1,100,000 shares of Common Stock are reserved for issuance under the 1992 Plan. At December 31, 1996 and 1995, 704,872 and 977,038 shares, respectively remained available for the granting of options under the 1992 Plan.

         The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 1,600,000 shares of Common Stock are reserved for issuance under the 1992 Nonqualified Plan. At December 31, 1996 and 1995, 1,475,500 and 1,565,500 shares, respectively remained available for the granting of options under the 1992 Nonqualified Plan.

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

         Pursuant to the SBC and CBG combinations, BancGroup assumed qualified stock options and non-qualified stock options in exchange for existing officers and directors and other stock options according to the respective exchange ratios.

         Certain of the options issued during 1996 under the 1992 Nonqualified Plan and the 1992 Plan have vesting requirements. The option recipients are required to remain in the employment of BancGroup (subject to certain exemptions) for periods of between one and five years to fully vest in the options granted. The five year vesting options become exercisable on a pro-rata basis for five years.

         Following is a summary of the transactions in Common Stock under these plans for the years ended December 31, 1996, 1995 and 1994.


============================================================================================================================
                                                                Qualified Plans                 Nonqualified Plans
----------------------------------------------------------------------------------------------------------------------------
                                                                    Weighted Average                       Weighted Average
                                                       Shares        Exercise Price        Shares            Exercise Price
============================================================================================================================
Outstanding at December 31, 1993                      321,796            $     4.849     1,478,700              $     5.163
Granted (at $5.74 per share)                             --                       --       126,182                    5.740
Exercised (at $2.125-$6.50 per share)                (104,156)                 5.478       (30,000)                   3.684
----------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1994                      217,640                  4.532     1,574,882                    5.269
Granted (at $8.445-$9.94 per share)                     7,500                  9.940        36,862                    8.858
Exercised (at $3.08-$8.74 per share)                  (67,038)                 3.741       (28,730)                   3.391
----------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995                      158,102                  5.068     1,583,014                    5.423
Granted (at $17.580-$19.94 per share)                 292,166                 17.895        90,000                   14.714
Exercised (at $3.08-$9.12 per share)                  (22,354)                 5.837      (406,778)                   5.849
----------------------------------------------------------------------------------------------------------------------------
Outstanding at
 December 31, 1996                                    427,914            $    13.786     1,266,236              $     6.084
===========================================================================================================================



58  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

         At December 31, 1996, the total shares outstanding and exercisable under these option plans were as follows:

                                      OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
===========================================================================     ==========================================
                                      WEIGHTED
                                       AVERAGE      WEIGHTED
                          NUMBER      REMAINING      AVERAGE    AGGREGATE          NUMBER        AVERAGE      AGGREGATE
  RANGE OF              OUTSTANDING  CONTRACTUAL    EXERCISE      OPTION         EXERCISABLE     EXERCISE      OPTION
EXERCISE PRICES         AT 12/31/96     LIFE          PRICE       PRICE          AT 12/13/96      PRICE        PRICE
---------------------------------------------------------------------------     ------------------------------------------
 $3.08-$3.19              278,776   3.96 years   $     3.088   $   860,831        278,776    $     3.088      $   860,831
 $3.625-$3.88             497,396   4.80 years         3.817     1,898,470        497,396          3.817        1,898,470
 $4.31-$8.445             214,692   7.16 years         6.268     1,345,723        214,692          6.268        1,345,723
 $9.12-$9.94              321,120   4.10 years         9.170     2,944,755        321,120          9.170        2,944,755
 $14.715-$17.155          308,166  10.47 years        16.488     5,081,093        179,000         16.021        2,867,825
 $19.53-$19.94             74,000  10.97 years        19.885     1,471,460           --              N/A             --
---------------------------------------------------------------------------     ------------------------------------------
Total                   1,694,150   6.11 years   $     8.029   $13,602,332      1,490,984    $     6.652      $ 9,917,604
===========================================================================     ==========================================


         On January 1, 1996 BancGroup adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, BancGroup has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Incentive Plan. For the Nonqualified Plan, compensation expense is recognized for the difference between exercise price and fair market value of the shares at date of issue. Had compensation cost for BancGroup's Plans been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, BancGroup's net income and net income per share would have been reduced to the pro forma amounts indicated below:


                                  As          Pro
                              Reported        Forma
=======================================================
                                      1996
                                      ----
Net income                     $53,608       $ 52,603
Earnings Per Share(Primary)    $  1.63       $   1.59

                                      1995
                                      ----
Net income                     $41,553       $ 41,349
Earnings Per Share(Primary)    $  1.32       $   1.31

                                      1994
                                      ----

Net income                     $29,741       $ 29,660
Earnings Per Share(Primary)    $  1.00       $   1.00
=======================================================


         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, 1995, and 1994, respectively; dividend yield of 3.15%, 4.98% and 6.97%; expected volatility of 34% for all years; risk-free interest rates of 6.04%, 6.63% and 7.77%;
and expected lives of ten years. The weighted average fair values of options granted during 1996, 1995 and 1994 was $6.51, $4.78 and $5.35, respectively.

         In 1987, BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive Common Stock in lieu of cash director fees. The election to participate in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make their election annually. Shares earned under the plan for regular fees are issued quarterly while supplemental fees are issued annually. All shares become vested at the expiration of the director's term. During 1996, 1995 and 1994, respectively, 31,710, 34,048 and 28,534 shares of Common Stock were issued under the Directors Plan, representing approximately $328,000, $326,000 and $284,000 in directors' fees for 1996, 1995 and 1994, respectively.

         In 1992, BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest 20% per year commencing on the first anniversary of the award. An aggregate of 1,500,000 shares have been reserved for issuance under this Plan. There were 99,640 shares outstanding of which 10,520 shares were vested at December 31, 1996.

         In 1994, BancGroup adopted the Employee Stock Purchase Plan which provides salaried employees of BancGroup with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $10 or more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or more than $1,000 each month toward the purchase of the stock at market price. There are 300,000 shares authorized for issuance under this Plan. There were 22,706 shares issued and outstanding under this Plan at December 31, 1996.


                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   59

15. CONTINGENCIES

BancGroup and its subsidiary banks are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1996, will have a materially adverse effect on BancGroup's financial statements.


16. RELATED PARTIES

         Most of the insurance coverage for credit life, and accident and health insurance is provided to customers of BancGroup's subsidiary bank by companies owned by a principal shareholder and a director of BancGroup. Premiums collected from customers and remitted to these companies on such insurance were approximately $1,651,000, $1,712,000 and $2,242,000 in 1996, 1995 and 1994,
respectively.

        BancGroup, Colonial Bank and CMC lease premises, including their principal corporate offices, and airplane services from companies owned by principal shareholders of BancGroup. Amounts paid under these leases and agreements approximated $3,252,000, $3,100,000 and $2,300,000 in 1996, 1995 and
1994, respectively.

         During 1996, 1995 and 1994, BancGroup and its subsidiaries paid or accrued fees of approximately $1,475,000, $1,306,000 and $1,326,000, respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.

17. OTHER EXPENSE

The following amounts were included in Other Expense:

(In thousands)                      1996          1995        1994
=====================================================================
Stationery, printing,
 and supplies                    $   3,469      $   3,080   $   3,084
Postage                              2,241          1,901       1,682
Telephone                            4,284          3,429       2,915
Insurance                            1,404          1,417       1,690
Legal fees                           2,778          2,232       2,949
Advertising and
 public relations                    5,029          3,796       2,736
FDIC assessment                      2,231          3,767       5,293
Other                               25,346         23,149      18,587
---------------------------------------------------------------------
Total                            $  46,782      $  42,771   $  38,936
=====================================================================



18. INCOME TAXES

         The components of income taxes were as follows:


(In thousands)                     1996          1995         1994
=====================================================================
Currently payable:
 Federal                         $  28,175      $  23,265   $  16,961
 State                               2,391          2,200       1,229
Deferred                            (1,103)        (2,225)     (2,361)
---------------------------------------------------------------------
Total                            $  29,463      $  23,240   $  15,829
=====================================================================


         The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:


(In thousands)                     1996           1995        1994
=====================================================================
Tax at statutory rate
 on income from
 operations                      $  29,075      $  22,627   $  15,911
Add:
 State income taxes, net
   of federal tax benefit            2,131          1,453         829
 Amortization of net
   purchase accounting
   adjustments                         369            237         465
Other                                  441            871         261
---------------------------------------------------------------------
Total                               32,016         25,188      17,466
=====================================================================

Deduct:
 Nontaxable interest
  income                             2,537          1,696       1,404
 Dividends received
  deduction                             16            252         233
---------------------------------------------------------------------
 Total                               2,553          1,948       1,637
---------------------------------------------------------------------
TOTAL INCOME TAXES               $  29,463      $  23,240   $  15,829
=====================================================================



60  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

         The components of BancGroup's net deferred tax asset as of December 31, 1996 and 1995, were as follows:

(In thousands)                              1996             1995
===========================================================================
Deferred tax assets:
Allowance for possible loan
 losses                                    $16,984          $15,294
Pension accrual in excess
 of contributions                              952              755
Accumulated amortization of
 mortgage servicing rights                   2,384            2,869
Acquisition related accruals                  --                547
Other real estate owned
 writedowns                                  1,182            1,394
Other liabilities and reserves               1,556            1,514
Deferred loan fees, net                          3              408
 Accelerated tax depreciation                  292             --
 Other                                       1,082            2,132
-------------------------------------------------------------------
 Total deferred tax asset                   24,435           24,913
===================================================================


Deferred tax liabilities:
 Accelerated tax depreciation                 --                368
 Cumulative accretion/discount
 on bonds                                      428              510
 Differences between financial
  reporting and tax bases of net
  assets acquired                              647            1,124
 Stock dividends received                    2,106            1,449
 Prepaid FDIC assessment                         1              407
 Loan loss reserve recapture                 1,779            2,248
 Unrealized gain on securities
  available for sale                           399              362
 Other                                       1,125            1,561
-------------------------------------------------------------------
 Total deferred tax liability                6,485            8,029
===================================================================
 Net deferred tax asset                    $17,950          $16,884
===================================================================


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


19. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

- CASH AND CASH EQUIVALENTS -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE -- For debt securities and marketable equity securities held either for investment purposes or for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

- MORTGAGE LOANS HELD FOR SALE -- For these short-term instruments, the fair value is determined from quoted current market prices.

- MORTGAGE SERVICING RIGHTS AND EXCESS SERVICING FEES -- Fair value is estimated by discounting future cash flows from servicing fees using discount rates that approximate current market rates.

- LOANS -- For loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

- DEPOSITS -- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1996 and 1995. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

- SHORT-TERM BORROWINGS -- For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

- LONG-TERM DEBT-- Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

- COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT -- The value of the unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 1996 and 1995.



                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   61

         The estimated fair values of BancGroup's financial instruments at December 31, 1996 and 1995 are as follows:

                                             1996                      1995
                                   =====================================================
                                     CARRYING         FAIR        Carrying         Fair
(In thousands)                        AMOUNT         VALUE         Amount         Value
========================================================================================
Financial assets:
 Cash and short-term investments   $   204,278    $  204,278   $   201,283    $  201,283
 Securities available for sale         306,835       306,835       214,293       214,293
 Investment securities                 275,800       277,858       283,995       287,314
 Mortgage loans held for sale          157,433       159,527       110,486       111,952
 Mortgage servicing rights and
  excess servicing fees                107,797       152,064        88,165       130,156
 Loans                               3,680,445                   3,175,506
 Less: allowance for loan losses       (45,170)                    (41,490)
----------------------------------------------------------------------------------------
 Loans, net                          3,635,245     3,683,687     3,134,016     3,178,115
----------------------------------------------------------------------------------------
Total                              $ 4,687,418    $4,784,349   $ 4,032,238    $4,127,753
========================================================================================
Financial liabilities:
 Deposits                          $ 3,583,669    $3,589,761   $ 3,204,260    $3,208,544
 Short-term borrowings                 832,529       832,529       597,256       597,256
 Long-term debt                         37,667        40,656        46,263        53,600
----------------------------------------------------------------------------------------
Total                              $ 4,453,865    $4,462,946   $ 3,847,779    $3,859,400
========================================================================================



20. CONDENSED FINANCIAL INFORMATION
    OF THE COLONIAL BANCGROUP, INC.
    (PARENT COMPANY ONLY)


STATEMENT OF CONDITION

                                                      December 31
---------------------------------------------------------------------------
(In thousands)                                1996                1995
===========================================================================
ASSETS:
Cash*                                      $     1,061          $     4,043
Investment in subsidiaries*                    359,338              314,883
Intangible assets                                3,224                3,642
Other assets                                     3,915                3,923
---------------------------------------------------------------------------
Total assets                               $   367,538          $   326,491
===========================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings                      $     1,033          $     1,000
Subordinated debt                                7,187               17,120
Other long-term debt                            14,116               16,499
Other liabilities                                2,020                2,409
Shareholders' equity                           343,182              289,463
---------------------------------------------------------------------------
Total liabilities and
 shareholders' equity                      $   367,538          $   326,491
===========================================================================


*Eliminated in consolidation.




STATEMENT OF OPERATIONS


                                       Years Ended December 31
----------------------------------------------------------------------
(In thousands)                     1996            1995       1994
======================================================================
INCOME:
Cash dividends from
 subsidiaries*                   $  14,411      $  13,449   $  12,027
Interest and dividends
 on short-term investments*             47             84          81
Other income                         1,444          1,054       1,062
----------------------------------------------------------------------
Total income                        15,902         14,587      13,170
======================================================================
EXPENSES:
Interest                             1,818          2,616       2,486
Salaries and
 employee benefits                   1,528            754         928
Occupancy expense                      321            298         293
Furniture and
 equipment expense                      96             73         111
Amortization of
 intangible assets                     406            406         406
Other expenses                       4,811          3,381       3,915
----------------------------------------------------------------------
Total expenses                       8,980          7,528       8,139
======================================================================
Income before income taxes,
 extraordinary item and
 equity in undistributed
 net income of subsidiaries          6,922          7,059       5,031
Income tax benefit                   2,435          2,007       2,238
----------------------------------------------------------------------
Income before equity in
 undistributed net
 income of subsidiaries              9,357          9,066       7,269
Equity in undistributed
 net income of subsidiaries*        44,251         32,487      22,472
----------------------------------------------------------------------
Net income                       $  53,608      $  41,553   $  29,741
======================================================================


*Eliminated in consolidation.



62  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

20. CONDENSED FINANCIAL INFORMATION
    OF THE COLONIAL BANCGROUP, INC.
   (continued) (PARENT COMPANY ONLY)

STATEMENT OF CASH FLOWS
                                       Years Ended December 31
(In thousands)                       1996          1995       1994
======================================================================
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income                       $  53,608      $  41,553   $  29,741
Adjustments to
  reconcile net income
  to net cash provided by
  operating activities:
 Gain on sale of assets               --               --          (7)
 Depreciation, amorti-
  zation, and accretion                509            629         649
 Decrease (increase) in
  prepaids and other
  assets                                 8         (1,412)        180
 (Decrease) increase
  in accrued income
  taxes                                (65)         3,387        (727)
 (Decrease) increase
  in accrued expenses                 (324)           930          74
Undistributed
 earnings
 of subsidiaries*                  (44,251)       (32,487)    (22,472)
-----------------------------------------------------------------------
Total adjustments                  (44,123)       (28,953)    (22,303)
-----------------------------------------------------------------------
Net cash provided by
 operating activities                9,485         12,600       7,438
-----------------------------------------------------------------------
CASH FLOWS FROM
INVESTING ACTIVITIES:
Capital expenditures                  (124)          (175)       (343)
Proceeds from sale
 of premises and
 equipment                            --              538         399
Net repayment (investment)
 in subsidiaries*                    2,692         (6,394)     (5,603)
-----------------------------------------------------------------------
Net cash provided by
 (used in) investing
 activities                          2,568         (6,031)     (5,547)
-----------------------------------------------------------------------


STATEMENT OF CASH FLOWS(Continued)
                                         Years Ended December 31
(In thousands)                       1996            1995        1994
=========================================================================
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Proceeds from issuance
 of long-term debt                    --            6,249        --
Repayment of
 long-term debt                     (2,350)        (1,000)     (2,000)
Proceeds from
 issuance of
 common stock                        3,457          1,038       6,518
Dividends paid                     (16,175)       (10,521)     (7,432)
Other, net                              33            (50)         52
-------------------------------------------------------------------------
Net cash used in
 financing activities              (15,035)        (4,284)     (2,862)
-------------------------------------------------------------------------
Net (decrease) increase
 in cash and cash
 equivalents                        (2,982)         2,285        (971)
Cash and cash
 equivalents at
 beginning of year                   4,043          1,758       2,729
-------------------------------------------------------------------------
CASH AND CASH
 EQUIVALENTS AT END
 OF YEAR*                            1,061      $   4,043   $   1,758
=========================================================================
Supplemental
 disclosure of cash
 flow information:
Cash paid (received)
 during the year for:
  Interest                       $   1,774      $   2,661   $   2,489
  Income taxes                      (2,493)          (700)     (1,500)
=========================================================================



*Eliminated in consolidation.


                             THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   63

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

         The following table indicates the high and low closing prices for Common Stock and Class A Common Stock, for 1996 and 1995.

                                    SALE PRICE OF
                                    COMMON STOCK*    DIVIDENDS DECLARED
                                    -------------     ON COMMON STOCK*
                                   HIGH         LOW      (PER SHARE)
======================================================================
1996
1st Quarter
Common ........................  18 1/4         15          $    .135
2nd Quarter
 Common .......................  18 1/16        15 5/8           .135
3rd Quarter
 Common .......................  17 15/16       15 5/8           .135
4th Quarter
 Common .......................  20 1/8         17 3/8           .135

----------------------------------------------------------------------
1995
1st Quarter
 Class A ......................  11 13/16       9 3/4       $  0.1125
 Class B ......................  --             --             0.0625
 Common .......................  --             --             --
2nd Quarter
 Common .......................  13 5/8         11 9/16        0.1125
3rd Quarter
 Common .......................  14 15/16       13 3/4         0.1125
4th Quarter
 Common .......................  16 7/16        14 1/4         0.1125

======================================================================


VOTING SECURITIES AND SHAREHOLDERS

         As of December 31, 1996 and 1995, BancGroup had outstanding 32,749,282* and 31,039,376*, respectively, shares of Common Stock, with 5,747 and 5,388 shareholders of record.

         *Restated to reflect the impact of a two-for-one stock split effected in the form of 100% stock dividend paid February 11, 1997.


64  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                                                            SHAREHOLDER INFORMATION
CORPORATE OFFICES                            FORM 10-K

Colonial Financial Center                    Form 10-K is BancGroup's annual report
One Commerce Street                          filed with the Securities and Exchange
Montgomery, Alabama 36104                    Commission.  A copy of this report is
(334) 240-5000                               available by writing to:
                                             Cindy Clark
ANNUAL MEETING                               The Colonial BancGroup, Inc.
                                             P.O. Box 1108
The annual meeting of shareholders of        Montgomery, Alabama 36101
The Colonial BancGroup, Inc., will be        (888) 843-0622
held on Wednesday, April 16, 1997, at
10:00 a.m., in the corporate offices.        TRANSFER AND DIVIDEND
                                             DISBURSING AGENT
STOCK EXCHANGE LISTING
                                             SunTrust Bank, Atlanta
Common Stock is traded on the New            Stock Transfer Department
York Stock Exchange under symbol             P.O. Box 4625
CNB.  In many newspapers the stock is        Atlanta, Georgia 30302
listed as ColBgp.                            (800) 568-3476

DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN

Owners of BancGroup Common Stock
may participate in the Dividend
Reinvestment and Common Stock
Purchase Plan. Dividends are reinvested
and additional shares purchased at 100%
of the market price average, determined
as provided in the plan.

A quarterly dividend of $0.15 per share
was declared on January 15, 1997,
payable on February 11, 1997 to
shareholders of record on February 4, 1997.
Also, on January 15, 1997, a two for one stock split was declared in the form of a 100 percent stock dividend.

Dividends have been paid every year since the company was founded in 1981.
During those 16 years of uninterrupted
dividend payments, the annual dividend
rate has increased every year since 1990.

For further information, plus a prospectus and enrollment card, contact:
Cindy Clark
The Colonial BancGroup, Inc.
Dividend Reinvestment Plan
P.O. Box 1108
Montgomery, Alabama 36101
(888) 843-0622





                              THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES   65