Form 10-K, Exhibit 13
period 1997-12-31
COLONIAL BANCGROUP INC
filed 1998-03-30
CIK 92339

                                                                      EXHIBIT 13

             PORTIONS OF THE 1997 ANNUAL REPORT TO SECURITY HOLDERS

     (SUCH ANNUAL REPORT, EXCEPT FOR THOSE PORTIONS EXPRESSLY INCORPORATED BY REFERENCE IN THIS REPORT, IS FURNISHED SOLELY FOR THE INFORMATION OF THE COMMISSION AND IS NOT DEEMED TO BE FILED AS PART OF THIS REPORT.)

                                                                      EXHIBIT 13

Colonial BancGroup, Inc.
SELECTED FINANCIAL DATA97

                                                             For the years ended
                                    December 31, 1997, 1996, 1995, 1994 and 1993
                                        (In thousands, except per share amounts)

                                                   1997      1996       1995        1994        1993
----------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Interest income                                $497,987   $408,532   $341,826   $255,758    $204,322
Interest expense                                249,488    205,843    170,483    105,797      81,008
----------------------------------------------------------------------------------------------------
Net interest income                             248,499    202,689    171,343    149,961     123,314
Provision for possible loan losses               13,026     12,545      8,986      8,254      11,767
----------------------------------------------------------------------------------------------------
Net interest income after provision for
   possible loan losses                         235,473    190,144    162,357    141,707     111,547
Noninterest income                               87,759     70,888     60,527     54,149      50,990
Noninterest expense                             194,919    167,131    148,916    142,771     124,941
SAIF special assessment(1)                         --        4,465       --         --          --
Acquisition expense(2)                            5,212     11,918      1,738      1,348         960
----------------------------------------------------------------------------------------------------
Income before income taxes                      123,101     77,518     72,230     51,737      36,636
Applicable income taxes                          45,910     27,304     25,765     17,243      11,249
----------------------------------------------------------------------------------------------------
Income before extraordinary items
   and the cumulative effect of a change
   in accounting for income taxes                77,191     50,214     46,465     34,494      25,387
Extraordinary items, net of income taxes           --         --         --         --          (396)
Cumulative effect of a change in
   accounting for income taxes                     --         --         --         --         3,890
----------------------------------------------------------------------------------------------------
Net income                                     $ 77,191   $ 50,214   $ 46,465   $ 34,494   $  28,881
====================================================================================================
Income excluding SAIF special assessment
   and acquisition expense(1)(2)(3)            $ 81,361   $ 62,651   $ 47,855   $ 35,572   $  26,155
====================================================================================================
EARNINGS PER SHARE
   Income excluding SAIF special assessment
   and acquisition expense:(1)(2)(3)
    Basic                                      $   1.94   $   1.62   $   1.34   $   1.05   $    0.88
    Diluted                                    $   1.88   $   1.55   $   1.24   $   0.98   $    0.85
   Income before extraordinary items and the
   cumulative effect of a change in
   accounting for income taxes:
    Basic                                      $   1.84   $   1.30   $   1.30   $   1.02   $    0.86
    Diluted                                    $   1.78   $   1.25   $   1.21   $   0.95   $    0.82
Net income:
    Basic                                      $   1.84   $   1.30   $   1.30   $   1.02   $    0.97
    Diluted                                    $   1.78   $   1.25   $   1.21   $   0.95   $    0.93

Average shares outstanding:
    Basic                                        42,034     38,615     35,696     33,907      29,644
    Diluted                                      43,436     40,385     39,421     37,441      32,806

Cash dividends per common share:
   Common                                      $   0.60   $   0.54   $ 0.3375       --          --
   Class A                                         --         --     $ 0.1125   $   0.40   $   0.355
   Class B                                         --         --     $ 0.0625   $   0.20   $   0.155
====================================================================================================

(1)Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,903,000 net of applicable income taxes in 1996.

(2)Acquisition expenses reflect costs and related restructuring expense of business combinations discussed in Note 2 to the Consolidated Financial Statements.
(3)1993 also excludes the effect of extraordinary items and the cumulative effect of a change in accounting for income taxes.


THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
22


                                                                                                            For the years ended
                                                                                   December 31, 1997, 1996, 1995, 1994 and 1993
                                                                                       (In thousands, except per share amounts)

                                                       1997             1996             1995            1994              1993
--------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION DATA
At year-end:
   Total assets                                  $6,850,828       $5,669,761       $4,960,165       $3,865,936       $3,728,270
   Loans, net of unearned income                  5,176,926        4,216,178        3,645,727        2,736,041        2,289,233
   Mortgage loans held for sale                     225,331          157,966          112,203           61,556          368,515
   Deposits                                       5,255,830        4,299,721        3,869,012        3,067,500        2,990,190
   Long-term debt                                    90,252           39,092           47,688           86,662           57,397
   Shareholders' equity                             494,254          402,708          352,731          275,319          256,866
Average balances:
   Total assets                                   6,368,047        5,288,444        4,373,227        3,708,350        3,015,787
   Interest-earning assets                        5,826,333        4,836,969        3,991,723        3,349,026        2,681,428
   Loans, net of unearned income                  4,803,874        3,932,282        3,123,407        2,477,768        1,813,569
   Mortgage loans held for sale                     149,309          135,135           98,785          135,046          248,502
   Deposit                                        4,971,043        4,065,341        3,451,748        2,994,868        2,407,015
   Shareholders' equity                             459,666          385,881          308,532          269,353          200,217
Book value per share at year-end                 $    11.62    $       10.29    $        9.43    $        7.93    $        7.69
Tangible book value per share at year-end        $    10.04    $        9.53    $        8.62    $        7.35    $        7.18
================================================================================================================================
SELECTED RATIOS
Income excluding SAIF special assessment
   and acquisition expense to:(1)(2)(3)
    Average assets                                     1.28%            1.18%            1.09%            0.96%            0.87%
    Average shareholders' equity                      17.69            16.24            15.51            13.21            13.06
Income before extraordinary items and the
   cumulative effect of a change in
   accounting for income taxes to:
    Average assets                                     1.21             0.95             1.06             0.93             0.84
    Average shareholders' equity                      16.79            13.01            15.06            12.81            12.68
Net income to:
    Average assets                                     1.21             0.95             1.06             0.93             0.96
    Average shareholders' equity                      16.79            13.01            15.06            12.81            14.42
Efficiency ratio excluding SAIF and
   acquisition expense(1)(2)                          57.56            60.52            63.64            69.19            71.31
Dividend payout ratio                                 32.61            41.54            34.62            39.22            36.60
Average equity to average total assets                 7.22             7.30             7.06             7.26             6.64
Total nonperforming assets to
   net loans, other real estate and repossessions      0.71             0.81             0.85             1.28             1.79
Net charge-offs to average loans                       0.23             0.17             0.18             0.12             0.34
Allowance for possible loan losses to
   total loans (net of unearned income)                1.20             1.27             1.29             1.55             1.61
Allowance for possible loan losses to
   nonperforming loans(4)                               255%             223%             258%             238%             215%
================================================================================================================================

(1)Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,903,000 net of applicable income taxes in 1996.
(2)Acquisition expenses reflect costs and related restructuring expense of business combinations discussed in Note 2 to the Consolidated Financial Statements.
(3)1993 also excludes the effect of extraordinary items and the cumulative effect of a change in accounting for income taxes.
(4)Nonperforming loans and nonperforming assets are shown as defined in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nonperforming Assets on page 40.


                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                              1997-1996

SELECTED QUARTERLY FINANCIAL DATA 97

                                                                           (In thousands, except per share amounts)

                                                  1997                                        1996
                                ----------------------------------------    ---------------------------------------
                                DEC. 31   SEPT. 30    JUNE 30   MARCH 31    DEC. 31   SEPT. 30    JUNE 30  MARCH 31
-------------------------------------------------------------------------------------------------------------------
Interest income                $131,168   $127,540   $122,014   $117,265   $107,496   $104,844   $100,371   $95,821
Interest expense                 65,358     63,831     61,178     59,121     54,259     52,764     50,155    48,665
-------------------------------------------------------------------------------------------------------------------
Net interest income              65,810     63,709     60,836     58,144     53,237     52,080     50,216    47,156
Provision for loan losses         4,193      2,578      3,367      2,888      6,252      2,669      1,851     1,773
-------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses     61,617     61,131     57,469     55,256     46,985     49,411     48,365    45,383
-------------------------------------------------------------------------------------------------------------------
Net income                     $ 20,488   $ 20,230   $ 18,589   $ 17,884   $  6,405   $ 13,635   $ 16,073   $14,101
-------------------------------------------------------------------------------------------------------------------
Income excluding SAIF
  special assessment and
  acquisition expense(1)(2)    $ 21,858   $ 20,826   $ 20,187   $ 18,490   $ 14,651   $ 17,040   $ 16,429   $14,531
-------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
Income excluding SAIF
special assessment and
acquisition expense:(1)(2)
  Basic                        $   0.51   $   0.49   $   0.49   $   0.45   $   0.38   $   0.44   $   0.42   $  0.38
  Diluted                      $   0.50   $   0.48   $   0.47   $   0.43   $   0.36   $   0.42   $   0.41   $  0.36
Net income:
  Basic                        $   0.48   $   0.48   $   0.45   $   0.43   $   0.16   $   0.35   $   0.42   $  0.37
    Diluted                    $   0.47   $   0.47   $   0.43   $   0.41   $   0.16   $   0.34   $   0.40   $  0.35
===================================================================================================================

(1)Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,903,000 net of applicable income taxes in 1996.
(2)Acquisition expenses reflect costs and related restructuring expense of business combinations discussed in Note 2 to the Consolidated Financial Statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
24

                                   Financial Condition and Results of Operations
                                          MANAGEMENT'S DISCUSSION AND ANALYSIS97

INTRODUCTION

   Management's Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the user of the attached financial statements and accompanying footnotes with a detailed analysis of the financial results of The Colonial BancGroup, Inc. and subsidiaries ("BancGroup"). Among other things, this discussion provides commentary on BancGroup's history, operating philosophies, the components of net interest margin and balance sheet strength as measured by the quality of assets, the composition of the loan portfolio and capital adequacy.

BACKGROUND

   BancGroup (or the "Company") was established in 1981 with one bank and $166 million in assets. Through 46 business combinations BancGroup has grown to a $6.9 billion multistate bank holding company with substantial centralized operations, local lending autonomy with centralized loan review and a strong commercial lending function. During 1995, BancGroup expanded into the Atlanta metropolitan market through the acquisition of Mt. Vernon Financial Corp. In 1996, the Company continued its expansion in the Atlanta area with the merger of Commercial Bancorp of Georgia, Inc. and moved into Florida with the merger of Orlando based Southern Banking Corporation. In 1997, expansion continued in central Florida with the mergers of Tomoka Bancorp, Inc. in the Daytona area, First Family Financial Corporation in Eutis and First Commerce Banks of Florida, Inc. in Winter Haven. BancGroup entered four new banking markets during 1997 which include South Florida (Miami area), Southwest Florida (Ft. Myers area), Bay Area (Tampa) and North Georgia (Dalton). The mergers of Jefferson Bancorp, Inc. and Dadeland BancShares, Inc. in Miami and Great Southern Bancorp in Palm Beach established the South Florida region. The merger with First Independence Bank of Florida in Ft. Myers established the Company's presence in the Southwest Florida market. The merger with Fort Brooke Bancorporation in Tampa created BancGroup's Bay Area region. Expansion into North Georgia was established with the merger of D/W Bancshares, Inc. in Dalton. In 1998, the Company increased its presence in the Central, Bay Area and Southwest Florida markets with the mergers of United American Holding Corporation in Orlando, First Central Bank in St. Petersburg and South Florida Banking Corp. in Bonita Springs, respectively. BancGroup also increased its market share in East Central Alabama with the merger of ASB Bancshares, Inc. Upon consummation of the 1998 mergers, BancGroup's assets increased to approximately $7.6 billion. BancGroup currently has a pending merger with Commercial Bank of Nevada in Las Vegas, Nevada. BancGroup's expansion in Georgia, Florida and now in Nevada reflects a corporate goal to establish its community banking concept in the higher growth market areas not only in the Southeast, but other areas of the country as well.
     More importantly, BancGroup's operating earnings (income before extraordinary items, accounting changes, the one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") and acquisition expenses) per share have increased an average of 21.9% per year since 1993 and in 1997 the Company achieved a 17.69% return on average equity and a 1.28% return on average assets (based on operating earnings).
     BancGroup's performance goals are: 1) an annual earnings per share growth rate in excess of 10%, 2) a 17.5% return on equity, 3) a 1.45% return on assets and 4) a consistently increasing dividend. The strategies employed to achieve these results are outlined below. They represent the foundation upon which BancGroup operates and the basis for achieving the Company's goals.

- COMMUNITY BANK: BancGroup operates as a community bank allowing autonomy in lending decisions and customer relationships. This operating philosophy has been important in making acquisitions, retaining a skilled and highly motivated local management team and developing a strong customer base, particularly with respect to lending relationships.

- CONTINUITY AND CONSISTENCY OF MANAGEMENT: Robert E. Lowder has been Chairman and CEO of BancGroup since inception and Chairman and CEO of Colonial Mortgage Company ("CMC") for 27 years. BancGroup's President, P.L. (Mac) McLeod, has been with BancGroup for 16 years, previously serving as President of the Montgomery Region bank. CMC's President Ronnie Wynn, has been in that position for 21 years and is a former president of the Mortgage Bankers Association of America.

- COMMERCIAL LENDING: Commercial lending primarily through groups located in the Birmingham, Huntsville, Montgomery and Anniston, Alabama as well as the Atlanta, Georgia and Orlando, Miami and Tampa, Florida metropolitan centers has been a major factor in the Company's growth. Commercial real estate and other commercial loans increased 23% and 14% in 1997 and 1996, respectively. BancGroup has been very successful in competing for these loans against other larger financial institutions, due primarily to the Company's local lending strategy and management continuity.

- CONSUMER REAL ESTATE: Since 1993, BancGroup has focused on residential real estate lending as a means to increase consumer lending, broaden the Company's customer base and create a significant stream of fee income. In furtherance of this goal, BancGroup acquired CMC in February 1995, one of

                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                                                                              25
  the 50 largest mortgage loan servicers in the country. BancGroup has increased residential mortgage loans 162% from $837 million at December 31, 1993 to $2.2 billion at December 31, 1997. The portfolio of mortgage loans has a relatively low credit risk and provides a source of liquidity by serving as collateral for Federal Home Loan Bank borrowings. CMC's $12.9 billion portfolio of loans serviced for others provides a steady source of noninterest income.

- GROWTH MARKET EXPANSION: The Company's strategy has concentrated on expanding into growth markets by merging with banks that have strong local management. BancGroup has been most successful in Florida, where over the twenty-month period, from July 1996 through February 1998, twelve acquisitions have been completed creating four regional banks in major growth markets of Florida. The Central Florida Region now consists of $880 million in assets and 33 branches in Orlando, Daytona and the Lakeland/ Winter Haven market areas. The South Florida Region consists of $742 million in assets and 19 branches from Miami to West Palm Beach. The Bay Area Region consists of $271 million in assets with branches in Tampa and St. Petersburg. The Southwest Florida Region consists of $320 million in assets and 15 branches in Naples, Bonita Springs, and Ft. Myers. The management teams in each of these areas, along with the significant physical presence in each area, should provide a foundation for significant internal growth as well as an efficient platform for future expansion.
     In addition to the Florida expansion, during 1997 BancGroup added to its Atlanta, Georgia locations with the acquisition of $139 million in assets and three branches in Dalton and established a new loan production office in Chattanooga, TN.
       BancGroup increased its Alabama market share with the March 1997 acquisition of a bank with $55 million in assets and six branches between Mobile and Montgomery and the February 1998 acquisition of a $159 million asset bank with nine branches between Birmingham and Chattanooga.
       With the announcement of the pending merger of Commercial Bank of Nevada in Las Vegas, Nevada, BancGroup has made its first step into growth markets outside the Southeast. The Las Vegas market represents one of the fastest growing markets in the country and Nevada is ranked first in the country with respect to projected population growth over the next twenty years. For a number of years Colonial Mortgage Company has operated on a national basis focusing on the highest growth markets in the country. This acquisition represents the initiation of BancGroup's strategy to parallel the mortgage company's focus and provide its banking services in some of those same markets.

- COST CONTROL: An operational and organizational infrastructure established in prior years has allowed the Company to grow significantly and improve the efficiency ratio from 71.31% in 1993 to 57.56% in 1997. The operating structure is built around centralized back-shop operations in areas that do not have direct customer contact. As noted above, this structure has served the Company well over the past few years and should allow for continued growth at low marginal cost. This same structure should also allow for additional efficiencies in the recently acquired institutions which are not reflected in the operating costs presented.

- CAPITAL UTILIZATION: Management's goal is to provide a greater than 17.5% return on capital while effectively utilizing internally created capital and exceeding regulatory capital requirements. BancGroup has an asset generating capability that can effectively utilize the capital generated. This capability is most evident in 1997 by BancGroup's acquisition activities and its 9.75% internal growth in loans. CMC provides asset generating sources for mortgage loans, as noted, and mortgage servicing rights. The book value of CMC's mortgage servicing rights increased by 43.44% in 1997 through the net addition of $2.2 billion to its servicing portfolio.

- ASSET QUALITY: Maintaining high asset quality is at the forefront of the Company's strategy to allow for consistent earnings growth. BancGroup's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which compare favorably to its peer group. Nonperforming assets as a percentage of loans and other real estate was reduced to .71% at December 31, 1997, its lowest level in five years, primarily through sales of other real estate. Net charge-offs over the past five years have consistently compared favorably with the Company's peer group and were only .23% of average loans in 1997 and .17% in 1996.

- PRODUCT AND SERVICE ENHANCEMENTS: In 1997, BancGroup continued its commitment to expand its services through increased efforts in private banking, additional products, asset management through trust services and investment sales products and services. With BancGroup's expansion into the Florida market, an international banking unit is being established to provide and service the needs of customers involved in international activities. In 1995 and 1996 steps were taken to provide better customer access to products and services. As part of this effort the Company 1) issued the Colonial Check Card, a debit card allowing customers to make purchases with funds from their checking account, 2) established telephone banking, giving customers the capability to pay bills and transfer funds by phone, and 3) created computer banking services allowing customers to conduct banking business from their home computers. Customers needs are constantly changing, and BancGroup will continue to investigate methods of improving customer service through new services, product enhancements and technological advances.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
26

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

  Obviously the Company cannot guarantee its success in implementing the initiatives or reaching the goals set out previously. The following analysis of financial condition and results of operations provide details with respect to this summary material and demonstrates trends concerning the initiatives taken through 1997.

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

(DOLLARS IN THOUSANDS)


                                            ACCOUNTING    DATE      BANCGROUP   TOTAL      TOTAL     TOTAL
FINANCIAL INSTITUTIONS                      TREATMENT  CONSUMMATED   SHARES     ASSETS     LOANS    DEPOSITS
------------------------------------------------------------------------------------------------------------
1995
Colonial Mortgage Company (AL)               Pooling    02/17/95   4,545,454   $ 71,000  $   1,675  $     --
Brundidge Banking Company (AL)               Purchase   03/31/95     532,868     56,609      1,577    46,044
Mt. Vernon Financial Corp. (GA)              Purchase   10/20/95   1,043,440    217,967    192,167   156,356
Farmers & Merchants Bank (AL)                Purchase   11/03/95     513,686     56,050     25,342    45,448
------------------------------------------------------------------------------------------------------------
1996*
Commercial Bancorp of Georgia, Inc. (GA)     Pooling    07/03/96   2,306,460    232,555    145,429   207,641
Southern Banking Corporation (FL)            Pooling    07/03/96   2,858,494    232,461    160,864   205,602
Dothan Federal Savings Bank (AL)             Purchase   07/08/96     154,690     48,366     36,497    39,931
------------------------------------------------------------------------------------------------------------
1997
Jefferson Bancorp, Inc. (FL)                 Pooling    01/03/97   3,854,952    472,732    322,857   405,836
Tomoka Bancorp, Inc. (FL)                    Pooling    01/03/97     661,992     76,700     51,600    68,200
First Family Financial Corp. (FL)            Purchase   01/09/97     330,564    167,300    117,500   156,700
D/W Bankshares, Inc. (GA)                    Pooling    01/31/97   1,016,548    138,686     71,317   124,429
Shamrock Holdings, Inc. (AL)                 Purchase   03/05/97          --     54,500     19,300    46,400
Fort Brooke Bancorporation (FL)              Pooling    04/22/97   1,599,973    208,800    141,500   185,800
Great Southern Bancorp (FL)                  Pooling    07/01/97     927,811    121,009     98,100   106,673
First Commerce Banks of Florida, Inc. (FL)   Purchase   07/01/97     685,695     97,093     64,472    88,302
Dadeland BancShares, Inc. (FL)               Purchase   09/15/97          --    169,946    103,199   145,491
First Independence Bank of Florida (FL)      Pooling    10/01/97     503,932     65,048     50,699    58,283
------------------------------------------------------------------------------------------------------------

* On April 19, 1996, BancGroup purchased certain assets totaling $31,428,000 and assumed certain liabilities, primarily deposits, totaling $30,994,000 of the Enterprise, Alabama branch of First Federal Bank.

  In addition to the combinations shown above, BancGroup has closed or has plans to close the following combinations after December 31,1997. The balances reflected are as of December 31, 1997. The following business combinations have not been reflected in the financial statements at December 31, 1997.

(Dollars in thousands)

                                          ACCOUNTING     DATE     BANCGROUP    TOTAL      TOTAL     TOTAL
FINANCIAL INSTITUTIONS                     TREATMENT  CONSUMMATED   SHARES     ASSETS     LOANS     DEPOSITS
------------------------------------------------------------------------------------------------------------
United American Holding Corp. (FL)           Pooling   02/02/98   2,113,206   $275,263  $197,623    $236,773
ASB Bancshares, Inc. (AL)                    Purchase  02/05/98     467,257    158,656   109,382     133,322
First Central Bank (FL)                      Pooling   02/11/98     688,684     62,897    40,451      52,048
South Florida Banking Corp. (FL)             Pooling   02/12/98   1,932,229    255,769   172,992     226,999
Commercial Bank of Nevada (NV)               Pooling   Pending      842,157    120,108    84,751     108,661


                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                                                                              27

  The combination with CMC in 1995 was accounted for using a method of accounting similar to a pooling of interests. The 1996 combinations with Southern and Commercial and the 1997 combinations with Jefferson, D/W Bankshares and Fort Brooke were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if the combinations had occurred at the beginning of the earliest period presented. The 1997 combinations with Tomoka, Great Southern and First Independence were accounted for using the pooling-of-interests method; however, due to immateriality, the prior year financial statements were not restated. The remaining business combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. Each of the combined institutions that were accounted for as purchases was merged into BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each combined institution, a separate determination of the impact after combination of earnings of BancGroup for 1996 and 1997 cannot reasonably be determined.
     The combinations have had an impact on the comparisons of operating results for 1996 and 1997 with prior years. Where such information is determinable it has been identified and discussed in the discussion of results of operations and financial condition that follows.

COLONIAL MORTGAGE COMPANY

  On February 17, 1995, BancGroup completed the acquisition of CMC. This acquisition represents a major step in achieving several BancGroup strategic goals. A principal initiative of BancGroup for the past several years has been to increase fee income through the establishment of additional lines of business that provide natural extensions of existing products or services. CMC in this regard provides an excellent fit for the following reasons:

FEE INCOME

  At December 31, 1997, CMC provided servicing for approximately 157,000 customers with a total outstanding balance of $12.9 billion. The servicing revenues from this portfolio plus other fee income from CMC provided approximately 52% and 51% of BancGroup's noninterest income for 1997 and 1996.

CONSUMER REAL ESTATE LENDING

  Through its wholesale and retail offices, CMC originated over $4.2 billion in residential real estate loans from 1995 through 1997. These loans have primarily been fixed rate loans sold into the secondary markets. However, since the latter part of 1994 Colonial Bank has been acquiring adjustable rate mortgage (ARM) loans originated by CMC. This program provides CMC additional loan products for its branch network. In addition, CMC provides the Bank with fixed rate loan products for its customers.

GROWTH MARKET EXPANSION

  CMC currently originates residential mortgages in 34 states through 4 regional offices and services 157,000 customers located in 44 states and the District of Columbia. These locations provide BancGroup with a broader market base to solicit business and include areas which currently have greater growth rates than BancGroup's existing branch locations. These areas include the greater Seattle area, Las Vegas, Phoenix, Dallas/Ft. Worth, Cincinnati and Greensboro, N.C.

CAPITAL UTILIZATION

  BancGroup provides a capital base for the expansion of CMC's low cost servicing operation through bulk purchases of servicing. During 1996 and 1997, CMC acquired a total of $1.8 billion in bulk servicing. In addition, CMC provides another source of loans for the Bank's portfolio including ARM loans and equity lines.

CUSTODIAL DEPOSITS

  CMC maintains custodial accounts for its loan customers for the payment of taxes and insurance as well as collection of principal and interest. The balances in these accounts averaged approximately $187 million and $157 million in 1997 and 1996, respectively. These balances represent 4.3% of the total increase of 20.9% in average noninterest bearing demand deposits from 1996 to 1997. These balances have a positive impact on BancGroup's net interest margin by providing a noninterest bearing source of funds.

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

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
28

REVIEW OF RESULTS OF OPERATIONS

OVERVIEW

  BancGroup is involved in two primary lines of business: commercial banking and mortgage banking, through its wholly owned subsidiaries Colonial Bank and Colonial Mortgage Company ("CMC"). The following summary of BancGroup's results of operations discusses the related impact of each line of business to the earnings of the Company.

LINE OF BUSINESS RESULTS
(Dollars in thousands)

                                       COLONIAL     COLONIAL              CONSOLIDATED
YEAR ENDED DECEMBER 31, 1997              BANK      MORTGAGE    OTHER(1)    BANCGROUP
---------------------------------------------------------------------------------------
Net interest income                    $ 247,100    $  7,196    ($5,797)   $ 248,499
Provision for possible loan losses       (13,026)         --         --      (13,026)
Noninterest income                        41,716      45,565        478       87,759
Amortization and depreciation             16,412      17,796         --       34,208
Noninterest expense                      144,851      17,132      3,940      165,923
---------------------------------------------------------------------------------------
Pretax income                            114,527      17,833     (9,259)     123,101
Income taxes                             (41,739)     (6,688)     2,517      (45,910)
---------------------------------------------------------------------------------------
Net income                                72,788      11,145     (6,742)      77,191
Acquisition expense, net of taxes          3,674          --        496        4,170
---------------------------------------------------------------------------------------
Income excluding acquisition expense   $  76,462    $ 11,145    ($6,246)   $  81,361
---------------------------------------------------------------------------------------

                                         COLONIAL   COLONIAL               CONSOLIDATED
YEAR ENDED DECEMBER 31, 1996               BANK     MORTGAGE    OTHER(1)     BANCGROUP
---------------------------------------------------------------------------------------
Net interest income                    $ 197,921    $  6,354    ($1,586)   $ 202,689
Provision for possible loan losses       (12,545)         --         --      (12,545)
Noninterest income                        32,945      36,249      1,694       70,888
Amortization and depreciation             11,313      13,088         --       24,401
Noninterest expense                      133,608      16,576      8,929      159,113
---------------------------------------------------------------------------------------
Pretax income                             73,400      12,939     (8,821)      77,518
Income taxes                             (24,702)     (4,834)     2,232      (27,304)
---------------------------------------------------------------------------------------
Net income                                48,698       8,105     (6,589)      50,214
SAIF assessment, net of taxes              2,903          --         --        2,903
Acquisition expense, net of taxes          8,567          --        967        9,534
---------------------------------------------------------------------------------------
Income excluding SAIF and acquisition
  expense                              $  60,168    $  8,105    ($5,622)   $  62,651
---------------------------------------------------------------------------------------

                                         COLONIAL   COLONIAL               CONSOLIDATED
YEAR ENDED DECEMBER 31, 1996               BANK     MORTGAGE    OTHER(1)     BANCGROUP
---------------------------------------------------------------------------------------
Net interest income                    $ 168,988    $  4,690    ($2,335)    $171,343
Provision for possible loan losses        (8,986)         --         --       (8,986)
Noninterest income                        31,959      28,353        215       60,527
Amortization and depreciation              7,771       9,518         --       17,289
Noninterest expense                      113,563      13,626      6,176      133,365
---------------------------------------------------------------------------------------
Pretax income                             70,627       9,899     (8,296)      72,230
Income taxes                             (23,806)     (3,813)     1,854      (25,765)
---------------------------------------------------------------------------------------
Net income                                46,821       6,086     (6,442)      46,465
Acquisition expense, net of taxes          1,066          --        324        1,390
---------------------------------------------------------------------------------------
Income excluding acquisition expense   $  47,887    $  6,086    ($6,118)   $  47,855
---------------------------------------------------------------------------------------

(1) Represents holding company financing costs and certain unallocated expenses.

                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

  Consistently increasing net income is a primary goal of management.
Operating earnings, as restated, increased 30% in 1997, 31% in 1996 and 35% in 1995. The most significant factors affecting income for 1997, 1996 and 1995 are highlighted below and discussed in greater detail in subsequent sections.

  - An increase in 1997 of 20.5% in average earning assets. This follows an increase of 21.2% in 1996.

  - An increase of $16.9 million (24%) and $10.4 million (17%) in noninterest income in 1997 and 1996, respectively.

  - Maintenance of high asset quality and reserve coverage ratios. Net charge-offs were $11.2 million or .23% of average net loans in 1997 and $6.6 million or .17% of average net loans in 1996.

  - Loan growth, excluding acquisitions, of 9.75% in 1997 following an increase of 16.4% in 1996.

  - An increase in average loans as a percent of average earning assets to 82.5% in 1997 from 81.3% in 1996.

  - Noninterest expenses, excluding SAIF special assessment and acquisition expense, as a percent of average assets were reduced to 3.06% in 1997 from 3.16% in 1996.

NET INTEREST INCOME

  Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three year comparisons of net interest income in dollars and yield on a tax equivalent basis are reflected on the following schedule. The net yield on interest-earning assets was 4.31% in 1997 compared to 4.24% in 1996 and 4.35% in 1995. Over this period net interest income on a fully tax equivalent basis increased to $251 million in 1997 from $205 million in 1996 and $173 million in 1995. The principal factors affecting the Company's yields and net interest income are discussed on the following pages.

LEVELS OF INTEREST RATES

  In 1996 and 1997 rates remained fairly constant resulting in little impact on interest spreads or margins. Short-term rates increased into late 1995 before starting to decline and leveling off in 1996 and remaining relatively constant through 1997. For example, the average fed funds rate for overnight bank borrowings reached 6.00% midyear 1995 before decreasing to 5.95% in December 1995 and 5.25% in February 1996 before increasing to 5.50% in March 1997. The Company's prime rate increased to 9% midyear 1995 before declining to 8.5% in December 1995 and 8.25% in February 1996. BancGroup's prime rate increased to 8.5% in March 1997, where it remained the rest of the year.

ACQUISITIONS

  Further expansion into Florida in 1997 has resulted in improved margins due to the lower cost of funds in this market. The institutions acquired in 1997 had an average cost of funds of 4.47% compared to the 5.08% as originally reported by BancGroup in 1996.

  The thrift acquisitions completed during 1995 and 1996 had a negative impact on the Company's net interest yield due primarily to the fact that these institutions had virtually no noninterest-bearing deposits and rates on interest-bearing deposits were slightly higher. These institution's rates were adjusted to BancGroup products and rates within a short time after the mergers.

INTEREST-EARNING ASSETS

  - Growth in Earning Assets

    One of the most significant factors in the Company's increase in income has been the 20.5% and 21.2% increase in average interest-earning assets in 1997 and 1996, respectively. In addition and equally significant, average net loans increased $872 million (22%) from December 31, 1996 to December 31, 1997. Earning assets as a percentage of total average assets was 91.5% in both 1996 and 1997.

  - Mortgage Loans Held for Sale

    The level and direction of long-term interest rates has a dramatic impact on the volume of mortgage loan originations from new construction and refinancings. Average mortgage loans held for sale increased from $99 million in 1995 to $135 million in 1996 and $149 million in 1997. Mortgage loans held for sale represent single family residential mortgage loans originated or acquired by CMC then packaged and sold in the secondary market. CMC incurs gains or losses associated with rate fluctuations. CMC limits its risk associated with the sale of these loans through an active hedging program which generally provides for sales commitments on all loans funded. Mortgage loans held for sale are funded primarily with short-term borrowings.

  - Loan Mix

    During 1997 all categories of loans increased. The mix of loans remained relatively consistent. Residential real estate loans continue to be the largest concentration at 42.4% and 42.7% of total loans at December 31, 1997 and 1996, respectively. These loans are predominantly adjustable rate mortgages which have a low level of credit risk and accordingly have lower yields than other loans.

INTEREST-BEARING LIABILITIES

  - Cost of Funds

    Competitive pressures on new time deposits and variable rate deposits remained strong in 1995, 1996 and 1997. The average cost of funds remained fairly


THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
30
constant at 5.02%, 4.99% and 5.00% in 1995, 1996 and 1997, respectively.
The primary reason for little change in the cost of funds is the increase in concentration of Florida deposits which had lower market rates. The Florida interest-bearing liabilities average 4.47% compared to BancGroup's consolidated rate of 5.00%. As discussed under Liquidity and Interest Sensitivity, BancGroup's source of funds are considered adequate to fund future loan growth.


AVERAGE VOLUME AND RATES

                                                             1997                                     1996
                                             ------------------------------------     -----------------------------------
                                              AVERAGE                    AVERAGE      AVERAGE                    AVERAGE
(IN THOUSANDS)                                VOLUME        INTEREST      RATE        VOLUME         INTEREST      RATE
=========================================================================================================================
ASSETS:
Interest-earning assets:
Loans, net of unearned
  income (1)                               $ 4,803,874      $ 432,046     8.99%        $3,932,282    $352,810      8.97%
Mortgage loans held for sale                   149,309         11,701     7.84            135,135      10,577      7.83
Investment securities and
  securities available for sale:
  Taxable                                      732,779         47,084     6.43            618,120      37,822      6.12
  Nontaxable (2)                                59,895          4,385     7.32             60,799       4,531      7.45
  Equity securities (3)                         36,318          2,795     7.70             30,412       2,225      7.32
---------------------------------------------------------------------                 -----------------------
  Total investment securities                  828,992         54,264     6.55%           709,331      44,578      6.28%
Federal funds sold and
  securities purchased under
  resale agreements                             43,682          2,310     5.29             58,851       3,043      5.17
Interest-earning deposits                          476             33     6.93              1,370          84      6.13
---------------------------------------------------------------------                 -----------------------
  Total interest-earning assets              5,826,333      $ 500,354     8.59%         4,836,969    $411,092      8.50%
---------------------------------------------------------------------                 -----------------------
Allowance for loan losses                      (60,095)                                   (49,697)
Cash and due from banks                        186,187                                    159,584
Premises and equipment, net                    117,910                                     86,790
Other assets                                   297,712                                    254,798
------------------------------------------------------                                -----------
TOTAL ASSETS                               $ 6,368,047                                $ 5,288,444
------------------------------------------------------                                -----------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing demand
    deposits                               $   890,488      $  23,082     2.59%       $   754,902    $ 20,264      2.68%
  Savings deposits                             441,329         14,868     3.37            346,309      11,353      3.28
  Time deposits                              2,803,866        161,668     5.77          2,273,159     132,777      5.84
  Short-term borrowings                        760,125         42,588     5.60            713,496      38,746      5.43
  Long-term debt                                89,421          7,277     8.14             40,004       2,703      6.76
---------------------------------------------------------------------                 -----------------------
  Total interest-bearing liabilities         4,985,229      $ 249,483     5.00%         4,127,870   $ 205,843      4.99%
---------------------------------------------------------------------                 -----------------------
Noninterest-bearing demand
  deposits                                     835,360                                    690,971
Other liabilities                               87,792                                     83,722
------------------------------------------------------                                -----------
Total liabilities                            5,908,381                                  4,902,563
Shareholders' equity                           459,666                                    385,881
------------------------------------------------------                                -----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                      $6,368,047                                $ 5,288,444
=========================================================================================================================
RATE DIFFERENTIAL                                                         3.59%                                     3.51%
NET INTEREST INCOME AND
  NET YIELD ON INTEREST-
  EARNING ASSETS (4)                                        $ 250,871     4.31%                     $ 205,249       4.24%
=========================================================================================================================



                                                             1995
                                             ------------------------------------
                                              AVERAGE                    AVERAGE
(IN THOUSANDS)                                VOLUME        INTEREST      RATE
==================================================================================
ASSETS:
Interest-earning assets:
Loans, net of unearned
  income (1)                                  $3,123,407   $289,608       9.27%
Mortgage loans held for sale                      98,785      7,423       7.51
Investment securities and
  securities available for sale:
  Taxable                                        618,188     36,592       5.92
  Nontaxable (2)                                  56,825      4,240       7.46
  Equity securities (3)                           30,605      2,323       7.59
-------------------------------------------------------------------
                                                 705,618     43,155       6.12%
  Total investment securities
Federal funds sold and
  securities purchased under
  resale agreements                               52,716      3,065       5.81
Interest-earning deposits                         11,197        693       6.19
-------------------------------------------------------------------
  Total interest-earning assets                3,991,723   $343,944       8.62%
-------------------------------------------------------------------
Allowance for loan losses                        (42,103)
Cash and due from banks                          157,674
Premises and equipment, net                       66,959
Other assets                                     198,974
--------------------------------------------------------
TOTAL ASSETS                                  $4,373,227
--------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing demand
    deposits                                  $  724,689   $ 20,756      2.86%
  Savings deposits                               336,517     11,801      3.51
  Time deposits                                1,778,437    103,773      5.84
  Short-term borrowings                          505,801     30,328      6.00
  Long-term debt                                  49,855      3,825      7.67
-------------------------------------------------------------------
  Total interest-bearing liabilities           3,395,299   $170,483      5.02%
-------------------------------------------------------------------
Noninterest-bearing demand
  deposits                                       612,105
Other liabilities                                 57,291
--------------------------------------------------------
Total liabilities                              4,064,695
Shareholders' equity                             308,532
--------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                        $4,373,227
==============================================================================
RATE DIFFERENTIAL                                                        3.60%
NET INTEREST INCOME AND
  NET YIELD ON INTEREST-
  EARNING ASSETS (4)                                       $173,461      4.35%
==============================================================================

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

                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                                                                              31

ANALYSIS OF INTEREST INCREASES (DECREASES)

                                          1997 CHANGE FROM 1996                            1996 CHANGE FROM 1995
                                   ---------------------------------------      --------------------------------------------
                                             ATTRIBUTED TO (1)                                 ATTRIBUTED TO (1)
                                   ---------------------------------------      ------------------------------------------

(IN THOUSANDS)                     AMOUNT      VOLUME       RATE       MIX      AMOUNT      VOLUME       RATE     MIX
--------------------------------------------------------------------------------------------------------------------------
Interest income:
Taxable securities               $  9,262    $  7,016    $ 1,895  $    351    $  1,230    $     (4)   $ 1,234  $    --
  Nontaxable securities (2)          (146)        (67)       (80)        1         291         297         (5)      (1)
  Dividends on preferred
    stocks (3)                        570         432        115        23         (98)        (15)       (84)       1
--------------------------------------------------------------------------------------------------------------------------
  Total securities                  9,686       7,381      1,930       375       1,423         278      1,145       --
  Total loans (net of unearned
    income)                        79,236      78,200        848       188      63,202      75,000     (9,371   (2,427)
  Mortgage loans held for sale      1,124       1,109         13         2       3,154       2,731        309      114
  Federal funds sold and
    securities purchased
    under resale agreements          (733)       (784)        69       (18)        (22)        357       (339      (40)
  Interest-earning deposits           (51)        (55)        11        (7)       (609)       (608)        (6)       5
--------------------------------------------------------------------------------------------------------------------------
  Total                            89,262      85,851      2,871       540      67,148      77,758     (8,262)  (2,348)
--------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest-bearing demand
    deposits                        2,818       3,640       (696)     (126)       (492)        865     (1,303      (54)
  Savings deposits                  3,515       3,115        314        86        (448)        343       (769)     (22)
  Time deposits                    28,891      30,999     (1,709)     (399)     29,004      28,867        107       30
  Short-term borrowings             3,842       2,532      1,229        81       8,418      12,453     (2,861)  (1,174)
  Long-term debt                    4,574       3,339        552       683      (1,122)       (756)      (456)      90
-------------------------------------------------------------------------------------------------------------------------
  Total                            43,640      43,625       (310)      325      35,360      41,772     (5,282   (1,130)
-------------------------------------------------------------------------------------------------------------------------
Net interest income              $ 45,622    $ 42,226    $ 3,181  $    215    $ 31,788    $ 35,986    $(2,980  $(1,218)
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

NONINTEREST INCOME

  BancGroup derives approximately 52% of its noninterest income from mortgage banking related activities with the remaining 48% from traditional retail banking services including various deposit account charges, safe deposit box rentals, and credit life commissions. Prior to the CMC acquisition on February 17, 1995, BancGroup had not acquired other well-established ancillary income sources, such as trust operations, mortgage banking or credit card processing services with any of its acquisitions. One of the most important goals from 1995 through 1997 has been to increase noninterest income. The impact of this acquisition is evident by the volume of revenue included in the category entitled mortgage servicing fees.
  CMC has servicing and subservicing agreements under which it serviced 157,000, 132,000 and 118,000 mortgage loans with principal balances of $12.9 billion, $10.6 billion and $9.1 billion on December 31, 1997, 1996 and 1995, respectively. This servicing portfolio generated servicing fee and late charge income of approximately $35.8 million, $28.1 million and $23.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. CMC, through its wholesale and retail offices, originated $1.6 billion, $1.5 billion and $1.1 billion in residential real estate loans in 1997, 1996, and 1995, respectively.
  Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. During 1997 and 1996 average noninterest-bearing demand accounts (excluding CMC custodial deposits) increased 25% and 9%, respectively. This increase in volume and increases in service fee rates resulted in a 18% increase in service charge income in 1997 and a 16% increase in 1996.
  Other charges, fees, and commissions increased $776,000 or 12% in 1997 and decreased $245,000 or 4% in 1996. The increase is primarily from credit card related fees and official check commissions.
  BancGroup, through CMC, enters into offers to extend credit for mortgage loans to customers and into obligations to deliver and sell originated or acquired mortgage loans to permanent investors. Sales of servicing and loans servicing released by CMC resulted in income of $1,552,000, $330,000 and $988,000 for 1997, 1996 and 1995, respectively, and is the primary reason for the increase in other income from 1996 to 1997. There were smaller increases in income from safe deposit boxes, ATM transaction fees, check card fees and income from investment sales. BancGroup has an investment sales operation (primarily mutual funds and annuities). Fee income generated from this and other investment service activities totaled $1,193,000, $945,000 and $649,000 in 1997, 1996 and 1995,

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
32
respectively. With the Jefferson acquisition in 1997, BancGroup established trust services. Trust fees totaled $1,207,000, $1,095,000 and $1,256,000 for 1997, 1996 and 1995, respectively. Through its investment sales and trust departments, BancGroup has established asset management services for its customers.
  Securities gains and losses in each of the three years were not significant. While certain securities are considered available for sale, BancGroup currently intends to hold substantially all of its securities portfolio for investment purposes. Realized gains or losses in this portfolio are generally the result of calls of securities or sales of securities within the six months prior to maturity.


                                                                         INCREASE (DECREASE)
                                                                 ------------------------------------
                                                                     1997              1996

                                        YEARS ENDED DECEMBER 31     COMPARED        COMPARED
                                     ----------------------------
(IN THOUSANDS)                         1997       1996      1995     TO 1996    %    TO 1995        %
-----------------------------------------------------------------------------------------------------
Noninterest income:
 Mortgage servicing fees             $35,805   $ 28,057    $23,787   $ 7,748   28%   $  4,270      18%
 Service charges on deposit
  accounts                            26,109     22,085     19,085     4,024   18       3,000      16
 Other charges, fees, and
  commissions                          7,159      6,383      6,628       776   12        (245)     (4)
 Other income                         17,334     14,608     10,308     2,726   19       4,300      42
------------------------------------------------------------------    ------         --------
Subtotal                              86,407     71,133     59,808    15,274   21      11,325      19
  Other noninterest income items:
  Securities gains, net                  372        123        598       249            (475)
  Gain (loss) on disposal of other
    real estate and repossessions        980       (368)       121     1,348             (489)
------------------------------------------------------------------    ------         --------
Total noninterest income             $87,759   $ 70,888    $60,527   $16,871   24%   $ 10,361      17%
------------------------------------------------------------------    ------         --------
-----------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

  The impact of the acquisitions completed from 1995 through 1997 is reflected most noticeably in the increase in net interest income, discussed previously, as well as the 9% increase from 1996 to 1997 in noninterest expense as shown in the following schedule. The decrease in noninterest expense as a percent of average assets from 3.44% in 1995 to 3.39% in 1996 to 3.14% in 1997 is a direct result of the increased efficiency generated by this growth. The foundation for the efficiencies gained in 1997 and 1996 is the Company's current operating structure (regional and community banks supported by centralized backshop operations).
  Salaries and benefits increased $8.4 million or 14% in 1996 and increased $10.7 million or 15% in 1997. These increases are primarily due to increased staffing levels as a result of acquisitions as well as normal salary increases. The increase in amortization of mortgage servicing rights is a direct result of the growth in the mortgage servicing portfolio of CMC as previously discussed. Amortization of intangible assets increased due to the closing of two acquisitions, Shamrock and Dadeland, accounted for as purchases which required the recording of goodwill and core deposit intangibles. Increases in legal fees and supplies and postage are primarily due to additional branches and customers as a result of acquisitions. In addition to the increase in expenses related to growth, advertising and public relations expenses have increased $702,000 or 13% and $1,169,000 or 27% in 1997 and 1996, respectively, due to concentrated efforts to expand the Company's customer base and take advantage of increased market share in certain key markets. Additional expense was also incurred in the marketing of new products and services such as the check card, telephone banking and computer banking.
  Other expenses in 1997, 1996 and 1995 include approximately $5,212,000, $11,918,000 and $1,738,000, respectively associated with various acquisition efforts. Acquisition expenses are one time expenses associated with each acquisition. These expenses will continue to be incurred in connection with future acquisitions.
  As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans. The amount of costs deferred increased from $10 million in 1995 to $13 million in 1996 and $14 million in 1997 due to changes in the mix of loans, increases in the number of loans closed, and acquisitions.
  Cost control and the capacity to absorb future growth continue to be a major focus for management. The Company has taken several steps to achieve this goal and to attempt to improve BancGroup's efficiency ratio. These steps include continued centralization of accounting, data processing, deposit and loan operations functions of each acquisition into BancGroup's existing structure.

                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                                                                              33

  The Company's deposits are insured by the Federal Deposit Insurance Corporation in two separate funds: the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). Legislation was approved in Congress to recapitalize the SAIF with a special one-time charge of 65.7 basis points, after adjusting for certain allowances. The assessment resulted in a pre-tax charge of $4.5 million in 1996. This recapitalization allowed a reduction in the annual premium rate for future years.

                                                                                 INCREASE (DECREASE)
                                                                         ----------------------------------------
                                             YEARS ENDED DECEMBER 31        1997                    1996
                                          ----------------------------    COMPARED                COMPARED
(IN THOUSANDS)                             1997       1996        1995    TO 1996         %       TO 1995       %
=================================================================================================================
Noninterest expense:
Salaries and employee benefits         $ 81,157   $ 70,457   $  62,054      10,700        15%    $  8,403      14%
  Net occupancy expense                  20,198     15,669      14,570       4,529        29        1,099       8
  Furniture and equipment expense        17,084     13,417      10,116       3,667        27        3,301      33
  Amortization of mortgage
    servicing rights                     17,069     13,627      10,261       3,442        25        3,366      33
  Amortization of intangible assets       3,117      2,083       1,543       1,034        50          540      35
  Acquisition expense                     5,212     11,918       1,738      (6,706)      (56)      10,180     586
  FDIC assessment                           868      2,435       4,647      (1,567)      (64)      (2,212)    (48)
  SAIF special assessment                    --      4,465          --      (4,465)     (100)       4,465     100
  Advertising and public relations        6,168      5,466       4,297         702        13        1,169      27
  Stationery, printing, and supplies      5,060      3,925       3,651       1,135        29          274       8
  Telephone                               4,915      4,780       3,849         135         3          931      24
  Legal fees                              3,363      2,846       2,511         517        18          335      13
  Postage                                 3,315      2,701       2,288         614        23          413      18
  Insurance                               1,766      2,123       1,778        (357)      (17)         345      19
  Other                                  30,839     27,602      27,351       3,237        12          251       1
----------------------------------------------------------------------    --------               --------
Total noninterest expense              $200,131   $183,514   $ 150,654    $ 16,617         9%    $ 32,860      22%
----------------------------------------------------------------------    --------               --------
Noninterest expense, excluding
  acquisition expense to Average
  Assets                                   3.06%      3.16%*      3.41%
======================================================================

* Excluding one-time SAIF special assessment


YEAR 2000 COSTS AND TECHNOLOGICAL RESTRUCTURING

  Most computer software programs and processing systems, including those used by BancGroup and its subsidiaries in their operations, have not been designed to accommodate entries beyond the year 1999 in date fields. Failure to address the anticipated consequences of this design deficiency could have material adverse effects on the business and operations of any business, including BancGroup, that relies on computers and associated technologies. In response to the challenges of addressing such consequences in the banking industry, bank regulatory agencies, including the Federal Reserve, BancGroup's primary regulator, have established a Year 2000 Supervision Program and published guidelines for implementing procedures to bring the computer software programs and processing systems into Year 2000 compliance. In compliance with the guidelines of the Federal Reserve, BancGroup has established a full time Year 2000 task force to address all Year 2000 compliance issues as well as enhancements to computer and communications systems resulting from upgrades initiated in response to Year 2000 issues. Currently, BancGroup is in the process of implementing its plans to bring all major computer systems into Year 2000 compliant status during the last quarter of 1998. Testing of all systems and changes to the systems will begin in the last quarter of 1998 and will continue through the full year of 1999. The major computer systems involved are:

  - Colonial Bank's mainframe based systems: These systems are provided by third party vendors of national stature. Upgrades to these systems are in progress which will bring the systems into Year 2000 compliant status and provide enhancements to current capability. The costs associated with these upgrades are part of BancGroup's ongoing operating costs.

  - CMC's servicing and production systems: CMC's systems are primarily in-house systems and are currently being rewritten to Year 2000 compliant status. The cost of the rewrites is estimated to be $1.0 million in 1998 and is incremental to the Company's ongoing operating costs. In addition, CMC's computer hardware is being upgraded to Year 2000 compliant status. This upgrade will also provide additional capacity for the servicing systems as well as an enhanced capability for production. The additional annual cost of the mainframe upgrade (approximately $240,000) is expected to be absorbed through growth in the servicing portfolio and increased production.


THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
34

  - Branch automation operating systems: Colonial Bank's branch automation operating systems are being converted to Windows NT from OS/2. This conversion along with establishment of an intranet and increased capacity of communication lines is the most cost effective method of bringing the system to Year 2000 compliant status while allowing for more efficient flow of information to and from the branches and providing the highest assurance of continuing vendor support for the Company's branch automation solution. The incremental operating cost for these upgrades (approximately $400,000 annually) is expected to be absorbed through operational efficiencies and increased revenue. In 1998, the Company will incur a one-time pretax charge of approximately $2 million to write-off the remaining book value of the current branch automation equipment that is not Windows NT compatible.

  BancGroup expects to incur certain additional third party costs totalling approximately $300,000 related to assessing the status of the Company's systems and defining its strategy to bring all systems into Year 2000 compliance. These costs have been and will continue to be expensed as incurred and are not significant to BancGroup's on-going operating costs. The costs to bring other miscellaneous systems into Year 2000 compliance are not expected to be material.
  The above reflects management's current assessment and estimates. Various factors could cause actual results to differ materially from those contemplated by such assessments, estimates and forward-looking statements. Some of these factors may be beyond the control of BancGroup, including but not limited to, vendor representations, technological advancements, economic factors and competitive considerations.
  Management's evaluation of Year 2000 compliance and technological upgrades is an on-going process involving continual evaluation. Unanticipated problems could develop and alternative solutions may be available that could cause current solutions to be more difficult or costly than currently anticipated.

INCOME TAXES

  The provision for income taxes and related items are as follows:

                                       Tax Provision
                           --------------------------
                           1997           $45,910,000
                           1996            27,304,000
                           1995            25,765,000

  BancGroup is subject to federal and state taxes at combined rates of approximately 38% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income, and nondeductible amortization of goodwill.
  Management's goal is to minimize income tax expense and maximize cash yield on earning assets by increasing or decreasing its tax exempt securities and/or investment in preferred and common stock. Accordingly, BancGroup's investment in tax exempt securities was adjusted in 1995, 1996 and 1997.

REVIEW OF FINANCIAL CONDITION

OVERVIEW

  Ending balances of selected components of the Company's balance sheet changed from December 31, 1996 to December 31, 1997 as follows:

                                  Increase (Decrease)
(IN THOUSANDS)                       AMOUNT       %
--------------------------------------------------------
Assets:
  Colonial Bank                 $ 1,159,420      22%
  CMC                               110,505      39
  Other(1)                          (88,858)     --
                                -------------------
Total assets                      1,181,067      21
Securities available for sale       (12,816)     (2)
and investment securities
Mortgage loans held for sale         67,365      43
Loans, net of unearned income       960,748      23
Mortgage servicing rights            35,016      33

Deposits                            956,109      22
Long-Term Debt                       51,160     131
--------------------------------------------------------

(1) Includes eliminations of certain intercompany transactions between Colonial Bank and CMC regarding intercompany debt.

    Management continuously monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings.
     The most significant factors affecting BancGroup's financial condition from 1995 through 1997 have been:

  - A consistent mix of residential mortgage loans of 42.5%, 42.7% and 42.4% of total loans as of December 31, 1995, 1996 and 1997, respectively. BancGroup has continued to place emphasis on these loans as a major product line which has a relatively low loss ratio.

  - Internal loan growth of 9.75% in 1997 excluding acquisitions.

  - A 20.9% increase in 1997 in average noninterest bearing demand deposits with 4.3% attributable to CMC escrow deposits and the remainder primarily attributable to acquisitions.

  - Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were .71%, .81%, and .85% of related assets at December 31, 1997, 1996 and 1995. Net charge-offs were .23%, .17%, and .18%
    of average loans during 1997, 1996 and 1995. The allowance for possible loan losses was 1.20% of loans at December 31, 1997, providing a 255% coverage of non-performing loans (nonaccrual and renegotiated).

                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                                                                              35

  - An increase in the loan to deposit ratio from 94% at December 31, 1995 to 98% at December 31, 1997. Federal Home Loan Bank borrowings continue to be a major source of funding allowing the Company greater funding flexibility.

  - Increase of $67 million in CMC's mortgage loans held for sale during 1997 due primarily to increased refinancing activities in the fourth quarter of 1997.

  - Increase of $35 million in mortgage servicing rights due to the net increase in CMC's servicing portfolio to $12.9 billion in 1997.

  - Issuance of $70 million of Trust Preferred Securities during 1997.
    These items, as well as a more detailed analysis of BancGroup's financial condition, are discussed in the following sections.
--------------------------------------------------------------------------------
LOANS

  Growth in loans and maintenance of a high quality loan portfolio are the principal ingredients to improved earnings. This goal is achieved in various ways as outlined below:

  - Management's emphasis, within all of BancGroup's banking regions, is on loan growth in accordance with local market demands and the lending experience and expertise in the regional banks. Management believes that its strategy of meeting local demands and utilizing local lending expertise has proven successful. Management also believes that any existing concentrations of loans, whether geographically, by industry or by borrower do not expose BancGroup to unacceptable levels of risk.

  - BancGroup has a significant concentration of residential real estate loans representing 42.4% of total loans. These loans are substantially all mortgages on single-family, owner occupied properties and therefore have minimal credit risk. While a portion of these loans were acquired through acquisitions, the Company has continued to grow this portfolio with a $392 million or 21.8% increase in these loans in 1997. Residential mortgage loans are predominately adjustable rate loans and therefore have not resulted in any material change in the Company's interest rate sensitivity.

  - BancGroup also has a significant concentration in loans collateralized by commercial real estate as shown on the following table. BancGroup's commercial real estate loans are spread geographically throughout Alabama and other areas including metropolitan Atlanta, Georgia, and Central and South Florida with no more than 25% of these loans in any one geographic region. The Alabama economy experiences a generally slow but steady rate of growth, while Georgia and Florida are experiencing higher rates of growth. Real estate values in BancGroup's lending areas in Alabama, Georgia and Florida have not experienced significantly inflated real estate values due to excessive inflation or speculation. BancGroup's real estate related loans continue to perform at acceptable levels.

  - CMC holds mortgage loans on a short-term basis (generally less than ninety days) while these loans are being packaged for sale in the secondary market. These loans are classified as mortgage loans held for sale with balances totaling $225,331,000, $157,966,000, and $112,203,000, at December 31, 1997,
    1996, and 1995, respectively. There is minimal credit risk associated with these loans. The increases in mortgage loans held for sale are directly related to the fluctuation in long-term interest rates and its related impact on mortgage loan refinancing. These loans are funded principally with short-term borrowings, providing a relatively high margin for these funds.

  - As discussed more fully in subsequent sections, management has established policies and procedures to ensure maintenance of adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits which provide the capability for the Company to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

  - Internal loan growth has been a major factor in the Company's increasing earnings with growth rates of 9.75% in 1997, 16.4% in 1996, 24.1% in 1995, and 9.6% in 1994, excluding acquisitions. Although internal loan growth declined in 1997, the net interest margin improved due primarily to the lower cost of funds of the acquired banks in Florida, as previously discussed.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
36



========================================================================================================
GROSS LOANS BY CATEGORY
                                                                      DECEMBER 31
                                          --------------------------------------------------------------
(IN THOUSANDS)                                  1997         1996         1995         1994         1993
--------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural   $  612,499   $  589,418   $  534,773   $  463,330   $  381,826
Real estate--commercial                    1,379,845    1,033,346      888,592      788,228      659,471
Real estate--construction                    622,726      460,537      378,579      246,576      179,156
Real estate--residential                   2,194,003    1,801,703    1,551,051      980,916      836,909
Installment and consumer                     300,456      278,600      248,943      217,499      195,696
Other                                         68,089       55,883       48,231       44,599       36,803
--------------------------------------------------------------------------------------------------------
Total loans                               $5,177,618   $4,219,487   $3,650,169   $2,741,148   $2,289,861
========================================================================================================

ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

  Allocations of the allowance for possible loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocations of the remaining allowance represent an approximation of the reserves for each category of loans based on management's evaluation of the respective historical charge-off experience and risk within each loan type.


ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES
                                            DECEMBER 31
                                 -----------------------------------------
                                     1997                   1996
                                 -----------------------------------------
                                      PERCENT OF                PERCENT OF
                                       LOANS TO                  LOANS TO
(IN THOUSANDS)                AMOUNT  TOTAL LOANS     AMOUNT   TOTAL LOANS
--------------------------------------------------------------------------
Balance at end of period
 applicable to:
 Commercial, financial,
   and agricultural           $11,890      11.8%      $11,318      14.0%
 Real estate--commercial       21,554      26.7        16,866      24.5
 Real estate--construction     12,107      12.0         9,910      10.9
 Real estate--residential      10,970      42.4         9,009      42.7
 Installment and consumer       4,535       5.8         4,251       6.6
 Other                          1,126       1.3         2,089       1.3
--------------------------------------------------------------------------
Total                         $62,182     100.0%      $53,443     100.0%
==========================================================================

                                                      DECEMBER 31
                             --------------------------------------------------------------
                                   1995                   1994                  1993
                             --------------------------------------------------------------
                                     PERCENT OF            PERCENT OF           PERCENT OF
                                      LOANS TO              LOANS TO             LOANS TO
(IN THOUSANDS)               AMOUNT  TOTAL LOANS   AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS
-------------------------------------------------------------------------------------------
Balance at end of period
  applicable to:
  Commercial, financial,
   and agricultural           $10,018      14.7%   $ 9,385      16.9%   $ 8,728      16.7%
  Real estate--commercial      14,982      24.3     13,497      28.8     12,822      28.8
  Real estate--construction     7,616      10.4      3,759       9.0      1,878       7.8
  Real estate--residential      7,741      42.5      9,252      35.8      7,534      36.6
  Installment and consumer      3,753       6.8      3,423       7.9      3,334       8.5
  Other                         2,807       1.3      3,211       1.6      2,558       1.6
-------------------------------------------------------------------------------------------
Total                         $46,917     100.0%   $42,527     100.0%   $36,854     100.0%
===========================================================================================

  As discussed in a subsequent section, BancGroup seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity continue to focus on shorter term maturities and floating or adjustable rate loans.
  At December 31, 1997, approximately 56.1% of loans were floating rate or adjustable rate loans.
   Contractual maturities may vary significantly from actual maturities due to loan extensions, early payoffs due to refinancing and other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties, particularly with respect to interest rates, of future events make it difficult to predict the actual maturities. BancGroup has not maintained records related to trends of early pay-off since management does not believe such trends would present any significantly more accurate estimate of actual maturities than the contractual maturities presented.

                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                                                                              37

LOAN MATURITY/RATE SENSITIVITY


                                                               DECEMBER 31, 1997
                            ----------------------------------------------------------------------------------------
                                                                                                RATE SENSITIVITY,
                                                                                                LOANS MATURING
                                          MATURING                     RATE SENSITIVITY            OVER 1 YEAR
                            ----------------------------------------------------------------------------------------
                               WITHIN        1-5         OVER
(IN THOUSANDS)                 1 YEAR       YEARS       5 YEARS       FIXED      FLOATING      FIXED       FLOATING
====================================================================================================================
Commercial, financial, and
  agricultural              $  285,637   $  271,159   $   55,703   $  300,610   $  311,889   $  217,344   $  109,518
Real estate--commercial        289,393      735,047      355,405      796,235      583,610      694,336      396,116
Real estate--construction      391,616      188,649       42,461      172,172      450,554       80,309      150,801
Real estate--residential       220,794      293,732    1,679,477      688,055    1,505,948      553,201    1,420,008
Installment and consumer        89,952      196,985       13,519      278,529       21,927      206,377        4,127
Other                           18,058       22,701       27,330       36,341       31,748       31,405       18,626
--------------------------------------------------------------------------------------------------------------------
                            $1,295,450   $1,708,273   $2,173,895   $2,271,942   $2,905,676   $1,782,972   $2,099,196
====================================================================================================================



LOAN QUALITY

  A major key to long-term earnings growth is maintenance of a high quality loan portfolio. BancGroup's directive in this regard is carried out through its policies and procedures for review of loans and through a company wide senior credit administration function. This function participates in the loan approval process with the regional banks and provides an independent review and grading of loan credits on a continual basis.
  BancGroup has standard policies and procedures for the evaluation of new credits, including debt service evaluations and collateral guidelines. Collateral guidelines vary with the credit worthiness of the borrower, but generally require maximum loan-to-value ratios of 85% for commercial real estate and 90% for residential real estate. Commercial, financial and agricultural loans are generally collateralized by business inventory, accounts receivables or new business equipment at 50%, 80% and 90% of estimated value, respectively. Installment and consumer loan collateral where required is based on 90% loan to value ratios.
  Based on the credit review process and loan grading system, BancGroup determines its allowance for possible loan losses and the amount of provision for loan losses. The allowance for possible loan losses is maintained at a level which, in management's opinion, is adequate to absorb potential losses on loans present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; (3) the provision for possible loan losses charged to income, which increases the allowance, and (4) the allowance for loan losses of acquired banks. In determining the provision for possible loan losses in an effort to evaluate portfolio risks, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions.
  The overall goal and result of the aforementioned policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow the most flexibility in their timely disposition.

LOAN LOSS EXPERIENCE

  During 1997 the ratio of net charge-offs to average loans increased to .23% from .17% in 1996. The increase in net charge-offs in 1997 is primarily due to the charge-off of three large credits totaling approximately $3.1 million in North and Central Alabama. As a result of the Company's localized lending strategies and early identification of potential problem loans, BancGroup's net charge-offs have been consistently low. In addition, the current concentration of loans in residential real estate loans has had a favorable impact on net charge-offs.
  The following schedule reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has been on establishing reserves related to an earlier identification of potential problem loans. Management is committed to maintaining adequate reserve levels to absorb future losses. This commitment has allowed BancGroup to weather economic uncertainties without disruption of its earnings.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
38



==============================================================================================================
SUMMARY OF LOAN LOSS EXPERIENCE


                                                                   YEARS ENDED DECEMBER 31
                                            ------------------------------------------------------------------
(IN THOUSANDS)                                    1997          1996          1995         1994           1993
--------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
January 1                                   $   53,443    $   46,917    $   42,527    $   36,854    $   24,936
Charge-offs:
  Commercial, financial, and agricultural        4,201         3,534         3,724         2,789         4,179
  Real estate--commercial                        2,929         2,130         1,182         1,637           938
  Real estate--construction                        433         1,783            44             2           957
  Real estate--residential                       1,601           829           460           419           571
  Installment and consumer                       5,448         3,335         2,915         1,905         2,173
  Other                                            686           239           163           168             7
--------------------------------------------------------------------------------------------------------------
  Total charge-offs                             15,298        11,850         8,488         6,920         8,825
--------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial, financial, and agricultural          892         1,387         1,120         1,960           906
  Real estate--commercial                          991         1,493            48           243           120
  Real estate--construction                         91             1            11            12            25
  Real estate--residential                         244           692           201            84           112
  Installment and consumer                       1,788         1,567         1,337         1,496         1,530
  Other                                            133            73            46            43             7
--------------------------------------------------------------------------------------------------------------
  Total recoveries                               4,139         5,213         2,763         3,838         2,700
--------------------------------------------------------------------------------------------------------------
Net charge-offs                                 11,159         6,637         5,725         3,082         6,125
Addition to allowance charged to
  operating expense                             13,026        12,545         8,986         8,254        11,767
Allowance added from bank acquisitions           6,872           618         1,129           501         6,276
--------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  December 31                               $   62,182    $   53,443    $   46,917    $   42,527    $   36,854
==============================================================================================================
Loans (net of unearned income)
  December 31                               $5,176,926    $4,216,178    $3,645,727    $2,736,041    $2,289,233
Ratio of ending allowance to ending loans
  (net of unearned income)                        1.20%         1.27%         1.29%         1.55%         1.61%
Average loans (net of unearned income)      $4,803,874    $3,932,282    $3,123,407    $2,477,768    $1,813,569
Ratio of net charge-offs to average loans
  (net of unearned income)                        0.23%         0.17%         0.18%         0.12%         0.34%
Allowance for loan losses as a percent
  of nonperforming loans
  (nonaccrual and renegotiated)                    255%          223%          258%          238%          215%
===============================================================================================================


                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                                                                              39

NONPERFORMING ASSETS

  BancGroup classifies problem loans into four categories: nonaccrual, past due, renegotiated and other potential problems. When management determines a loan no longer meets the criteria for performing loans and collection of interest appears doubtful, the loan is placed on nonaccrual status. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection. BancGroup's policy is also to charge off installment loans 120 days past due unless they are in the process of foreclosure and are adequately collateralized. Management closely monitors all loans which are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:

========================================================================================================

NONPERFORMING ASSETS
                                                                         DECEMBER 31
                                                     ---------------------------------------------------
(IN THOUSANDS)                                          1997       1996       1995       1994       1993
--------------------------------------------------------------------------------------------------------
Aggregate loans for which interest is
  not being accrued                                  $23,398    $22,334    $16,272    $14,348    $15,628
Aggregate loans renegotiated to
  provide a reduction or deferral
  of interest or principal because of
  a deterioration in the financial
  condition of the borrower                              952      1,683      1,882      3,541      1,494
--------------------------------------------------------------------------------------------------------
Total nonperforming loans*                            24,350     24,017     18,154     17,889     17,122
Other real estate and in-substance foreclosure        11,875      9,894     12,704     17,349     24,142
Repossessions                                            756        338        171         81        101
--------------------------------------------------------------------------------------------------------
Total nonperforming assets*                          $36,981    $34,250    $31,029    $35,319    $41,365
========================================================================================================

Aggregate loans contractually past due 90
  days for which interest is being accrued           $ 7,028    $ 7,682    $ 3,421    $ 4,329    $ 2,230
Total nonperforming loans as a
  percent of net loans                                  0.47%      0.57%      0.50%      0.65%      0.75%
Total nonperforming assets as a percent of
  net loans, other real estate and repossessions        0.71%      0.81%      0.85%      1.28%      1.79%
Total nonaccrual, renegotiated and 90 day
  past due loans for which interest is being accrued
  as a percent of total loans                           0.61%      0.75%      0.59%      0.81%      0.85%
Allowance for loan loss as a percent of
  nonperforming loans (nonaccrual
  and renegotiated)                                      255%       223%       258%       238%       215%
=========================================================================================================

* Total does not include loans contractually past due 90 days or more which are still accruing interest

  Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits. On December 31, 1993 BancGroup completed the acquisition of First AmFed Corporation. With this acquisition the Company recorded $11.2 million in other real estate, $1.6 million in nonaccrual loans, and $.5 million in 90 day past due loans that were still accruing. The carrying value of these nonperforming assets was adjusted at the acquisition date to their current estimated fair values based on BancGroup's intention to dispose of them in the most expeditious and profitable manner. Excluding these nonperforming assets acquired with First AmFed, the Company's nonperforming asset ratio would have been 1.22% at December 31, 1993 compared to 1.79% noted above. During 1994 a substantial portion of these problem assets, particularly other real estate, was disposed of and the nonperforming asset ratio was reduced to 1.28%.
  Management, through its loan officers, internal loan review staff and external examinations by regulatory agencies, has identified approximately $129 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by regulatory agencies. In connection with such reviews, collateral values are updated where considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of December 31, 1997 substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as


THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
40
potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves without disruption of earnings trends. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.
  The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.
  Interest income recognized and interest income foregone on nonaccrual loans was not significant for the years ended December 31, 1997, 1996, 1995, 1994 and 1993.
  The recorded investment in impaired loans at December 31, 1997 and 1996 were $5,020,000 and $4,303,000, respectively and these loans had a corresponding valuation allowance of $3,071,000 and $2,673,000, respectively.

SECURITIES

  BancGroup determines on a daily basis the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecast, an investment strategy is determined. Significant elements of this strategy as of December 31, 1997 include:

  - BancGroup's investment in U.S. Treasury securities and obligations of U.S. government agencies is substantially all pledged against public funds deposits or used as collateral for repurchase agreements.

  - BancGroup is required to carry Federal Home Loan Bank (FHLB) Stock in connection with its borrowings with FHLB. BancGroup is also required to carry Federal Reserve Stock since its subsidiary bank became a member bank of the Federal Reserve system in June 1997.

  - Investment alternatives which maximize the after-tax net yield are considered.

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

  - The maturities of investment alternatives are determined in consideration of the yield curve, liquidity needs and the Company's asset/liability gap position. Maturities were reduced to the 2-3 year range in 1995, increased to the 3-5 year range in 1996 and 1997.

  - The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. BancGroup's mortgage backed security portfolio as of December 31, 1997 does not include any interest-only strips and the amount of unamortized premium on mortgage backed securities is approximately $973,000. The recoverability of BancGroup's investment in mortgage-backed securities is reviewed periodically, and where necessary, appropriate adjustments are made to income for impaired values.

  - Obligations of state and political subdivisions, as well as other securities, have varying degrees of credit risk associated with the individual borrowers. The credit ratings and the credit worthiness of these securities are reviewed periodically and appropriate reserves are established when necessary.

  Investment securities are those securities which management has the ability and intent to hold until maturity. The decline in investment securities is due to maturities and calls in the portfolio.
  Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. The balance in securities available for sale increased from $462 million at December 31, 1996 to $485 million at December 31, 1997.
  At December 31, 1997, there was no single issuer, with the exception of U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded ten percent of shareholders' equity ($49.4 million).
  The changes noted above are reflected on the following table.


                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

SECURITIES BY CATEGORY

                                   CARRYING VALUE
                                   AT DECEMBER 31
                          ------------------------------
(IN THOUSANDS)                1997      1996        1995
--------------------------------------------------------
Investment securities:
 U.S. Treasury securities
  and obligations of
  U.S. government
  agencies                $145,768   $171,176   $181,729
 Mortgage-backed
  securities                72,155     76,268     57,784
 Obligations of state
  and political
  subdivisions              44,566     45,912     52,484
 Other                       1,741      6,786     18,944
--------------------------------------------------------
Total                     $264,230   $300,142   $310,941
========================================================
                                   CARRYING VALUE
                                   AT DECEMBER 31
                          ------------------------------
(IN THOUSANDS)                1997       1996       1995
--------------------------------------------------------
Securities available for sale:
 U.S. Treasury securities
  and obligations of
  U.S. government
  agencies                $245,266   $262,342   $279,101
 Mortgage-backed
  securities               216,732    178,338     70,165
 Obligations of state
  and political
  subdivisions              17,403     13,983     11,883
 Other                       5,917      7,559     22,864
--------------------------------------------------------
Total                     $485,318   $462,222   $384,013
========================================================

The carrying value of securities at December 31, 1997 mature as follows:

MATURITY DISTRIBUTION OF SECURITIES

                                       WITHIN 1 YEAR       1-5 YEARS        5-10 YEARS         OVER 10 YEARS
                                     -----------------------------------------------------------------------
                                             AVERAGE           AVERAGE           AVERAGE             AVERAGE
(IN THOUSANDS)                        AMOUNT   RATE     AMOUNT  RATE      AMOUNT   RATE      AMOUNT    RATE
------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury securities
  and obligations of U.S.
  government agencies                $55,013   6.24%   $ 90,255   6.44%   $    --     --    $   500      7.25%
Mortgage-backed securities             7,078   6.38      43,179   6.92      5,935   7.14%    15,963      7.53
Obligations of state and
  political subdivisions (1)           6,359   4.60      19,727   5.02     14,498   5.22      3,982      5.32
Other                                    270   7.58         411   8.36      1,060   5.97         --        --
                                     ------------------------------------------------------------------------
 Total                               $68,720   6.31%   $153,572   6.50%   $21,493   8.30%   $20,445      7.83%
=============================================================================================================
Securities available for sale (2):
U.S. Treasury securities
  and obligations of U.S.
  government agencies               $203,690   6.36%
Mortgage-backed securities           216,732   6.75
Obligations of state and political
  subdivisions (1)                    15,046   4.72
Other                                  5,157   7.24
                                    ---------------
Total                               $440,625   6.51%
=============================================================================================================

(1) The weighted average yields are calculated on the basis of the cost and effective yield weighted for the scheduled maturity of each security. The weighted average yields on tax exempt obligations have been computed on a fully taxable equivalent basis using a tax rate of 38%. The taxable equivalent adjustment represents the annual amounts of income from tax exempt obligations multiplied by 145%.

(2) Securities available for sale are shown as maturing within one year although BancGroup intends to hold these securities for an indefinite period of time. (See Contractual Maturities in Note 3 to the consolidated financial statements.) This category excludes all corporate common and preferred stocks since these instruments have no maturity date.

===============================================================================

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
42

DEPOSITS

  BancGroup's deposit structure consists of the following:


                                                          DECEMBER 31              % OF TOTAL
                                                   -------------------------------------------
(IN THOUSANDS)                                         1997         1996         1997     1996
==============================================================================================
Noninterest-bearing demand deposits                 $  898,182   $  695,378      17.1%    16.2%
Interest-bearing demand deposits                     1,078,935      786,007      20.5     18.3
Savings deposits                                       449,159      397,406       8.6      9.2
Certificates of deposits less than $100,000          1,856,720    1,601,774      35.3     37.3
Certificates of deposits more than $100,000            647,803      493,129      12.3     11.5
IRAs                                                   280,033      242,932       5.3      5.6
Open time deposits                                      44,998       83,095       0.9      1.9
----------------------------------------------------------------------------------------------
Total deposits                                      $5,255,830   $4,299,721     100.0%   100.0%
==============================================================================================

  The growth in deposits and the mix of deposits has been most significantly impacted in 1996 and 1997 by the acquisitions accounted for under the purchase method of accounting and immaterial poolings. Noninterest-bearing demand deposits have increased $203 million (29%) from December 31, 1996 to December 31, 1997, of which 18% was due to the aforementioned acquisitions and 8% was due to CMC escrow deposits. The remaining increase is attributable to the development of customer relationships and sales efforts.
  BancGroup has attempted through its acquisitions and branch expansion programs to increase its market presence in Alabama and expand into growth markets in the Southeast. The expansion was concentrated in Central and South Florida and the Atlanta metropolitan area. The principal goal is to provide the Company's retail customer base with convenient access to branch locations while enhancing the Company's potential for future increases in profitability. In 1997, BancGroup continued to utilize its established retail banking, training and policies and procedures departments as well as its branch automation project to reinforce the Company's goal of providing the customer with the best possible service. In connection with this goal, several other initiatives have been undertaken, including establishing private banking and trust services, international banking, an electronic banking division which includes home banking, business banking, automatic teller, credit card and check card services. Full service banking is offered in fourteen Wal-Mart locations with twelve located in Alabama, one in Tennessee and one in Florida. Primarily through acquisitions, the number of retail branches increased to 197 in 1997 from 135 in 1996. BancGroup is continuing its sales of investment products, such as mutual funds and annuities to customers seeking alternatives to deposit products. The overall goal of these steps has been to efficiently provide customers with the financial products they need and desire.
  In 1995, the Company initiated a brokered Certificate of Deposit (CD) program to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates and maturities. At December 31, 1997 and 1996, $78 million and $138 million, respectively of CD's were outstanding under this program.
  In 1997, the Company initiated a brokered money market program. Funds are transferred daily to meet short-term funding fluctuations. The rate currently charged for these funds is 5.5%. At December 31, 1997, these accounts totaled $147 million.

SHORT-TERM BORROWINGS

  Short-term borrowings were comprised of the following at December 31, 1997, 1996 and 1995:


(IN THOUSANDS)            1997       1996       1995
======================================================
Federal funds purchased
  and securities sold
  under repurchase
  agreements            $252,729   $127,112   $152,505
Federal Home Loan
  Bank borrowings        645,000    715,000    465,000
Other short-term
  borrowings              24,040      2,017      1,141
------------------------------------------------------
Total                   $921,769   $844,129   $618,646
======================================================

  BancGroup has available Federal Funds lines from upstream banks including the Federal Home Loan Bank (FHLB) totaling $285 million at December 31, 1997. In addition, correspondent banks and customers with repurchase agreements have provided a consistent base of short-term funds. BancGroup became a member of the FHLB in late 1992. As a member of the FHLB, BancGroup has availability of up to $1.5 billion from the FHLB on either a short or long-term basis excluding funds available through the federal funds line.
  Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale, and loans. FHLB borrowings have been used during 1997 and 1996 to fund loan growth. As discussed more fully in the "Liquidity and Interest Sensitivity" section of this report, the line of credit with the FHLB is considered a primary source of funding for the Company's asset growth.
  Colonial Bank has an additional $225 million available through a warehouse line with FHLB that is collateralized by mortgage loans held for sale with no balance outstanding at December 31, 1997.

                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                                                                              43

LIQUIDITY AND INTEREST SENSITIVITY

  BancGroup has addressed its liquidity and interest rate sensitivity through its policies and structure for asset/liability management. It has created the Asset/Liability Management Committee ("ALMCO"), the objective of which is to optimize the net interest margin while assuming reasonable business risks. ALMCO annually establishes operating constraints for critical elements of BancGroup's business, such as liquidity and rate sensitivity. ALMCO constantly monitors performance and takes action in order to meet its objectives.
  Of primary concern to ALMCO, is maintaining adequate liquidity. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends.
  The consolidated statement of cash flows identifies the three major sources and uses of cash (liquidity) as operating, investing and financing activities. Operating activities reflect cash generated from operations. Management views cash flow from operations as a major source of liquidity. Investing activities represent a primary usage of cash with the major net increase being attributed to loan growth. When securities mature they are generally reinvested in new securities or assets held for sale. Financing activities generally provide funding for the growth in loans and securities with increased deposits. Short-term borrowings are used to provide funding for temporary gaps in the funding of long-term assets and deposits, as well as to provide funding for mortgage loans held for sale and loan growth. BancGroup has the ability to tap other markets for certificates of deposits and to utilize established lines for Federal funds purchased and FHLB advances. BancGroup maintains and builds diversified funding sources in order to provide flexibility in meeting its requirements.
  From 1993 through 1997 the significant changes in BancGroup's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $483 million in 1997 and $623 million in 1996 has been one of the principal uses of cash in both years. Mortgage loans held for sale increased in 1997, using $67 million in funds. Short-term borrowings excluding acquisitions increased $68 million in 1997 and were used to fund loan growth. Management has chosen to fund short-term fluctuations in the volume of mortgage loans held for sale with short-term borrowings as opposed to increasing rate sensitive deposits. Deposit growth excluding acquisitions of $293 million with $87 million from the previously discussed brokered CD and money market programs provided an additional source of funding for internal loan growth.
  As noted previously, the composition of the Company's loan portfolio has changed over the past three years. BancGroup at December 31, 1997 had $2.2 billion of residential real estate loans. These loans provide collateral for the current $1.5 billion credit availability at the FHLB. The FHLB unused credit capacity, $769 million, at December 31, 1997, provides the Company significant flexibility in asset/liability management, liquidity and deposit pricing.
  In January 1996, the Company called $7.5 million of its 1985 subordinated debentures which had a maturity date of 2000. As a result, 806,598 shares of BancGroup stock were issued and cash was paid for the remaining debentures. In December 1996, BancGroup entered into a two year revolving line of credit for $35 million and a term loan with a maximum principal amount of $15.5 million. This line of credit provides an additional source of funding for acquisition related activities. In January 1997, BancGroup issued $70 million in Trust Preferred Securities. These securities qualify as Tier I Capital and carry an 8.92% interest rate. A portion of the proceeds of the offering were utilized to pay off the term note and revolving debt outstanding. The remainder of the proceeds were used for acquisitions and other business purposes. Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.
  The primary uses of funds as reflected in BancGroup's parent only statement of cash flows were $3.8 million for the payment of interest on debt, $16.6 million for principal payment on term notes (See Note 9 to the consolidated financial statements), $15.9 million to purchase treasury stock which was subsequently issued in the First Commerce acquisition, $55.2 million advanced to Colonial Bank for acquisition related activities including Dadeland Bancshares and $25.0 million for the payment of dividends. The parent company's primary sources of funds were $40.9 million in dividends received from its subsidiaries and $70 million from the issuance of the Trust Preferred Securities. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $125 million of retained earnings plus certain 1998 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1998 without prior approval from the respective regulatory authorities. BancGroup anticipates that the cash flow needs of the parent company are well below the regulatory dividend restrictions of its subsidiary banks.
  At December 31, 1997, BancGroup's liquidity position was adequate with loan maturities of $1.3 billion, or 25% of the total loan portfolio, due within one year. Securities totaling $509 million or 68% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 1997 there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $769 million in additional borrowing capacity at the FHLB and Colonial Bank has $225 million available through a warehouse line with FHLB.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
44

 BancGroup's asset/liability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. The interest sensitivity schedule reflects a 12.8% negative gap at 12 months; therefore, BancGroup has a greater exposure to net income if interest rates increase.

 BancGroup's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities do not change at the same speed , to the same extent or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Company's exposure to differential changes in interest rates between assets and liabilities is shown in the Company's Maturity and Rate Sensitivity Analysis. The following table measures the impact on net interest income and on net portfolio value of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of assets, liabilities, and off-balance sheet contracts. Following are the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 1997.

PERCENTAGE CHANGE IN:

         BASIS    NET INTEREST      NET PORTFOLIO
         POINTS     INCOME(1)         VALUE(2)
        =========================================
         +400         (8)%            (16)%
         +300         (3)              (9)
         +200          0               (5)
         +100          1               (2)
         -100         (4)               2
         -200         (9)               3
         -300        (15)               3
         -400        (25)              (4)
       ------------------------------------------

(1) The percentage change in this column represents net interest income for 12 months in a stable interest rate environment versus the Net Interest Income in the various rate scenarios.
(2) The percentage change in this column represents net portfolio value of the Company in a stable interest rate environment versus the net portfolio value in the various rate scenarios.

  The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions BancGroup could undertake in response to changes in interest rates.
  Management has managed the asset/liability position of the bank through traditional sources. BancGroup does, however, use off balance sheet instruments for hedging purposes to limit its risk associated with the sale of mortgage loans by providing sales commitments on all loans funded and held for sale. (See
Note 6 to the consolidated financial statements.)
  In December 1997 BancGroup purchased $30 million of Bank-Owned Life Insurance ("BOLI"). This long-term asset represents life insurance purchased from highly rated insurance companies on certain employees with the bank named as the beneficiary. The Company considers these funds available for the future payment of benefits due the employee's beneficiaries from group benefit plans.
  The following table summarizes BancGroup's interest rate sensitivity at December 31, 1997.

                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES


                                                                        AT DECEMBER 31, 1997
                                        ------------------------------------------------------------------------------------
                                                                     INTEREST SENSITIVE WITHIN
                                        ------------------------------------------------------------------------------------
                                              TOTAL         0-90        91-180       181-365        1-5            OVER
(IN THOUSANDS)                               BALANCE        DAYS         DAYS         DAYS         YEARS          5 YEARS
============================================================================================================================
Rate Sensitive Assets:
 Federal funds sold and resale
  agreements                             $    19,160    $    19,160    $      --    $      --    $        --    $        --
 Investment securities                       264,230         32,436       23,916       22,807        143,502         41,569
 Securities available for sale               485,318        187,796       19,190       15,589        163,676         99,067
 Mortgage loans held for sale                225,331        225,331           --           --             --             --
----------------------------------------------------------------------------------------------------------------------------
 Loans, net of unearned income             5,176,926      1,817,989      258,723      500,770      1,992,268        607,176
    Allowance for possible loan losses       (62,182)       (21,837)      (3,108)      (6,015)       (23,930)        (7,292)
----------------------------------------------------------------------------------------------------------------------------
Net loans                                  5,114,744      1,796,152      255,615      494,755      1,968,338        599,884
Nonearning assets                            742,045             --           --           --             --        742,045
============================================================================================================================
Total Assets                             $ 6,850,828    $ 2,260,875    $ 298,721    $ 533,151    $ 2,275,516    $ 1,482,565
============================================================================================================================

Rate Sensitive Liabilities:
  Interest-bearing demand deposits       $ 1,078,935    $   689,474    $      --    $      --    $        --    $   389,461
  Savings deposits                           449,159        240,086           --          424             --        208,649
  Certificates of deposits less than
  $100,000                                 1,856,720        490,441      375,846      606,091        383,505            837
  Certificates of deposits more than
  $100,000                                   647,803        244,544      143,872      153,461        105,926             --
  IRAs                                       280,033         76,127       46,851       45,158        110,963            934
  Open time deposits                          44,998         43,045          116          315          1,522             --
  Short-term borrowings                      921,769        726,769        60,00       10,000        125,000             --
  Long-term debt                              90,252            256          241          298            682         88,775
Noncosting liabilities & equity            1,481,159             --           --           --             --      1,556,162
============================================================================================================================
Total Liabilities & Equity               $ 6,850,828    $ 2,510,742    $ 626,926    $ 815,747    $   727,598    $ 2,169,815
============================================================================================================================
Gap                                      $        --    $  (249,867)   $(328,205)   $(282,596)   $ 1,547,918    $  (687,250)
============================================================================================================================
Cumulative Gap                           $        --    $  (249,867)   $(578,072)   $(869,668)   $   687,250    $        --
============================================================================================================================


  At the bottom of the table is the interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.
  In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. For all interest earning assets and interest bearing liabilities, variable rate assets and liabilities are reflected in the time interval of the assets or liabilities' earliest repricing date. Fixed rate assets and liabilities have been allocated to various time intervals based on contractual repayment. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted. Prepayment assumptions are applied at a constant rate based on the Company's historical experience. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year in accordance with regulatory guidelines. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0 - 90 day category, the gap in that time frame would be a negative $848 million with a corresponding cumulative gap at one year of negative $1.5 billion.

CAPITAL ADEQUACY AND RESOURCES

  Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. BancGroup's dividend pay-out ratio in 1997 was 33%. This level is in the Company's target range of 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including: current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.
  The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.
  BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future


THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
46
expansion or acquisition opportunities.
  The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information as of December 31, 1997 are stated below:

Capital (thousands):
  Tier I Capital:
    Shareholders' equity
      (excluding unrealized gain
      on securities available
      for sale and intangibles)
    plus Trust Preferred Securities              $  495,490
  Tier II Capital:
    Allowable loan loss reserve                      62,182
    Subordinated debt                                 6,088
                                                 ----------
  Total Capital                                  $  563,760

Risk Adjusted Assets (thousands)                 $4,987,690
Total Assets (thousands)                         $6,850,828

                                     1997     1996     1995
===========================================================
Tier I leverage ratio                7.47%    6.77%   7.10%
Risk Adjusted Capital
  Ratios:
    Tier I Capital Ratio             9.93%    9.20%   9.48%
    Total Capital Ratio             11.30%   10.66%  11.27%

  BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions.
  In January 1997, BancGroup issued $70 million of Trust Preferred Securities which qualify as Tier 1 Capital.

REGULATORY RESTRICTIONS

  As noted previously, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.
  The subsidiary banks are also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1997, these deposits totaled $18.2 million.

FINANCIAL ACCOUNTING STANDARDS
BOARD RELEASES

  In June 1996, the Financial Accounting Standards Board issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers the effective date of certain provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged. Management does not believe that the adoption of SFAS No. 125, as amended by SFAS No. 127, will have a material impact on BancGroup's financial statements.
  BancGroup adopted SFAS No. 128, Earnings Per Share, on December 31, 1997. (See
Note 1 to the consolidated financial statements.)
  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting of Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.
  This statement is effective for fiscal years beginning after December 15, 1997. Although earlier application is permitted, BancGroup has chosen not to adopt early. Reclassification of financial statements for earlier periods provided for comparative purposes will be required.
  In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.
  This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. Under SFAS No. 131, BancGroup will report two segments, commercial and mortgage banking.


                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                                                                              47

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  This report contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) deposit attrition, customer loss, or revenue loss in the ordinary course of business; (ii) increases in competitive pressure in the banking industry; (iii) costs or difficulties related to the integration of the businesses of BancGroup and the institutions acquired are greater than expected;
(iv) changes in the interest rate environment which reduce margins (v) general economic conditions, either nationally or regionally, that are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vi) changes which may occur in the regulatory environment; (vii) a significant rate of inflation (deflation); and (viii) changes in the securities markets. When used in this Report, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements.


THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
48

                                                       Colonial BancGroup, Inc.
                                           REPORT OF INDEPENDENT ACCOUNTANTS 97

TO THE BOARD OF DIRECTORS
AND SHAREHOLDERS
THE COLONIAL BANCGROUP, INC.

    We have audited the accompanying consolidated statements of condition of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Colonial BancGroup, Inc. and subsidiaries as of December 31, 1997 and 1996, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

         COOPERS & LYBRAND L.L.P.

         Montgomery, Alabama
         February 27, 1998



                                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

               Colonial BancGroup, Inc.
CONSOLIDATED STATEMENTS OF CONDITION 97


                                                                                                    December 31, 1997 and 1996
                                                                                                        (Dollars in thousands)

ASSETS                                                                                        1997                        1996
------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                 $  254,252                 $   231,787
Interest-bearing deposits in banks                                                          19,160                      29,413
Securities available for sale (Note 3)                                                     485,318                     462,222
Investment securities (market value: 1997, $266,336; 1996, $302,295) (Note 3)              264,230                     300,142
Mortgage loans held for sale                                                               225,331                     157,966
Loans, net of unearned income (Note 4)                                                   5,176,926                   4,216,178
Less:
  Allowance for possible loan losses (Note 5)                                              (62,182)                    (53,443)
-------------------------------------------------------------------------------------------------------------------------------
Loans, net                                                                               5,114,744                   4,162,735
Premises and equipment, net (Note 7)                                                       129,588                      93,997
Excess of cost over tangible and identified intangible assets acquired, net                 67,128                      29,773
Mortgage servicing rights                                                                  141,800                     106,784
Other real estate owned                                                                     12,631                      10,232
Accrued interest and other assets                                                          136,646                      84,710
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                   $6,850,828                 $ 5,669,761
==============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------
Deposits:
  Noninterest-bearing demand                                                           $   898,182                 $   695,378
  Interest-bearing demand                                                                1,078,935                     786,007
  Savings                                                                                  449,159                     397,406
  Time                                                                                   2,829,554                   2,420,930
------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                           5,255,830                   4,299,721
FHLB short-term borrowings (Note 8)                                                        645,000                     715,000
Other short-term borrowings (Note 8)                                                       276,769                     129,129
Subordinated debt (Note 9)                                                                   6,088                       8,612
Trust preferred securities (Note 9)                                                         70,000                          --
Other long-term debt (Note 9)                                                               14,164                      30,480
Other liabilities                                                                           88,723                      84,111
------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                        6,356,574                   5,267,053
------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 6, 12, 15)
Shareholders' equity: (Notes 2, 10)
 Common Stock, $2.50 par value; 100,000,000 shares authorized;
 issued and outstanding; 42,545,425 and 39,145,685 in 1997 and 1996                        106,364                      97,864
Additional paid in capital                                                                 193,619                     168,064
Retained earnings                                                                          194,317                     137,956
Unearned compensation                                                                       (1,682)                     (1,603)
Unrealized gain on securities available for sale, net of taxes                               1,636                         427
------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                 494,254                     402,708
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                   $6,850,828                 $ 5,669,761
==============================================================================================================================

See notes to consolidated financial statements.



THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
50

                                                       Colonial BancGroup, Inc.
                                           CONSOLIDATED STATEMENTS OF INCOME 97

                                                                                                  For the years ended
                                                                                     December 31, 1997, 1996 and 1995
                                                                              (In thousands, except per share amounts)

                                                                          1997                1996               1995
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                            $442,741            $362,231           $296,422
Interest and dividends on securities:
  Taxable                                                               47,119              37,861             36,397
  Nontaxable                                                             3,017               3,119              3,117
  Dividends                                                              2,767               2,194              2,197
Interest on federal funds sold and securities purchased under
 resale agreements                                                       1,625               2,517              2,949
Other interest                                                             718                 610                744
---------------------------------------------------------------------------------------------------------------------
Total interest income                                                  497,987             408,532            341,826
---------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                                   199,623             164,394            136,331
Interest on short-term borrowings                                       42,588              38,746             30,409
Interest on long-term debt                                               7,277               2,703              3,743
---------------------------------------------------------------------------------------------------------------------
Total interest expense                                                 249,488             205,843            170,483
---------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                    248,499             202,689            171,343
Provision for possible loan losses (Notes 1, 5)                         13,026              12,545              8,986
---------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES           235,473             190,144            162,357
---------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage servicing fees                                                 35,805              28,057             23,787
Service charges on deposit accounts                                     26,109              22,085             19,085
Securities gains, net (Note 3)                                             372                 123                598
Other charges, fees and commissions                                      7,159               6,383              6,628
Other income                                                            18,314              14,240             10,429
---------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                87,759              70,888             60,527
---------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Salaries and employee benefits                                          81,157              70,457             62,054
Occupancy expense of bank premises, net                                 20,198              15,669             14,570
Furniture and equipment expenses                                        17,084              13,417             10,116
Amortization of mortgage servicing rights                               17,069              13,627             10,261
Amortization of intangible assets                                        3,117               2,083              1,543
SAIF special assessment                                                     --               4,465                 --
Acquisition expense                                                      5,212              11,918              1,738
Other expense (Note 17)                                                 56,294              51,878             50,372
---------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                              200,131             183,514            150,654
---------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                             123,101              77,518             72,230
Applicable income taxes (Note 18)                                       45,910              27,304             25,765
---------------------------------------------------------------------------------------------------------------------
Net Income                                                           $  77,191          $   50,214           $ 46,465
=====================================================================================================================
EARNINGS PER SHARE (NOTE 19):
  Basic                                                              $    1.84          $     1.30           $   1.30
  Diluted                                                                 1.78                1.25               1.21
AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic                                                                 42,034              38,615             35,696
  Diluted                                                               43,436              40,385             39,421
=====================================================================================================================

See notes to consolidated financial statements.



                                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

             Colonial BancGroup, Inc.
CONSOLIDATED STATEMENTS OF CHANGES 97
IN SHAREHOLDERS' EQUITY


                                                                                                          For the years ended
                                                                                             December 31, 1997, 1996 and 1995
                                                                                      (In thousands, except per share amounts)


                                    CLASS A                CLASS B                             ADDITIONAL
                                  COMMON STOCK           COMMON STOCK         COMMON STOCK       PAID IN   RETAINED      UNEARNED
                                SHARES     AMOUNT      SHARES    AMOUNT      SHARES   AMOUNT     CAPITAL   EARNINGS   COMPENSATION
----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1995      33,450,262   $83,626    1,270,176  $3,175                          $128,156  $ 73,746     $  (840)
----------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Plan                   1,716         4                             32,332  $     81       241
  Stock Option Plans              13,182        33                            224,396       562     1,165
  Dividend Reinvestment                                                        53,516       134       448
  Stock Bonus Plan                                                             50,000       125       697                  (822)
  Employee Stock Purchase
    Plan                             536         1                              7,534        19        90
Issuance of common stock by
  a pooled bank prior
  to merger                      156,790       392                             43,270       108     1,477    (1,360)       (187)
Conversion of Class A Common
  Stock and Class B Common
  Stock to Common Stock      (33,622,486)  (84,056)  (1,270,176) (3,175)   34,892,662    87,231
Issuance of shares for
  business combinations                                                     2,089,994     5,225    22,591
Net income                                                                                                   46,465
Cash dividends: (Class A,
  $0.1125 per share; Class
  B, $0.0625 per share;
  Common, $0.3375 per share)                                                                                (10,521)
Cash dividends by pooled bank
  prior to merger                                                                                            (1,808)
Conversion of 7 1/2%
  convertible subordinated
  debentures                                                                   23,418        59       269
Conversion of 12 3/4%
  convertible subordinated
  debentures                                                                    1,120         2         8
Changes in unrealized gain
  (loss) on securities
  available for sale, net
  of taxes
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                                 37,418,242    93,546   155,142   106,522      (1,849)
----------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Plan                                                               31,710        79       249
  Stock Option Plans                                                          499,079     1,248     1,706
  Dividend Reinvestment                                                        60,136       150       897
  Stock Bonus Plan                                                             48,340       121       833                   246
  Employee Stock Purchase
    Plan                                                                       10,264        26       154
Issuance of shares for
  business combinations                                                       154,596       386     2,214
Net income                                                                                                   50,214
Cash dividends: ($.054 per
  share)                                                                                                    (16,175)
Cash dividends by pooled bank
  prior to merger                                                                                            (2,398)
Treasury Stock activity by
  pooled bank prior to merger                                                 (58,206)     (146)     (485)     (207)
Conversion of 7 1/2%
  convertible subordinated
  debentures                                                                  174,926       437     2,011
Conversion of 12 3/4%
  convertible subordinated
  debentures                                                                  806,598     2,017     5,343
Change in unrealized gain
  (loss) on securities
  available for sale, net
  of taxes
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                                 39,145,685    97,864   168,064   137,956      (1,603)
----------------------------------------------------------------------------------------------------------------------------------
Issuance of shares for
 immaterial poolings:
  Tomoka Bancorporation                                                       661,992     1,655     1,628     3,043
  Great Southern Bancorp                                                      927,811     2,320     5,287     2,514
  First Independence Bank
    of Florida                                                                503,932     1,260     5,634    (1,430)
Shares issued under:
  Directors Plan                                                               31,082        78       425
   Stock Option Plans                                                         669,889     1,674     3,333
   Dividend Reinvestment                                                       42,199       105       843
   Stock Bonus Plan                                                            23,012        58       443                   (79)
   Employee Stock Purchase
     Plan                                                                      16,392        41       385
Purchase of treasury stock
  for issuance in a business
  combination                                                                (671,165)   (1,678)  (14,209)
Issuance of shares for
  business combinations                                                     1,016,261     2,541    19,717
Net income                                                                                                   77,191
Cash dividends: ($0.60 per
  share)                                                                                                    (24,957)
Conversion of 7 1/2%
  convertible subordinated
  debentures                                                                  163,164       408     1,877
Conversion of 7% convertible
subordinated debentures                                                        15,171        38       192
Change in unrealized gain on
  securities available for
  sale, net of taxes
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                                 42,545,425  $106,364  $193,619  $194,317     $(1,682)
==================================================================================================================================


                                                                     Unrealized
                                                                    Gain (Loss) on       Total
                                                                      Available      Shareholders'
                                                                      For Sale         Equity
--------------------------------------------------------------------------------------------------
Balance, January 1, 1995                                           $  (12,546)        $275,317
--------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Plan                                                                           326
  Stock Option Plans                                                                     1,760
  Dividend Reinvestment                                                                    582
  Stock Bonus Plan                                                                          --
  Employee Stock Purchase
    Plan                                                                                   110
Issuance of common stock by
  a pooled bank prior to
  merger                                                                                   430
Conversion of Class A Common
  Stock and Class B Common
  Stock to Common Stock
Issuance of shares for
  business combinations                                                                 27,816
Net income                                                                              46,465
Cash dividends: (Class A,
  $0.1125 per share; Class
  B, $0.0625 per share;
  Common, $0.3375 per share)                                                           (10,521)
Cash dividends by pooled bank
  prior to merger                                                                       (1,808)
Conversion of 7 1/2%
  convertible subordinated
  debentures                                                                               328
Conversion of 12 3/4%
  convertible subordinated
  debentures                                                                                10
Changes in unrealized gain
  (loss) on securities
  available for sale, net
  of taxes                                                             11,916           11,916
--------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                               (630)         352,731
--------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Plan                                                                           328
  Stock Option Plans                                                                     2,954
  Dividend Reinvestment                                                                  1,047
  Stock Bonus Plan                                                                       1,200
  Employee Stock Purchase
    Plan                                                                                   180
Issuance of shares for
  business combinations                                                                  2,600
Net income                                                                              50,214
Cash dividends: ($.054
  per share)                                                                           (16,175)
Cash dividends by pooled
  bank prior to merger                                                                  (2,398)
Treasury Stock activity by
  pooled bank prior to merger                                                              838)
Conversion of 7 1/2%
  convertible subordinated
  debentures                                                                             2,448
Conversion of 12 3/4%
  convertible subordinated
  debentures                                                                             7,360
Change in unrealized gain
  (loss) on securities
  available for sale, net
  of taxes                                                              1,057            1,057
--------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                                427          402,708
--------------------------------------------------------------------------------------------------
Issuance of shares for
 immaterial poolings:
  Tomoka Bancorporation                                                   (23)           6,303
  Great Southern Bancorp                                                  (25)          10,096
  First Independence Bank
    of Florida                                                            (25)           5,439
Shares issued under:
  Directors Plan                                                                           503
  Stock Option Plans                                                                     5,007
  Dividend Reinvestment                                                                    948
  Stock Bonus Plan                                                                         422
  Employee Stock Purchase
     Plan                                                                                  426
Purchase of treasury stock
  for issuance in a business
  combination                                                                          (15,887)
Issuance of shares for
  business combinations                                                                 22,258
Net income                                                                              77,191
Cash dividends: ($0.60
  per share)                                                                           (24,957)
Conversion of 7 1/2%
  convertible subordinated
  debentures                                                                             2,285
Conversion of 7% convertible
subordinated debentures                                                                    230
Change in unrealized gain on
  securities available for
  sale, net of taxes                                                    1,282            1,282
--------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                             $1,636         $494,254
==================================================================================================

See notes to consolidated financial statements.



THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
52

                                                      Colonial BancGroup, Inc.
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS 97



                                                                                                For the years ended
                                                                                  December 31, 1997, 1996, and 1995
                                                                                                      (In thousands)
                                                                              1997            1996           1995
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                  $ 77,191       $  50,214       $ 46,465
Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
    Depreciation, amortization and accretion                                  20,185          14,792         14,072
    Amortization of mortgage servicing rights                                 17,069          13,627         10,261
    Provision for possible loan losses                                        13,026          12,545          8,986
    Deferred income taxes                                                      1,320          (1,398)        (1,960)
    Gain on sale of securities, net                                             (372)           (123)          (598)
    (Gain) loss on sale of other assets                                       (1,318)           (534)            38
    Additions to mortgage servicing rights                                   (52,085)        (32,264)       (32,139)
    Net increase in mortgage loans held for sale                             (67,365)        (45,763)       (50,647)
    Increase in interest receivable                                          (11,546)         (1,837)        (9,249)
    (Increase) decrease in prepaids and other receivables                       (756)            426          4,693
    Increase (decrease) in accrued expenses and accounts payable                 563            (448)        (4,714)
    Increase in accrued income taxes                                           1,284             136          3,086
    Increase in interest payable                                               8,665           3,948         11,395
    Other, net                                                                (9,070)          8,702        (12,664)
-------------------------------------------------------------------------------------------------------------------
      Total adjustments                                                      (80,400)        (28,191)       (59,440)
-------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                           (3,209)         22,023        (12,975)
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from maturities of securities available for sale                  105,846          97,025         72,187
  Proceeds from sales of securities available for sale                        36,476          61,714         86,458
  Purchase of securities available for sale                                  (59,071)       (153,843)      (190,306)
  Proceeds from maturities of investment securities                          198,874         149,166        105,531
  Purchases of investment securities                                        (133,157)       (144,527)       (55,186)
  Net decrease in short-term investment securities                                --           5,300            200
  Net increase in loans                                                     (482,647)       (622,502)      (677,752)
  Purchase of bank owned life insurance                                      (30,000)             --             --
  Cash and cash equivalents received in bank acquisitions, net (Note 2)       28,242           1,437         23,201
  Cash and cash equivalents received in the purchase
    of assets and assumption of liabilities (Note 2)                              --           7,028             --
  Capital expenditures                                                       (35,742)        (23,249)       (12,382)
  Proceeds from sale of other real estate owned                                2,784          10,324         10,987
  Purchase of treasury stock for issuance in a business acquisition          (15,887)             --             --
  Other, net                                                                   3,258             111          2,474
-------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                       (381,024)       (612,016)      (634,588)
-------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in demand, savings and time deposits                          292,605         381,551        553,600
  Net increase in federal funds purchased,
    repurchase agreements and other short-term borrowings                     68,512         226,060        193,341
  Proceeds from issuance of long-term debt                                    70,000           6,394         12,092
  Repayment of long-term debt                                                (16,996)         (5,064)       (55,526)
  Proceeds from issuance of common stock                                       7,281           3,318          2,406
  Proceeds from issuance of subordinated debt                                     --              --          1,425
  Dividends paid                                                             (24,957)        (18,573)       (12,329)
-------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                    396,445         593,686        695,009
-------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                     12,212           3,693         47,446
Cash and cash equivalents at beginning of year                               261,200         257,507        210,061
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year (Note 1)                           $273,412       $ 261,200       $257,507
===================================================================================================================
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                $241,389       $ 196,316       $157,996
    Income taxes                                                              43,905          29,637         23,202
  Non-cash transactions:
    Transfer of loans to other real estate                                  $ 14,458       $   8,770       $  6,013
    Origination of loans from the sale of other real estate                      612             763            830
    Securitization of mortgage loans                                              --          87,641             --
    Transfer of investment securities to securities available for sale            --              --         60,421
    Conversion of subordinated debentures to common stock                      2,515           9,808            428
    Assets acquired in business combinations                                 554,803          77,923        307,425
    Liabilities assumed in business combinations                            (526,741)         76,760        302,810
===================================================================================================================

See notes to consolidated financial statements.



                                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                     Colonial BancGroup, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 97

                                                            For the years ended
                                               December 31, 1997, 1996 and 1995

1.   SUMMARY OF SIGNIFICANT ACCOUNTING
     AND REPORTING POLICIES

     The Colonial BancGroup, Inc. ("BancGroup") and its subsidiaries operate predominantly in the domestic commercial and mortgage banking industry. The accounting and reporting policies of BancGroup and its subsidiaries conform to generally accepted accounting principles and to general practice within the banking industry. The following summarizes the most significant of these policies.
    BASIS OF PRESENTATION--The consolidated financial statements of BancGroup for 1996 and 1995 have been previously restated to give retroactive effect to the April 1997 combination with Fort Brooke Bancorporation ("Fort Brooke"), the January 1997 combinations with Jefferson Bancorp, Inc. ("Jefferson") and D/W Bankshares, Inc. ("Bankshares") as well as the July 1996 combinations with Commercial Bancorp of Georgia, Inc., ("Commercial") and Southern Banking Corporation ("Southern") which were accounted for as poolings of interests.
(See Note 2)
    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements and notes to consolidated financial statements include the accounts of BancGroup and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.
    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
    CASH AND CASH EQUIVALENTS--BancGroup considers cash and highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. Cash and cash equivalents consist primarily of cash and due from banks, interest-bearing deposits in banks and Federal funds sold.
    INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE--Securities are classified as either held to maturity, available for sale or trading.
    Held to maturity or investment securities are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.
    Securities available for sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.
    Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.
    Realized and unrealized gains and losses are based on the specific identification method.
     MORTGAGE LOANS HELD FOR SALE--Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected. The cost of mortgage loans is adjusted by gains and losses generated from corresponding hedging transactions, principally using forward sales commitments, entered into to protect the inventory value of the loans from increases in interest rates. Hedge positions are also used to protect the pipeline of commitments to originate and purchase loans from changes in interest rates. Gains and losses resulting from changes in the market value of the inventory, pipeline and open hedge positions are netted. Any net gain that results is deferred; any net loss that results is recognized when incurred. Hedging gains and losses realized during the commitment and warehousing period related to the pipeline and mortgage loans held for sale are deferred. Hedging losses are recognized currently if deferring such losses would result in mortgage loans held for sale and the pipeline being valued in excess of their estimated net realizable value. The aggregate cost of mortgage loans held for sale at December 31, 1997 and 1996 is less than their aggregate net realizable value. Gains or losses on the sale of Federal National Mortgage Association mortgage-backed securities are recognized on the earlier of the date settled or the date that a forward commitment to deliver a security to a dealer is effectively offset by a commitment to buy a similar security (paired off). These gains or losses are included in other income.
    LOANS--Loans are stated at face value, net of unearned income and allowance for possible loan losses. Interest income on loans is recognized under the "interest" method except for certain installment loans where interest income is recognized under the "Rule of 78's" (sum-of-the-months digits) method, which does not produce results significantly different from the "interest" method. Nonrefundable fees and costs associated with originating or acquiring loans are recognized under the interest method as a yield adjustment over the life of the corresponding loan.
    ALLOWANCE FOR POSSIBLE LOAN LOSSES--A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective



THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
54
interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience.
     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.
     Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and an analysis of current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.
     INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS--Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.
     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.
     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior chargeoffs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 1997, 1996 and 1995.
     PREMISES AND EQUIPMENT--Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed generally using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Estimated useful lives range from five to forty years for bank buildings and leasehold improvements and three to ten years for furniture and equipment.
     Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is reflected in current income.
     OTHER REAL ESTATE OWNED--Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of cost or market value less estimated costs to sell. Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.
     INTANGIBLE ASSETS--Intangible assets acquired in acquisitions of banks are stated at cost, net of accumulated amortization. Amortization is provided over a period up to twenty-five years for the excess of cost over tangible and identified intangible assets acquired using the straight-line method or an accelerated method, as applicable, and ten years for deposit core base intangibles using an accelerated method. The recoverability of intangible assets is reviewed periodically based on the current earnings of acquired entities. If warranted, analysis, including undiscounted income projections, are made to determine if adjustments to carrying value or amortization periods are necessary.
     MORTGAGE SERVICING RIGHTS--The total cost of mortgage loans held for sale is allocated to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values. The aggregate basis is used to determine the lower of cost or market value when capitalizing mortgage servicing rights.
     Mortgage servicing rights are being amortized primarily using an accelerated method in proportion to the estimated net servicing income from the related loans, which approximates a level yield method. The amortization period represents management's best estimate of the remaining loan lives.
     The carrying values of the mortgage servicing rights



                                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                                                                             55
are evaluated for impairment based on their fair values categorized by coupon rate. Fair values of servicing rights are determined by estimating the present value of future net servicing income considering the average interest rate and the average remaining lives of the related mortgage loans being serviced.
     The servicing portfolio is geographically disbursed throughout the United States with a concentration in the southern states. The mortgage servicing rights at December 31, 1997 and 1996 are stated net of accumulated amortization of approximately $55 million and $38 million, respectively.
     Mortgage servicing fees are deducted from the monthly payments on mortgage loans and are recorded as income when earned. Fees from investors for servicing their portfolios of residential loans generally range from 1/4 of 1% to 1/2 of 1% per year on the outstanding principal balance.
     LONG LIVED ASSETS--BancGroup reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. Long-lived assets and certain intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
     INCOME TAXES--BancGroup uses the asset and liability method of accounting for income taxes (See Note 18). Under the asset and liability method, deferred tax assets and liabilities are recorded at currently enacted tax rates applicable to the period in which assets or liabilities are expected to be realized or settled. Deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.
     STOCK-BASED COMPENSATION--BancGroup adopted SFAS No. 123, "Accounting for Stock-Based Compensation," on January 1, 1996. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. BancGroup has elected to continue to measure compensation cost for its stock option plans under the provisions in APB Opinion 25.
     EARNINGS PER SHARE--BancGroup adopted SFAS No. 128, "Earnings Per Share" on December 31, 1997. This statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. All prior year earnings per share data has been restated to reflect the presentation required under SFAS No. 128 as well as a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on February 11, 1997.
     ADVERTISING COSTS--Advertising costs are expensed as incurred. RECLASSIFICATIONS--Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 presentation.
     RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities utilizing the financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.
     This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. However, in December 1996, the Financial Accounting Standards Board issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers the effective date of certain provisions for one year (December 31, 1997). The deferred provisions relate to repurchase agreements, dollar-roll transactions, securities lending, and similar transactions. The effective date for all other transfers and servicing of financial assets is unchanged. Management does not believe that the adoption of SFAS No. 125 will have a material impact on BancGroup's financial statements.
     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting of Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is dis-



THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
56
played with the same prominence as other financial statements.
          This statement is effective for fiscal years beginning after December 15, 1997. Although earlier application is permitted, BancGroup has chosen not to adopt early. Reclassification of financial statements for earlier periods provided for comparative purposes is required.
     In June 1997, the Financial Accounting Standards Board also issued SFAS
No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.
     This statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated.
     Pursuant to SFAS No. 131, BancGroup will report two segments: commercial banking and mortgage banking.

2.   BUSINESS COMBINATIONS

     BancGroup recently completed the following business combinations with other financial institutions. The balances reflected are as of the date of consummation.

(DOLLARS IN THOUSANDS)
                                                        ACCOUNTING                DATE        BANCGROUP    CASH        TOTAL
FINANCIAL INSTITUTIONS                                   TREATMENT             CONSUMMATED      SHARES     PAID (2)   ASSETS
-----------------------------------------------------------------------------------------------------------------------------
1995
Colonial Mortgage Company (AL)                        Pooling of interests       02/17/95     4,545,454              $ 71,000
Brundidge Banking Company (AL)                        Purchase                   03/31/95       532,868                56,609
Mt. Vernon Financial Corp. (GA)                       Purchase                   10/20/95     1,043,440               217,967
Farmers & Merchants Bank (AL)                         Purchase                   11/03/95       513,686   $ 3,000      56,050
-----------------------------------------------------------------------------------------------------------------------------
1996*
Commercial Bancorp of Georgia, Inc. (GA)              Pooling of interests       07/03/96     2,306,460               232,555
Southern Banking Corporation (FL)                     Pooling of interests       07/03/96     2,858,494               232,461
Dothan Federal Savings Bank (AL)                      Purchase                   07/08/96       154,690     2,600      48,366
-----------------------------------------------------------------------------------------------------------------------------
1997
Jefferson Bancorp, Inc. (FL)                          Pooling of interests       01/03/97     3,854,952               472,732
Tomoka Bancorp, Inc. (FL)                             Pooling of interests(1)    01/03/97       661,992                76,700
First Family Financial Corp. (FL)                     Purchase                   01/09/97       330,564     6,492     167,300
D/W Bankshares, Inc. (GA)                             Pooling of interests       01/31/97     1,016,548               138,686
Shamrock Holdings, Inc. (AL)                          Purchase                   03/05/97                  11,813      54,500
Fort Brooke Bancorporation (FL)                       Pooling of interests       04/22/97     1,599,973               208,800
Great Southern Bancorp (FL)                           Pooling of interests(1)    07/01/97       927,811               121,009
First Commerce Banks of Florida, Inc. (FL)            Purchase                   07/01/97       685,695                97,093
Dadeland BancShares, Inc. (FL)                        Purchase                   09/15/97                  38,000     169,946
First Independence Bank of Florida (FL)               Pooling of interests(1)    10/01/97       503,932                65,048
-----------------------------------------------------------------------------------------------------------------------------

(1) Due to the immaterial impact on BancGroup's Financial Statements, prior years have not been restated to include these poolings of interests.

(2)  Does not include immaterial amounts paid in lieu of fractional shares.
  * On April 19, 1996, BancGroup purchased certain assets totaling $31,428,000 and assumed certain liabilities, primarily deposits, totaling $30,994,000 of the Enterprise, Alabama branch of First Federal Bank.

     In addition to the combinations shown above, BancGroup has closed or has plans to close the following combinations since December 31, 1997. The balances reflected are as of December 31, 1997. The following business combinations have not been reflected in the financial statements at December 31, 1997.

(DOLLARS IN THOUSANDS)
                                                         ACCOUNTING               DATE        BANCGROUP     OTHER          TOTAL
FINANCIAL INSTITUTIONS                                   TREATMENT             CONSUMMATED     SHARES   CONSIDERATION(1)   ASSETS
---------------------------------------------------------------------------------------------------------------------------------
United American Holding Corp. (FL)                    Pooling of interests       02/02/98    2,113,206                   $275,263
ASB Bancshares, Inc. (AL)                             Purchase                   02/05/98      467,257     $7,725(2)      158,656
First Central Bank (FL)                               Pooling of interests       02/11/98      688,684                     62,897
South Florida Banking Corp. (FL)                      Pooling of interests       02/12/98    1,932,229                    255,769
Commercial Bank of Nevada (NV)                        Pooling of interests       Pending       842,157                    120,108

(1) Does not include immaterial amounts paid in lieu of fractional shares.
(2) Represents subordinated debentures.



                                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

     The combination with Colonial Mortgage Company ("CMC") in 1995 was accounted for using a method of accounting similar to a pooling of interests. The 1996 combinations with Southern and Commercial and the 1997 combinations with Jefferson, Bankshares and Fort Brooke were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if these combinations had occurred at the beginning of the earliest period presented. The 1997 combinations with Tomoka Bancorp, Inc., Great Southern Bancorp and First Independence Bank of Florida were accounted for using the pooling-of-interests method, however, due to immateriality, the prior year financial statements were not restated. The remaining business combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. The proforma impact of the purchase method business combinations on BancGroup's financial statements for periods prior to acquisition is not significant.
     The following is summary operating information for BancGroup showing the effect of the business combinations described in the preceding paragraphs
(years prior to consummation).

                          AS ORIGINALLY    EFFECT OF      CURRENTLY
(IN THOUSANDS)               REPORTED      POOLINGS       REPORTED
=====================================================================
1996:
  Net interest income       $169,678       $33,011       $202,689
  Noninterest income          65,982         4,906         70,888
  Net income                  53,608        (3,394)        50,214

1995:
  Net interest income        118,442        52,901        171,343
  Noninterest income          45,982        14,545         60,527
  Net income                  38,794         7,671         46,465
=====================================================================


3.   SECURITIES

     The carrying and market values of investment securities are summarized as follows:


INVESTMENT SECURITIES
                                                     1997                                          1996
                             ----------------------------------------------------------------------------------------------
                             AMORTIZED      UNREALIZED  UNREALIZED    MARKET   Amortized  Unrealized  Unrealized   Market
(IN THOUSANDS)                 COST           GAINS       LOSSES      VALUE      Cost       Gains      Losses      Value
===========================================================================================================================
U.S. Treasury securities
 and obligations of U.S.
 government agencies         $145,768         $  883      $ (67)     $146,584   $171,176    $1,699      $  (140)   $172,735
Mortgage-backed securities     72,155            754       (634)       72,275     76,268       616         (883)     76,001
Obligations of state and
 political subdivisions        44,566          1,311         (9)       45,868     45,912     1,056          (55)     46,913
Other                           1,741            115        (17)        1,609      6,786        74         (214)      6,646
---------------------------------------------------------------------------------------------------------------------------
Total                        $264,230         $2,833      $(727)     $266,336   $300,142    $3,445      $(1,292)   $302,295
===========================================================================================================================

    The carrying and market values of securities available for sale are summarized as follows:

SECURITIES AVAILABLE FOR SALE
                                                     1997                                          1996
                             ----------------------------------------------------------------------------------------------
                             AMORTIZED      UNREALIZED  UNREALIZED    MARKET   Amortized  Unrealized  Unrealized   Market
(IN THOUSANDS)                 COST           GAINS       LOSSES      VALUE      Cost       Gains      Losses      Value
===========================================================================================================================
U.S. Treasury securities
 and obligations of U.S.
 government agencies         $244,154         $1,581      $  (469)   $245,266   $262,775    $1,208      $(1,641)   $262,342
Mortgage-backed
 securities                   216,316          1,751       (1,335)    216,732    177,999     1,619       (1,280)    178,338
Obligations of state and
 political subdivisions        17,045            362           (4)     17,403     13,910       166          (93)     13,983
Other                           4,957            961           (1)      5,917      6,895       907         (243)      7,559
---------------------------------------------------------------------------------------------------------------------------
Total                        $482,472         $4,655      $(1,809)   $485,318   $461,579    $3,900      $(3,257)   $462,222
===========================================================================================================================



THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
58

     The market values of obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.
     Included within securities available for sale is $42,686,000 and $39,011,000 in Federal Home Loan Bank stock at December 31, 1997 and 1996, respectively.
     Securities with a carrying value of approximately $589,843,000 and $529,423,000 at December 31, 1997 and 1996 respectively, were pledged for various purposes as required or permitted by law.
     Gross gains of $413,000, $239,000 and $764,000 and gross losses of $41,000, $116,000 and $166,000 were realized on sales of securities for 1997, 1996, and 1995, respectively. The amortized cost and market value of debt securities at December 31, 1997, by contractual maturity, are as follows. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Securities Available
                         Investment Securities           For Sale
                         AMORTIZED      MARKET      AMORTIZED      MARKET
(IN THOUSANDS)              COST        VALUE         COST          VALUE
=========================================================================
Due in one year
 or less                 $  61,642   $ 61,843        $ 25,032    $ 25,081
Due after one year
 through five years        110,393    111,223         129,565     130,130
Due after five years
 through ten years          15,558     16,190          49,173      49,817
Due after ten years          4,482      4,805          18,494      18,865
-------------------------------------------------------------------------
                           192,075    194,061         222,264     223,893
Mortgage-backed
 securities                 72,155     72,275         216,316     216,732
-------------------------------------------------------------------------
Total                     $264,230   $266,336        $438,580    $440,625
=========================================================================


4.    LOANS

      A summary of loans follows:


(IN THOUSANDS)                             1997            1996
===================================================================
Commercial, financial,
 and agricultural                       $  612,499      $  589,418
Real estate--commercial                  1,379,845       1,033,346
Real estate--construction                  622,726         460,537
Real estate--mortgage                    2,194,003       1,801,703
Installment and consumer                   300,456         278,600
Other                                       68,089          55,883
------------------------------------------------------------------
Subtotal                                 5,177,618       4,219,487
Unearned income                               (692)         (3,309)
------------------------------------------------------------------
Total                                   $5,176,926      $4,216,178
==================================================================

     BancGroup's lending is concentrated throughout Alabama, southern Tennessee, central Georgia and central, southwest and south Florida, and repayment of these loans is in part dependent upon the economic conditions in the respective regions of the states. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for possible loan losses. Other than concentrations of credit risk in commercial real estate and residential real estate loans in general, management is not aware of any significant concentrations.
     BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 1997.
     In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Loan activity to such parties with an aggregate loan balance of more than $60,000 during the year ended December 31, 1997 are summarized as follows:

(IN THOUSANDS)
Balance                                                    Balance
1/1/97                Additions          Repayments        12/31/97
-------------------------------------------------------------------
$46,634                41,683              54,133          $34,184
-------------------------------------------------------------------

     At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized totaled $5,020,000 and $4,303,000, respectively, and these loans had a corresponding valuation allowance of $3,071,000 and $2,673,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral. For the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans was approximately $3,592,000 and $3,080,000. BancGroup recognized approximately $323,000 and $276,000 of interest on impaired loans during the portion of the year that they were impaired in 1997 and 1996, respectively.
     BancGroup uses several factors in determining if a loan is impaired. Generally, nonaccrual loans as well as loans classified by internal loan review are reviewed for impairment. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrower's financial data, collateral value and borrower's operating factors such as cash flows, operating income or loss, etc.




                                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

5.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

     An analysis of the allowance for possible loan losses is as follows:

(IN THOUSANDS)                    1997         1996        1995
=================================================================
Balance, January 1              $53,443      $46,917      $42,527
Addition due to acquisitions      6,872          618        1,129
Provision charged to income      13,026       12,545        8,986
Loans charged off               (15,298)     (11,850)      (8,488)
Recoveries                        4,139        5,213        2,763
-----------------------------------------------------------------
Balance, December 31            $62,182      $53,443      $46,917
=================================================================

6.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     BancGroup is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments and standby letters of credit and obligations to deliver and sell mortgage loans and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
     BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and obligations to deliver and sell mortgage loans is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1997 and 1996 are as follows:

                                              CONTRACT AMOUNT
                                          -----------------------
(IN THOUSANDS)                               1997          1996
-----------------------------------------------------------------
Financial instruments whose
 contract amounts represent
 credit risk:

Loan commitments                          $1,230,459     $726,120
Standby letters of credit                     52,925       48,851
Mortgage sales commitments                   121,911      193,970

     Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.
     Obligations to sell loans at specified dates (typically within ninety days of the commitment date) and at specified prices are intended to hedge the interest rate risk associated with the time period between the initial offer to lend and the subsequent sale to a permanent investor. Risks arise from changes in interest rates. Changes in the market value of the sales commitments are included in the measurement of the gain or loss on mortgage loans held for sale. The current market value of these commitments was $120,762,000 and $194,858,000 at December 31, 1997 and 1996, respectively.

7.   PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

(IN THOUSANDS)                                  1997         1996
=================================================================
Land                                        $ 27,088    $  22,840
Bank premises                                 81,871       64,884
Equipment                                     82,952       66,227
Leasehold improvements                        16,959       14,585
Construction in progress                      12,126        2,554
Automobiles                                      682          404
-----------------------------------------------------------------
Total                                        221,678      171,494
Less accumulated depreciation
 and amortization                             92,090       77,497
-----------------------------------------------------------------
Premises and equipment, net                 $129,588    $  93,997
=================================================================

8.   SHORT-TERM BORROWINGS

     Short-term borrowings are summarized as follows:

(IN THOUSANDS)                      1997         1996         1995
==================================================================
Federal funds purchased
 and securities sold
 under repurchase
 agreements                     $252,729     $127,112     $152,505
FHLB borrowings                  645,000      715,000      465,000
Other short-term
 borrowings                       24,040        2,017        1,141
------------------------------------------------------------------
Total                           $921,769     $844,129     $618,646
==================================================================

     BancGroup's Parent Company had outstanding term notes (Note 9) of which the current portion, $0 and $1,033,000, is included in other short-term borrowings at December 31, 1997 and 1996, respectively.
     In 1996, BancGroup entered into a line of credit with a financial institution totaling $35 million of which the current portion, $10,000,000 and $0, is included in other short-term borrowings at December 31, 1997 and 1996, respectively (Note 9).
     BancGroup had a reverse repurchase agreement outstanding in the amount of $12 million at December 31, 1997, which is included in other short-term borrowings. This debt is directly related to an asset of $12 million in securities purchased under resale agreement with another financial institution.
     BancGroup is a member of the Federal Home Loan Bank (FHLB). Based on its investment in the FHLB and other factors at December 31, 1997, BancGroup can borrow up to $1.5 billion from the FHLB on either a short or long-term basis. At December 31, 1997, $656 million was outstanding of which $9.8 million is included in long term debt with the remaining portion included in other



THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
60
short-term borrowings. An additional unused credit of $768 million available with the FHLB. FHLB has a blanket lien on BancGroup's 1-4 family mortgage loans in the amount of the outstanding debt. Colonial Bank has a warehouse line of credit with $225 million of availability from FHLB, of which none was outstanding at December 31, 1997. This warehouse line is collateralized by mortgage loans held for sale.
    Additional details regarding short-term borrowings are shown below:

(IN THOUSANDS)         1997         1996       1995
=====================================================
Average amount
 outstanding
 during the year   $760,125     $713,496   $505,801
Maximum amount
 outstanding at
 any month-end      921,769      885,765    643,698
Weighted average
 interest rate:
During year            5.60%        5.43%      6.00%
End of year            5.96%        5.53%      5.68%
======================================================

9.   LONG-TERM DEBT

     Long-term debt is summarized as follows:

(IN THOUSANDS)                                 1997        1996
===============================================================
7 1/2% Convertible Subordinated Debentures  $ 4,893     $ 7,187
7% Convertible Subordinated Debentures        1,195       1,425
Trust Preferred Securities                   70,000          --
Term Note                                        --      14,116
FHLB Advances                                 9,831      10,809
REMIC Bonds                                   4,333       5,536
Other                                            --          19
---------------------------------------------------------------
Total                                       $90,252     $39,092
===============================================================

     The 7 1/2% Convertible Subordinated Debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $14.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, approximately 349,500 shares of such Common Stock would be issued.
     The 7 % Convertible Subordinated Debentures due December 31, 2004 ("1994 Debentures"), were issued by D/W Bankshares prior to being merged into BancGroup. The 1994 Debentures are convertible into BancGroup Common Stock, at the conversion price of $15.16 principal amount of the 1994 Debentures, subject to adjustment upon occurrence of certain events, for each share of stock received. The 1994 Debentures cannot be redeemed by BancGroup before January 1, 1998. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1994 Indenture, approximately 78,800 shares of such Common Stock would be issued.
     On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. The securities bear interest at 8.92% and are subject to redemption by BancGroup, in whole or in part at any time after January 29, 2007 until maturity in January 2017. Circumstances are remote that redemption will occur prior to maturity. The securities are subordinated to substantially all of BancGroup's indebtedness.
     The subordinated debentures and Trust Preferred Securities described above are subordinate to substantially all remaining liabilities of BancGroup. BancGroup had long-term Federal Home Loan Bank (FHLB) Advances outstanding of $9,831,000 and $10,809,000 at December 31, 1997 and 1996, respectively. These advances bear interest rates of 5.32% to 7.53% and mature from 1999 to 2011.
     In 1996, BancGroup transferred the outstanding balances of a term note and line of credit to a new term note. The 1996 term note had $15,149,000 outstanding at December 31, 1996. (Also see Note 8.) The 1996 term note was payable in annual installments of $1,033,000 with the balance due in 2001. In January 1997, the new term note was paid in full. The repayment was funded with a portion of the proceeds from the Trust Preferred Securities offering discussed above. In addition, BancGroup entered into a new line of credit with the same financial institution as discussed in Note 8. The term note and the line of credit bear interest at a rate of 1.5% above LIBOR. All of the capital stock of BancGroup's subsidiary, Colonial Bank, is pledged as collateral. The agreements contain restrictive covenants which, among other things, limit the sale of assets, incurrence of additional indebtedness, repurchase of BancGroup stock, and requires BancGroup to maintain certain specified financial ratios.
     BancGroup, with the acquisition of First AmFed in 1993, also assumed the real estate mortgage investment conduit (REMIC) bonds through a conduit, Service Financial Corporation, a subsidiary of Colonial Bank. These bonds were series A (four classes) with an original principal amount of $28,123,000 and a coupon interest rate of 7.875%. As of December 31, 1997, only the Class A-4 bonds due September 1, 2017 remain outstanding with an outstanding balance of $4,333,000 and are collateralized by FNMA mortgaged-backed securities with a carrying value of $4,523,000. The collections on these securities are used to pay interest and principal on the bonds. At December 31, 1997, long-term debt, including the current portion, is scheduled to mature as follows:

(IN THOUSANDS)
===============================================================
1998                                                   $  1,345
1999                                                        407
2000                                                         94
2001                                                         86
2002                                                         95
Thereafter                                               89,020
---------------------------------------------------------------
Total                                                   $91,047
===============================================================



                                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

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

11.  REGULATORY MATTERS AND
     RESTRICTIONS

     During 1997, BancGroup became a member of the Federal Reserve and merged its subsidiary banks into one bank, Colonial Bank.
     Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $125 million of retained earnings plus certain 1998 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1998 without prior approval from the respective regulatory authorities.
     Colonial Bank is required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1997, these deposits totaled $18 million.
     BancGroup and its subsidiary bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on BancGroup's financial position. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BancGroup and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. BancGroup's and its subsidiary bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require BancGroup and its subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that BancGroup and its subsidiary bank meet all capital adequacy requirements to which they are subject.
     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized BancGroup's subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized BancGroup and its subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed BancGroup's category.
     Actual capital amounts and ratios for BancGroup and its significant bank subsidiaries are also presented in the following table:



THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
62


                                                    ACTUAL             TO BE WELL CAPITALIZED
                                             --------------------------------------------------
(IN THOUSANDS)                                 AMOUNT      RATIO         AMOUNT       RATIO
===============================================================================================
AS OF DECEMBER 31,1997
 Total Capital (to Risk Weighted Assets)
  CONSOLIDATED                                $563,760     11.30%       $498,769     >=10.0%
  Colonial Bank                                560,793     11.12%        504,313     >=10.0%
 Tier I Capital (to Risk Weighted Assets)
  CONSOLIDATED                                 495,490      9.93%        299,261      >=6.0%
  Colonial Bank                                498,611      9.89%        302,588      >=6.0%
 Tier I Capital (to average assets)
  CONSOLIDATED                                 495,490      7.47%        335,152      >=5.0%
  Colonial Bank                                498,611      7.45%        334,635      >=5.0%


AS OF DECEMBER 31,1996
 Total Capital (to Risk Weighted Assets)
  CONSOLIDATED                                $431,099     10.66%       $404,401     >=10.0%
  Colonial Bank Alabama                        305,015     10.47%        291,391     >=10.0%
  Colonial Bank Florida                         76,164     11.27%         67,584     >=10.0%
  Colonial Bank Georgia                         52,632     12.51%         42,080     >=10.0%
 Tier I Capital (to Risk Weighted Assets)
  CONSOLIDATED                                 371,901      9.20%        242,641      >=6.0%
  Colonial Bank Alabama                        268,349      9.21%        174,834      >=6.0%
  Colonial Bank Florida                         67,515      9.99%         40,551      >=6.0%
  Colonial Bank Georgia                         45,872     10.90%         25,248      >=6.0%
 Tier I Capital (to average assets)
  CONSOLIDATED                                 371,901      6.77%        275,858      >=5.0%
  Colonial Bank Alabama                        268,349      6.65%        201,772      >=5.0%
  Colonial Bank Florida                         67,515      7.11%         47,504      >=5.0%
  Colonial Bank Georgia                         45,872      7.32%         31,339      >=5.0%



12.  LEASES

     BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 1997 were as follows:

(IN THOUSANDS)
===================================================================
1998                                                      $ 7,203
1999                                                        6,170
2000                                                        5,158
2001                                                        3,890
2002                                                        3,038
Thereafter                                                 16,155
-------------------------------------------------------------------
Total                                                     $41,614
===================================================================

     Rent expense for all leases amounted to $10,975,000 in 1997, $9,409,000 in 1996 and $8,448,000 in 1995.

13.  EMPLOYEE BENEFIT PLANS

     BancGroup and the majority of its subsidiaries are participants in a pension plan with certain other related companies. This plan covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method. For purposes of determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.25% for 1997, 7.75% for 1996 and 7.25% for 1995. The rate of increase in future compensation levels was 4.25% for 1997, 4.75% for 1996 and 4.00% for 1995. The expected long-term rate of return on assets was 9% for 1997, 1996, and 1995.



                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

     Employee pension benefit plan status at December 31:

(IN THOUSANDS)                                 1997        1996
==================================================================
Actuarial present value of benefit
 obligations:
Accumulated benefit obligation             $ 11,869    $  8,623
Vested benefit obligation                  $ 11,116    $  8,191
Projected benefit obligation for
 service rendered to date                  $ 17,348    $ 13,279
Plan assets at fair value                  $ 18,486    $ 13,729
------------------------------------------------------------------
Plan assets over projected
 benefit obligation                           1,138         450
Unrecognized net gain                        (3,824)     (2,549)
Unrecognized prior service cost                  57          62
Unrecognized net transition asset
 over 19 years                                  (39)        (45)
------------------------------------------------------------------
Accrued pension cost                       $ (2,668)   $ (2,082)
==================================================================


(IN THOUSANDS)                          1997       1996     1995
==================================================================
Net pension cost included the
 following components:
Service cost                         $ 1,407    $ 1,099    $ 873
Interest cost                          1,199      1,029      962
Actual return on plan assets          (1,245)    (1,463)    (851)
Net amortization and deferral             (1)       405       (6)
------------------------------------------------------------------
Net pension cost                     $ 1,360    $ 1,070    $ 978
==================================================================


     At December 31, 1997 and 1996, the pension plan assets included investments of 82,260 and 45,260 shares of BancGroup Common Stock representing 14% and 7% of pension plan assets, respectively. At December 31, 1997, BancGroup Common Stock included in pension plan assets had a cost and market value of $616,429 and $2,832,869, respectively. Pension plan assets are distributed approximately 7% in U.S. Government and agency issues, 22% in Corporate bonds, 63% in equity securities (including BancGroup Common Stock) and 8% in money market funds.
     BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which includes purchase of Common Stock of BancGroup. Charges to operations for this plan and similar plans of combined banks amounted to $1,191,000, $900,000 and $794,000 for 1997, 1996, and
1995, respectively.
     Prior to the merger, Jefferson maintained a retirement and severance plan for certain senior officers and directors of Jefferson. The plan provided cash payments to the effected personnel in the event of retirement or a change in control (whether or not their employment is terminated). During the years ended December 31, 1996 and 1995, expense recognized under the plan totaled $4,333,000 and $615,000, respectively.


14.  STOCK PLANS

     The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. An aggregate of 1,100,000 shares of Common Stock are reserved for issuance under the 1992 Plan. At December 31, 1997 and 1996, 702,128 and 772,334, respectively, remained available for the granting of options under the 1992 Plan.
     The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 1,600,000 shares of Common Stock are reserved for issuance under the 1992 Nonqualified Plan. At December 31,1997 and 1996, 1,407,000 and 1,465,500 shares, respectively remained available for the granting of options under the 1992 Nonqualified Plan.
     Prior to 1992, BancGroup had both a qualified incentive stock option plan ("Plan") under which options were granted at a price not less than fair market value and a nonqualified stock option plan ("Nonqualified Plan") under which options were granted at a price not less than 85% of fair market value. All options under the plans expire ten years from the date of grant, or three months after the employee's termination. Although options previously granted under these plans may be exercised, no further options may be granted.
     Pursuant to the various business combinations, BancGroup assumed qualified stock options and non-qualified stock options according to the respective exchange ratios.
     Certain of the options issued during 1997 and 1996 under the 1992 Nonqualified Plan and the 1992 Plan have vesting requirements. The option recipients are required to remain in the employment of BancGroup (subject to certain exemptions) for periods of between one and five years to fully vest in the options granted. These options become exercisable on a pro-rata basis over a period of one to five years.
     Following is a summary of the transactions in Common Stock under these plans for the years ended December 31, 1997, 1996 and 1995.



THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
64

                                             QUALIFIED PLANS(1)                  NONQUALIFIED PLANS(1)
----------------------------------------------------------------------------------------------------------
                                                      WEIGHTED AVERAGE                    WEIGHTED AVERAGE
                                           SHARES      EXERCISE PRICE          SHARES      EXERCISE PRICE
==========================================================================================================
Outstanding at December 31, 1994          747,949        $  7.393           1,669,174        $  5.616
Granted (at $8.445-$13.495 per share)       8,482           9.571              51,481           8.992
Exercised (at $3.08-$8.74 per share)     (225,584)          6.499             (29,974)          7.246
Cancelled (at $6.26 per share)             (5,986)          6.260                  --              --
----------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995          524,861        $  7.825           1,690,681        $  5.690
Granted (at $14.580-$19.94 per share)     292,166          17.895              90,000          14.714
Exercised (at $3.08-$9.12 per share)      (98,097)          8.216            (407,723)          5.878
Cancelled (at $11.16 per share)           (62,632)         11.160                  --              --
----------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996          656,298        $ 11.931           1,372,958        $  6.226
Assumed in business combinations
 (at $6.20-$13.78 per share)               63,826           7.320             252,974           9.600
Granted (at $19.155-$27.72 per share)     113,100          22.954              58,500          21.218
Exercised (at $3.080-$17.315 per share)   308,681)          7.095            (361,208)          6.185
Cancelled (at $17.155-$27.20 per share)   (42,894)         19.192              (1,614)          7.380
---------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997          481,649        $ 16.362           1,321,610        $  7.545
=========================================================================================================

(1) This table includes those plans assumed pursuant to various business combinations according to the respective exchange ratios.


     At December 31, 1997, the total shares outstanding and exercisable under these option plans were as follows:

                                       OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
----------------------------------------------------------------------------------------------------------------
                                    WEIGHTED       WEIGHTED
                       NUMBER        AVERAGE        AVERAGE    AGGREGATE     NUMBER      AVERAGE     AGGREGATE
   RANGE OF         OUTSTANDING     REMAINING      EXERCISE     OPTION     EXERCISABLE   EXERCISE     OPTION
EXERCISE PRICES     AT 12/31/97  CONTRACTUAL LIFE   PRICE        PRICE     AT 12/31/97    PRICE        PRICE
----------------------------------------------------------------------------------------------------------------
$3.08-$3.625          277,990       2.95 years     $3.124       $868,317     277,990      $3.124      $868,317
$3.725-$3.88          261,384       4.64 years      3.855      1,007,581     261,384       3.855     1,007,581
$5.740-$8.445         263,060       5.28 years      6.855      1,803,340     263,060       6.855     1,803,340
$8.685-$9.12          323,964       2.64 years      9.056      2,933,683     318,354       9.062     2,884,962
$9.25-$10.48          119,063       4.60 years      9.625      1,145,957     119,063       9.625     1,145,957
$11.70-$17.315        324,198       7.78 years     15.601      5,057,827     243,981      15.090     3,681,691
$19.155-$27.72        233,600       9.23 years     21.557      5,035,653      16,000      20.931       334,900
----------------------------------------------------------------------------------------------------------------
Total               1,803,259       4.77 years     $9.900    $17,852,358   1,499,832      $7,819   $11,726,748
================================================================================================================

     On January 1, 1996 BancGroup adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, BancGroup has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Incentive Plan. For the Nonqualified Plan, compensation expense is recognized for the difference between exercise price and fair market value of the shares at date of issue. Had compensation cost for BancGroup's Plans been determined based on the fair value at the grant dates for awards under the Plan, BancGroup's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                           AS          PRO
                                        REPORTED      FORMA
==============================================================
                                                1997
Net income                              $77,191      $76,665
Earnings per share (basic)                $1.84        $1.82
                                                1996
Net income                              $50,214      $49,209
Earnings per share (basic)                $1.30        $1.27
                                                1995
Net income                              $46,465      $46,261
Earnings per share (basic)                $1.30        $1.30
--------------------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 3.11%, 3.15% and 3.15%; expected volatility of 23% for 1997 and 34% for both 1996 and 1995; risk-free interest rates of 6.46%, 6.04% and 6.63% for 1997, 1996 and 1995, respectively; and expected lives of ten years. The weighted average fair values of



                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
options granted during 1997, 1996 and 1995 was $4.81, $6.51 and $4.78, respectively.
     In 1987, BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive Common Stock in lieu of cash director fees. The election to participate in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make their election annually. Shares earned under the plan for regular fees are issued quarterly while supplemental fees are issued annually. All shares become vested at the expiration of the director's term. During 1997, 1996 and 1995, respectively, 31,082, 31,710 and 34,048 shares of
Common Stock were issued under the Directors Plan, representing approximately $503,000, $328,000 and $326,000 in directors' fees for 1997, 1996 and 1995, respectively.
     In 1992, BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest 20% per year commencing on the first anniversary of the award. A total of $423,000, $171,000 and $0 in compensation expense was charged to operations under this plan for the years ended December 31, 1997, 1996 and 1995, respectively. During 1997, 1996 and 1995 the Company awarded 29,102, 50,000 and 50,000 shares, respectively, under the Stock Bonus and Retention Plan having weighted average fair value at grant date of $20.82, $19.37 and $16.25, respectively. An aggregate of 1,500,000 shares have been reserved for issuance under this Plan. There were 130,702 shares outstanding of which 28,960 shares were vested at December 31, 1997.
     In 1994, BancGroup adopted the Employee Stock Purchase Plan which provides employees of BancGroup, who work in excess of 29 hours per week, with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $10 or not more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or not more than $1,000 each month toward the purchase of the stock at market price. There are 300,000 shares authorized for issuance under this Plan. There were 39,098 shares issued and outstanding under this Plan at December 31, 1997.


15.  CONTINGENCIES

     BancGroup and its subsidiaries are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1997, will have a materially adverse effect on BancGroup's financial statements.


16. RELATED PARTIES

     Insurance coverage for credit life, and accident and health insurance is provided to customers of BancGroup's subsidiary bank by companies owned by a principal shareholder and a director of BancGroup. Premiums collected from customers and remitted to these companies on such insurance were approximately $976,000, $1,651,000, and $1,712,000 in 1997, 1996 and 1995, respectively.
     BancGroup, Colonial Bank and CMC lease premises, including their principal corporate offices, and airplane services from companies owned partly or wholly by principal shareholders of BancGroup. Amounts paid under these leases and agreements approximated $3,475,000, $3,252,000 and $3,100,000 in 1997, 1996 and
1995, respectively.
     During 1997, 1996 and 1995, BancGroup and its subsidiaries paid or accrued fees of approximately $1,659,000, $1,475,000 and $1,306,000, respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.


17.  OTHER EXPENSE

     The following amounts were included in Other Expense:

(IN THOUSANDS)                  1997      1996      1995
==========================================================
Stationery, printing,
 and supplies                $ 5,060   $ 3,925   $ 3,651
Postage                        3,315     2,701     2,288
Telephone                      4,915     4,780     3,849
Insurance                      1,766     2,123     1,778
Legal fees                     3,363     2,846     2,511
Advertising and
 public relations              6,168     5,466     4,297
FDIC assessment                  868     2,435     4,647
Other                         30,839    27,602    27,351
----------------------------------------------------------
Total                        $56,294   $51,878   $50,372
==========================================================

18.  INCOME TAXES

     The components of income taxes were as follows:

(IN THOUSANDS)                  1997      1996      1995
==========================================================
Currently payable:
 Federal                     $40,768   $26,391   $25,329
 State                         3,822     2,311     2,396
Deferred                       1,320    (1,398)   (1,960)
----------------------------------------------------------
Total                        $45,910   $27,304   $25,765
==========================================================

    The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:



THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
66

(IN THOUSANDS)                  1997      1996      1995
==========================================================
Tax at statutory rate
 on income from
 operations                  $43,085   $27,118   $25,253
Add:
 State income taxes, net
  of federal tax benefit       2,687     1,903     1,599
 Amortization of net
  purchase accounting
  adjustments                  1,003       369       237
 Other                           757       636       926
----------------------------------------------------------
Total                         47,532    30,026    28,015
==========================================================
Deduct:
 Nontaxable interest
  income                       1,588     2,702     1,861
 Dividends received
  deduction                       34        16       252
 Other                            --         4       137
----------------------------------------------------------
 Total                         1,622     2,722     2,250
----------------------------------------------------------
TOTAL INCOME TAXES           $45,910   $27,304   $25,765
==========================================================

     The components of BancGroup's net deferred tax asset as of December 31, 1997 and 1996, were as follows:

                                           1997     1996
==========================================================
Deferred tax assets:
 Allowance for possible loan
  losses                                $20,046  $18,586
 Pension accrual in excess
  of contributions                        1,078      952
 Accumulated amortization of
  mortgage servicing rights               1,348    2,384
 Other real estate owned
  write-downs                             1,187    1,435
 Other liabilities and reserves           2,040    1,556
 Accelerated tax depreciation               250      135
 Other                                    2,027    2,236
----------------------------------------------------------
 Total deferred tax asset                27,976   27,284
==========================================================

Deferred tax liabilities:
 Cumulative accretion/discount
  on bonds                                1,097      428
 Differences between financial
  reporting and tax bases of net
  assets acquired                           477      962
 Prepaid FDIC assessment                    223        1
 Loan loss reserve recapture              1,090    1,779
 Unrealized gain on securities
  available for sale                        620      121
 Other                                    3,370    3,683
----------------------------------------------------------
 Total deferred tax liability             6,877    6,974
==========================================================
 Net deferred tax asset                 $21,099  $20,310
==========================================================

     The net deferred tax asset is included as a component of accrued interest and other assets in the Consolidated Statement of Condition.
     BancGroup did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.


19.  EARNINGS PER SHARE

     BancGroup adopted SFAS No. 128, "Earnings Per Share" on December 31,1997. This statement requires all entities with complex capital structures to present a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The following table reflects this reconciliation:

                                                               PER SHARE
(IN THOUSANDS)                     INCOME         SHARES         AMOUNT
=========================================================================
1997
Basic EPS
 Net income                        $77,191        42,034       $   1.84
 Effect of Dilutive Securities
  Options                              920
  Convertible Debentures,
   net of taxes                        295           482
-------------------------------------------------------------------------
Diluted EPS                        $77,486        43,436       $   1.78
=========================================================================
1996
Basic EPS
 Net income                        $50,214        38,615       $   1.30
 Effect of Dilutive Securities
  Options                            1,150
  Convertible Debentures,
   net of taxes                        445           620
-------------------------------------------------------------------------
Diluted EPS                        $50,659        40,385       $   1.25
=========================================================================
1995
Basic EPS
 Net income                        $46,465        35,696       $   1.30
 Effect of Dilutive Securities
  Options                            2,214
  Convertible Debentures,
   net of taxes                      1,075         1,511
-------------------------------------------------------------------------
Diluted EPS                        $47,540        39,421       $   1.21
=========================================================================

     Subsequent to December 31, 1997, BancGroup consummated four business combinations (See Note 2) and issued a total of 5,201,376 shares and assumed 217,995 stock options.



                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

- DEPOSITS -- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1997 and 1996. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

- SHORT-TERM BORROWINGS -- Rates currently available to BancGroup for borrowings with similar terms and remaining maturities are used to estimate fair value of existing borrowings.

- LONG-TERM DEBT-- Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

- COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT -- The value of the unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 1997 and 1996.


     The estimated fair values of BancGroup's financial instruments at December 31, 1997 and 1996 are as follows:

                                                  1997                            1996
                                  ================================================================
                                        CARRYING         FAIR           CARRYING         FAIR
(IN THOUSANDS)                            AMOUNT        VALUE             AMOUNT        VALUE
==================================================================================================
Financial assets:
 Cash and short-term investments     $   273,412   $  273,412        $   261,200   $  261,200
 Securities available for sale           485,318      485,318            462,222      462,222
 Investment securities                   264,230      266,336            300,142      302,295
 Mortgage loans held for sale            225,331      225,288            157,966      160,060
 Mortgage servicing rights and
  excess servicing fees                  141,800      163,948            107,797      152,064
 Loans                                 5,176,926                       4,216,178
 Less: allowance for loan losses         (62,182)                        (53,443)
--------------------------------------------------------------------------------------------------
  Loans, net                           5,114,744    5,200,427          4,162,735    4,226,028
--------------------------------------------------------------------------------------------------
Total                                $ 6,504,835   $6,614,729        $ 5,452,062   $5,563,869
==================================================================================================
Financial liabilities:
  Deposits                           $ 5,255,830   $4,918,993        $ 4,299,721   $4,313,380
  Short-term borrowings                  921,769      919,114            844,129      844,129
  Long-term debt                          90,252       98,332             39,092       42,121
--------------------------------------------------------------------------------------------------
Total                                $ 6,267,851   $5,936,439        $ 5,182,942   $5,199,630
==================================================================================================



THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
68

21.  CONDENSED FINANCIAL INFORMATION
     OF THE COLONIAL BANCGROUP, INC.
     (PARENT COMPANY ONLY)

STATEMENT OF CONDITION
                                                 December 31
                                        ----------------------------
(IN THOUSANDS)                              1997            1996
====================================================================
ASSETS:
Cash*                                   $ 12,791        $  1,040
Investment in subsidiaries*              565,560         424,128
Intangible assets                          3,153           3,541
Other assets                               5,166           4,565
--------------------------------------------------------------------
Total assets                            $586,670        $433,274
====================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings                   $ 10,000        $  1,033
Subordinated debt                         76,088           8,612
Other long-term debt                      14,116
Other liabilities                          6,328           6,805
Shareholders' equity                     494,254         402,708
--------------------------------------------------------------------
Total liabilities and
 shareholders' equity                   $586,670        $433,274
====================================================================
*Eliminated in consolidation


STATEMENT OF OPERATIONS
                                        Years Ended December 31
                                    -------------------------------
(IN THOUSANDS)                          1997      1996      1995
===================================================================
INCOME:
Cash dividends from
 subsidiaries*                       $40,931   $16,470   $17,019
Interest and dividends
 on short-term investments*              850       203       111
Other income                           2,466     2,210     1,430
-------------------------------------------------------------------
Total income                          44,247    18,883    18,560
===================================================================
EXPENSES:
Interest                               6,648     1,917     2,698
Salaries and
 employee benefits                     1,252     3,447       754
Occupancy expense                        346       347       298
Furniture and
 equipment expense                        93        96        73
Amortization of
 intangible assets                       388       442       459
Other expenses                         4,472     5,434     4,753
-------------------------------------------------------------------
Total expenses                        13,199    11,683     9,035
===================================================================
Income before income taxes
 and equity in undistributed
 net income of
 subsidiaries                         31,048     7,200     9,525
Income tax benefit                     1,964     3,057     2,406
-------------------------------------------------------------------
Income before equity in
 undistributed net
 income of subsidiaries               33,012    10,257    11,931
Equity in undistributed
 net income of
 subsidiaries*                        44,179    39,957    34,534
-------------------------------------------------------------------
Net income                           $77,191   $50,214   $46,465
===================================================================

*Eliminated in consolidation



                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

                                        Years Ended December 31
                                    -------------------------------
(IN THOUSANDS)                          1997      1996      1995
===================================================================
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income                           $77,191   $50,214   $46,465
Adjustments to
  reconcile net income
  to net cash provided by
  operating activities:
 Depreciation, amorti-
  zation, and  accretion                 626       544     1,099
 Increase in prepaids
  and other assets                      (659)     (894)   (2,460)
 Increase (decrease) in
  accrued income taxes                 1,841       (65)    3,387
 Increase in accrued
  expenses                             2,360       538     1,735
 Undistributed
  earnings
  of subsidiaries*                   (44,179)  (39,957)  (34,534)
-------------------------------------------------------------------
 Total adjustments                   (40,011)  (39,834)  (30,773)
-------------------------------------------------------------------
Net cash provided by
 operating activities                 37,180    10,380    15,692
-------------------------------------------------------------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Capital expenditures                    (462)     (124)     (175)
Purchase of securities                    --        --      (400)
Proceeds from maturities
 of securities                           406        --        --
Proceeds from sale
 of premises and
 equipment                                --     3,000       538
Net investment
 in subsidiaries*                    (55,161)     (867)   (8,456)
-------------------------------------------------------------------
Net cash (used in)
 provided by investing
 activities                          (55,217)    2,009    (8,493)
-------------------------------------------------------------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Increase in short-term
 borrowings                           (1,500)       --        --
Proceeds from issuance
 of subordinated debt                 70,000        --     1,425
Proceeds from issuance
 of long-term debt                        --        --     6,249
Proceeds from issuance
 of short-term debt                   10,000        --        --
Repayment of
 long-term debt                      (15,149)   (2,350)   (1,000)
Proceeds from
 issuance of
 common stock                          7,281     3,318     2,406
Purchase of treasury
 stock                               (15,887)       --        --
Dividends paid                       (24,957)  (18,573)  (12,329)
Other, net                                         279       (61)
-------------------------------------------------------------------
Net cash provided by
 (used in) financing
 activities                           29,788   (17,326)   (3,310)
-------------------------------------------------------------------
Net increase (decrease)
 in cash and cash
 equivalents                          11,751    (4,937)    3,889
Cash and cash
 equivalents at
 beginning of year                     1,040     5,977     2,088
-------------------------------------------------------------------
CASH AND CASH
 EQUIVALENTS AT END
 OF YEAR*                            $12,791   $ 1,040   $ 5,977
===================================================================
Supplemental
 disclosure of cash
 flow information:
Cash paid (received)
 during the year for:
  Interest                           $ 3,786   $ 1,874   $ 2,743
  Income taxes                        (3,140)   (2,493)     (274)
===================================================================

*Eliminated in consolidation.


THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
70

                                                        Colonial BancGroup, Inc.

                                                     COMMON STOCK INFORMATION 97

MARKET PRICE OF AND DIVIDENDS DECLARED ON COMMON STOCK

     BancGroup's Common Stock is traded on the New York Stock Exchange under the symbol "CNB." This trading commenced on February 24, 1995. Prior to that time, BancGroup's Common Stock was traded on the over-the-counter market and was quoted on NASDAQ under the symbol "CLBGA."
     The following table indicates the high and low closing prices for Common Stock during 1996 and 1997.

                                     SALE PRICE OF
                                     COMMON STOCK           DIVIDENDS DECLARED
                                 -------------------         ON COMMON STOCK
                                 HIGH            LOW           (PER SHARE)
--------------------------------------------------------------------------------
1996
1st Quarter
 Common ...................... $18 1/4          $15             $    .135
2nd Quarter
 Common ......................  18 1/16          15 5/8              .135
3rd Quarter
 Common ......................  17 15/16         15 5/8              .135
4th Quarter
 Common ......................  20 1/8           17 3/8              .135

--------------------------------------------------------------------------------

1997
1st Quarter
 Common ......................  24               18 2/3              .150
2nd Quarter
 Common ......................  24 7/8           22                  .150
3rd Quarter
 Common ......................  29 3/16          24 1/4              .150
4th Quarter
 Common ...................... $35 1/16         $28 15/16       $    .150

================================================================================


VOTING SECURITIES AND SHAREHOLDERS

     As of December 31, 1997 and 1996, BancGroup had outstanding 42,545,425 and 39,145,685, respectively, shares of Common Stock, with 7,938 and 5,747 shareholders of record.



                                   THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

Colonial BancGroup, Inc.

STOCKHOLDER INFORMATION 97



CORPORATE OFFICES

Colonial Financial Center
One Commerce Street
Montgomery, Alabama 36104
(334) 240-5000


ANNUAL MEETING

The annual meeting of shareholders of The Colonial BancGroup, Inc. will be held on Wednesday, April 15, 1998, at 10:00 a.m., in the corporate offices.


STOCK EXCHANGE LISTING

Common Stock is traded on the New York Stock Exchange under symbol CNB. In many newspapers the stock is listed as ColBgp.


DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Owners of BancGroup Common Stock may participate in the Dividend Reinvestment and Common Stock Purchase Plan. Dividends are reinvested and additional shares purchased at 100% of the market price average, determined as provided in the plan.

A quarterly dividend of $0.17 per share was declared on January 21, 1998, payable on February 10, 1998 to shareholders of record on February 3, 1998. Dividends have been paid every year since the company was founded in 1981. During those 16 years of uninterrupted dividend payments, the annual dividend rate has increased every year since 1990. For further information, plus a prospectus and enrollment card, contact:

Sherri Schmidt
The Colonial BancGroup, Inc.
Dividend Reinvestment Plan
P.O. Box 1108
Montgomery, Alabama 36101
(888) 843-0622


FORM 10-K

Form 10-K is BancGroup's annual report filed with the Securities and Exchange Commission. A copy of this report is available by writing to:
Sherri Schmidt
The Colonial BancGroup, Inc.
P.O. Box 1108
Montgomery, Alabama 36101
(888) 843-0622


TRANSFER AND DIVIDEND DISBURSING AGENT
SunTrust Bank, Atlanta
Stock Transfer Department
P.O. Box 4625
Atlanta, Georgia 30302
(800) 568-3476




THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
72