Form 10-K, Exhibit 13
period 1998-12-31
COLONIAL BANCGROUP INC
filed 1999-03-08
CIK 92339

                                                                      EXHIBIT 13

             Portions of the 1998 Annual Report to Security Holders

     (Such annual report, except for those portions expressly incorporated by reference in this report, is furnished solely for the information of the Commission and is not deemed to be filed as part of this report.)

SELECTED FINANCIAL DATA

                                                                                                                 EXHIBIT 13

                                                                                                        For the years ended
                                                                                December 31, 1998, 1997, 1996, 1995 and 1994
                                                                                     (In thousands, except per share amounts)



                                                             1998          1997*         1996*          1995*         1994*
---------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
Interest income                                          $693,542       $583,637      $481,478       $403,701      $300,039
Interest expense                                          350,441        284,771       232,126        192,521       119,983
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                       343,101        298,866       249,352        211,180       180,056
Provision for possible loan losses                         26,345         16,321        14,442         10,989         9,673
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  possible loan losses                                    316,756        282,545       234,910        200,191       170,383
Noninterest income                                        125,258        100,945        77,511         65,341        58,405
Noninterest expense                                       329,260        234,819       200,818        179,503       168,205
SAIF special assessment(1)                                     --             --         4,754             --            --
Acquisition, restructuring and Y2K expense(2)              26,152          6,895        11,918          1,738         1,348
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 86,602        141,776        94,931         84,291        59,235
Applicable income taxes                                    31,406         51,414        33,082         29,671        19,499
Net income                                               $ 55,196       $ 90,362      $ 61,849       $ 54,620      $ 39,736
---------------------------------------------------------------------------------------------------------------------------
Income excluding SAIF special assessment,
   acquisition, restructuring and Y2K expense(1)(2)      $ 72,715       $ 95,801      $ 74,474       $ 56,010      $ 40,814
---------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
  Income excluding SAIF special assessment, acquisition
  and restructuring costs and Y2K expenses:(1)(2)
    Basic**                                              $   0.66       $   0.91         $0.76       $   0.62      $   0.48
    Diluted**                                            $   0.65       $   0.89         $0.74       $   0.58      $   0.45

  Net income:
    Basic**                                              $   0.50       $   0.86         $0.64       $   0.60      $   0.46
    Diluted**                                            $   0.49       $   0.84         $0.62       $   0.57      $   0.44

  Average shares outstanding:
    Basic**                                               110,062        105,010        97,246         90,785        85,826
    Diluted**                                             112,431        108,396       101,128         98,505        93,089

Cash dividends per common share:
  Common**                                               $   0.34       $   0.30      $   0.27       $ 0.1688            --
  Class A**                                                    --             --            --       $ 0.0563      $   0.20
  Class B**                                                    --             --            --       $ 0.0313      $   0.10
===========================================================================================================================

(1)Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,754,000 in expense before income taxes and $3,091,000 net of applicable income taxes in 1996.
(2)Acquisition expenses reflect costs associated with the business combinations discussed in Note 2 to the Consolidated Financial Statements. Restructuring charges are discussed in Note 18 to the Consolidated Financial Statements.
* Restated to give retroactive effect to the 1998 mergers with United American, First Central, South Florida Banking Corp., Commercial Bank of Nevada, FirstBank, Prime Bank of Central Florida, First Macon Bank & Trust and InterWest Bancorp.
** Prior periods have been restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid August 14, 1998.

                                                                                                        For the years ended
                                                                                December 31, 1998, 1997, 1996, 1995 and 1994
                                                                                    (In thousands, except per share amounts)



                                                             1998          1997*         1996*          1995*         1994*
============================================================================================================================
STATEMENT OF CONDITION DATA
At year-end:
  Total assets                                        $10,456,285     $8,061,566    $6,630,642     $5,724,025     $4,500,231
  Loans, net of unearned income                         7,110,295      5,951,067     4,835,274      4,130,126      3,112,937
  Mortgage loans held for sale                            692,042        238,540       167,993        131,114         68,878
  Deposits                                              7,446,153      6,325,690     5,135,215      4,520,739      3,626,692
  Long-term debt                                          746,447        315,281        39,092         49,756         90,309
  Shareholders' equity                                    639,807        590,017       483,717        421,433        325,381
Average balances:
  Total assets                                          9,195,895      7,432,493     6,132,367      5,068,998      4,294,350
  Interest-earning assets                               8,300,873      6,804,087     5,610,184      4,636,115      3,887,838
  Loans, net of unearned income                         6,451,427      5,497,737     4,488,023      3,553,499      2,806,605
  Mortgage loans held for sale                            407,672        158,966       135,135        109,995        143,518
  Deposits                                              6,750,880      5,902,179     4,797,516      4,054,063      3,502,314
  Shareholders' equity                                    642,287        547,886       458,807        368,680        319,418
Book value per share**                                      $5.77          $5.55         $4.71          $4.47          $3.75
Tangible book value per share**                             $5.00          $4.90         $4.41          $4.15          $3.52
============================================================================================================================

SELECTED RATIOS
Income excluding SAIF special assessment, acquisition
  and restructuring costs and Y2K expense to:(1)(2)
    Average assets                                           0.79%          1.29%         1.21%          1.10%          0.95%
    Average shareholders' equity                            11.32          17.49         16.23          15.19          12.78
Net income to:
    Average assets                                           0.60           1.22          1.01           1.08           0.93
    Average shareholders' equity                             8.59          16.49         13.48          14.82          12.44
Efficiency ratio excluding SAIF, acquisition
  and restructuring costs and Y2K expenses(1)(2)            69.72          58.28         62.13          64.91          70.54
Efficiency ratio                                            75.38          59.99         67.19          65.54          71.10
Dividend payout ratio                                       68.00          34.88         42.86          37.50          43.48
Average equity to average total assets                       6.98           7.37          7.48           7.27           7.44
Total nonperforming assets to
  net loans, other real estate and repossessions(3)          0.60           0.74          0.80           0.90           1.34
Net charge-offs to average loans                             0.26           0.23          0.16           0.17           0.11
Allowance for possible loan losses to
  total loans (net of unearned income)                       1.18           1.21          1.28           1.30           1.53
Allowance for possible loan losses to
  nonperforming loans(3)                                      245%           247%          234%           243%           212%
============================================================================================================================

(1)Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,754,000 in expense before income taxes and $3,091,000 net of applicable income taxes in 1996.
(2)Acquisition expenses reflect costs associated with the business combinations discussed in Note 2 to the Consolidated Financial Statements. Restructuring charges are discussed in Note 18 to the Consolidated Financial Statements.
(3)Nonperforming loans and nonperforming assets are shown as defined in Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nonperforming Assets on page 42.
* Restated to give retroactive effect to the 1998 mergers with United American, First Central, South Florida Banking Corp., Commercial Bank of Nevada, FirstBank, Prime Bank of Central Florida, First Macon Bank & Trust and InterWest Bancorp.
** Prior periods have been restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid August 14, 1998.

SELECTED QUARTERLY FINANCIAL DATA
                         1998-1997

                                                                           (In thousands, except per share amounts)

                                                     1998*                                          1997*
----------------------------------------------------------------------------------------------------------------------------
                                  Dec. 31    Sept. 30     June 30    March 31    Dec. 31    Sept. 30     June 30   March 31
----------------------------------------------------------------------------------------------------------------------------
Interest income                  $182,717    $180,459    $170,209    $160,157   $154,482    $149,796    $143,031   $136,328
Interest expense                   94,434      92,176      85,203      78,628     75,154      73,163      69,708     66,746
----------------------------------------------------------------------------------------------------------------------------
Net interest income                88,283      88,283      85,006      81,529     79,328      76,633      73,323     69,582
Provision for loan losses          14,343       4,087       3,964       3,951      5,442       3,160       4,214      3,505
----------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses       73,940      84,196      81,042      77,578     73,886      73,473      69,109     66,077
----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                $ (3,896)   $ 11,445    $ 26,849    $ 20,798   $ 23,427    $ 24,345    $ 21,833   $ 20,757
----------------------------------------------------------------------------------------------------------------------------
Income excluding acquisition
   and restructuring costs
   and Y2K expense(1)            $  3,534    $ 14,413    $ 28,358    $ 26,410   $ 26,095    $ 25,001    $ 23,342   $ 21,363
----------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
Net income (loss):
    Basic**                      $  (0.04)   $   0.10    $   0.24    $   0.20   $   0.22    $   0.23    $   0.22   $   0.19
    Diluted**                    $  (0.04)   $   0.10    $   0.24    $   0.19   $   0.21    $   0.22    $   0.22   $   0.19
============================================================================================================================


(1)Acquisition expenses reflect costs associated with the business combinations discussed in Note 2 to the Consolidated Financial Statements. Restructuring charges are discussed in Note 18 to the Consolidated Financial Statements.
* All quarterly amounts have been restated to give effect to the pooling-of-interests business combinations consummated in 1998 and 1997. Any differences between the above amounts and those previously reported in BancGroup's Form 10-Q filings is a result of restatement for pooling-of interests business combinations consummated subsequent to those filings.
** Prior periods have been restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid August 14, 1998.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

         Management's Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. The principal purpose of this review is to provide the user of the attached financial statements and accompanying footnotes with a detailed analysis of the financial results of The Colonial BancGroup, Inc. and subsidiaries ("BancGroup" or the "Company"). Among other things, this discussion provides commentary on BancGroup's history, operating philosophies, the components of net interest margin and balance sheet strength as measured by the quality of assets, the composition of the loan portfolio and capital adequacy. The following discussion reflects the effect of the poolings-of-interests business combinations which occurred during 1998 as listed below:

Institution                             Date Consummated
-----------                             ----------------
United American Holding
  Corporation                           February 2, 1998
First Central Bank                      February 11, 1998
South Florida Banking Corp.             February 12, 1998
Commercial Bank of Nevada               June 15, 1998
FirstBank                               August 31, 1998
First Macon Bank & Trust                October 1, 1998
Prime Bank of Central Florida           October 6, 1998
InterWest Bancorp                       October 15, 1998

--------------------------------------------------------------------------------


STRATEGY

         BancGroup was established in 1981 with one bank and $166 million in assets. Through 57 business combinations and strong internal growth, BancGroup has grown to a $10.5 billion multi-state bank holding company with 15 operating regions in six states.

         The foundation of BancGroup is built upon a community banking philosophy which allows local autonomy in lending decisions and customer relationships. This operating philosophy has been important in making acquisitions, retaining skilled and highly motivated local management teams and developing a strong customer base, particularly with respect to lending relationships.

         BancGroup's performance goals are: 1) an annual earnings per share growth rate in excess of 10%, 2) a 17.5% return on equity, 3) a 1.45% return on assets and 4) a consistently increasing dividend. The strategies employed to achieve these results are outlined below. They represent the foundation upon which BancGroup operates and the basis for achieving the Company's goals.

GROWTH

         Over the past three years, BancGroup completed twenty-five acquisitions establishing operations in Florida, Georgia, Nevada and Texas.

         Following a strategy of expanding into high growth markets, BancGroup entered Florida with the acquisition of a $232 million bank in Orlando in July 1996. During 1997 and 1998, BancGroup acquired 13 banks in Florida and established additional operating regions in Miami, Tampa and Ft. Myers/Bonita Springs. At the end of 1998, BancGroup had assets of over $2.6 billion in Florida.

         Given BancGroup's focus on high growth markets, the Company looked west to Texas and Nevada, which are two of the fastest growing states in the country. In 1998, BancGroup took the opportunity to acquire two banks in Dallas, Texas, a bank in Las Vegas, Nevada and another in Reno, Nevada.

         The following table illustrates BancGroup's growth in assets by state over the past three years (as originally reported, prior to restatements for poolings-of-interest).

                                   December 31,
(In millions)          1998           1997            1996
                     --------------------------------------
Alabama             $ 3,813         $3,393          $3,068
CMC*                    937            390             280
Corporate**           1,736            881             135
Georgia                 703            484             398
Florida               2,602          1,600             291
Tennessee               101            103              98
Texas                   287
Nevada                  277
                     --------------------------------------
                    $10,456         $6,851          $4,270
                     --------------------------------------

* Assets are geographically disbursed in 45 states.
**Assets consist primarily of investment portfolio less corporate eliminations.

REGIONAL BANK COMPETITIVENESS

         Loan and deposit growth are emphasized in each market area through the Company's regional banks. BancGroup has been very successful in competing for loans against larger financial institutions, due primarily to the Company's local lending strategy which includes direct involvement by local management and directors. The success of the local market lending strategy is evidenced by 15% internal loan growth in 1998 and a net charge-off ratio of .26%.

         The regional banks have additional growth opportunities through the development of customer relationships by cross-selling a variety of bank products and services. Strong regional bank management supported by BancGroup's asset/liability and products and services management teams provide the Company with resources to remain competitive in its deposit markets. Through this group's efforts, the Company has established a strategy to grow and retain its deposit base while remaining competitive in deposit pricing and meeting the Company's funding and liquidity goals.

OPERATIONAL CONSOLIDATION AND EFFICIENCIES

         During the fourth quarter of 1998, management shifted the Company's focus from bank acquisition activity to streamlining operations and emphasizing profitable business units.

         An operational and organizational infrastructure established in prior years has allowed the Company to grow significantly and improve efficiency through streamlining its operations. The operating structure is built around centralized back-shop operations in areas that do not have direct customer contact. By shifting its focus, the Company has made its resources available to proceed with its plans to incorporate into this structure six acquired banks in Florida and five in other markets.

         In order to alleviate further conversion delays and the resulting delays in cost savings, the Company is establishing an item processing facility in Florida. This action became necessary when the prior item processor, Barnett Bank, delayed the Company's conversion schedule and became unable to meet the Company's other needs after Barnett's acquisition by NationsBank.

EMPHASIZING PROFITABLE BUSINESS UNITS

         The Company has developed a strategic restructuring plan that encompasses its retail market base. Strategies were developed to close certain unprofitable branches, sell certain super-market branches and to relocate and upgrade other branches. As a part of this plan, the headquarters for the South Florida region was moved to downtown Miami and the trust department was consolidated into the South Florida headquarters to better serve its customer base.

EXPANSION OF SERVICES

         Customer needs are constantly changing, and BancGroup continues to investigate methods of improving customer service through new services, product enhancements and technological advances. The Company created or augmented various services in 1998 that will expand its sources of noninterest income and provide better customer service.

         The international banking department became fully operational in July 1998. The department engages in confirming letters of credit, primarily with top-tier banks in Latin America, and direct disbursements to those banks from U.S. customers.

         Also during 1998, BancGroup established a private banking function and expanded the investment sales force within the regional bank structure to emphasize relationship banking and to generate income from sales of securities and annuities.

         Colonial Asset Management, Inc., an asset management group, was established under the former head of Barnett Bank's asset management group. This group has over $170 million in assets under management and is projected to have over $300 million in assets under management by the end of 1999.

RISK MANAGEMENT OF MORTGAGE SERVICING RIGHTS

         During October of 1998, the Company, with the assistance of a third party advisor that specializes in analyzing mortgage servicing rights and hedging activities, developed a strategy to hedge a portion of its servicing portfolio and related mortgage servicing rights asset against risk associated with future fluctuations in interest rates and the resulting impact on prepayment estimates. This program has been aggressively implemented, and includes a daily system of monitoring the hedge position and servicing assets. The Company has established a committee to set policies and guidelines to monitor activities and to evaluate performance of the hedge program. The committee will also determine the appropriate levels of servicing rights and related risk that should be maintained by the Company. There is no guarantee that significant declines in interest rates will not have a material impact on the Company's MSRs or that this hedge program will be successful in protecting against such a decline. (Refer to more detailed discussions of the hedging activities included in Management's Discussion under Mortgage Servicing Rights and Servicing Hedge and Notes 6 and 7 to the Consolidated Financial Statements.)

FUNDING CAPACITY

         BancGroup has developed plans to meet the Company's funding requirements. These plans include implementation of a system-wide retail deposit strategy, the establishment of short and long term credit facilities with the Federal Home Loan Bank, increased Fed Fund lines, brokered money market programs, brokered certificate of deposit programs and reverse repurchase arrangements. BancGroup has an asset generating capability that can effectively utilize these funds. This capability is most evident in 1998 by BancGroup's acquisition activities and its 15% internal loan growth.

ASSET QUALITY

         Maintaining high asset quality is at the forefront of the Company's strategy to allow for consistent earnings growth. BancGroup's asset quality is demonstrated by its charge-off history and nonperforming asset levels, which compare favorably to its peer group.

         Nonperforming assets as a percentage of loans and other real estate was reduced to .60% at December 31, 1998, its lowest level in five years, primarily through the sales of other real estate and a lower percentage of nonperforming loans to total loans. Net charge-offs over the past five years have consistently compared favorably with national averages and were only .26% of average loans in 1998 and .23% in 1997.

         Obviously, the Company cannot guarantee its success in implementing the initiatives or reaching the goals set out previously. The following analysis of financial condition and results of operations provide details with respect to this summary material and demonstrates trends concerning the initiatives taken in 1998.

--------------------------------------------------------------------------------

BUSINESS COMBINATIONS

         A principal part of BancGroup's growth strategy has been to merge other financial institutions into BancGroup in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business.

         BancGroup recently completed the following business combinations with other financial institutions. These business combinations have been reflected in the financial statements at December 31, 1998. The balances reflected below are as of the date of consummation.

(DOLLARS IN THOUSANDS)

                                             ACCOUNTING        DATE           BANCGROUP      TOTAL        TOTAL       TOTAL
FINANCIAL INSTITUTIONS                        TREATMENT      CONSUMMATED       SHARES       ASSETS        LOANS     DEPOSITS
-----------------------------------------------------------------------------------------------------------------------------
1996*
Commercial Bancorp of Georgia, Inc. (GA)       Pooling       07/03/96        4,612,920    $232,555     $145,429     $207,641
Southern Banking Corporation (FL)              Pooling       07/03/96        5,716,988     232,461      160,864      205,602
Dothan Federal Savings Bank (AL)               Purchase      07/08/96          309,380      48,366       36,497       39,931
-----------------------------------------------------------------------------------------------------------------------------
1997
Jefferson Bancorp, Inc. (FL)                   Pooling       01/03/97        7,709,904     472,732      322,857      405,836
Tomoka Bancorp, Inc. (FL)                      Pooling       01/03/97        1,323,984      76,700       51,600       68,200
First Family Financial Corp. (FL)              Purchase      01/09/97          661,128     167,300      117,500      156,700
D/W Bankshares, Inc. (GA)                      Pooling       01/31/97        2,033,096     138,686       71,317      124,429
Shamrock Holdings, Inc. (AL)                   Purchase      03/05/97               --      54,500       19,300       46,400
Fort Brooke Bancorporation (FL)                Pooling       04/22/97        3,199,946     208,800      141,500      185,800
Great Southern Bancorp (FL)                    Pooling       07/01/97        1,855,622     121,009       98,100      106,673
First Commerce Banks of Florida, Inc. (FL)     Purchase      07/01/97        1,371,390      97,093       64,472       88,302
Dadeland BancShares, Inc. (FL)                 Purchase      09/15/97               --     169,946      103,199      145,491
First Independence Bank of Florida (FL)        Pooling       10/01/97        1,007,864      65,048       50,699       58,283
-----------------------------------------------------------------------------------------------------------------------------
1998*
United American Holding Corp. (FL)             Pooling       02/02/98        4,226,412     275,263      197,623      236,773
ASB Bancshares, Inc. (AL)                      Purchase      02/05/98          934,514     158,656      110,093      135,940
First Central Bank (FL)                        Pooling       02/11/98        1,377,368      62,897       40,451       52,048
South Florida Banking Corp. (FL)               Pooling       02/12/98        3,864,458     255,769      172,992      226,999
Commercial Bank of Nevada (NV)                 Pooling       06/15/98        1,684,314     129,577       86,251      117,749
CNBHolding Corporation (FL)                    Pooling       08/12/98        1,767,562      89,893       58,456       81,445
FirstBank (TX)                                 Pooling       08/31/98        2,782,038     187,445       59,664      163,254
First Macon Bank & Trust (GA)                  Pooling       10/01/98        4,643,025     199,525      135,651      174,774
Prime Bank of Central Florida (FL)             Pooling       10/06/98        1,173,019      74,502       42,547       66,955
InterWest Bancorp (NV)                         Pooling       10/15/98        1,748,338     131,590       83,689      114,516
TB&T, Inc. (TX)                                Purchase      12/01/98        1,248,499     110,986       42,689      101,335
-----------------------------------------------------------------------------------------------------------------------------


* On April 19, 1996, BancGroup purchased certain assets totaling $31,428,000 and assumed certain liabilities, primarily deposits, totaling $30,994,000 of the Enterprise, Alabama branch of First Federal Bank. On June 18, 1998, BancGroup purchased certain assets totaling $8,168,000 and assumed certain liabilities, primarily deposits, totaling $8,871,000 of the Wade Green branch of Premier Bank in Atlanta, Georgia.

         The 1996 combinations with Southern and Commercial, the 1997 combinations with Jefferson, D/W Bankshares and Fort Brooke and the 1998 combinations with United American, First Central, South Florida, Commercial Bank of Nevada, FirstBank, First Macon, Prime Bank and InterWest were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if the combinations had occurred at the beginning of the earliest period presented. The 1997 combinations with Tomoka, Great Southern and First Independence and the 1998 combination with CNB Holding were accounted for using the pooling-of-interests method; however, due to immateriality, the prior year financial statements were not restated. The remaining business combinations were accounted for as purchases, and the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. Each of the combined institutions that were accounted for as purchases was merged into BancGroup or one of its subsidiaries as of the listed dates, and the income and expenses have not been separately accounted for since the respective mergers. For this reason and due to the fact that significant changes have been made to the cost structure of each combined institution, a separate determination of the impact after combination on the earnings of BancGroup for 1997 and 1998 cannot reasonably be determined.

         The combinations have had an impact on the comparisons of operating results for 1997 and 1998 with prior years. Where such information is determinable it has been identified and discussed in the discussion of results of operations and financial condition that follows.

--------------------------------------------------------------------------------
REVIEW OF RESULTS OF OPERATIONS
OVERVIEW

         BancGroup is involved in two primary lines of business: commercial banking and mortgage banking, through its wholly owned subsidiary Colonial Bank and Colonial Bank's subsidiary Colonial Mortgage Company ("CMC"). The following summary of BancGroup's results of operations discusses the related impact of each line of business to the earnings of the Company.

LINE OF BUSINESS RESULTS
(Dollars in thousands)

                                                             COMMERCIAL         MORTGAGE        CORPORATE/       CONSOLIDATED
YEAR ENDED DECEMBER 31, 1998                                   BANKING           BANKING          OTHER*           BANCGROUP
----------------------------------------------------------------------------------------------------------------------------
Net interest income                                            $336,970          $12,900          $ (6,769)        $343,101
Provision for possible loan losses                               26,345               --                --           26,345
Noninterest income                                               60,055           66,306            (1,103)         125,258
Amortization and depreciation                                    25,227           64,025              (283)          88,969
Noninterest expense                                             230,548           33,444             2,451          266,443
----------------------------------------------------------------------------------------------------------------------------
Pretax income                                                   114,905          (18,263)          (10,040)          86,602
Income taxes                                                     40,760           (6,384)           (2,970)          31,406
----------------------------------------------------------------------------------------------------------------------------
Net income                                                       74,145          (11,879)           (7,070)          55,196
Acquisition and restructuring expenses, net of taxes             14,520               --               124           14,644
Y2K expenses, net of taxes                                        1,986              889                --            2,875
----------------------------------------------------------------------------------------------------------------------------
Income excluding acquisition,
   restructuring and Y2K expenses                             $  90,651         $(10,990)         $ (6,946)       $  72,715
----------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1997
----------------------------------------------------------------------------------------------------------------------------
Net interest income                                            $297,691        $   7,199          $ (6,024)        $298,866
Provision for possible loan losses                               16,321               --                --           16,321
Noninterest income                                               50,200           51,319              (574)         100,945
Amortization and depreciation                                    18,768           17,972                 9           36,749
Noninterest expense                                             178,497           22,710             3,758          204,965
----------------------------------------------------------------------------------------------------------------------------
Pretax income                                                   134,305           17,836           (10,365)         141,776
Income taxes                                                     47,605            6,698            (2,889)          51,414
----------------------------------------------------------------------------------------------------------------------------
Net income                                                       86,700           11,138            (7,476)          90,362
Acquisition expenses, net of taxes                                4,483               --               687            5,170
Y2K expense, net of taxes                                           194               75                --              269
----------------------------------------------------------------------------------------------------------------------------
Income excluding acquisition and Y2K expenses                $   91,377        $  11,213          $ (6,789)       $  95,801
----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996
----------------------------------------------------------------------------------------------------------------------------
Net interest income                                            $244,687        $   6,307          $ (1,642)        $249,352
Provision for possible loan losses                               14,442               --                --           14,442
Noninterest income                                               35,635           42,774              (898)          77,511
Amortization and depreciation                                    16,181           13,182                31           29,394
Noninterest expense                                             159,099           22,586             6,411          188,096
----------------------------------------------------------------------------------------------------------------------------
Pretax income                                                    90,600           13,313            (8,982)          94,931
Income taxes                                                     30,744            4,952            (2,614)          33,082
----------------------------------------------------------------------------------------------------------------------------
Net income                                                       59,856            8,361            (6,368)          61,849
SAIF assessment, net of taxes                                     3,091               --                --            3,091
Acquisition expenses, net of taxes                                8,567               --               967            9,534
----------------------------------------------------------------------------------------------------------------------------
Income excluding SAIF special assessment
   and acquisition expenses                                  $   71,514        $   8,361          $ (5,401)       $  74,474
----------------------------------------------------------------------------------------------------------------------------

*Includes eliminations of certain intercompany transactions.

         The most significant factors affecting income for 1998, 1997 and 1996 are highlighted below and discussed in greater detail in subsequent sections.

         - An increase of 22.0% in average earning assets in 1998. This follows an increase of 21.3% in 1997.

         - An increase of $24.3 million (24%) and $23.4 million (30%) in noninterest income in 1998 and 1997, respectively.

         -        Maintenance of high asset quality and reserve coverage ratios.
                  Net charge-offs were $16.7 million or .26% of average net loans in 1998 and $12.8 million or .23% of average net loans in 1997.

         - Loan growth, excluding acquisitions, of 15.1% in 1998 following an increase of 9.75% in 1997.

         - Noninterest expense for 1998 included $37.0 million in impairment of mortgage servicing rights, $21.5 million in acquisition and restructuring charges and $4.6 million in Y2K expenses.


NET INTEREST INCOME

         Net interest income is the difference between interest and fees earned on loans, securities and other interest earning assets (interest income) and interest paid on deposits and borrowed funds (interest expense). Three year comparisons of net interest income in dollars and the yields on a tax equivalent basis are reflected on the following schedule. The net yield on interest-earning assets is 4.17% in 1998 compared to 4.44% in 1997 and 4.49% in 1996. Over this period net interest income on a fully tax equivalent basis increased to $346 million for 1998 from $302 million for 1997 and $252 million for 1996. The principal factors affecting the Company's yields and net interest income are discussed on the following pages.

LEVELS OF INTEREST RATES

         The primary factor affecting net interest margin in 1998 was the dramatic change in interest rates that began in September and continued through the remainder of the year. The average fed funds rate for overnight borrowings was at 5.50% in March 1997 where it remained until September 1998 when it decreased to 5.25% and then continued to decline to 4.75% by the end of the year. The Company's prime rate increased to 8.50% in March 1997 where it remained until September 1998 when it decreased to 8.25% and continued to decrease to 7.75% in November where it remained through the end of the year.

         As a result of declining rates, the Company's yield on earning assets decreased to 8.39% from 8.62% in 1997 and 8.63% in 1996. Interest-bearing liabilities do not re-price as quickly as earning assets due to the competition for certain types of deposits. The yield on interest bearing liabilities remained constant at 4.94% for 1998 and 1997 both of which are slightly higher than the 4.89% for 1996.

         The Florida expansion resulted in improved margins from the originally reported 4.31% for 1997 and 4.24% for 1996 to 4.44% and 4.49%, respectively. The Florida institutions acquired in 1997 had an average cost of funds of 4.47% compared to the 5.08% originally reported in 1996.

INTEREST-EARNING ASSETS

         -        Growth in Earning Assets

         One of the most significant factors in the Company's increase in income has been the 22.0% and 21.3% increase in average interest-earning assets in 1998 and 1997, respectively. In addition and equally significant, average net loans (including mortgage loans held for sale) increased $1.2 billion (21.3%) from December 31, 1997 to December 31, 1998. Earning assets as a percentage of total average assets was 90.3% and 91.5% in 1998 and 1997, respectively.

         -        Mortgage Loans Held for Sale

         The level and direction of long-term interest rates has a dramatic impact on the volume of mortgage loan originations from new construction and refinancings. Low rates in 1998 resulted in an increase in new home sales and refinancings. As a result of this increased activity, average mortgage loans held for sale increased to $408 million in 1998 from $159 million in 1997 and $135 million in 1996. Mortgage loans held for sale represent single family residential mortgage loans originated or acquired by CMC, then packaged and sold in the secondary market. CMC incurs gains or losses associated with rate fluctuations. CMC limits its risk associated with the sale of these loans through an active hedging program which generally provides for sales commitments on all loans funded. Mortgage loans held for sale are funded primarily with short-term borrowings.

         -        Loan Mix

         At December 31, 1998 the Company's mix of loans reflected an increase in commercial loans to 15.5% of the total portfolio from 12.6% at December 31, 1997. Residential real estate loans decreased to 34.3% of the total portfolio at December 31, 1998 from 40.0% at December 31, 1997. The increase in the commercial loan portfolio is a result of loan growth in the Georgia, Florida, Texas and Nevada Regions which are located in higher growth areas of the country. The residential real estate loans are predominantly adjustable rate mortgages which have a low level of credit risk and accordingly have lower yields than other loans.

AVERAGE VOLUME AND RATES

                                             1998                             1997                            1996
                               --------------------------------  ------------------------------  ------------------------------
                                AVERAGE                AVERAGE     AVERAGE             AVERAGE      AVERAGE            AVERAGE
(IN THOUSANDS)                  VOLUME     INTEREST     RATE       VOLUME     INTEREST  RATE        VOLUME   INTEREST   RATE
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Interest-earning assets:
Loans, net of unearned
  income (1)                   $6,451,427   $575,851    8.93%    $5,497,737   $500,801   9.11%   $4,488,023  $412,500   9.19%
Mortgage loans held for sale      407,672     29,585    7.26        158,966     12,437   7.82       135,135    10,577   7.83
Investment securities and
  securities available for sale:
  Taxable                       1,152,624     73,829    6.41        895,083     57,107   6.38       766,440    46,852   6.11
  Nontaxable (2)                   93,721      6,981    7.45         88,490      6,689   7.56        80,807     5,925   7.33
  Equity securities (3)            88,920      4,775    5.37         43,044      3,154   7.33        34,826     2,508   7.20
----------------------------------------------------             ---------------------           --------------------
  Total securities              1,335,265     85,585    6.41%     1,026,617     66,950   6.52%      882,073    55,285   6.27%
Federal funds sold and
securities purchased under
resale agreements and
other short-term investments      106,509      5,641    5.30        120,767      6,575   5.44       104,953     5,530   5.27
----------------------------------------------------             ---------------------           --------------------
  Total interest-earning
  assets                        8,300,873    696,662    8.39%     6,804,087    586,763   8.62%    5,610,184   483,892   8.63%
----------------------------------------------------             ---------------------           --------------------
Allowance for loan losses         (76,683)                          (69,314)                        (57,264)
Cash and due from banks           331,680                           238,776                         200,693
Premises and equipment, net       175,492                           144,281                         104,950
Other assets                      464,533                           314,663                         273,804
-----------------------------------------                        ----------                      ----------
TOTAL ASSETS                   $9,195,895                        $7,432,493                      $6,132,367
-----------------------------------------                        ----------                      ----------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
  Interest-bearing demand
    deposits                   $1,493,490   $ 44,330    2.97%    $1,208,266   $ 33,708   2.79%   $  965,180  $ 26,763   2.77%
  Savings deposits                531,032     16,872    3.18        485,376     16,134   3.32       422,432    13,241   3.13
  Time deposits                 3,428,448    195,244    5.69      3,185,125    183,056   5.75     2,570,393   148,934   5.79
  Short-term borrowings         1,004,372     54,866    5.46        727,790     40,825   5.61       743,795    40,388   5.43
  Long-term debt                  641,367     39,129    6.10        158,529     11,048   6.97        41,285     2,800   6.78
----------------------------------------------------             ---------------------          -----------  --------
  Total interest-bearing
   liabilities                  7,098,709    350,441    4.94%     5,765,086    284,771   4.94%    4,743,085   232,126   4.89%
----------------------------------------------------             ---------------------          -----------  --------
Noninterest-bearing demand
  deposits                      1,297,910                         1,023,412                         839,511
Other liabilities                 156,989                            96,109                          90,964
-----------------------------------------                        ----------                      ----------
Total liabilities               8,553,608                         6,884,607                       5,673,560
Shareholders' equity              642,287                           547,886                         458,807
-----------------------------------------                        ----------                      ----------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY         $9,195,895                        $7,432,493                      $6,132,367
-------------------------------------------------------------------------------------------------------------------------------
RATE DIFFERENTIAL                                       3.45%                            3.68%                          3.74%
NET INTEREST INCOME AND
  NET YIELD ON INTEREST-
  EARNING ASSETS (4)                        $346,221    4.17%                 $301,992   4.44%               $251,766   4.49%
-------------------------------------------------------------------------------------------------------------------------------

(1)Loans classified as nonaccruing are included in the average volume calculation. Interest earned and average rates on non-taxable loans are reflected on a tax equivalent basis. This interest is included in the total interest earned for loans. Tax equivalent interest earned is actual interest earned times 145%.
(2)Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3)Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned on preferred stock are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.
(4)Net interest income divided by average total interest-earning assets.

ANALYSIS OF INTEREST INCREASES (DECREASES)


                                             1998 CHANGE FROM 1997                            1997 CHANGE FROM 1996
                                    -------------------------------------------    -------------------------------------------
                                                    ATTRIBUTED TO (1)                            ATTRIBUTED TO (1)
                                    -------------------------------------------    -------------------------------------------
(IN THOUSANDS)                        AMOUNT      VOLUME      RATE        MIX         AMOUNT     VOLUME       RATE        MIX
-------------------------------------------------------------------------------    -------------------------------------------
Interest income:
  Taxable securities                $ 16,722    $ 16,431   $   226    $    65       $ 10,255    $ 7,864     $2,047      $ 344
  Nontaxable securities (2)              292         395       (98)        (5)           764        563        183         18
  Dividends on preferred
    stocks (3)                         1,621       3,362      (843)      (898)           646        592         44         10
------------------------------------------------------------------------------------------------------------------------------
  Total securities                    18,635      20,188      (715)      (838)        11,665      9,019      2,274        372
  Total loans (net of unearned
     income)                          75,050      86,874   (10,076)    (1,748)        88,301     92,804     (3,676)      (827)
  Mortgage loans held for sale        17,148      19,458      (901)    (1,409)         1,860      1,865         (4)        (1)
  Federal funds sold and
  securities purchased
  under resale agreements and
  other short-term investments          (934)       (771)     (189)        26          1,045        833        178         34
------------------------------------------------------------------------------------------------------------------------------
  Total                              109,899     125,749   (11,881)    (3,969)       102,871    104,521     (1,228)      (422)
------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest-bearing demand
    deposits                          10,622       7,957     2,156        509          6,945      6,740        163         42
  Savings deposits                       738       1,518      (713)       (67)         2,893      1,973        801        119
  Time deposits                       12,188      13,984    (1,669)      (127)        34,122     35,619     (1,208)      (289)
  Short-term borrowings               14,041      15,515    (1,068)      (406)           437       (869)     1,335        (29)
  Long-term debt                      28,081      33,649    (1,376)    (4,192)         8,248      7,952         77        219
------------------------------------------------------------------------------------------------------------------------------
  Total                               65,670      72,623    (2,670)    (4,283)        52,645     51,415      1,168         62
------------------------------------------------------------------------------------------------------------------------------
Net interest income                 $ 44,229    $ 53,126   $(9,211)   $   314       $ 50,226   $ 53,106    $(2,396)     $(484)
==============================================================================================================================

(1)Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. Mix Change = change in volume times change in rate.
(2)Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is actual interest earned times 145%. Tax equivalent average rate is tax equivalent interest earned divided by average volume.
(3)Dividends earned and average rates on preferred stock are reflected on a tax equivalent basis. Tax equivalent dividends earned on preferred stock are actual dividends times 137.7%. Tax equivalent average rate is tax equivalent dividends divided by average volume.

INTEREST-BEARING LIABILITIES

-        Cost of Funds

         The average cost of funds remained fairly constant at 4.94% in 1998, 4.94% in 1997 and 4.89% in 1996. Competitive pressures on new time deposits and variable interest deposits remained strong. Due to these pressures the Company's funding mix has shifted to a higher concentration of borrowings, primarily through credit facilities with the Federal Home Loan Bank. The percentage of average total borrowings to total funding sources is 20% for 1998 compared to 13% for 1997 and 14% for 1996. These borrowings are an excellent funding source since they are at rates lower than or comparable to what the market demands for new time deposit funds. As discussed under Liquidity and Interest Sensitivity, BancGroup's management considers these sources of funds to be adequate to fund future loan growth.

NONINTEREST INCOME

   One of BancGroup's primary strategies over the last three years has been to expand its sources of noninterest income. The Company recently established international banking and asset management services and expanded its electronic banking services. These services provide a broader base of revenue generation capabilities. Noninterest income increased $24 million or 24% from 1997 to 1998 and $23 million or 30% from 1996 to 1997.



                                                                                             INCREASE (DECREASE)
                                                                                -------------------------------------------
                                             YEARS ENDED DECEMBER 31                1998                   1997
                                       ----------------------------------         COMPARED               COMPARED
(IN THOUSANDS)                           1998         1997          1996           TO 1997       %        TO 1996        %
---------------------------------------------------------------------------------------------------------------------------
Noninterest income:
  Mortgage servicing fees              $ 44,308     $ 38,352       $28,106       $ 5,956        16%        $10,246      36%
  Service charges on deposit
    accounts                             39,090       32,709        27,020         6,381        20           5,689      21
  Other charges, fees, and
    commissions                           7,398        6,919         6,616           479         7             303       5
  Other income                           33,595       21,440        15,592        12,155        57           5,848      38
------------------------------------------------------------       -------       -------                   -------
Subtotal                                124,391       99,420        77,334        24,971        25          22,086      29
  Other noninterest income items:
  Securities gains, net                   1,449          669           431           780                       238
  Gain (loss) on disposal of other
    real estate and repossessions          (582)         856          (254)       (1,438)                    1,110
--------------------------------------------------------------------------       -------                   -------
Total noninterest income               $125,258     $100,945       $77,511       $24,313        24%        $23,434      30%
--------------------------------------------------------------------------       -------                   -------

   Noninterest income from deposit accounts is significantly affected by competitive pricing on these services and the volume of noninterest-bearing accounts. During 1998 and 1997 average noninterest-bearing demand accounts (excluding CMC custodial deposits) increased 19% and 23%, respectively. This increase in volume and increases in service fee rates resulted in a 20% increase in service charge income in 1998 and a 21% increase in 1997.

   Other charges, fees, and commissions increased $479,000 or 7% in 1998 and $303,000 or 5% in 1997. The increase is primarily from credit card related fees and official check commissions.

   The Company has created or expanded various sources of other noninterest income in 1998. The international banking department that became fully operational in July 1998 generated $392,000 of income in 1998. Also, during 1998, a private banking function was established and the investment sales force and asset management services were expanded. At December 31, 1998 the Company had $375 million in assets under management through its trust department and Colonial Asset Management and is projecting a $150 million increase by the end of 1999. Income generated from these services was approximately $3,539,000, $2,387,000 and $2,039,000 for 1998, 1997 and 1996, respectively.

   As shown in the table above, securities gains and losses in each of the three years were $1,449,000, $669,000 and $431,000, respectively. While certain securities are considered available for sale, BancGroup currently intends to hold substantially all of its securities portfolio for investment purposes. Realized gains or losses in this portfolio are generally the result of calls of securities or sales of securities within the six months prior to maturity.

   CMC serviced 186,000, 157,000, and 132,000 customers in December 31, 1998, 1997, and 1996, respectively. These customers are located in 45 states and the District of Columbia. The outstanding balance of the servicing portfolio was $16.3 billion, $13.1 billion and $10.6 billion at December 31, 1998, 1997 and 1996, respectively. Income from loan servicing increased 16% from 1997 to 1998 and 36% from 1996 to 1997.

   CMC currently originates residential mortgages in 35 states through four division offices and six region offices. Production volume fluctuates with interest rates. Low rates in 1998 resulted in an increase in new home sales and refinancings. Through its wholesale and retail offices, CMC originated $3.9 billion, $1.6 billion and $1.5 billion in residential real estate loans in 1998, 1997, and 1996, respectively. These loans are primarily fixed rate loans sold into the secondary markets. Due to this increased activity, gains on the sales of loans increased $9.3 million in 1998 to $20.4 million and $3.3 million in 1997 to $11.3 million. These increases are reflected in other income in the accompanying table.

NONINTEREST EXPENSE

   Noninterest expenses in 1998 included $37.0 million of impairment of mortgage servicing rights, $21.5 million in acquisition and restructuring charges and $4.6 million in Y2K expense.(Refer to the discussion of Acquisition expense and Restructuring charges and Year 2000 following this section.) Excluding these charges as well as the SAIF special assessment in 1996, noninterest expense to average assets was 3.18%, 3.16% and 3.27% in 1998, 1997, and 1996, respectively.

   The impact of the acquisitions is reflected most noticeably in the increase in net interest income, discussed previously, as well as the increase in noninterest expense (excluding the aforementioned charges) of 24% in 1998 and 14% in 1997.

   One of the primary reasons for the increase in noninterest expense to average assets in 1998 compared to 1997 is the delay in conversion efforts of the banks acquired in Florida. As previously mentioned, in order to alleviate further conversion delays and the resulting delays in cost savings, the Company is establishing an item processing facility in Florida. This action became necessary when the prior item processor, Barnett Bank, delayed the Company's conversion schedule and became unable to meet the Company's other needs after Barnett's acquisition by NationsBank.

   During the fourth quarter of 1998, management made the decision to shift the Company's focus from bank acquisitions to streamlining operations. The Company's plans include incorporating into its existing structure six acquired banks in Florida and five in other markets. The foundation for these efficiencies is the current operating structure where the regional banks are supported by centralized back shop operations.

                                                                                              INCREASE (DECREASE)
                                                                                -------------------------------------------
                                              YEARS ENDED DECEMBER 31               1998                   1997
                                       -----------------------------------        COMPARED               COMPARED
(IN THOUSANDS)                           1998         1997          1996           TO 1997        %       TO 1996         %
---------------------------------------------------------------------------------------------------------------------------
Noninterest expense:
  Salaries and employee benefits       $121,445     $105,287     $  88,346      $  16,158       15%       $16,941       19%
  Net occupancy expense                  28,291       23,821        18,797          4,470       19          5,024       27
  Furniture and equipment expense        24,787       20,086        15,727          4,701       23          4,359       28
  Amortization and impairment of
    mortgage servicing rights            62,909       17,123        13,634         45,786      267          3,489       26
  Amortization of intangible assets       4,927        3,206         2,151          1,721       54          1,055       49
  Acquisition and restructuring
     expense                             21,535        6,463        11,918         15,072      233         (5,455)     (46)
  Year 2000 expense                       4,617          432            --          4,185      969            432       --
  FDIC assessment                         2,221        1,822         2,582            399       22           (760)     (29)
  SAIF assessment                            --           --         4,754             --       --         (4,754)    (100)
  Advertising and public relations        7,835        7,574         7,083            261        3            491        7
  Stationery, printing, and supplies      6,551        5,525         5,028          1,026       19            497       10
  Telephone                               7,276        5,510         5,291          1,766       32            219        4
  Legal fees                              4,663        2,949         3,350          1,714       58           (401)     (12)
  Postage                                 7,185        6,001         3,187          1,184       20          2,814       88
  Insurance                               1,644        2,095         2,360           (451)     (22)          (265)     (11)
  Professional Services                  13,739        9,945         6,841          3,794       38          3,104       45
  Travel                                  4,695        4,035         3,118            660       16            917       29
  Other                                  31,092       19,840        23,323         11,252       57         (3,483)     (15)
--------------------------------------------------------------------------       --------                 -------
Total noninterest expense              $355,412     $241,714      $217,490       $113,698       47%       $24,224       11%
--------------------------------------------------------------------------       --------                 -------
Noninterest expense, excluding
  acquisition, restructuring and Y2K
  expense to Average Assets                3.58%        3.16%         3.27%*
--------------------------------------------------------------------------

* Excluding one-time SAIF special assessment

   Salaries and benefits increased $16.2 million or 15% in 1998 and $16.9 million or 19% in 1997. These increases are primarily due to increased staffing levels as a result of acquisitions as well as normal salary rate increases. As discussed in Note 1 to BancGroup's Consolidated Financial Statements, BancGroup defers certain salary and benefit costs associated with loan originations and amortizes these costs as yield adjustments over the life of the related loans. The amount of costs deferred remained relatively constant from 1996 to 1998.

   Net occupancy and furniture and equipment expense increases are primarily due to acquisition activities and improvements to the Company's computer and communications technology. These improvements in technology give the company the ability to enhance customer service and continue to improve back shop efficiencies. There were also increased occupancy costs related to the reloca-tion of certain facilities. These relocations should allow for expansion of its customer base and provide better customer service.

   In 1998, CMC recorded $37 million in additional write-downs to its mortgage servicing rights (MSRs). This write-down was caused primarily by anticipated prepayments of mortgages in the servicing portfolio being greater than previously expected. The write-down increased the valuation allowance against loss occasioned by future prepayments to $38.3 million at December 31, 1998 from $1.4 million at December 31, 1997. The remaining increase in MSR amortization of $8.8 million in 1998 and $3.5 million in 1997 is primarily a result of the growth in the servicing portfolio and higher estimates of mortgage prepayments. The net balance of MSRs was $183 million and $142 million at December 31, 1998 and 1997, respectively.

   Amortization of intangible assets primarily increased due to the acquisitions in 1998 of ASB and TB&T and in 1997 of Shamrock, First Commerce and Dadeland which were accounted for as purchases and therefore required the recording of goodwill and core deposit intangibles. Increases in supplies, postage and other expenses are primarily due to additional branches, customers and other acquisition related activities.

   The Company's deposits are insured by the Federal Deposit Insurance Corporation in two separate funds: the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). In 1996, legislation was approved in Congress to recapitalize the SAIF with a special one-time charge of 65.7 basis points, after adjusting for certain allowances. The assessment resulted in a pre-tax charge of $4.8 million in 1996 and allowed a reduction in the annual premium rate in future years.

ACQUISITION EXPENSE & RESTRUCTURING CHARGES

   In the first quarter of 1998, BancGroup reorganized executive management of its Florida regions. The reorganization resulted in a restructuring charge of $2.5 million. During the fourth quarter of 1998, the Company developed a plan to:

   -  close certain unprofitable branches

   -  sell certain super-market branches

   -  relocate and upgrade other branches

   - move the headquarters of the South Florida Region to downtown Miami and to consolidate the trust department into the South Florida headquarters to better serve its customer base.

As a result of these actions, BancGroup recognized a fourth quarter restructuring charge of $6.3 million which is net of $902,000 in reversal of unused reserves.

   The following is a summary of restructuring charges for the year ended December 31, 1998:

(IN THOUSANDS)                                      1998
---------------------------------------------------------
Reduction of asset values                          $4,395
Lease termination liabilities                       2,878
Accrued severance & other                           1,512
---------------------------------------------------------
Net Expense                                        $8,785
---------------------------------------------------------

   Employee severance consists primarily of employment contract buy-outs of executives that were replaced in the reorganization during the first quarter.

   BancGroup plans to discontinue operations in fourteen supermarket branches. The Company expects to close nine supermarket branches in the second quarter of 1999. The Company plans to buy-out its service contracts and lease commitments and has written-off the related leasehold improvements of those branches based on discounted operating cash flow calculations. All equipment should be redeployed to other branch locations. By closing these branches, the Company expects to save approximately $2 million per year in operating expenses. The Company also plans to sell five other supermarket branches. This sale is expected to close in March 1999.

   To better serve its customers in South Florida, management moved its regional headquarters to downtown Miami and relocated the trust department to the same building in the fourth quarter of 1998. The region also plans to consolidate two branches into a new location in 1999. As a result of these decisions, certain facilities have been vacated by the Company and are expected to be subleased to third parties and certain related leasehold improvements have been written-off. BancGroup has accrued the costs of the leases for the vacated properties net of the estimated sub-lease revenue.

   At December 31, 1998, $3.5 million in restructuring accruals remained for activities expected to occur in 1999.

   Additionally, the Company has recognized acquisition related expenses totaling $12,750,000, $6,463,000 and $11,918,000 for each of the years ended December 31, 1998, 1997 and 1996, respectively. These expenses relate primarily to transaction costs such as legal and accounting fees and incremental charges related to the integration of acquired banks, such as system conversion (including contract buy-outs and write-off of equipment) and employee severance.

YEAR 2000 READINESS DISCLOSURE

   Most computer software programs and processing systems, including those used by BancGroup and its subsidiaries in their operations, were not originally designed to accommodate entries beyond the year 1999 in date fields. Failure to address the anticipated consequences of this design deficiency could have material adverse effects on the business and operations of any business, including BancGroup, that relies on computers and associated technologies.

   BancGroup has aggressively addressed the challenges that Year 2000 presents to its operations. Management has completed its remediation efforts and has tested the core business applications which are customer related. Therefore management does not anticipate significant disruptions in its operations as a result of entering the new millennium. BancGroup expects to finish the remainder of its testing, primarily involving non-mission critical applications and testing with service providers during the first quarter of 1999. As a final check to ensure that BancGroup will be ready for the new millennium, management plans to perform additional Year 2000 testing during the fourth quarter of 1999.

   Year 2000 compliant applications of BancGroup are currently being used in production thereby minimizing risk factors relating to implementing new software applications.

   Throughout 1998, BancGroup has been assessing Year 2000 readiness of vendors, business partners and other counter-parties focusing on those considered critical to BancGroup operations. BancGroup began assessing the Year 2000 readiness of loan customers, depositors and other funds providers during the third quarter of 1998. BancGroup will continue to monitor and evaluate the Year 2000 readiness of third parties whose Year 2000 noncompliance could have a material adverse impact on the operations of BancGroup. BancGroup is taking appropriate measures including development of contingency plans to mitigate the risk to the company of Year 2000 noncompliance by third parties. However, the impact of Year 2000 noncompliance by all third parties with which BancGroup transacts business cannot be assessed at this time.

   BancGroup has a customer awareness program in place designed to keep our customers informed of our Year 2000 progress. The awareness program is expected to minimize customer anxiety as we approach the new millennium. However, management recognizes that a customer awareness program will not completely eliminate such customer concerns. BancGroup is working closely with the Federal Reserve to provide increased liquidity in our branches to meet the anticipated increase in the cash needs of our customers.

   BancGroup expects to spend approximately $15 million on the Year 2000 project. To date, BancGroup has incurred approximately $11.4 million of those expenditures, $11 million in 1998 and $0.4 million in 1997. During 1998, BancGroup purchased equipment and software totaling $5.7 million, paid third parties approximately $2.8 million and wrote-off non-compliant equipment totaling $2.7 million of which approximately $0.9 million was charged to operations. Year 2000 project costs of approximately $4.6 million were expensed during the year ended December 31, 1998 and $432,000 was expensed during the year ended December 31, 1997. BancGroup expects to purchase approximately $3 million in equipment and pay third parties approximately $0.6 million during 1999.

   Although presently not anticipated, regulators require that management disclose what could happen if BancGroup's systems fail as a result of entering the new millennium. A possible worst case scenario could include interruption in the normal servicing of customers as well as the funds management of the Company. Management is currently developing a contingency plan to minimize the impact of a failure on our customers and/or shareholders.

   Management's evaluation of Year 2000 compliance and technological upgrades is an on-going process involving continual evaluation. Unanticipated problems could develop and alternative solutions may be available that could cause current solutions to be more difficult or costly than anticipated.

INCOME TAXES

   The provision for income taxes and related items are as follows:

                                Tax Provision
             ---------------------------------
             1998                 $31,406,000
             1997                  51,414,000
             1996                  33,082,000

   BancGroup is subject to federal and state taxes at combined rates of approximately 38% for regular tax purposes and 23% for alternative minimum tax purposes. These rates are reduced or increased for certain nontaxable income or nondeductible expenses, primarily consisting of tax exempt interest income, partially taxable dividend income, nondeductible amortization of goodwill, and certain nondeductible acquisition expenses.

   Management's goal is to minimize income tax expense and maximize cash yield on earning assets by increasing or decreasing its tax exempt securities and/or investment in preferred and common stock. Accordingly, BancGroup's investment in tax exempt securities was adjusted in 1996, 1997 and 1998.

REVIEW OF FINANCIAL CONDITION

OVERVIEW

   Changes in ending asset balances of the company's segments and changes in selected components of the Company's balance sheet from December 31, 1997 to December 31, 1998 are as follows:

                                       Increase (Decrease)
                                      ---------------------
(In thousands)                           Amount        %
-----------------------------------------------------------
Assets:
  Commercial  Banking                 $1,852,170      24.2%
  Mortgage Banking                       542,976     138.0
  Corporate/Other(1)                        (427)     (3.4)
                                      ----------
Total assets                          $2,394,719      29.7
                                      ----------
Other Balance Sheet
  components:
  Securities available for sale
  and investment securities              616,168      63.6
  Mortgage loans held for sale           453,502     190.1
  Loans, net of unearned income        1,159,228      19.5
  Mortgage servicing rights               41,429      29.2
  Deposits                             1,120,463      17.7
  Long-term debt                         431,166     136.8
----------------------------------------------------------

(1) Includes eliminations of certain intercompany transactions.

   Management continually monitors the financial condition of BancGroup in order to protect depositors, increase shareholder value and protect current and future earnings.

   The most significant factors affecting BancGroup's financial condition from 1996 through 1998 have been:

  - Internal loan growth of 15% in 1998 excluding acquisitions.

  - Loan mix changed to reflect an increase in commercial loans to 15.5% of the total portfolio from 12.6% in 1997. BancGroup continues to consider residential mortgage loans as a consistent product line which has a relatively low loss ratio. Residential mortgage loans were 34.3% and 40.1% of total loans as of December 31, 1998 and 1997, respectively.

  - A 26.8% increase in 1998 in average noninterest bearing demand deposits with 11.1% attributable to CMC escrow deposits and the remainder attributable to acquisitions and internal growth.

  - Maintenance of high asset quality and reserve coverage of nonperforming assets. Nonperforming assets were .60% and .74% of related assets at December 31, 1998 and 1997. Net charge-offs were .26% and .23% of average loans during 1998 and 1997. The allowance for possible loan losses was 1.18% of loans at December 31, 1998, providing a 245% coverage of non-performing loans (nonaccrual and renegotiated).

  - A loan to deposit ratio of 95.5% and 94.1% at December 31, 1998 and 1997, respectively. Federal Home Loan Bank borrowings continue to be a major source of funding allowing the Company greater funding flexibility.

  - Increase of $454 million in CMC's mortgage loans held for sale during 1998 due primarily to increased refinancing activities and new home sales resulting from lower interest rates.

  - Increase of $41.4 million in mortgage servicing rights due to the net increase in CMC's servicing portfolio to $16.3 billion in 1998. The Company has hedged approximately 52% of its servicing portfolio and the related mortgage servicing rights asset at December 31, 1998.

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

  - BancGroup has a significant concentration of residential real estate loans representing 34.3% of total loans. Substantially all of these loans are adjustable rate mortgages on single-family, owner occupied properties and therefore, have minimal credit risk and lower interest rate sensitivity. A portion of these loans were acquired through bank acquisitions.

  - BancGroup also has a significant concentration in loans collateralized by commercial real estate as shown on the following table. BancGroup's commercial real estate loans are spread geographically throughout Alabama and Florida and other areas including metropolitan Atlanta, Georgia, Dallas, Texas and Reno and Las Vegas, Nevada with no more than 25% of these loans in any one geographic region. The Alabama economy experiences a generally slow but steady rate of growth, while Georgia, Florida, Texas and Nevada are experiencing higher rates of growth with the Las Vegas metropolitan area experiencing significant growth. Real estate in BancGroup's lending areas have not experienced significantly inflated values due to excessive inflation or speculation. BancGroup's real estate related loans continue to perform at acceptable levels.

  - CMC holds mortgage loans on a short-term basis (generally less than ninety days) while these loans are being packaged for sale in the secondary market. These loans are classified as mortgage loans held for sale with balances totaling $692 million, $239 million, and $168 million, at December 31, 1998, 1997, and 1996, respectively. There is minimal credit risk associated with these loans. The increases in mortgage loans held for sale are directly related to the fluctuation in long-term interest rates and its related impact on mortgage loan refinancing and new home sales. These loans are funded principally with short-term borrowings, providing a relatively high margin for these funds.

  - BancGroup's international banking department became fully operational in July 1998. The department engages in confirming letters of credit, primarily with top-tier banks in Latin America, and direct disbursements to those banks from U.S. customers. Loans outstanding to Latin American banks at December 1998 totalled approximately $97 million. However, due to the immaterial balance of these loans in relation to total loans, these amounts will not be reported separately.

  - As discussed more fully in subsequent sections, management has established policies and procedures to ensure maintenance of adequate liquidity and liquidity sources. BancGroup has arranged funding sources in addition to customer deposits which provide the capability for the Company to exceed a 100% loan to deposit ratio and maintain adequate liquidity.

  - Internal loan growth has been a major factor in the Company's increasing earnings with growth rates of 15.1% in 1998, 9.75% in 1997, 16.4% in 1996, and 24.1% in 1995, excluding acquisitions.


----------------------------------------------------------------------------------------------------------------------------
GROSS LOANS BY CATEGORY
                                                                                   December 31
                                                  --------------------------------------------------------------------------
(In thousands)                                          1998             1997          1996            1995            1994
----------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and agricultural           $ 1,102,446      $   751,375   $   692,761     $   609,683     $   518,513
Real estate--commercial                             2,006,851        1,673,505     1,217,175       1,031,146         906,209
Real estate--construction                           1,028,471          734,239       545,681         449,542         295,238
Real estate--residential                            2,438,236        2,382,324     2,010,420       1,719,537       1,112,121
Installment and consumer                              344,860          329,136       315,143         276,097         240,464
Other                                                 189,934           81,181        58,607          49,727          46,477
----------------------------------------------------------------------------------------------------------------------------
Total loans                                       $ 7,110,798      $ 5,951,760   $ 4,839,787     $ 4,135,732     $ 3,119,022
----------------------------------------------------------------------------------------------------------------------------


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

------------------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES
                                                                          December 31
                               -----------------------------------------------------------------------------------------------------
                                       1998                1997                 1996                1995               1994
                               ------------------  -------------------  -------------------  ------------------ --------------------
                                      PERCENT OF           PERCENT OF           PERCENT OF          PERCENT OF          PERCENT OF
                                       LOANS TO             LOANS TO             LOANS TO            LOANS TO            LOANS TO
(IN THOUSANDS)                 AMOUNT TOTAL LOANS  AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS  AMOUNT TOTAL LOANS AMOUNT  TOTAL LOANS
-------------------------------------------------  -------------------  -------------------  ------------------ -------------------
Balance at end of period
  applicable to:
  Commercial, financial,
    and agricultural          $19,068   15.5%     $13,955     12.6%     $12,932   14.3%     $11,153     14.7%   $10,182   16.6%
  Real estate--commercial      30,382   28.2       25,979     28.1       19,792   25.1       17,353     24.9     15,410   29.1
  Real estate--construction    14,681   14.5       13,854     12.3       10,886   11.3        8,277     10.9      4,236    9.5
  Real estate--residential     12,191   34.3       11,912     40.1       11,303   41.5       10,034     41.6     10,974   35.7
  Installment and consumer      4,930    4.8        5,079      5.5        4,673    6.5        4,099      6.7      3,722    7.7
  Other                         2,310    2.7        1,328      1.4        2,146    1.3        2,854      1.2      3,249    1.4
--------------------------------------------------------------------------------- --------------------------------------------------
Total                         $83,562  100.0%     $72,107    100.0%     $61,732  100.0%     $53,770    100.0%   $47,773  100.0%
------------------------------------------------------------------------------------------------------------------------------------

  As discussed in a subsequent section, BancGroup seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. The goals of BancGroup with respect to loan maturities and rate sensitivity continue to focus on shorter term maturities and floating or adjustable rate loans.

  At December 31, 1998, approximately 50.9% of loans were floating rate loans.

  Contractual maturities may vary significantly from actual maturities due to loan extensions, early payoffs due to refinancing and other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties of future events, particularly with respect to interest rates, make it difficult to predict the actual maturities. BancGroup has not maintained records related to trends of early pay-off since management does not believe such trends would present any significantly more accurate estimate of actual maturities than the contractual maturities presented.

--------------------------------------------------------------------------------------------------------------------------------
LOAN MATURITY/RATE SENSITIVITY

                                                                     DECEMBER 31, 1998
                                   ---------------------------------------------------------------------------------------------
                                                                                                         RATE SENSITIVITY,
                                                                                                          LOANS MATURING
                                                   MATURING                       RATE SENSITIVITY         OVER 1 YEAR
                                   ---------------------------------------------------------------------------------------------
                                     WITHIN          1-5          OVER
(IN THOUSANDS)                       1 YEAR         YEARS        5 YEARS         FIXED      FLOATING       FIXED      FLOATING
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial, and
  agricultural                     $  507,719   $  406,490     $   188,237   $   405,363   $   697,083  $   274,327  $   320,400
Real estate--commercial               486,225    1,069,500         451,126     1,371,993       634,858    1,152,046      368,580
Real estate--construction             588,494      384,375          55,602       362,541       665,930      193,096      246,881
Real estate--residential              348,035      375,398       1,714,803       973,334     1,464,902      775,647    1,314,554
Installment and consumer              127,815      198,837          18,208       297,098        47,762      201,726       15,319
Other                                  77,679       89,705          22,550        81,913       108,021       54,472       57,783
--------------------------------------------------------------------------------------------------------------------------------
                                   $2,135,967   $2,524,305     $ 2,450,526   $ 3,492,242   $ 3,618,556  $ 2,651,314  $ 2,323,517
--------------------------------------------------------------------------------------------------------------------------------

LOAN QUALITY

   A major key to long-term earnings growth is maintenance of a high quality loan portfolio. BancGroup's directive in this regard is carried out through its policies and procedures for review of loans and through a company wide senior credit administration function. This function reviews larger credits prior to approval and also provides an independent review of credits on a continued basis.

   BancGroup has standard policies and procedures for the evaluation of new credits, including debt service evaluations and collateral guidelines. Collateral guidelines vary with the credit worthiness of the borrower, but generally require maximum loan-to-value ratios of 85% for commercial real estate and 90% for residential real estate. Commercial non-real estate, financial and agricultural loans are generally collateralized by business inventory, accounts receivables or new business equipment at 50%, 80% and 90% of estimated value, respectively. Installment and consumer loan collateral where required is based on 90% or lower loan to value ratios.

   Based on the credit review process and loan grading system, BancGroup determines its allowance for possible loan losses and the amount of provision for loan losses. The allowance for possible loan losses is maintained at a level which, in management's opinion, is adequate to absorb potential losses on loans present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; (3) the provision for possible loan losses charged to income, which increases the allowance, and (4) the allowance for loan losses of acquired banks. In determining the provision for possible loan losses, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and to periodically review the size and composition of the loan portfolio in light of historical loss experience and current economic conditions.

   The overall goal and result of these policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow increased flexibility in their timely disposition.

LOAN LOSS EXPERIENCE

   During 1998 the ratio of net charge-offs to average loans increased to .26% from .23% in 1997 and .16% in 1996. As a result of the Company's localized lending strategies and early identification of potential problem loans, BancGroup's net charge-offs have been consistently low. In addition, the current concentration of loans in residential real estate loans has had a favorable impact on net charge-offs.

   The following schedule reflects greater than 100% coverage of nonperforming loans (nonaccrual and renegotiated) by the allowance for loan losses. Management has not targeted any specific coverage ratio in excess of 100%, and the coverage ratio may fluctuate significantly as larger loans are placed into or removed from nonperforming status. Management's focus has been on establishing reserves related to an early identification of potential problem loans. Management is committed to maintaining adequate reserve levels to absorb losses present in the loan portfolio.

---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE
                                                                               YEARS ENDED DECEMBER 31
                                                          -----------------------------------------------------------------
(IN THOUSANDS)                                              1998           1997         1996           1995          1994
---------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  January 1                                            $   72,107     $   61,732    $   53,770     $   47,773    $   40,733
Charge-offs:
  Commercial, financial, and agricultural                   6,001          5,577         3,627          4,044         2,944
  Real estate--commercial                                   3,273          2,972         2,389          1,299         1,666
  Real estate--construction                                 1,731            433         1,803             44             2
  Real estate--residential                                  3,380          1,765           911            499           539
  Installment and consumer                                  6,803          5,695         3,482          2,984         2,001
  Other                                                     1,469            694           239            166           169
---------------------------------------------------------------------------------------------------------------------------
  Total charge-offs                                        22,657         17,136        12,451          9,036         7,321
---------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial, financial, and agricultural                   1,206          1,001         1,452          1,252         2,249
  Real estate--commercial                                   1,399          1,024         1,533             48           251
  Real estate--construction                                    43             91             1             11            12
  Real estate--residential                                    545            244           697            201           104
  Installment and consumer                                  1,945          1,820         1,589          1,358         1,527
  Other                                                       789            137            82             46            44
---------------------------------------------------------------------------------------------------------------------------
  Total recoveries                                          5,927          4,317         5,354          2,916         4,187
---------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                            16,730         12,819         7,097          6,120         3,134
Addition to allowance charged to
  operating expense                                        26,345         16,321        14,442         10,989         9,673
Allowance added from bank acquisitions                      1,840          6,873           617          1,128           501
---------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses--
  December 31                                          $   83,562     $   72,107    $   61,732     $   53,770    $   47,773
---------------------------------------------------------------------------------------------------------------------------
Loans (net of unearned income)
  December 31                                          $7,110,295     $5,951,067    $4,835,274     $4,130,126    $3,112,937
Ratio of ending allowance to ending loans
  (net of unearned income)                                   1.18%          1.21%         1.28%          1.30%         1.53%
Average loans (net of unearned income)                 $6,451,427     $5,497,737    $4,488,023     $3,553,499    $2,806,605
Ratio of net charge-offs to average loans
  (net of unearned income)                                    .26%           .23%          .16%           .17%          .11%
Allowance for loan losses as a percent
  of nonperforming loans
  (nonaccrual and renegotiated)                               245%           247%          234%           243%          212%
---------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS

   BancGroup classifies problem loans into four categories: nonaccrual, past due, renegotiated and other potential problems. When management determines a loan no longer meets the criteria for performing loans and collection of interest appears doubtful, the loan is placed on nonaccrual status. Loans are generally placed on nonaccrual if full collection of principal and interest becomes unlikely (even if all payments are current) or if the loan is delinquent in principal or interest payments for 90 days or more, unless the loan is well secured and in the process of collection. BancGroup's policy is also to charge off installment loans 120 days past due unless they are in the process of foreclosure and are adequately collateralized. Management closely monitors all loans which are contractually 90 days past due, renegotiated or nonaccrual. These loans are summarized as follows:

---------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
                                                                                        DECEMBER 31
                                                          -----------------------------------------------------------------
(IN THOUSANDS)                                              1998            1997          1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Aggregate loans for which interest is
  not being accrued                                       $32,823         $28,209       $24,729        $20,201       $18,963
Aggregate loans renegotiated to
  provide a reduction or deferral
  of interest or principal because of
  a deterioration in the financial
  condition of the borrower                                 1,334           1,014         1,683          1,882         3,541
----------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans*                                 34,157          29,223        26,412         22,083        22,504
Other real estate and in-substance foreclosure              8,164          14,044        11,834         14,884        19,387
Repossessions                                                 564             796           338            171            81
----------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets*                               $42,885        $ 44,063       $38,584        $37,138       $41,972
----------------------------------------------------------------------------------------------------------------------------
Aggregate loans contractually past due 90
  days for which interest is being accrued                $ 8,992        $  7,335       $ 7,860        $ 3,532       $ 4,399
Total nonperforming loans as a
  percent of net loans                                       0.48%           0.49%         0.55%          0.53%         0.72%
Total nonperforming assets as a percent of
  net loans, other real estate and repossessions             0.60%           0.74%         0.80%          0.90%         1.34%
Total nonperforming and 90 day past due
  loans for which interest is being accrued
  as a percent of total loans                                0.61%           0.61%         0.71%          0.62%         0.86%
Allowance for loan loss as a percent of
  nonperforming loans (nonaccrual
  and renegotiated)                                           245%            247%          234%           243%          212%
----------------------------------------------------------------------------------------------------------------------------

* Total does not include loans contractually past due 90 days or more which are still accruing interest

   Fluctuations from year to year in the balances of nonperforming assets are attributable to several factors including changing economic conditions in various markets, nonperforming assets obtained in various acquisitions and the disproportionate impact of larger (over $500,000) individual credits. The decrease in the Company's nonperforming ratio from 1994 to 1995 was primarily due to the disposition of assets from the 1993 acquisition of First AmFed.

   Management, through its loan officers, internal loan review staff and external examinations by regulatory agencies, has identified approximately $158 million of potential problem loans not included above. The status of these loans is reviewed at least quarterly by loan officers and the centralized loan review function and annually by regulatory agencies. In connection with such reviews, collateral values are updated where considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs. As of December 31, 1998 substantially all of these loans are current with their existing repayment terms. Management believes that classification of such loans as potential problem loans well in advance of their reaching a delinquent status allows the Company the greatest flexibility in correcting problems and providing adequate reserves. Given the reserves and the ability of the borrowers to comply with the existing repayment terms, management believes any exposure from these potential problem loans has been adequately addressed at the present time.

  The above nonperforming loans and potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms.

Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources.

   Interest income recognized and interest income foregone on nonaccrual loans was not significant for the years ended December 31, 1998, 1997, 1996, 1995 and 1994.

   The recorded investment in impaired loans at December 31, 1998 and 1997 was $18,640,000 and $16,462,000, respectively and these loans had a corresponding valuation allowance of $4,813,000 and $5,381,000, respectively. The average investment in impaired loans during 1998 and 1997 totaled $20,014,000 and $18,853,000, respectively.

SECURITIES

   BancGroup determines on a daily basis the funds available for short-term investment. Funds available for long-term investment are projected based upon anticipated loan and deposit growth, liquidity needs, pledging requirements and maturities of securities, as well as other factors. Based on these factors and management's interest rate and income tax forecast, an investment strategy is determined. Significant elements of this strategy as of December 31, 1998 include:

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

  - The risk elements associated with the various types of securities are also considered in determining investment strategies. U.S. Treasury and U.S. government agency obligations are considered to contain virtually no default or prepayment risk. Mortgage-backed securities have varying degrees of risk of impairment of principal. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a premium and interest-only strip securities. BancGroup's mortgage backed security portfolio as of December 31, 1998 does not include any interest-only strips and the amount of unamortized premium on mortgage backed securities is approximately $2,973,000. The recoverability of BancGroup's investment in mortgage-backed securities is reviewed periodically, and where necessary, appropriate adjustments are made to income for impaired values.

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

   Securities available for sale represent those securities that BancGroup intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, added or deducted from shareholders' equity. The balance in securities available for sale increased from $656 million at December 31, 1997 to $1,414 million at December 31, 1998. At December 31, 1998, BancGroup had $310 million in mortgage backed securities purchased under a reverse repurchase agreement. These securities are collateral for $317 million in debt outstanding in connection with the purchase of these securities. Other securities available for sale increased $164 million primarily as a result of investments in Corporate notes, FHLB stock and preferred stocks.

   At December 31, 1998, there was no single issuer, with the exception of U.S. government and U.S. government agencies, where the aggregate book value of these securities exceeded ten percent of shareholders' equity ($64.0 million).

   The changes noted above are reflected on the following table.

SECURITIES BY CATEGORY

                                      CARRYING VALUE
                                      AT DECEMBER 31
                               -----------------------------
(IN THOUSANDS)                 1998        1997       1996
-------------------------------------------------------------
Investment securities:
  U.S. Treasury securities
    and obligations of
    U.S. government
    agencies                  $ 83,322   $172,065    $192,468
  Mortgage-backed
    securities                  45,037     85,298      91,445
  Obligations of state
    and political
    subdivisions                41,185     54,036      52,069
  Other                          1,410      1,741       7,652
-------------------------------------------------------------
Total                         $170,954   $313,140    $343,634
-------------------------------------------------------------


                                         CARRYING VALUE
                                         AT DECEMBER 31
                                --------------------------------
(IN THOUSANDS)                    1998        1997       1996
----------------------------------------------------------------
Securities available for sale:
 U.S. Treasury securities
    and obligations of
    U.S. government
    agencies                    $  152,162   $350,398    $332,114
  Mortgage-backed
    securities                   1,030,801    256,396     216,921
  Obligations of state
    and political
    subdivisions                    58,316     40,233      32,071
  Other                            172,939      8,837      13,710
------------------------------------------------------------------
Total                           $1,414,218   $655,864    $594,816
------------------------------------------------------------------



The carrying value of securities at December 31, 1998 mature as follows:

-------------------------------------------------------------------------------------------------------------------------------
MATURITY DISTRIBUTION OF SECURITIES
                                          WITHIN 1 YEAR           1-5 YEARS              5-10 YEARS            OVER 10 YEARS
                                       ------------------     ------------------      -----------------      ------------------
                                                  AVERAGE                AVERAGE                AVERAGE                AVERAGE
(IN THOUSANDS)                         AMOUNT      RATE       AMOUNT      RATE        AMOUNT     RATE        AMOUNT     RATE
-------------------------------------------------------------------------------------------------------------------------------
Investment securities:
U.S. Treasury securities
  and obligations of U.S.
  government agencies               $   70,573     5.90%      $12,249     6.66%     $     --        --    $     500     7.24%
Mortgage-backed securities               5,510     6.63        21,712     6.94         5,685      7.05%      12,130     7.65
Obligations of state and
  political subdivisions (1)             4,321     4.74        19,898     5.13         9,716      5.30        7,250     6.19
Other                                       70     5.22         1,340     6.49            --        --           --       --
                                    -------------------------------------------------------------------------------------------
Total                               $   80,474     5.89%      $55,199     6.21%      $15,401      5.95%     $19,880     7.11%
-------------------------------------------------------------------------------------------------------------------------------
Securities available for sale (2):
U.S. Treasury securities
  and obligations of U.S.
  government agencies               $  152,162     6.07%
Mortgage-backed securities           1,030,801     6.43
Obligations of state and political
    subdivisions (1)                    58,316     4.94
Other                                   83,302     6.81
                                    -------------------------------------------------------------------------------------------
Total                               $1,324,581     6.35%
-------------------------------------------------------------------------------------------------------------------------------

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

------------------------------------------------------------------------------
MORTGAGE SERVICING RIGHTS (MSRS) AND SERVICING HEDGE

   The balances of MSRs were $183 million and $142 million at December 31, 1998 and 1997, respectively. In 1998, the Company recorded $37 million of impairment to its unhedged MSRs. This write-down was caused primarily by anticipated prepayments of mortgages in the servicing portfolio being greater than previously expected. The write-down increased the valuation allowance against loss occasioned by future prepayments to $38.3 million at December 31, 1998. The Company, with the assistance of a third party advisor, developed a strategy to hedge against future decreases in interest rates through the use of Treasury futures and options. In October 1998, the Company began to hedge a portion of its servicing portfolio and related mortgage servicing rights asset. At December 31, 1998 the Company had hedged approximately 52% of its servicing portfolio and related MSRs asset. The hedge positions are designated to specific portions of the servicing asset and are monitored daily and adjusted as necessary for changes in the market and projected interest rate movement. The objective of this strategy is to achieve a high degree of correlation between changes in value associated with the hedged asset (the servicing portfolio and the related servicing rights) and the servicing hedge. The servicing hedge is designed to rise in value when interest rates fall and decline in value when interest rates rise, in contrast to the expected movements in value of the servicing asset, therefore reducing earnings volatility caused by interest rate movements.

   These risk-management activities do not eliminate interest-rate risk in the MSRs. Treasury rates, to which the MSR hedges are indexed, may not move in tandem with mortgage interest rates. As mortgage interest rates change, actual prepayments may not respond exactly as anticipated. Other pricing factors, such as the volatility of the market yields, may affect the value of the option hedges without similarly impacting the MSRs. (Refer to Notes 6 and 7 to the Consolidated Financial Statements for additional information.)

--------------------------------------------------------------------------------------------------------------------------
DEPOSITS

   BancGroup's deposit structure consists of the following:

                                                                DECEMBER 31                              % OF TOTAL
                                                       -------------------------------------------------------------------
(IN THOUSANDS)                                           1998                1997                   1998             1997
--------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                    $1,548,082         $1,147,280                20.8%             18.1%
Interest-bearing demand deposits                        1,747,321          1,416,404                23.4              22.6
Savings deposits                                          560,308            501,857                 7.5               7.9
Certificates of deposits less than $100,000             2,222,301          2,127,176                29.8              33.6
Certificates of deposits more than $100,000             1,002,503            787,187                13.5              12.4
IRAs                                                      316,844            300,289                 4.3               4.7
Open time deposits                                         48,794             45,497                 0.7               0.7
--------------------------------------------------------------------------------------------------------------------------
Total deposits                                         $7,446,153         $6,325,690               100.0%            100.0%
--------------------------------------------------------------------------------------------------------------------------

   The growth in deposits and the mix of deposits has been most significantly impacted in 1997 and 1998 by the acquisitions accounted for under the purchase method of accounting. Noninterest-bearing demand deposits have increased $401 million (35%) from December 31, 1997 to December 31, 1998, of which 16% was due to the aforementioned acquisitions and 6% was due to CMC custodial deposits. The remaining increase is attributable to the development of customer relationships and sales efforts.

   BancGroup has attempted through its acquisitions and branch expansion programs to increase its market presence into high growth markets in the country. Prior to 1998 the expansion was concentrated in Florida and the Atlanta metropolitan area. In 1998, Colonial continued its efforts by moving west into Dallas, Texas and Reno and Las Vegas, Nevada. The principal goal is to provide the Company's retail customer base with convenient access to branch locations while enhancing the Company's potential for future increases in profitability. Primarily through acquisitions, the number of retail branches increased to 250 in 1998 from 219 in 1997. In an effort to continue improving customer service, the Company has established asset management services, international banking and electronic banking (which includes home banking, business banking, automatic teller, credit card and check card services). Through asset management services, BancGroup is continuing its sales of investment products, such as mutual funds and annuities to customers seeking alternatives to deposit products. The overall goal of these steps has been to efficiently provide customers with the financial products they need and desire.

   The Company has an established brokered Certificate of Deposit (CD) program to offer CD's in increments of $1,000 to $99,000 to out of market customers at competitive rates and maturities. At December 31, 1998 and 1997, $188 million and $78 million, respectively were outstanding under this program.

   In 1997, the Company initiated a brokered money market program. Funds are transferred daily to meet short-term funding fluctuations. At December 31, 1998 and 1997, $249 million and $147 million were outstanding, respectively.

SHORT-TERM BORROWINGS

   Short-term borrowings were comprised of the following at December 31, 1998, 1997 and 1996:

(IN THOUSANDS)                 1998        1997       1996
----------------------------------------------------------
Federal Funds purchased
  and securities sold
  under repurchase
  agreements             $  480,008    $284,740   $154,927
Federal Home Loan
  Bank borrowings           769,987     420,000    715,000
Reverse repurchase
  agreements                184,834      12,695         --
Current Maturities
  of FHLB Advances           50,840       1,345        983
Other short-term
  borrowings                 25,299      12,579      1,322
----------------------------------------------------------
Total                    $1,510,968    $731,359   $872,232
----------------------------------------------------------

   BancGroup has available additional Federal Funds lines from upstream banks including the Federal Home Loan Bank (FHLB) totaling $190 million at December 31, 1998. In addition, correspondent banks and customers with repurchase agreements have provided a consistent base of short-term funds. BancGroup is a member of the FHLB which provides availability of up to $2 billion from the FHLB on either a short or long-term basis excluding funds available through the Federal Funds line. At December 31, 1998, the FHLB unused line of credit was $651 million of which $158 million was available based on current collateral. This credit facility is collateralized by the Company's residential real estate loans.

   Short-term borrowings, including FHLB borrowings, have been used to fund short-term assets, primarily mortgage loans held for sale, and loans. FHLB borrowings have been used during 1998 and 1997 to fund loan growth. As discussed more fully in the "Liquidity and Interest Sensitivity" section of this report, the line of credit with FHLB is considered a primary source of funding for the Company's asset growth.

   Colonial Bank has an additional $500 million available through a warehouse line with FHLB that is collateralized by mortgage loans held for sale with no balance outstanding at December 31, 1998.

   BancGroup entered into reverse repurchase arrangements under which it purchased mortgage backed securities. These securities are collateral for the $185 million in short-term debt as well as the $132 million in long-term debt.

   In December 1998, the Company entered into a term note with an unaffiliated financial institution for $25 million. This note is scheduled to mature in June 1999.

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

   From 1996 through 1998 the significant changes in BancGroup's cash flows have centered around loan growth and fluctuations in mortgage loans held for sale. Loan growth of $974 million in 1998 and $651 million in 1997 has been one of the principal uses of cash in both years. Mortgage loans held for sale increased in 1998 and 1997, using $454 million and $71 million, respectively, in funds. Deposit growth, excluding acquisitions, of $800 million in 1998 and $526 million in 1997 provided the primary source of funding for internal loan growth. Short-term borrowings excluding acquisitions increased $646 million in 1998 and $72 million in 1997 and were also used to fund loan growth. Management has chosen to fund short-term fluctuations in the volume of mortgage loans held for sale with short-term borrowings as opposed to increasing rate sensitive deposits.

   BancGroup had $2.4 billion of residential real estate loans at both December 31, 1998 and 1997. These loans provide collateral for the current $2.0 billion credit facility at the FHLB. At December 31, 1998, the FHLB unused line of credit was $651 million of which $158 million was available based on current collateral. This line provides the Company significant flexibility in asset/ liability management, liquidity and deposit pricing.

   During 1998 and in connection with the ASB acquisition, BancGroup issued $7.73 million of variable rate subordinated debentures. The debentures bear interest equal to the New York Prime Rate minus 1% (but not less than 7%). BancGroup entered into reverse repurchase arrangements under which it purchased mortgage backed securities. These securities are collateral for the $185 million in short-term debt as well as the $132 million in long-term debt. BancGroup had an outstanding term note with an unaffiliated financial institution in the amount of $25 million at December 31, 1998. The term note is payable in full upon maturity on June 30, 1999 and bears an interest rate of 1% above LIBOR. Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.

   In January 1997, BancGroup issued $70 million in Trust Preferred Securities. These securities qualify as Tier I Capital and carry an 8.92% interest rate. A portion of the proceeds of the offering were utilized to pay off a term note and revolving debt outstanding. The remainder of the proceeds were used for acquisitions and other business purposes.

   In January 1996, the Company called $7.5 million of its 1985 subordinated debentures which had a maturity date of 2000. As a result, 1,613,196 shares of BancGroup stock were issued and cash was paid for the remaining debentures. In December 1996, BancGroup entered into a two year revolving line of credit for $35 million and a term loan with a maximum principal amount of $15.5 million. This line of credit expired in 1998.

   The primary uses of funds as reflected in BancGroup's parent only statement of cash flows (Note 24) were $7 million for the payment of interest on debt, $17 million to purchase treasury stock which was subsequently issued in the TB&T acquisition, $25 million advanced to Colonial Bank for acquisition related activities and $36 million for the payment of dividends. The parent company's primary sources of funds were $49.5 million in dividends received from its subsidiaries and $12 million from the increase in short-term borrowings. Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $107 million of retained earnings plus certain 1999 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1999 without prior approval from the respective regulatory authorities. BancGroup anticipates that the cash flow needs of the parent company are well below the regulatory dividend restrictions of its subsidiary banks.

   At December 31, 1998, BancGroup's liquidity position was adequate with loan maturities of $2.1 billion, or 30% of the total loan portfolio, due within one year. Securities totaling $1.5 billion or 94% of the total portfolio also had maturities within one year or have been classified as available for sale. As of December 31, 1998 there were, however, no current plans to dispose of any significant portion of these securities. In addition BancGroup has $158 million in additional borrowing capacity at the FHLB, $500 million available through a warehouse line with FHLB and $190 million from Fed Fund lines.

   BancGroup's asset/liability management policy has also established targets for interest rate sensitivity. Changes in interest rates will necessarily lead to changes in the net interest margin. It is ALMCO's goal to minimize volatility in the net interest margin by taking an active role in managing the level, mix and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. The interest sensitivity schedule reflects a 11.4% negative gap at 12 months; therefore, BancGroup has a greater exposure to net income if interest rates increase.

   BancGroup's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Company's earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities do not change at the same speed, to the same extent or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Company's exposure to differential changes in interest rates between assets and liabilities is shown in the Company's Maturity and Rate Sensitivity Analysis. The following table measures the impact on net interest income and on net portfolio value of an immediate change in interest rates in 100 basis point increments. Net portfolio value is defined as the net present value of interest-earning assets, interest-bearing liabilities, and off-balance sheet contracts. Following are the estimated impacts of immediate changes in interest rates at the specified levels at December 31, 1998.

 PERCENTAGE CHANGE IN:
        BASIS               NET INTEREST       NET PORTFOLIO
       POINTS                  INCOME(1)          VALUE(2)
------------------------------------------------------------
        +400                    (7)%              (26)%
        +300                    (4)               (17)
        +200                    (2)               (11)
        +100                    (1)                (5)
        -100                    (3)                 4
        -200                    (7)                 7
        -300                   (14)                 9
        -400                   (22)                11
------------------------------------------------------------

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

   Management has managed the asset/liability position of the bank through traditional sources. BancGroup does, however, use off balance sheet financial instruments for hedging purposes to limit its risk associated with the sale of mortgage loans by providing sales commitments on all loans funded and held for sale. As previously discussed, the Company has developed a strategy to hedge its servicing portfolio against future declines in interest through the use of Treasury futures and options. The objective of this strategy is to maintain a correlation over time between the value of servicing rights and the servicing hedge. At December 31, 1998, the Company had hedged approximately 52% of its servicing portfolio. (Refer to more detailed discussions of the hedging activities included in Management's Discussion under Mortgage Servicing Rights and Servicing Hedge and Notes 6 and 7 to the Consolidated Financial Statements.)

   In December 1997 BancGroup purchased $30 million of Bank-Owned Life Insurance ("BOLI"). This long-term asset represents life insurance purchased from highly rated insurance companies on certain employees with the bank named as the beneficiary. The Company considers these funds available for the future payment of benefits due the employee's beneficiaries from group benefit plans.

   The following table summarizes BancGroup's interest rate sensitivity at December 31, 1998.

                                                                          AT DECEMBER 31, 1998
                                         -----------------------------------------------------------------------------------
                                                                        INTEREST SENSITIVE WITHIN
                                         -----------------------------------------------------------------------------------
                                             TOTAL         0-90         91-180         181-365         1-5          OVER
(IN THOUSANDS)                              BALANCE        DAYS          DAYS           DAYS          YEARS        5 YEARS
----------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
  Federal Funds sold and resale
    agreements                           $    57,247    $   57,247     $      --   $        --      $      --     $       --
  Investment securities                      170,954         7,582        11,320        66,558          53,907        31,587
  Securities available for sale            1,414,218       254,463        14,380        42,505         173,949       928,921
  Mortgage loans held for sale               692,042       692,042            --            --              --            --
----------------------------------------------------------------------------------------------------------------------------
  Loans, net of unearned income            7,110,295     2,456,658       355,537       509,978       2,634,297     1,153,825
    Allowance for possible loan losses       (83,562)      (28,871)       (4,179)       (5,993)        (30,960)      (13,559)
----------------------------------------------------------------------------------------------------------------------------
Net loans                                  7,026,733     2,427,787       351,358       503,985       2,603,337     1,140,266
Nonearning assets                          1,095,091            --            --            --              --     1,095,091
----------------------------------------------------------------------------------------------------------------------------
Total Assets                             $10,456,285    $3,439,121     $ 377,058   $   613,048      $2,831,193    $3,195,865
----------------------------------------------------------------------------------------------------------------------------

Rate Sensitive Liabilities:
  Interest-bearing demand deposits       $ 1,747,321    $  997,719     $      --   $        --      $       --    $  749,602
  Savings deposits                           560,308       246,660            13           498              --       313,137
  Certificates of deposits less than
    $100,000                               2,222,301       712,004       385,140       530,989         586,778         7,390
  Certificates of deposits more than
    $100,000                               1,002,503       339,590       208,491       217,971         236,251           200
  IRAs                                       316,844        90,844        44,613        64,683         116,280           424
  Open time deposits                          48,794        44,608           424           636           3,126            --
  Short-term borrowings                    1,510,968     1,485,128            --        25,840              --            --
  Long-term debt                             746,447       122,091        52,888        50,074         377,687       143,707
Noncosting liabilities & equity            2,300,799            --            --            --              --     2,300,799
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities & Equity               $10,456,285    $4,038,644     $ 691,569   $   890,691      $1,320,122    $3,515,259
----------------------------------------------------------------------------------------------------------------------------
Gap                                      $        --    $ (599,523)    $(314,511)  $  (277,643)     $1,511,071    $ (319,394)
----------------------------------------------------------------------------------------------------------------------------
Cumulative Gap                           $        --    $ (599,523)    $(914,034)  $(1,191,677)     $  319,394    $        0
----------------------------------------------------------------------------------------------------------------------------

   At the bottom of the table is the interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.

   In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. For all interest earning assets and interest bearing liabilities, variable rate assets and liabilities are reflected in the time interval of the assets or liabilities' earliest repricing date. Fixed rate assets and liabilities have been allocated to various time intervals based on contractual repayment. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted. Prepayment assumptions are applied at a constant rate based on the Company's historical experience. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year in accordance with regulatory guidelines. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0 - 90 day category, the gap in that time frame would be a negative $1.7 billion with a corresponding cumulative gap at one year of negative $2.3 billion.

CAPITAL ADEQUACY AND RESOURCES

   Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. The Company's dividend pay-out ratio target range is 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including: current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.

   The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or net profits for the fiscal year in which the dividend is declared or the preceeding fiscal year.

   BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion or acquisition opportunities.

   The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information (subject to regulatory review) as of December 31, 1998 are stated below:

Capital (thousands):
  Tier I Capital:
    Shareholders' equity
      (excluding unrealized gain
      on securities available
      for sale and intangibles
      plus Trust Preferred Securities)        $    607,110
  Tier II Capital:
    Allowable loan loss reserve                     83,562
    Subordinated debt                               12,542
                                              ------------
  Total Capital                               $    703,214

Risk Adjusted Assets (thousands)              $  7,140,985
Total Assets (thousands)                      $ 10,456,285

                                          1998         1997
-----------------------------------------------------------
Tier I leverage ratio                     6.08%        7.56%
Risk Adjusted Capital
  Ratios:
    Tier I Capital Ratio                  8.50%       10.07%
    Total Capital Ratio                   9.85%       11.41%

    BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions. The decline in the ratios is primarily due to rapid asset growth and the charges recorded in 1998 related to acquisition, restructuring and mortgage servicing rights write downs. These charges are discussed in the "Noninterest Expense" and "Acquisition Expense and Restructuring Charges" sections of Management's Discussion and Analysis.

    In January 1997, BancGroup issued $70 million of Trust Preferred Securities which qualify as Tier 1 Capital.

REGULATORY RESTRICTIONS

   As noted previously, dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited.

   The subsidiary banks are also required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1998, these deposits totaled $52.6 million.

FINANCIAL ACCOUNTING STANDARDS BOARD RELEASES

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting of Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. On January 1, 1998 BancGroup adopted SFAS No. 130.

   In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments. On January 1, 1998 BancGroup adopted SFAS No. 131. Under SFAS No. 131, BancGroup is reporting two segments, commercial banking and mortgage banking.

   In February, 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension costs and other postretirement benefit plans. It does not change the measurement or recognition of these plans but standardizes the disclosure requirements for pension and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair value of plan assets that will facilitate financial analysis and eliminates certain disclosures no longer useful. On January 1, 1998, BancGroup adopted this statement. (See note 14 to the Consolidated Financial Statements.)

   In June 1998, the Financials Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

   Under this Statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

   This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application of all of the provisions of this Statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of the Statement. This Statement should not be applied retroactively to financial statements of prior periods. Management is currently in the process of assessing the impact that SFAS No. 133 will have on BancGroup's financial statements.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

   This report contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) deposit attrition, customer loss, or revenue loss in the ordinary course of business; (ii) increases in competitive pressure in the banking industry; (iii) costs or difficulties related to the integration of the businesses of BancGroup and the institutions acquired are greater than expected;
(iv) changes in the interest rate environment which reduce margins; (v) changes in mortgage servicing rights prepayment assumptions; (vi) general economic conditions, either nationally or regionally, that are less favorable than expected, resulting in, among other things, a deterioration in credit quality;
(vii) changes which may occur in the regulatory environment; (viii) a significant rate of inflation (deflation); (ix) changes in the securities markets; and (x) specifically relating to Year 2000 readiness disclosure, vendor representations, technological advancements, and economic factors including liquidity availability. When used in this Report, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements.

                                               REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Shareholders
The Colonial BancGroup, Inc.

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of The Colonial BancGroup, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Montgomery, Alabama
February 26, 1999

CONSOLIDATED STATEMENTS OF CONDITION

                                                                              December 31, 1998 and 1997
                                                                                   (Dollars in thousands)

ASSETS                                                                            1998              1997
--------------------------------------------------------------------------------------------------------
Cash and due from banks                                                   $    437,719       $   337,079
Interest-bearing deposits in banks and federal funds sold                       57,247           100,172
Securities available for sale (Note 3)                                       1,414,218           655,864
Investment securities (market value: 1998, $173,542; 1997, $315,787)           170,954           313,140
Mortgage loans held for sale                                                   692,042           238,540
Loans, net of unearned income (Note 4)                                       7,110,295         5,951,067
Less:
  Allowance for possible loan losses                                           (83,562)          (72,107)
--------------------------------------------------------------------------------------------------------
Loans, net                                                                   7,026,733         5,878,960
Premises and equipment, net (Note 8)                                           181,617           161,387
Excess of cost over tangible and identified intangible assets
 acquired, net                                                                  84,893            69,250
Mortgage servicing rights                                                      183,469           142,040
Other real estate owned                                                          8,728            14,840
Accrued interest and other assets                                              198,665           150,294
--------------------------------------------------------------------------------------------------------
Total                                                                     $ 10,456,285       $ 8,061,566
========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------
Deposits:
  Noninterest-bearing demand                                              $  1,548,082       $ 1,147,280
  Interest-bearing demand                                                    1,747,321         1,416,404
  Savings                                                                      560,308           501,857
  Time                                                                       3,590,442         3,260,149
--------------------------------------------------------------------------------------------------------
Total deposits                                                               7,446,153         6,325,690
FHLB short-term borrowings (Note 9)                                            769,987           420,000
Other short-term borrowings (Note 9)                                           740,981           311,359
Subordinated debt (Note 10)                                                     12,542             6,088
Trust preferred securities (Note 10)                                            70,000            70,000
FHLB long-term debt (Note 10)                                                  528,163           234,831
Other long-term debt (Note 10)                                                 135,742             4,362
Other liabilities                                                              112,910            99,219
--------------------------------------------------------------------------------------------------------
Total liabilities                                                            9,816,478         7,471,549
--------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 6, 13, 16)
Shareholders' equity (Notes 2,11)
 Common Stock, $2.50 par value; 200,000,000 shares authorized;
   110,962,365 and 106,282,975 shares issued and outstanding
   at December 31, 1998 and December 31, 1997, respectively*                   277,406           265,707
  Treasury Stock (26,501 shares)                                                  (355)               --
  Additional paid in capital*                                                  113,469            97,324
  Retained earnings                                                            249,297           226,513
  Unearned compensation                                                         (2,348)           (1,750)
  Accumulated other comprehensive income, net of taxes                           2,338             2,223
--------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                     639,807           590,017
--------------------------------------------------------------------------------------------------------
Total                                                                     $ 10,456,285       $ 8,061,566
========================================================================================================

See notes to consolidated financial statements.

*Prior year has been restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid August 14, 1998.

                                               CONSOLIDATED STATEMENTS OF INCOME

                                                                                    For the years ended
                                                                       December 31, 1998, 1997 and 1996
                                                                (In thousands, except per share amounts)

                                                                       1998          1997          1996
--------------------------------------------------------------------------------------------------------
Interest Income:
Interest and fees on loans                                         $604,493      $512,213      $421,922
Interest and dividends on securities:
  Taxable                                                            73,829        57,107        46,852
  Nontaxable                                                          4,815         4,601         4,702
  Dividends                                                           4,764         3,141         2,472
Interest on federal funds sold and securities purchased under
  resale agreements                                                   4,661         5,738         4,597
Other interest                                                          980           837           933
--------------------------------------------------------------------------------------------------------
Total interest income                                               693,542       583,637       481,478
--------------------------------------------------------------------------------------------------------
Interest Expense:
Interest on deposits                                                256,446       232,898       188,938
Interest on short-term borrowings                                    54,866        40,825        40,388
Interest on long-term debt                                           39,129        11,048         2,800
--------------------------------------------------------------------------------------------------------
Total interest expense                                              350,441       284,771       232,126
--------------------------------------------------------------------------------------------------------
Net Interest Income                                                 343,101       298,866       249,352
Provision for possible loan losses (Notes 1, 5)                      26,345        16,321        14,442
--------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Possible Loan Losses        316,756       282,545       234,910
--------------------------------------------------------------------------------------------------------
Noninterest Income:
Mortgage servicing fees                                              44,308        38,352        28,106
Service charges on deposit accounts                                  39,090        32,709        27,020
Securities gains, net (Note 3)                                        1,449           669           431
Other charges, fees and commissions                                   7,398         6,919         6,616
Other income                                                         33,013        22,296        15,338
--------------------------------------------------------------------------------------------------------
Total noninterest income                                            125,258       100,945        77,511
--------------------------------------------------------------------------------------------------------
Noninterest Expense:
Salaries and employee benefits                                      121,445       105,287        88,346
Occupancy expense of bank premises, net                              28,291        23,821        18,797
Furniture and equipment expenses                                     24,787        20,086        15,727
Amortization and impairment of mortgage servicing rights             62,909        17,123        13,634
Amortization of intangible assets                                     4,927         3,206         2,151
Year 2000 expense                                                     4,617           432            --
Acquisition and restructuring expense                                21,535         6,463        11,918
SAIF special assessment                                                  --            --         4,754
Other expense (Note 18)                                              86,901        65,296        62,163
--------------------------------------------------------------------------------------------------------
Total noninterest expense                                           355,412       241,714       217,490
--------------------------------------------------------------------------------------------------------
Income before income taxes                                           86,602       141,776        94,931
Applicable income taxes (Note 20)                                    31,406        51,414        33,082
--------------------------------------------------------------------------------------------------------
Net Income                                                         $ 55,196      $ 90,362      $ 61,849
========================================================================================================
Earnings per share (Note 21):
  Basic*                                                           $    .50      $    .86      $    .64
  Diluted*                                                              .49           .84           .62
Average number of shares outstanding:
  Basic*                                                            110,062       105,010        97,246
  Diluted*                                                          112,431       108,396       101,128
========================================================================================================

See notes to consolidated financial statements.

*Prior years have been restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid August 14, 1998.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                             For the years ended
                                                December 31, 1998, 1997 and 1996
                                        (In thousands, except per share amounts)

                                                             1998             1997              1996
------------------------------------------------------------------------------------------------------
Net income                                                 $ 55,196         $ 90,362         $ 61,849
Other comprehensive income, net of taxes:
  Unrealized gains on securities available for sale
     arising during the period, net of taxes                  1,880            2,398              940
  Less reclassification adjustment for net (gains)
     losses included in net income, net of taxes             (1,784)            (429)            (285)
------------------------------------------------------------------------------------------------------
Comprehensive income                                       $ 55,292         $ 92,331         $ 62,504
------------------------------------------------------------------------------------------------------

See Notes to the Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                             For the years ended
                                                December 31, 1998, 1997 and 1996
                                        (In thousands, except per share amounts)


                                                                     Common Stock     Additional Paid    Retained     Unearned
                                                                  Shares     Amount      In Capital      Earnings    Compensation
----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1996                                         41,455,939  $103,640  $  170,115         $117,309    $ (1,849)
Two-for-one stock split                                          41,455,939   103,640    (103,640)
Adjustments for pooling-of-interests
  business combinations                                           9,203,226    23,008         488            9,050
----------------------------------------------------------------------------------------------------------------------------------
Restated Beginning Balance                                       92,115,104   230,288      66,963          126,359      (1,849)
----------------------------------------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Plan                                                     63,420       159         169
  Stock Option Plans                                              1,011,640     2,529         623
  Dividend Reinvestment                                             120,272       301         746
  Stock Bonus Plan                                                   96,680       242         712                          246
  Employee Stock Purchase Plan                                       20,528        51         129
Issuance of common stock by
pooled banks prior to merger                                      3,068,032     7,670      (2,384)          (2,479)
Issuance of shares for business combinations                        309,380       773       1,827
Net income                                                                                                  61,849
Cash dividends: ($0.27 per share)                                                                          (16,175)
Cash dividends by pooled banks prior to merger                                                              (4,291)
Treasury stock activity by pooled banks prior to merger            (145,988)     (365)       (304)            (207)
Conversion of 7 1/2% convertible
  subordinated debentures                                           349,852       874       1,574
Conversion of 12 3/4% convertible
  subordinated debentures                                         1,613,196     4,033       3,327
Change in unrealized gain (loss) on
  securities available for sale, net of taxes
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                       98,622,116   246,555      73,382          165,056      (1,603)
----------------------------------------------------------------------------------------------------------------------------------
Issuance of shares for immaterial poolings:
  Tomoka Bancorporation                                           1,323,984     3,310         (27)           3,043
  Great Southern Bancorp                                          1,855,622     4,639       2,968            2,514
  First Independence Bank of Florida                              1,007,864     2,520       4,374           (1,430)
Shares issued under:
  Directors Plan                                                     62,164       155         348
  Stock Option Plans                                              1,339,778     3,349       2,054
  Dividend Reinvestment                                              84,398       211         737
  Stock Bonus Plan                                                   46,024       115         385                          (78)
  Employee Stock Purchase Plan                                       32,784        82         344
Issuance of common stock by pooled
  banks prior to merger                                             902,296     2,256       6,514           (4,905)        (69)
Purchase of treasury stock for issuance
  in business combination                                        (1,342,330)   (3,356)    (12,531)
Issuance of shares for business combinations                      2,032,518     5,081      17,177
Net income                                                                                                  90,362
Cash dividends: ($0.30 per share)                                                                          (24,957)
Cash dividends by pooled banks prior to merger                                                              (3,170)
Treasury stock activity by pooled banks
  prior to merger                                                   (40,913)     (102)        (24)
Conversion of 7 1/2% convertible
  subordinated debentures                                           326,328       816       1,469
Conversion of 7% convertible
  subordinated debentures                                            30,342        76         154
Change in unrealized gain on
  securities available for sale, net of taxes
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                      106,282,975   265,707      97,324          226,513       (1,750)
----------------------------------------------------------------------------------------------------------------------------------
Issuance of shares for immaterial poolings:
  CNB Holding Company                                             1,767,562     4,419      (4,125)           7,965
Shares issued under:
   Directors Plan                                                    79,092       198         621
   Stock Option Plans                                             1,513,701     3,784         794
   Stock Bonus Plans                                                 94,080       235       1,506                          (598)
   Employee Stock Purchase Plan                                      47,221       118         571
Issuance of common stock by pooled
  banks prior to merger                                              88,714       222       5,341           (4,000)
Purchase of treasury stock for issuance
  in a business combination                                      (1,275,000)   (3,188)    (13,912)
Issuance of shares for business combinations                      2,183,013     5,458      24,185
Net income                                                                                                  55,196
Cash dividends: ($0.34 per share)                                                                          (35,869)
Cash dividends by pooled banks prior to merger                                                                (508)
Conversion of 7 1/2% convertible
  subordinated debentures                                           181,007       453         809
Change in unrealized gain on
   securities available for sale, net of taxes
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                      110,962,365  $277,406    $113,114         $249,297      $(2,348)
==================================================================================================================================

                                                                    Accumulated            Total
                                                                 Other Comprehensive   Shareholders'
                                                                      Income               Equity
---------------------------------------------------------------------------------------------------
Balance, January 1, 1996                                             $  (445)             $ 388,770
Two-for-one stock split
Adjustments for pooling-of-interests
  business combinations                                                  117                 32,663
---------------------------------------------------------------------------------------------------
Restated Beginning Balance                                              (328)               421,433
---------------------------------------------------------------------------------------------------
Shares issued under:
  Directors Plan                                                                                328
  Stock Option Plans                                                                          3,152
  Dividend Reinvestment                                                                       1,047
  Stock Bonus Plan                                                                            1,200
  Employee Stock Purchase Plan                                                                  180
Issuance of common stock by
  pooled banks prior to merger                                                                2,807
Issuance of shares for business combinations                                                  2,600
Net income                                                                                   61,849
Cash dividends: ($0.27 per share)                                                           (16,175)
Cash dividends by pooled banks prior to merger                                               (4,291)
Treasury stock activity by pooled banks prior to merger                                        (876)
Conversion of 7 1/2% convertible
  subordinated debentures                                                                     2,448
Conversion of 12 3/4% convertible
subordinated debentures                                                                       7,360
Change in unrealized gain (loss) on
  securities available for sale, net of taxes                            655                    655
---------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                               327                483,717
---------------------------------------------------------------------------------------------------
Issuance of shares for immaterial poolings:
  Tomoka Bancorporation                                                  (23)                 6,303
  Great Southern Bancorp                                                 (25)                10,096
  First Independence Bank of Florida                                     (25)                 5,439
Shares issued under:
  Directors Plan                                                                                503
  Stock Option Plans                                                                          5,403
  Dividend Reinvestment                                                                         948
  Stock Bonus Plan                                                                              422
  Employee Stock Purchase Plan                                                                  426
Issuance of common stock by pooled
  banks prior to merger                                                                       3,796
Purchase of treasury stock for issuance
  in business combination                                                                   (15,887)
Issuance of shares for business combinations                                                 22,258
Net income                                                                                   90,362
Cash dividends: ($0.30 per share)                                                           (24,957)
Cash dividends by pooled banks prior to merger                                               (3,170)
Treasury stock activity by pooled banks
  prior to merger                                                                              (126)
Conversion of 7 1/2% convertible
  subordinated debentures                                                                     2,285
Conversion of 7% convertible
  subordinated debentures                                                                       230
Change in unrealized gain on
  securities available for sale, net of taxes                          1,969                  1,969
---------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                             2,223                590,017
---------------------------------------------------------------------------------------------------
Issuance of shares for immaterial poolings:
 CNB Holding Company                                                      19                  8,278
Shares issued under:
Directors Plan                                                                                  819
   Stock Option Plans                                                                         4,578
   Stock Bonus Plans                                                                          1,143
   Employee Stock Purchase Plan                                                                 689
Issuance of common stock by pooled
  banks prior to merger                                                                       1,563
Purchase of treasury stock for issuance
  in a business combination                                                                 (17,100)
Issuance of shares for business combinations                                                 29,643
Net income                                                                                   55,196
Cash dividends: ($0.34 per share)                                                           (35,869)
Cash dividends by pooled banks prior to merger                                                 (508)
Conversion of 7 1/2% convertible
  subordinated debentures                                                                     1,262
Change in unrealized gain on
  securities available for sale, net of taxes                             96                     96
---------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                            $2,338               $639,807
===================================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             For the years ended
                                               December 31, 1998, 1997, and 1996
                                                                  (In thousands)

                                                                          1998           1997          1996
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                             $    55,196     $  90,362     $  61,849
Adjustments to reconcile net income:
    Depreciation, amortization and accretion                                28,721        22,840        17,034
    Amortization and impairment of mortgage servicing rights                62,909        17,123        13,634
    Provision for loan loss                                                 26,345        16,321        14,442
    Deferred taxes                                                         (17,459)          612        (1,720)
    Gain on sale of securities, net                                         (1,449)         (669)         (431)
    Loss (gain) on sale and disposal of other assets                        10,627        (1,548)         (766)
    Additions to mortgage servicing rights                                (104,338)      (52,315)      (32,264)
    Net increase in mortgage loans held for sale                          (453,502)      (70,679)      (41,632)
    Increase in interest receivable                                        (22,216)      (12,814)       (2,272)
    Increase in prepaids and other receivables                             (12,604)         (303)         (729)
    Decrease in accrued expenses & accounts payable                            (13)         (203)         (889)
    Increase (decrease) in accrued income taxes                              5,009         1,145          (183)
    Increase in interest payable                                             7,558        10,060         4,541
    Other, net                                                               5,274       (11,727)        1,733
--------------------------------------------------------------------------------------------------------------
      Total adjustments                                                   (465,138)      (82,157)      (29,493)
--------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                       (409,942)        8,205        32,356
--------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from maturities of securities available for sale                243,325       171,207       154,810
  Proceeds from sales of securities available for sale                     716,574        55,729        80,215
  Purchase of securities available for sale                             (1,667,591)     (178,824)     (229,771)
  Proceeds from maturities of investment securities                        207,136       230,947       166,225
  Purchase of investment securities                                        (65,045)     (171,892)     (159,810)
  Net decrease in short-term investment securities                              --            --         5,460
  Net increase in loans                                                   (974,465)     (651,318)     (775,145)
  Purchase of bank owned life insurance                                         --       (30,000)          --
  Cash received in bank acquisitions                                        80,682        28,242         8,465
  Capital expenditures                                                     (46,865)      (46,281)      (33,546)
  Purchase of treasury stock for issuance in a business combination        (17,100)      (16,013)         (876)
  Proceeds from sale of other real estate owned                             16,204         3,619        11,542
  Other, net                                                                   516         3,478           102
--------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                   (1,506,629)     (601,106)     (772,329)
--------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in demand, savings and time deposits                        799,522       525,507       565,333
  Net increase in federal funds purchased,
   repurchase agreements and other short-term borrowings                   646,386        72,366       236,988
  Proceeds from issuance of long-term debt                                 560,232        70,029         6,394
  Repayment of long-term debt                                               (2,307)      (16,996)       (6,132)
  Proceeds from issuance of common stock                                     6,830        10,573         7,186
  Dividends paid                                                           (36,377)      (28,127)      (20,466)
--------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                1,974,286       633,352       789,303
--------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                   57,715        40,451        49,330
Cash and cash equivalents at beginning of year                             437,251       396,800       347,470
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at December 31                               $   494,966     $ 437,251     $ 396,800
==============================================================================================================
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest                                                           $   342,883     $ 274,711     $ 227,585
    Income taxes                                                            37,881        49,657        34,985
  Non-cash investing activities:
   Transfer of loans to other real estate                              $    10,865     $  15,657     $  10,150
   Origination of loans for the sale of other real estate                      399           643         1,610
   Securitization of mortgage loans                                             --            --        99,276
   Non-cash financing activities:
   Conversion of subordinated debentures to common stock               $     1,262     $   2,515     $   9,808
   Assets acquired in business combinations                                277,810       488,839        79,794
    Liabilities assumed in business combinations                           247,464       526,741        76,760
==============================================================================================================

See notes to consolidated financial statements

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             For the years ended
                                                December 31, 1998, 1997 and 1996

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

    BASIS OF PRESENTATION--The consolidated financial statements of BancGroup have been restated to give retroactive effect to the 1998 pooling-of-interests method business combinations with United American Holding Corporation ("United American"), First Central Bank ("First Central"), South Florida Banking Corp. ("South Florida"), Commercial Bank of Nevada ("CBN"), FirstBank, First Macon Bank & Trust ("First Macon"), InterWest Bancorp. ("InterWest") and Prime Bank of Central Florida ("Prime") and the 1997 pooling-of-interests method business combinations with Fort Brooke Bancorporation ("Fort Brooke"), Jefferson Bancorp, Inc. ("Jefferson") and D/W Bankshares, Inc. ("Bankshares"). (See Note 2)

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements and notes to consolidated financial statements include the accounts of BancGroup and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

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

    MORTGAGE LOANS HELD FOR SALE--Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less discounts collected. The cost of mortgage loans is adjusted by gains and losses generated from corresponding hedging transactions, principally using forward sales commitments, entered into to protect the inventory value of the loans from increases in interest rates. Hedge positions are also used to protect the pipeline of commitments to originate and purchase loans from changes in interest rates. Gains and losses resulting from changes in the market value of the inventory, pipeline and open hedge positions are netted. Any net gain that results is deferred; any net loss that results is recognized when incurred. Hedging gains and losses realized during the commitment and warehousing period related to the pipeline and mortgage loans held for sale are deferred. Hedging losses are recognized currently if deferring such losses would result in mortgage loans held for sale and the pipeline being valued in excess of their estimated net realizable value. The aggregate cost of mortgage loans held for sale at December 31, 1998 and 1997 is less than their aggregate net realizable value. Gains or losses on the sale of Federal National Mortgage Association mortgage-backed securities are recognized on the earlier of the date settled or the date that a forward commitment to deliver a security to a dealer is effectively offset by a commitment to buy a similar security (paired off). These gains or losses are included in other income.

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

    While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge offs have been fully recovered. Interest income recognized on a cash basis was immaterial for the years ended December 31, 1998, 1997 and 1996.

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

    OTHER REAL ESTATE OWNED--Other real estate owned includes real estate acquired through foreclosure or deed taken in lieu of foreclosure. These amounts are recorded at the lower of the loan balance prior to foreclosure, plus certain costs incurred for improvements to the property ("cost") or market value less estimated costs to sell the property. Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses. Subsequent write-downs and gains or losses recognized on the sale of these properties are included in noninterest income or expense.

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

    MORTGAGE SERVICING RIGHTS, AMORTIZATION AND IMPAIRMENT--BancGroup recognizes as separate assets the rights to service mortgage loans for others, whether the servicing rights are acquired through a separate purchase or through loan origination activities. The total cost of mortgage loans held for sale is allocated to mortgage loans held for sale and mortgage servicing rights, based on their relative fair values at date of sale. Amortization of mortgage servicing rights ("MSRs") is based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the MSRs. Projected net servicing income is based on the estimated remaining life of the underlying mortgage loan portfolio, which declines over time from prepayments and scheduled loan amortization. The Company estimates future prepayments rates based on current interest rate levels, other economic conditions and market forecasts, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience. The carrying value of MSRs is evaluated for impairment, which is recognized in the statement of income during the period in which impairment occurs as an adjustment to a valuation allowance. For purposes of performing its impairment evaluation, the Company stratifies its portfolio on the basis of certain risk characteristics including loan type (fixed or adjustable) and note rate and determines the fair value of MSRs based on market prices for similar MSRs and estimates of future net servicing income, considering market concensus loan prepayment predictions, interest rates, service costs and other economic factors.

    HEDGING OF MORTGAGE SERVICING RIGHTS--BancGroup acquires derivative contacts that are expected to change in value inversely to the movement of interest rates ("Servicing Hedges"). These derivatives include Treasury options and futures. The Servicing Hedges are designed to protect the value of the hedged MSRs from the effects of increased prepayment activity that generally results from declining interest rates. The value of the Treasury futures and options is derived from an underlying instrument; however, the notional or contractual amount is not recognized in the balance sheet. The carrying value of the MSRs is adjusted for realized and unrealized gains and losses in the derivative financial instruments that qualify for hedge accounting. For the year ended December 31, 1998, the unrealized loss on the Servicing Hedges was $4,339,000 and was included in the carrying value of MSRs.

    To qualify for hedge accounting, net changes in value of the Servicing Hedges are expected to be highly correlated with changes in the value of the hedged MSRs throughout the hedge period, and the Servicing Hedges must be designated to specific pools of MSRs. The Company measures initial and ongoing correlation by statistical analysis and dollar value offset comparison of the relative movements of the Servicing Hedges and related MSRs. If correlation were to cease on the derivatives hedging MSRs, they would then be accounted for as trading instruments. If a derivative contract hedging MSRs is terminated, the gain or loss is treated as an adjustment to the carrying value of the hedged MSRs and amortized over its remaining life.

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

    INCOME TAXES--BancGroup uses the asset and liability method of accounting for income taxes (See Note 20). Under the asset and liability method, deferred tax assets and liabilities are recorded at currently enacted tax rates applicable to the period in which assets or liabilities are expected to be realized or settled. Deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates resulting in income adjustments in the period such changes are enacted.

    STOCK-BASED COMPENSATION--SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. BancGroup has elected to continue to measure compensation cost for its stock option plans under the provisions in APB Opinion 25.

    EARNINGS PER SHARE--BancGroup presents basic and diluted earnings per share
(EPS). All prior year earnings per share data has been restated to reflect the presentation required under SFAS No. 128 as well as a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on August 14, 1998.

    ADVERTISING COSTS--Advertising costs are expensed as incurred.

    RECLASSIFICATIONS--Certain reclassifications have been made to the 1997 financial statements to conform to the 1996 presentation.

    RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting of Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

    BancGroup adopted SFAs No. 130 effective January 1, 1998. Prior period financial statements have been reclassified for comparative purposes.

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

    BancGroup adopted SFAS No. 131 effective January 1, 1998. Prior period comparative information is included herein. Pursuant to SFAS No. 131, BancGroup reports two segments: commercial banking and mortgage banking.

    In February, 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension costs and other postretirement benefit plans. It does not change the measurement or recognition of these plans but standardizes the disclosure requirements for pension and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair value of plan assets that will facilitate financial analysis and eliminates certain disclosures no longer useful. BancGroup adopted this statement effective January 1, 1998 and the required disclosures are included herein.

    In June 1998, the Financials Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

    Under this Statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

    This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement. Earlier application of all of the provisions of this Statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of this Statement. This Statement should not be applied retroactively to financial statements of prior periods. Management has not fully determined the impact that SFAS No. 133 will have on BancGroup's financial statements.

--------------------------------------------------------------------------------
2. BUSINESS COMBINATIONS

    A principal part of BancGroup's strategy is to merge other financial institutions into BancGroup in order to increase the Company's market share in existing markets, expand into other growth markets, more efficiently absorb the Company's overhead and add profitable new lines of business.

    BancGroup recently completed the following business combinations with other financial institutions. These business combinations have been reflected in the financial statements at December 31, 1998. The balances reflected are as of the date of consummation.

(Dollars in thousands)

                                             Accounting     Date         BancGroup   Cash      Total     Total      Total
Financial Institutions                       Treatment   Consummated       Shares    Paid(2)   Assets    Loans     Deposits
---------------------------------------------------------------------------------------------------------------------------
1996*
Commercial Bancorp of Georgia, Inc. (GA)     Pooling      07/03/96        4,612,920           $232,555  $145,429   $207,641
Southern Banking Corporation (FL)            Pooling      07/03/96        5,716,988            232,461   160,864    205,602
Dothan Federal Savings Bank (AL)             Purchase     07/08/96          309,380   $2,600    48,366    36,497     39,931
---------------------------------------------------------------------------------------------------------------------------
1997
Jefferson Bancorp, Inc. (FL)                 Pooling      01/03/97        7,709,904            472,732   322,857    405,836
Tomoka Bancorp, Inc. (FL)                    Pooling(1)   01/03/97        1,323,984             76,700    51,600     68,200
First Family Financial Corp. (FL)            Purchase     01/09/97          661,128    6,492   167,300   117,500    156,700
D/W Bankshares, Inc. (GA)                    Pooling      01/31/97        2,033,096            138,686    71,317    124,429
Shamrock Holdings, Inc. (AL)                 Purchase     03/05/97               --   11,813    54,500    19,300     46,400
Fort Brooke Bancorporation (FL)              Pooling      04/22/97        3,199,946            208,800   141,500    185,800
Great Southern Bancorp (FL)                  Pooling(1)   07/01/97        1,855,622            121,009    98,100    106,673
First Commerce Banks of Florida, Inc. (FL)   Purchase     07/01/97        1,371,390             97,093    64,472     88,302
Dadeland BancShares, Inc. (FL)               Purchase     09/15/97               --   38,000   169,946   103,199    145,491
First Independence Bank of Florida (FL)      Pooling(1)   10/01/97        1,007,864             65,048    50,699     58,283
---------------------------------------------------------------------------------------------------------------------------
1998*
United American Holding Corp. (FL)           Pooling      02/02/98        4,226,412            275,263   197,623    236,773
ASB Bancshares, Inc. (AL)                    Purchase     02/05/98          934,514            158,656   110,093    135,940
First Central Bank (FL)                      Pooling      02/11/98        1,377,368             62,897    40,451     52,048
South Florida Banking Corp. (FL)             Pooling      02/12/98        3,864,458            255,769   172,992    226,999
Commercial Bank of Nevada (NV)               Pooling      06/15/98        1,684,314            129,577    86,251    117,749
CNB Holding Corporation (FL)                 Pooling(1)   08/12/98        1,767,562             89,893    58,456     81,445
FirstBank (TX)                               Pooling      08/31/98        2,782,038            187,445    59,664    163,254
First Macon Bank & Trust (GA)                Pooling      10/01/98        4,643,025            199,525   135,651    174,774
Prime Bank of Central Florida (FL)           Pooling      10/06/98        1,173,019             74,502    42,547     66,955
InterWest Bancorp (NV)                       Pooling      10/15/98        1,748,338            131,590    83,689    114,516
TB&T, Inc. (TX)                              Purchase     12/01/98        1,248,499            110,986    42,689    101,335
---------------------------------------------------------------------------------------------------------------------------

* On April 19, 1996, BancGroup purchased certain assets totaling $31,428,000 and assumed certain liabilities, primarily deposits, totaling $30,994,000 of the Enterprise, Alabama branch of First Federal Bank. On June 18, 1998, BancGroup purchased certain assets totaling $8,168,000 and assumed certain liabilities, primarily deposits, totaling $8,871,000 of the Wade Green branch of Premier Bank in Atlanta, Georgia.

(1) Due to the immaterial impact on BancGroup's Financial Statements, prior years have not been restated to include these poolings of interests.
(2) Does not include immaterial amounts paid in lieu of fractional shares.


    The 1996 combinations with Southern and Commercial, the 1997 combinations with Jefferson, D/W Bankshares, and Fort Brooke and the 1998 combinations with United American, South Florida, First Central, Commercial Bank, FirstBank, First Macon, Prime, and Interwest Bancorp were accounted for using the pooling-of-interests method. Accordingly, all financial statement amounts have been restated to reflect the financial condition and results of operations as if these combinations had occurred at the beginning of the earliest period presented. For the purchase method business combinations, the operations and income of the combined institutions are included in the income of BancGroup from the date of purchase. The proforma impact of the purchase method business combinations on BancGroup's financial statements for periods prior to acquisition is not significant.

    The following is summary operating information for BancGroup showing the effect of the business combinations described in the preceding paragraphs (years prior to consummation).

                               As Originally     Effect of    Currently
(In thousands)                   Reported        Poolings     Reported
-----------------------------------------------------------------------
1997:
  Net interest income            $248,499        $50,367      $298,866
  Noninterest income               87,759         13,186       100,945
  Net income                       77,191         13,171        90,362
1996:
  Net interest income            $169,678        $79,674      $249,352
  Noninterest income               65,982         11,529        77,511
  Net income                       53,608          8,241        61,849
-----------------------------------------------------------------------

3.       SECURITIES

    The carrying and market values of investment securities are summarized as follows:

INVESTMENT SECURITIES


                                              1998                                      1997
                           ----------------------------------------- ------------------------------------------
                           Amortized Unrealized Unrealized   Market  Amortized Unrealized  Unrealized  Market
(In thousands)               Cost       Gains    Losses      Value     Cost       Gains      Losses     Value
-------------------------------------------------------------------- ------------------------------------------
U.S. Treasury securities
  and obligations of U.S.
  government agencies      $ 83,322   $   574    $   (2)    $ 83,894  $172,065  $ 1,029     $   (74)   $173,020
Mortgage-backed
 securities                  45,037       704      (221)      45,520    85,298    1,089        (635)     85,752
Obligations of state and
 political subdivisions      41,185     1,548        (4)      42,729    54,036    1,415         (45)     55,406
Other                         1,410         1       (12)       1,399     1,741      115        (247)      1,609
-------------------------------------------------------------------- ------------------------------------------
Total                      $170,954   $ 2,827    $ (239)    $173,542  $313,140  $ 3,648     $(1,001)   $315,787
-------------------------------------------------------------------- ------------------------------------------


    The carrying and market values of securities available for sale are summarized as follows:

SECURITIES AVAILABLE FOR SALE

                                                 1998                                         1997
                              -------------------------------------------- -------------------------------------------
                              Amortized  Unrealized Unrealized    Market   Amortized  Unrealized Unrealized  Market
(In thousands)                  Cost        Gains     Losses      Value      Cost        Gains     Losses    Value
-------------------------------------------------------------------------- -------------------------------------------
U.S. Treasury securities
 and obligations of U.S.
 government agencies          $  151,333   $  871    $   (42)  $  152,162  $349,214    $1,759    $  (575)   $350,398
Mortgage-backed
 securities                    1,028,796    4,755     (2,750)   1,030,801   256,162     2,019     (1,785)    256,396
Obligations of state and
 political subdivisions           56,559    1,768        (11)      58,316    38,938     1,299         (4)     40,233
Other                            173,722    1,256     (2,039)     172,939     7,840       998         (1)      8,837
-------------------------------------------------------------------------- ------------------------------------------
Total                         $1,410,410   $8,650    $(4,842)  $1,414,218  $652,154    $6,075    $(2,365)   $655,864
-------------------------------------------------------------------------- ------------------------------------------

    The market values of obligations of states and political subdivisions were established with the assistance of an independent pricing service. They were based on available market data reflecting transactions of relatively small size and not necessarily indicative of the prices at which large amounts of particular issues could be readily sold or purchased.

    Included within securities available for sale is $79,122,000 and $77,295,000 in Federal Home Loan Bank stock at December 31, 1998 and 1997, respectively.

    Securities with a carrying value of approximately $1,060,554,000 and $647,839,000 at December 31, 1998 and 1997 respectively, were pledged for various purposes as required or permitted by law.

    Gross gains of $2,961,000, $760,000 and $935,000 and gross losses of $1,512,000, $91,000 and $504,000 were realized on sales of securities for 1998, 1997, and 1996, respectively. The amortized cost and market value of debt securities at December 31, 1998, by contractual maturity, are as follows (equity securities are not included as they have no maturity). Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           Securities Available
                            Investment      Securities          For Sale
                            Amortized         Market     Amortized          Market
(In thousands)                Cost            Value        Cost              Value
-----------------------------------------------------------------------------------
Due in one year             $ 74,964        $ 75,364   $   68,240         $  68,453
  or less
Due after one year            33,487          34,244       88,654            89,776
  through five years
Due after five years           9,716          10,209       39,445            40,046
  through ten years
Due after ten years            7,750           8,205       96,391            95,505
-----------------------------------------------------------------------------------
Total                        125,917         128,022      292,730           293,780
-----------------------------------------------------------------------------------
Mortgage-backed
  securities                  45,037          45,520    1,028,796          1,030,801
------------------------------------------------------------------------------------
Total                       $170,954        $173,542   $1,321,526         $1,324,581
------------------------------------------------------------------------------------

4.  LOANS

   A summary of loans follows:


(In thousands)                   1998              1997
-------------------------------------------------------
Commercial, financial,
 and agricultural          $1,102,446        $  751,375
Real estate--commercial     2,006,851         1,673,505
Real estate--construction   1,028,471           734,239
Real estate--residential    2,438,236         2,382,324
Installment and consumer      344,860           329,136
Other                         189,934            81,181
-------------------------------------------------------
Subtotal                    7,110,798         5,951,760
Unearned income                  (503)             (693)
-------------------------------------------------------
Total                      $7,110,295        $5,951,067
-------------------------------------------------------

   BancGroup's lending is concentrated throughout Alabama, southern Tennessee, central Georgia, central, southwest and south Florida, central Texas and Nevada and repayment of these loans is in part dependent upon the economic conditions in the respective regions of the states. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower which would expose BancGroup to unacceptable amounts of risk. Management continually evaluates the potential risk in all segments of the portfolio in determining the adequacy of the allowance for possible loan losses. Other than concentrations of credit risk in commercial real estate and residential real estate loans in general, management is not aware of any significant concentrations.

   BancGroup evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BancGroup upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential houses and income-producing commercial properties. No additional credit risk exposure, relating to outstanding loan balances, exists beyond the amounts shown in the consolidated statement of condition at December 31, 1998.

   In the normal course of business, loans are made to officers, directors, principal shareholders and to companies in which they own a significant interest. Loan activity to such parties with an aggregate loan balance of more than $60,000 during the year ended December 31, 1998 are summarized as follows:

(In thousands)
Balance                                                Balance
1/1/98            Additions        Reductions          12/31/98
---------------------------------------------------------------
$51,720            17,229            43,202            $25,747
---------------------------------------------------------------

   At December 31, 1998 and 1997, the recorded investment in loans for which impairment has been recognized totaled approximately $18,640,000 and $16,462,000, respectively, and these loans had a corresponding valuation allowance of $4,813,000 and $5,381,000, respectively. The impaired loans were measured for impairment based primarily on the value of underlying collateral. For the years ended December 31, 1998 and 1997, the average recorded investment in impaired loans was approximately $20,014,000 and $18,853,000. The amount of interest recognized on impaired loans during the portion of the year that they were impaired was not significant for either 1998 or 1997.

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

   As mentioned previously, BancGroup's international banking department became fully operational in July 1998. The department engages in confirming letters of credit with top-tier banks in Latin America and direct disbursements to those banks from U.S. customers. Loans outstanding at December 1998 totalled approximately $97 million. However, due to the immaterial balance of these loans in relation to total loans, these amounts will not be disclosed separately.

5.  ALLOWANCE FOR POSSIBLE LOAN LOSSES
   An analysis of the allowance for possible loan losses is as follows:

(In thousands)               1998       1997       1996
--------------------------------------------------------
Balance, January 1        $ 72,107   $ 61,732   $ 53,770
Addition due to
 acquisitions                1,840      6,873        617
Provision charged
 to income                  26,345     16,321     14,442
Loans charged off          (22,657)   (17,136)   (12,451)
Recoveries                   5,927      4,317      5,354
--------------------------------------------------------
Balance, December 31      $ 83,562   $ 72,107   $ 61,732
--------------------------------------------------------

6.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

   BancGroup is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to manage interest rate risk. These financial instruments include loan commitments, standby letters of credit, obligations to deliver and sell mortgage loans, options on interest rate futures and interest rate futures. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

   BancGroup's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and obligations to deliver and sell mortgage loans is represented by the contractual amount of those instruments. BancGroup uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. BancGroup has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1998 and 1997 are as follows:

                                 -----------------------
                                     Contract Amount
                                 -----------------------
(In thousands)                   1998              1997
--------------------------------------------------------
Financial instruments whose
  contract amounts represent
  credit risk:
Loan commitments             $2,541,231       $1,422,070
Standby letters of credit        99,378           59,589
Mortgage sales commitments      927,750          287,395

   Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.

   Obligations to sell loans at specified dates (typically within ninety days of the commitment date) and at specified prices are intended to hedge the interest rate risk associated with the time period between the initial offer to lend and the subsequent sale to a permanent investor. BancGroup's policy generally requires hedging for substantially all of its held for sale inventory and the estimated portion of the committed pipeline that is expected to close. The correlation between the price performance of the inventory being hedged and the sales commitments is high due to the similarity of the asset and the related hedge instrument. BancGroup is exposed to the risk that the portion of loans from the committed pipeline that actually closes is less than or more than the estimated amount of closing in the event of a decline or rise in rates during the commitment period. Changes in the market value of the sales commitments are included in the measurement of the gain or loss on mortgage loans held for sale. The current loss in market value of these commitments was approximately $2,104,000 and $1,149,000 at December 31, 1998 and 1997, respectively.

   For options on interest rate futures and interest rate futures, BancGroup's exposure to interest rate risk is mitigated by the expected inverse relationship these instruments have with mortgage servicing rights. BancGroup's exposure to credit risk in the event of nonperformance by the other party to the financial instrument has been minimized from guaranties by BancGroup's broker as well as the Chicago Board of Trade.

   The following summarizes the notional amounts of BancGroup's derivative contracts:

(In thousands)      Call Options  Put Options     Futures
---------------------------------------------------------
Balance,
 January 1, 1998      $      --    $      --    $      --
Additions               369,000      426,000      648,000
Dispositions/
  Expirations          (170,500)    (123,000)    (305,000)
---------------------------------------------------------
Balance,
  December 31,1998    $ 198,500    $ 303,000    $ 343,000
---------------------------------------------------------

   These instruments are used by BancGroup to protect the value of its investment in mortgage servicing rights from the effects of increased prepayment activity that generally results from declining interest rates. As interest rates increase, the value of the mortgage servicing rights increases while the value of the hedge instruments declines.

   There can be no assurance that, in periods of increasing interest rates, the increase in value of hedged mortgage servicing rights will offset the loss in value of the Servicing Hedges; or, in periods of declining interest rates, that the Company's Servicing Hedges will generate gains, or if gains are generated, that they will fully off-set impairment of the hedged mortgage servicing rights.

7.  MORTGAGE SERVICING RIGHTS
   An analysis of mortgage servicing rights and the related valuation reserve is as follows:

(In thousands)                        1998            1997
----------------------------------------------------------
Mortgage Servicing Rights
Balance, January 1                $143,401        $106,848
Additions                           99,999          52,315
Scheduled amortization             (25,941)        (15,762)
Hedge losses applied                 4,339              --
----------------------------------------------------------
Balance, December 31              $221,798        $143,401
----------------------------------------------------------
Valuation Reserve
Balance, January 1                $  1,361        $     --
Additions                           36,968           1,361
----------------------------------------------------------
Balance, December 31              $ 38,329        $  1,361
----------------------------------------------------------
Mortgage Servicing Rights, Net    $183,469        $142,040
----------------------------------------------------------

   The estimated fair value of mortgage servicing rights was $186,669,000 and $163,948,000 at December 31, 1998 and 1997, respectively. As of December 31, 1998, 1997 and 1996, Colonial Mortgage services approximately $14.7 billion, $11.4 billion and $9.3 billion, respectively of loans for third parties.

8.  PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows:

(In thousands)                      1998         1997
-----------------------------------------------------
Land                           $  38,743    $  36,307
Bank premises                    113,726       98,030
Equipment                        109,852       97,713
Leasehold improvements            21,708       19,208
Construction in progress          15,112       13,494
Automobiles                          804        1,232
-----------------------------------------------------
Total                            299,945      265,984
Less accumulated depreciation
  and amortization              (118,328)    (104,597)
-----------------------------------------------------
Premises and equipment, net    $ 181,617    $ 161,387
-----------------------------------------------------

9.  SHORT-TERM BORROWINGS

   Short-term borrowings are summarized as follows:

(In thousands)                  1998       1997       1996
----------------------------------------------------------
Federal funds purchased
 and securities sold
 under repurchase
 agreements               $  480,008   $284,740   $154,927
FHLB borrowings              769,987    420,000    715,000
Reverse Repurchase
 Agreements                  184,834     12,695         --
Current maturities of
 FHLB advances                50,840      1,345        983
Term notes                    25,000     10,000      1,033
Other short-term
  borrowings                     299      2,579        289
----------------------------------------------------------
Total                     $1,510,968   $731,359   $872,232
----------------------------------------------------------

   BancGroup had an outstanding term note with an unaffiliated financial institution in the amount of $25 million at December 31, 1998. The term note is payable in full upon maturity on June 30, 1999, and bears interest at a rate of 1% above LIBOR. All of the capital stock of BancGroup's subsidiary, Colonial Bank, is pledged as collateral.

   In 1997, BancGroup had a line of credit with an unaffiliated financial institution totaling $35 million of which $10 million was outstanding and is included in short-term borrowings at December 31, 1997. The line of credit bore interest at a rate of 1.5% above LIBOR. All of the capital stock of BancGroup's subsidiary, Colonial Bank, was pledged as collateral. This line of credit expired in 1998 and all amounts outstanding were paid in full.

   At December 31, 1998 and 1997, BancGroup had reverse repurchase agreements outstanding in the amount of $185 million and $13 million, respectively. This debt corresponds to securities purchased under resale agreements with other financial institutions (Note 10).

   BancGroup is a member of the Federal Home Loan Bank (FHLB). At December 31, 1998 and 1997, $1.3 billion and $656 million was outstanding of which $528 million and $235 million, respectively, (Note 10) is included in long-term debt with the remaining portion included in short-term borrowings, leaving credit availability at December 31, 1998 of $158 million based on current collateral. FHLB has a blanket lien on BancGroup's 1-4 family mortgage loans in the amount of the outstanding debt. Colonial Bank has a warehouse line of credit with $500 million of availability from FHLB, of which none was outstanding at December 31, 1998. This warehouse line is collateralized by mortgage loans held for sale.

   Additional details regarding short-term borrowings (excluding current maturities of long-term debt) are shown below:

(In thousands)                                          Year Ended December 31
------------------------------------------------------------------------------
                                  Maximum                              Average
                                Outstanding                 Average   Interest
                                   At Any        Average    Interest   Rate At
                                 Month End       Balance      Rate    Year End
------------------------------------------------------------------------------
1998
FHLB borrowings                 $  901,149     $  554,629     5.62%     5.29%
Other short-term borrowings        598,813        449,743     5.26%     4.96%
------------------------------------------------------------------------------
                                $1,499,962     $1,004,372     5.46%     5.15%
------------------------------------------------------------------------------
1997
FHLB borrowings                 $  652,000     $  539,587     5.74%     5.92%
Other short-term borrowings        311,360        188,203     5.14%     5.49%
------------------------------------------------------------------------------
                                $  963,360     $  727,790     5.61%     5.74%
------------------------------------------------------------------------------
1996
FHLB borrowings                 $  715,000     $  565,243     5.56%     5.57%
Other short-term borrowings        252,591        178,552     4.95%     4.91%
------------------------------------------------------------------------------
                                $  967,591     $  743,795     5.43%     5.53%
------------------------------------------------------------------------------

10. LONG-TERM DEBT

   Long-term debt is summarized as follows:

(In thousands)                              1998       1997
-----------------------------------------------------------
7 1/2% Convertible Subordinated
 Debentures                             $  3,672   $  4,893
7% Convertible Subordinated
 Debentures                                1,145      1,195
Variable Rate Subordinated
 Debentures                                7,725         --
Trust Preferred Securities                70,000     70,000
FHLB Advances                            528,163    234,831
Reverse Repurchase Agreements            132,356         --
REMIC Bonds                                3,386      4,333
Other                                         --         29
-----------------------------------------------------------
Total                                   $746,447   $315,281
-----------------------------------------------------------

   The 7 1/2% Convertible Subordinated Debentures due March 31, 2011 ("1986 Debentures") issued in 1986 are convertible at any time into shares of BancGroup Common Stock, at the conversion price of $7.00 principal amount of 1986 Debentures, subject to adjustment upon the occurrence of certain events, for each share of stock received. The 1986 Debentures are redeemable at the option of BancGroup at the face amount plus accrued interest. In the event all of the remaining 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, approximately 524,500 shares of such Common Stock would be issued.

   The 7% Convertible Subordinated Debentures due December 31, 2004 ("1994 Debentures"), were issued by D/W Bankshares prior to being merged into BancGroup. The 1994 Debentures are convertible into BancGroup Common Stock, at the conversion price of $7.58 principal amount of the 1994 Debentures, subject to adjustment upon occurrence of certain events, for each share of stock received. In the event all of the remaining 1994 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1994 Indenture, approximately 151,000 shares of such Common Stock would be issued.

   In connection with the ASB acquisition, on February 5, 1998, BancGroup issued $7,725,000 of variable rate subordinated debentures due February 5, 2008 ("1998 Debentures"). The 1998 Debentures bear interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum).

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

   BancGroup had long-term Federal Home Loan Bank (FHLB) Advances (Note 9) outstanding of $528,163,000 and $234,831,000 at December 31, 1998 and 1997,
respectively. These advances bear interest rates of 4.90% to 5.89% and mature from 2000 to 2013.

   BancGroup has received funds under reverse repurchase agreements with Morgan Stanley, Salomon Brothers and First Boston. At December 31, 1998, BancGroup had long-term reverse repurchase agreements outstanding of $132 million. These agreements, which are collateralized by mortgage-backed securities, bear interest rates of 5.66% to 6.03% and mature from 2001 to 2003.

   BancGroup, with the acquisition of First AmFed in 1993, also assumed the real estate mortgage investment conduit (REMIC) bonds through a conduit, Service Financial Corporation, a subsidiary of Colonial Bank. These bonds were series A (four classes) with an original principal amount of $28,123,000 and a coupon interest rate of 7.875%. As of December 31, 1998, only the Class A-4 bonds due September 1, 2017 remain outstanding with an outstanding balance of $3,386,000 and are collateralized by FNMA mortgaged-backed securities with a carrying value of $3,403,000. The collections on these securities are used to pay interest and principal on the bonds.

   At December 31, 1998, long-term debt, including the current portion, is scheduled to mature as follows:

                                   Consolidated
(In thousands)  Parent Only          BancGroup
-----------------------------------------------
1999                                   $134,567
2000                                    175,000
2001                                     55,000
2002                                    114,293
2003                                    167,845
Thereafter        $82,542               234,309
-----------------------------------------------
Total             $82,542              $881,014
-----------------------------------------------

11. CAPITAL STOCK

   On July 15, 1998, BancGroup's Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend distributed on August 14, 1998. The stated par value was not changed from $2.50 per share. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid in capital to common stock. Additionally, all share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

   The Board of Directors is authorized to issue shares of the preference stock in one or more series, and in connection with such issuance, to establish the relative rights, preferences, and limitations of each such series. Stockholders of BancGroup may not act by written consent or call special meetings.

12. REGULATORY MATTERS AND RESTRICTIONS

   During 1997, BancGroup became a member of the Federal Reserve and merged its subsidiary banks into one bank, Colonial Bank.

   Dividends payable by national and state banks in any year, without prior approval of the appropriate regulatory authorities, are limited to the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two years. Under these limitations, approximately $107 million of retained earnings plus certain 1999 earnings would be available for distribution to BancGroup, from its subsidiaries, as dividends in 1999 without prior approval from the respective regulatory authorities.

   Colonial Bank is required by law to maintain noninterest-bearing deposits with the Federal Reserve Bank to meet regulatory reserve requirements. At December 31, 1998, these deposits totaled $52.6 million.

   BancGroup and Colonial Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on BancGroup's financial position. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BancGroup and Colonial Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. BancGroup's and Colonial Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require BancGroup and Colonial Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that BancGroup and Colonial Bank meet all capital adequacy requirements to which they are subject.

   As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized Colonial Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized BancGroup and Colonial Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed BancGroup's category.

   Actual capital amounts and ratios for BancGroup and Colonial Bank are also presented in the following table:

                                                                                    To Be Well Capitalized
                                                                    For Capital    Under Prompt Corrective
                                                   Actual        Adequacy Purposes    Action Provisions
                                             -------------------------------------------------------------
(In thousands)                                Amount    Ratio     Amount    Ratio    Amount     Ratio
----------------------------------------------------------------------------------------------------------
As of December 31,1998
 Total Capital (to Risk Weighted Assets)
   Consolidated                              $703,549    9.85%   $571,279   >8.0%   $714,099    >10.0%
                                                                            -                   -

    Colonial Bank                             727,764   10.20%    570,911   >8.0%    713,638    >10.0%
                                                                            -                   -
 Tier I Capital (to Risk Weighted Assets)
   Consolidated                               607,110    8.50%    285,639   >4.0%    428,459    >6.0%
                                                                            -                   -

    Colonial Bank                             643,867    9.02%    285,455   >4.0%    428,183    >6.0%
                                                                            -                   -
 Tier I Capital (to average assets)
   Consolidated                               607,110    6.08%    399,717   >4.0%    499,646    >5.0%
                                                                            -                   -

    Colonial Bank                             643,867    6.44%    399,670   >4.0%    499,625    >5.0%
                                                                            -                   -
As of December 31,1997
 Total Capital (to Risk Weighted Assets)
   Consolidated                              $665,648   11.41%   $465,701   >8.0%   $583,595   >10.0%
                                                                            -                  -

    Colonial Bank                             662,681   11.28%    470,136   >8.0%    587,670   >10.0%
                                                                            -                  -
 Tier I Capital (to Risk Weighted Assets)
   Consolidated                               587,613   10.07%    233,438   >4.0%    350,157    >6.0%
                                                                            -                   -

    Colonial Bank                             590,734   10.05%    235,068   >4.0%    352,602    >6.0%

 Tier I Capital (to average assets)                                         -                   -
   Consolidated                               587,613    7.56%    310,341   >4.0%    387,926    >5.0%
                                                                            -                   -

    Colonial Bank                             590,734    7.62%    310,157   >4.0%    387,696    >5.0%
                                                                            -                   -
----------------------------------------------------------------------------------------------------------
*These ratios are subject to regulatory review.

13. LEASES

   BancGroup and its subsidiaries have entered into certain noncancellable leases for premises and equipment used in connection with its operations. The majority of these noncancellable lease agreements contain renewal options for varying periods at the same or renegotiated rentals, and several contain purchase options at fair value. Future minimum lease payments under all noncancellable operating leases with initial or remaining terms (exclusive of renewal options) of one year or more at December 31, 1998 were as follows:






(In thousands)
---------------------------------------
1999                            $12,999
2000                             11,339
2001                              8,289
2002                              5,910
2003                              3,785
Thereafter                       15,137
---------------------------------------
Total                           $57,459
---------------------------------------

         Rent expense for all leases amounted to $18,635,000 in 1998, $12,649,000 in 1997 and $10,766,000 in 1996.

14.      EMPLOYEE BENEFIT PLANS

         BancGroup and subsidiaries are participants in a pension plan which covers most employees who have met certain age and length of service requirements. BancGroup's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the frozen entry age actuarial method. Actuarial computations for financial reporting purposes are based on the projected unit credit method.

         Employee pension benefit plan status at December 31:


Change in benefit obligation:                   1998                  1997
----------------------------------------------------------------------------
Benefit obligation at January 1               $ 17,348              $ 13,279
Service cost                                     2,095                 1,407
Interest cost                                    1,370                 1,199
Actuarial loss                                   1,287                 1,766
Benefits paid                                     (559)                 (303)
----------------------------------------------------------------------------
Benefit obligation at December 31               21,541                17,348
----------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at January 1          18,486                13,729
Actual return on plan assets                     1,150                 4,286
Employer contributions                           1,578                   774
Benefits paid                                     (559)                 (303)
----------------------------------------------------------------------------
Fair value of plan assets at December 31        20,655                18,486
----------------------------------------------------------------------------
Funded status at December 31                      (886)                1,138
Unrecognized net actuarial gain                 (1,774)               (3,824)
Unrecognized prior service cost                     19                    18
----------------------------------------------------------------------------
Accrued benefit cost at December 31            $(2,641)              $(2,668)
----------------------------------------------------------------------------



Weighted-average assumptions
as of December 31:                         1998                1997           1996
------------------------------------------------------------------------------------
Discount rate                              6.75%                7.25%          7.75%
Expected return on plan assets             9.00%                9.00%          9.00%
Rate of compensation increase              4.00%                4.25%          4.75%

Components of net periodic benefit
cost for the year ended
December 31:                               1998                 1997           1996
------------------------------------------------------------------------------------
Service cost                            $ 2,095              $ 1,407        $ 1,099
Interest cost                             1,370                1,199          1,029
Expected return on plan assets           (1,691)              (1,246)        (1,058)
Actuarial gain                             (163)
------------------------------------------------------------------------------------
Net annual benefit cost                 $ 1,611              $ 1,360        $ 1,070
------------------------------------------------------------------------------------

         At both December 31, 1998 and 1997, the pension plan assets included investments of 164,520 shares of BancGroup Common Stock representing 10% and 14% of pension plan assets, respectively. At December 31, 1998, BancGroup Common Stock included in pension plan assets had a cost and market value of approximately $616,500 and $1,974,000, respectively. Pension plan assets are distributed approximately 5% in U.S. Government and agency issues, 21% in Corporate bonds, 63% in equity securities (including BancGroup Common Stock) and 11% in money market funds.

         BancGroup also has an incentive savings plan (the "Savings Plan") for all of the employees of BancGroup and its subsidiaries. The Savings Plan provides certain retirement, death, disability and employment benefits to all eligible employees and qualifies as a deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants in the Savings Plan make basic contributions and may make supplemental contributions to increase benefits. BancGroup contributes a minimum of 50% of the basic contributions made by the employees and may make an additional contribution from profits on an annual basis. An employee's interest in BancGroup's contributions becomes 100% vested after five years of participation in the Savings Plan. Participants have options as to the investment of their Savings Plan funds, one of which includes purchase of Common Stock of BancGroup. Charges to operations for this plan and similar plans of combined banks amounted to approximately $1,794,000, $1,561,000 and $1,146,000 for 1998, 1997 and 1996, respectively.

         Prior to the merger, Jefferson maintained a retirement and severance plan for certain senior officers and directors of Jefferson. The plan provided cash payments to the effected personnel in the event of retirement or a change in control (whether or not their employment is terminated). During the year ended December 31, 1996, expense recognized under the plan totaled $4,333,000.

15.      STOCK PLANS

         The 1992 Incentive Stock Option Plan ("the 1992 Plan") provides an incentive to certain officers and key management employees of BancGroup and its subsidiaries. Options granted under the 1992 Plan must be at a price not less than the fair market value of the shares at the date of grant. All options expire no more than ten years from the date of grant, or three months after an employee's termination. An aggregate of 4,200,000 shares of Common Stock are reserved for issuance under the 1992 Plan. At December 31, 1998 and 1997, approximately 1,814,500 and 1,404,000, respectively, remained available for the granting of options under the 1992 Plan.

         The 1992 Nonqualified Stock Option Plan ("the 1992 Nonqualified Plan") provides an incentive to directors, officers and employees of BancGroup and its subsidiaries. Options granted under the 1992 Nonqualified Plan must be at a price not less than 85% of the fair market value of the shares at the date of grant. All options expire no more than ten years after the date of grant, or three months after an employee's termination. An aggregate of 3,200,000 shares of Common Stock are reserved for issuance under the 1992 Nonqualified Plan. At December 31, 1998 and 1997, approximately 2,712,000 and 2,814,000 shares, respectively remained available for the granting of options under the 1992 Nonqualified Plan.

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

         Certain of the options issued during 1998 and 1997 under the 1992 Nonqualified Plan and the 1992 Plan have vesting requirements. The option recipients are required to remain in the employment of BancGroup (subject to certain exemptions) for periods of between one and five years to fully vest in the options granted. These options become exercisable on a pro-rata basis over a period of one to five years.

         Following is a summary of the transactions in Common Stock under these plans for the years ended December 31, 1998, 1997 and 1996.



                                             Qualified Plans(1)               Nonqualified Plans(1)
---------------------------------------------------------------------------------------------------------
                                                            Weighted Average             Weighted Average
                                                 Shares      Exercise Price    Shares     Exercise Price
---------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995               1,049,722       $  3.913      3,381,363       $ 2.845
Granted (at $7.29-$9.97 per share)               584,332          8.948        180,000         7.357
Exercised (at $1.54-$4.56 per share)            (196,194)         4.108       (815,446)        2.939
Cancelled (at $5.58 per share)                  (125,264)         5.580             --            --
---------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996               1,312,596          5.966      2,745,917         3.113
Assumed in business combinations
(at $6.20-$13.78 per share)                      127,652          3.660        505,948         4.800
Granted (at $9.578-$13.86 per share)             226,200         11.477        117,000        10.609
Exercised (at $1.54-$8.658 per share)           (617,362)         3.548       (722,416)        3.093
Cancelled (at $8.578-$13.60 per share)           (85,788)         9.596         (3,228)        3.690
---------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997                 963,298          8.181      2,643,221         3.773
Assumed in business combinations
(at $2.378-$5.9758 per share)                    578,339          4.234        226,700         4.419
Granted (at $7.585-$18.20315 per share)        1,695,000         13.821        132,000        12.366
Exercised (at $1.54-$12.125 per share)          (567,459)         4.913       (946,242)        3.426
Cancelled (at $8.578-$17.1875 per share)        (105,280)        13.778        (30,000)        9.995
---------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1998               2,563,898       $ 11.513      2,025,679       $ 4.475
---------------------------------------------------------------------------------------------------------

(1) This table includes those plans assumed pursuant to various business combinations according to the respective exchange ratios.


         At December 31, 1998, the total shares outstanding and exercisable under these option plans were as follows:


                                    Options Outstanding                                   Options Exercisable
----------------------------------------------------------------------------------------------------------------------------
                                    Weighted       Weighted
                       Number        Average        Average       Aggregate       Number         Average          Aggregate
  Range of          Outstanding     Remaining       Exercise       Option       Exercisable     Exercise           Option
Exercise Prices     at 12/31/98  Contractual Life    Price          Price       at 12/31/98      Price              Price
----------------------------------------------------------------------------------------------------------------------------
$1.54-$1.813          455,432      1.95 years      $  1.552     $    706,664       455,432      $  1.552        $    706,664
$1.863-$1.94          190,910      3.60 years         1.927          367,823       190,910         1.927             367,823
$2.378-$4.223         402,997      4.45 years         3.499        1,409,979       402,997         3.499           1,409,979
$4.313-$4.56          696,582      2.46 years         4.499        3,134,178       696,582         4.499           3,134,178
$4.625-$5.4965        222,445      5.44 years         4.909        1,091,932       222,445         4.909           1,091,932
$5.85-$8.658          521,411      7.39 years         7.855        4,095,875       419,333         7.831           3,283,801
$9.5775-$13.86      1,359,800      9.45 years        11.335       15,413,102       106,720        10.413           1,111,235
$14.45-$18.203        740,000      9.15 years        16.857       12,473,944         2,000        14.450              28,900
----------------------------------------------------------------------------------------------------------------------------
Total               4,589,577      6.49 years      $  8.431     $ 38,693,497     2,496,419      $  4.460        $ 11,134,512
----------------------------------------------------------------------------------------------------------------------------

         As permitted by Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123), BancGroup has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Incentive Plan. For the Nonqualified Plan, compensation expense is recognized for the difference between exercise price and fair market value of the shares at date of issue. Had compensation cost for BancGroup's Plans been determined based on the fair value at the grant dates for awards under the Plan, BancGroup's net income and net income per share would have been reduced to the pro forma amounts indicated below:



                                       As               Pro
                                    Reported           Forma
-------------------------------------------------------------
                                               1998
Net income                          $ 55,196         $ 54,426
Earnings per share (basic)          $   0.50         $   0.49
                                               1997
Net income                          $ 90,362         $ 89,836
Earnings per share (basic)          $   0.86         $   0.86
                                               1996
Net income                          $ 61,849         $ 60,844
Earnings per share (basic)          $   0.64         $   0.63
-------------------------------------------------------------

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 2.50%, 3.11%, and 3.15%; expected volatility of 25%, 23%, and 34% for 1998, 1997 and 1996; risk-free interest rates of 5.06%, 6.46%, and 6.04% for 1998, 1997 and 1996, respectively; and expected lives of ten years. The weighted average fair values of options granted during 1998, 1997 and 1996 was $3.66, $4.81, and $6.51, respectively.

         In 1987, BancGroup adopted the Restricted Stock Plan for Directors ("Directors Plan") whereby directors of BancGroup and its subsidiary banks may receive Common Stock in lieu of cash director fees. The election to participate in the Directors Plan is made at the inception of the director's term except for BancGroup directors who make their election annually. Shares earned under the plan for regular fees are issued quarterly while supplemental fees are issued annually. All shares become vested at the expiration of the director's term. During 1998, 1997 and 1996, respectively, 79,092, 62,164 and 63,420 shares of Common Stock were issued under the Directors Plan, representing approximately $819,000, $503,000 and $328,000 in directors' fees for 1998, 1997 and 1996, respectively.

         In 1992, BancGroup adopted the Stock Bonus and Retention Plan to promote the long-term interests of BancGroup and its shareholders by providing a means for attracting and retaining officers, employees and directors by awarding Restricted Stock which shall vest 20% per year commencing on the first anniversary of the award. A total of $1,123,000, $423,000 and $171,000 in compensation expense was charged to operations under this plan for the years ended December 31, 1998, 1997 and 1996, respectively. During 1998, 1997 and 1996 the Company awarded 123,960, 58,204 and 100,000 shares, respectively, under the Stock Bonus and Retention Plan having weighted average fair value at grant date of $17.19, $10.41 and $9.68, respectively. An aggregate of 3,000,000 shares have been reserved for issuance under this Plan. There were 385,364 shares outstanding of which 121,921 shares were vested at December 31, 1998.

         In 1994, BancGroup adopted the Employee Stock Purchase Plan which provides employees of BancGroup, who work in excess of 29 hours per week, with a convenient way to become shareholders of BancGroup. The participant authorizes a regular payroll deduction of not less than $10 or not more than 10% of salary. The participant may also contribute whole dollar amounts of not less than $100 or not more than $1,000 each month toward the purchase of the stock at market price. There are 600,000 shares authorized for issuance under this Plan. An additional 400,000 may be acquired from time to time on the open market for issuance under the Plan. There were 125,417 shares issued and outstanding under this Plan at December 31, 1998.

16.      CONTINGENCIES

         BancGroup and its subsidiaries are from time to time defendants in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1998, will have a materially adverse effect on BancGroup's financial statements.

17.      RELATED PARTIES

         Prior to 1998, insurance coverage for credit life, and accident and health insurance was provided to customers of Colonial Bank by companies owned by a principal shareholder and a director of BancGroup. Premiums collected from customers and remitted to these companies on such insurance were approximately $976,000 and $1,651,000 in 1997 and 1996, respectively.

         BancGroup, Colonial Bank and CMC lease premises, including their principal corporate offices, and airplane services from companies owned partly or wholly by principal shareholders of BancGroup. Amounts paid under these leases and agreements approximated $3,717,000, $3,475,000 and $3,252,000 in 1998, 1997 and 1996, respectively.

         During 1998, 1997 and 1996, BancGroup and its subsidiaries paid or accrued fees of approximately $1,198,000, $1,659,000 and $1,475,000, respectively, for legal services required of law firms in which a partner of the firm serves on the Board of Directors.

18.      ACQUISITION EXPENSE & RESTRUCTURING CHARGES

         In the first quarter of 1998, BancGroup reorganized executive management of its Florida regions. The reorganization resulted in a restructuring charge of $2.5 million. During the fourth quarter of 1998, the Company developed a plan to:

         - Close certain unprofitable branches
         - Sell five super-market branches
         - Relocate and upgrade two other branches
         - Move the headquarters of the South Florida Region to downtown Miami and to consolidate the trust department into the South Florida headquarters to better serve its customer base.

         As a result of these actions BancGroup recognized a fourth quarter restructuring charge of $6.3 million, which is net of $902,000 in reversals of unused reserves.

         The following is a summary of restructuring charges and activity for the year ended December 31, 1998:


Leasehold                        Accrued        Lease
                               Reduction of  Termination    Severance
(In thousands)                 Asset Values  Liabilities     & Other        Total
----------------------------------------------------------------------------------
Additions(expense)               $ 4,395       $ 3,240       $ 2,052       $ 9,687
Reversal of unused reserves           --          (362)         (540)         (902)
----------------------------------------------------------------------------------
Net expense                        4,395         2,878         1,512         8,785
Write-off of assets               (4,395)           --            --        (4,395)
Reductions (payments)                 --            --          (914)         (914)
----------------------------------------------------------------------------------
Balance at December 31, 1998     $    --       $ 2,878       $   598       $ 3,476
----------------------------------------------------------------------------------


         Additionally, the Company has recognized acquisition related expenses totaling $12,750,000, $6,463,000 and $11,918,000 for each of the years ended December 31, 1998, 1997 and 1996, respectively. These expenses relate primarily to transaction costs such as legal and accounting fees and incremental charges related to the integration of acquired banks, such as system conversion (including contract buy-outs and write off of equipment) and employee severance.


19.      OTHER EXPENSE

         The following amounts were included in Other Expense:


(In thousands)               1998         1997         1996
-------------------------------------------------------------
FDIC assessment            $  2,221     $  1,822     $  2,582
Advertising and
 public relations             7,835        7,574        7,083
Stationery, printing
 and supplies                 6,551        5,525        5,028
Telephone                     7,276        5,510        5,291
Legal                         4,663        2,949        3,350
Postage                       7,185        6,001        3,187
Insurance                     1,644        2,095        2,360
Professional services        13,739        9,945        6,841
Travel                        4,695        4,035        3,118
Other                        31,092       19,840       23,323
-------------------------------------------------------------
Total                      $ 86,901     $ 65,296     $ 62,163
-------------------------------------------------------------


20.      INCOME TAXES

         The components of income taxes were as follows:

(In thousands)             1998          1997         1996
------------------------------------------------------------
Currently payable:
 Federal                $ 44,880       $ 46,395     $ 32,021
 State                     3,985          4,407        2,781
Deferred                 (17,459)           612       (1,720)
------------------------------------------------------------
Total                   $ 31,406       $ 51,414     $ 33,082
------------------------------------------------------------


         The reasons for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

(In thousands)                  1998         1997           1996
------------------------------------------------------------------
Tax at statutory rate
 on income from
 operations                   $ 30,311     $ 49,622       $ 32,945
Add:
 State income taxes, net
  of federal tax benefit         1,259        3,067          2,290
 Amortization of net
  purchase accounting
  adjustments                    1,681        1,026            392
 Other                             367         (142)           668
------------------------------------------------------------------
Total                            3,307        3,951          3,350
------------------------------------------------------------------
Deduct:
 Nontaxable interest
  income                         1,622        2,116          3,111
 Other                             590           43            102
------------------------------------------------------------------
 Total                           2,212        2,159          3,213
------------------------------------------------------------------
Total income taxes            $ 31,406     $ 51,414       $ 33,082
------------------------------------------------------------------

         The components of BancGroup's net deferred tax asset as of December 31, 1998 and 1997, were as follows:

                                       1998         1997
----------------------------------------------------------
Deferred tax assets:
  Allowance for possible loan
    losses                           $31,670       $22,057
 Pension accrual in excess
    of contributions                     497         1,078
  Accumulated amortization
    and valuation reserve for
    mortgage servicing rights          7,642         1,348
  Other real estate owned
    write-downs                          544         1,304
  Other liabilities and reserves       7,709         2,100
  Accelerated tax depreciation           655            37
  Other                                5,679         2,500
----------------------------------------------------------
  Total deferred tax asset           $54,396       $30,424
----------------------------------------------------------

Deferred tax liabilities:
  Cumulative accretion/discount
    on bonds                           1,125         1,309
  Differences between financial
    reporting and tax bases of net
    assets acquired                    1,233           528
  Loan loss reserve recapture          3,498         1,090
  Unrealized gain on securities
    available for sale                 1,443           681
  Deferred compensation                8,603         2,480
  Other                                1,033         1,231
----------------------------------------------------------
  Total deferred tax liability        16,935         7,319
----------------------------------------------------------
  Net deferred tax asset             $37,461       $23,105
----------------------------------------------------------

         The net deferred tax asset is included as a component of accrued interest and other assets in the Consolidated Statement of Condition.

         BancGroup did not establish a valuation allowance related to the net deferred tax asset due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.

21. EARNINGS PER SHARE

         The following table reflects a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation:

(Dollars in thousands,                                   Per Share
except per share amounts)           Income    Shares       Amount
------------------------------------------------------------------
1998
Basic EPS
  Net income                        $55,196   110,062      $0.50
  Effect of dilutive securities
    Options                                     1,640
    Convertible debentures              168       729
------------------------------------------------------------------
Diluted EPS                         $55,364   112,431      $0.49
------------------------------------------------------------------
1997
Basic EPS
  Net income                        $90,362   105,010      $0.86
  Effect of dilutive securities
    Options                                     2,422
    Convertible debentures              295       964
------------------------------------------------------------------
Diluted EPS                         $90,657   108,396      $0.84
------------------------------------------------------------------
1996
Basic EPS
  Net income                        $61,849    97,246      $0.64
  Effect of dilutive securities
    Options                                     2,642
    Convertible debentures              445     1,240
------------------------------------------------------------------
Diluted EPS                         $62,294   101,128      $0.62
------------------------------------------------------------------

22. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

  - DERIVATIVES -- Fair value is defined as the amount that the company would receive or pay to terminate the contracts at the reporting date. Market or dealer quotes were used to value the instruments.

  - LOANS -- For loans, the fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  - DEPOSITS -- The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at December 31, 1998 and 1997. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

  - SHORT-TERM BORROWINGS -- Rates currently available to BancGroup for borrowings with similar terms and remaining maturities are used to estimate fair value of existing borrowings.

  - LONG-TERM DEBT -- Rates currently available to BancGroup for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

  - COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT -- The value of the unrecognized financial instruments is estimated based on the related fee income associated with the commitments, which is not material to BancGroup's financial statements at December 31, 1998 and 1997.

    The estimated fair values of BancGroup's financial instruments at December 31, 1998 and 1997 are as follows:


                                                     1998                              1997
                                         ------------------------------------------------------------
                                         Carrying            Fair            Carrying          Fair
(In thousands)                            Amount            Value             Amount          Value
-----------------------------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments      $   494,966       $   494,966       $  437,251      $  437,251
  Securities available for sale          1,414,218         1,414,218          655,864         655,864
  Investment securities                    170,954           173,542          313,140         315,787
  Mortgage loans held for sale             692,042           692,099          238,540         240,584
  Loans                                  7,110,295                          5,951,067
  Less: allowance for loan losses          (83,562)                           (72,107)
-----------------------------------------------------------------------------------------------------
  Loans, net                             7,026,733         7,150,559        5,878,960       5,793,793
-----------------------------------------------------------------------------------------------------
Total                                  $ 9,798,913       $ 9,925,384       $7,523,755      $7,443,279
-----------------------------------------------------------------------------------------------------
Financial liabilities:
  Deposits                             $ 7,446,153       $ 7,341,289       $6,325,690      $5,987,853
  Short-term borrowings                  1,510,968         1,510,131          731,359         728,739
  Long-term debt                           746,447           739,840          315,281         323,361
-----------------------------------------------------------------------------------------------------
Total                                  $ 9,703,568       $ 9,591,260       $7,372,330      $7,039,953
-----------------------------------------------------------------------------------------------------
DERIVATIVES:
  Options on Interest rate futures     $    (4,234)      $    (4,234)
  Interest rate futures                     (2,730)           (2,730)
--------------------------------------------------------------------
                                       $    (6,964)      $    (6,964)
--------------------------------------------------------------------

23. SEGMENT INFORMATION

         Through its wholly owned subsidiary Colonial Bank and Colonial Bank's wholly owned subsidiary Colonial Mortgage Company ("CMC"), BancGroup segments its operations into two distinct lines of business: Commercial Banking and Mortgage Banking. Colonial Bank provides general Commercial Banking services in 250 branches throughout 6 states. As both an originator and servicing agent of mortgage loans, CMC provides services in 45 states.

         Operating results and asset levels of the two segments reflect those which are specifically identifiable or which are based on an internal allocation method. The two segments are designed around BancGroup's organizational and management structure, and while the assignments and allocations have been consistently applied for all periods presented, the results are not necessarily comparable to similar information published by other financial institutions.

         The following table reflects the approximate amounts of consolidated revenue, expense, and assets for the years ended December 31, for each segment:

SEGMENT DATA
(Dollars in thousands)

                                                             COMMERCIAL     MORTGAGE     CORPORATE/  CONSOLIDATED
YEAR ENDED DECEMBER 31, 1998                                   BANKING       BANKING       OTHER*      BANCGROUP
-----------------------------------------------------------------------------------------------------------------
Interest income                                              $  664,664    $  28,897     $    (19)    $   693,542
Interest expense                                                327,694       15,997        6,750         350,441
Provision for possible loan loss                                 26,345           --           --          26,345
Noninterest income                                               60,055       66,306       (1,103)        125,258
Amortization and depreciation                                    25,227       64,025         (283)         88,969
Noninterest expense                                             230,548       33,444        2,451         266,443
-----------------------------------------------------------------------------------------------------------------
Pretax income                                                   114,905      (18,263)     (10,040)         86,602
Income taxes                                                     40,760       (6,384)      (2,970)         31,406
-----------------------------------------------------------------------------------------------------------------
Net income                                                   $   74,145    $ (11,879)    $ (7,070)    $    55,196
-----------------------------------------------------------------------------------------------------------------
Identifiable assets                                          $9,507,563    $ 936,562     $ 12,160     $10,456,285
-----------------------------------------------------------------------------------------------------------------
Capital expenditures                                         $   45,134    $   1,636     $     95     $    46,865
-----------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------------------------
Interest income                                              $  571,784    $  11,836     $     17     $   583,637
Interest expense                                                274,093        4,637        6,041         284,771
Provision for possible loan losses                               16,321           --           --          16,321
Noninterest income                                               50,200       51,319         (574)        100,945
Amortization and depreciation                                    18,768       17,972            9          36,749
Noninterest expense                                             178,497       22,710        3,758         204,965
-----------------------------------------------------------------------------------------------------------------
Pretax income                                                   134,305       17,836      (10,365)        141,776
Income taxes                                                     47,605        6,698       (2,889)         51,414
-----------------------------------------------------------------------------------------------------------------
Net income                                                   $   86,700    $  11,138     $ (7,476)    $    90,362
-----------------------------------------------------------------------------------------------------------------
Identifiable assets                                          $7,655,393    $ 393,586     $ 12,587     $ 8,061,566
-----------------------------------------------------------------------------------------------------------------
Capital expenditures                                         $   44,313    $   1,506     $    462     $    46,281
-----------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1996
-----------------------------------------------------------------------------------------------------------------
Interest income                                              $  470,158    $  11,044     $    276     $   481,478
Interest expense                                                225,471        4,737        1,918         232,126
Provision for possible loan losses                               14,442           --           --          14,442
Noninterest income                                               35,635       42,774         (898)         77,511
Amortization and depreciation                                    16,181       13,182           31          29,394
Noninterest expense                                             159,099       22,586        6,411         188,096
-----------------------------------------------------------------------------------------------------------------
Pretax income                                                    90,600       13,313       (8,982)         94,931
Income taxes                                                     30,744        4,952       (2,614)         33,082
-----------------------------------------------------------------------------------------------------------------
Net income                                                   $   59,856    $   8,361     $ (6,368)    $    61,849
-----------------------------------------------------------------------------------------------------------------
Identifiable assets                                          $6,339,750    $ 286,463     $  4,429     $ 6,630,642
-----------------------------------------------------------------------------------------------------------------
Capital expenditures                                         $   32,810    $     612     $    124     $    33,546
-----------------------------------------------------------------------------------------------------------------

* Includes eliminations of certain intercompany transactions.

24. CONDENSED FINANCIAL INFORMATION OF THE COLONIAL BANCGROUP, INC. (PARENT COMPANY ONLY)

STATEMENT OF CONDITION

                                                 December 31
                                           ----------------------
(In thousands)                                1998         1997
-----------------------------------------------------------------
ASSETS:
Cash*                                      $  1,704      $ 12,270
Investment in subsidiaries*                 742,047       660,096
Intangible assets                             4,831         5,226
Other assets                                  4,834         7,983
-----------------------------------------------------------------
Total assets                               $753,416      $685,575
-----------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings                      $ 25,000      $ 13,140
Subordinated debt                            82,542        76,088
Other liabilities                             6,067         6,330
Shareholders' equity                        639,807       590,017
-----------------------------------------------------------------
Total liabilities and
  shareholders' equity                     $753,416      $685,575
-----------------------------------------------------------------

*Eliminated in consolidation.

STATEMENT OF OPERATIONS

                                        Years Ended December 31
                                   ---------------------------------
(In thousands)                       1998         1997         1996
--------------------------------------------------------------------
INCOME:
Cash dividends from
  subsidiaries*                    $49,532      $43,827      $18,116
Interest and dividends
  on short-term investments*           480          913          252
Other income                         2,418        2,505        1,494
--------------------------------------------------------------------
Total income                        52,430       47,245       19,862
--------------------------------------------------------------------
EXPENSES:
Interest                             7,249        6,937        2,020
Salaries and
  employee benefits                  1,492        1,703        3,658
Occupancy expense                      311          346          321
Furniture and
  equipment expense                    108           95          122
Amortization of
  intangible assets                    432          447          514
Other expenses                       4,286        4,904        4,550
--------------------------------------------------------------------
Total expenses                      13,878       14,432       11,185
--------------------------------------------------------------------
Income before income taxes
  and equity in undistributed
  net income of
  subsidiaries                      38,552       32,813        8,677
Income tax benefit                   3,875        2,336        3,064
--------------------------------------------------------------------
Income before equity in
undistributed net
  income of subsidiaries            42,427       35,149       11,741
Equity in undistributed
  net income of
  subsidiaries*                     12,769       55,213       50,108
--------------------------------------------------------------------
Net income                         $55,196      $90,362      $61,849
--------------------------------------------------------------------

*Eliminated in consolidation.

STATEMENT OF CASH FLOWS

                                      Years Ended December 31
                              --------------------------------------
(In thousands)                  1998           1997           1996
--------------------------------------------------------------------
CASH FLOWS FROM
  OPERATING ACTIVITIES        $ 46,927       $ 37,819       $ 10,026
--------------------------------------------------------------------
CASH FLOWS FROM
  INVESTING ACTIVITIES:
Capital expenditures               (95)          (462)          (124)
Purchase of securities              --             --            (78)
Proceeds from maturities
  of securities                     --            506            295
Proceeds from sale
  of premises and
  equipment                      2,389             --          3,000
Net investment
   in subsidiaries*            (25,000)       (56,865)        (2,317)
--------------------------------------------------------------------
Net cash (used in)
  provided by investing
  activities                   (22,706)       (56,821)           776
--------------------------------------------------------------------
CASH FLOWS FROM
  FINANCING ACTIVITIES:
Increase in short-term
  borrowings                    11,860          8,500            425
Proceeds from issuance
  of subordinated debt              --         70,000             --
Repayment of
  long-term debt                    --        (15,149)        (3,410)
Proceeds from
  issuance of
  common stock                   6,830         10,573          7,186
Purchase of treasury
  stock                        (17,100)       (16,013)          (876)
Dividends paid                 (36,377)       (28,127)       (20,466)
Other, net                                        (22)         1,377
--------------------------------------------------------------------
Net cash (used in)
   provided by financing
   activities                  (34,787)        29,762        (15,764)
--------------------------------------------------------------------
Net (decrease) increase
  in cash and cash
  equivalents                  (10,566)        10,760         (4,962)
Cash and cash
  equivalents at
  beginning of year             12,270          1,510          6,472
--------------------------------------------------------------------
CASH AND CASH
  EQUIVALENTS AT END
  OF YEAR*                    $  1,704       $ 12,270       $  1,510
--------------------------------------------------------------------
Supplemental
  disclosure of cash
  flow information:
Cash paid (received)
  during the year for:
    Interest                  $  7,350       $  4,037       $  1,910
    Income taxes                (3,565)        (3,140)        (2,493)
--------------------------------------------------------------------

*Eliminated in consolidation.

COMMON STOCK INFORMATION


MARKET PRICE OF AND DIVIDENDS DECLARED ON COMMON STOCK

         BancGroup's Common Stock is traded on the New York Stock Exchange under the symbol "CNB." This trading commenced on February 24, 1995. Prior to that time, BancGroup's Common Stock was traded on the over-the-counter market and was quoted on NASDAQ under the symbol "CLBGA."

         The following table indicates the high and low closing prices for Common Stock during 1997 and 1998.



                             Sale Price of
                             Common Stock*       Dividends Declared
                        ----------------------    on Common Stock*
                        High              Low        (per share)
-------------------------------------------------------------------
1997
1st Quarter
  Common ...........    $ 12              $  9 1/3     $ .075
2nd Quarter
  Common ...........      12  7/16          11           .075
3rd Quarter
  Common ...........      14  5/8           12 1/8       .075
4th Quarter
  Common ...........    $ 17  9/16        $ 14 1/2     $ .075
-------------------------------------------------------------------
1998
1st Quarter
  Common ...........    $ 18  1/8         $ 15 3/4     $ .085
2nd Quarter
  Common ...........      18 13/16          14 3/4       .085
3rd Quarter
  Common ...........      17  5/16          11 5/8       .085
4th Quarter
  Common ...........    $ 13 11/16        $ 10 3/8     $ .085
-------------------------------------------------------------------

*Restated to reflect the impact of two-for-one stock splits effected in the form of 100% stock dividends paid February 11, 1997 and August 14, 1998.


VOTING SECURITIES AND SHAREHOLDERS

         As of December 31, 1998, BancGroup had outstanding 110,962,365 shares of Common Stock, with 9,754 shareholders of record.

                                                        SHAREHOLDER INFORMATION

CORPORATE OFFICES                                                       FORM 10-K

Colonial Financial Center                                               Form 10-K is BancGroup's annual report
One Commerce Street                                                     filed with the Securities and Exchange
Montgomery, Alabama 36104                                               Commission. A copy of this report is avail-
(334) 240-5000                                                          able by writing to:

ANNUAL MEETING                                                          Steve Alexander
                                                                        The Colonial BancGroup, Inc.
The annual meeting of shareholders of                                   P.O. Box 1108
The Colonial BancGroup, Inc. will be                                    Montgomery, Alabama 36101
held on Wednesday, April 21, 1999, at                                   (888) 843-0622
10:00 a.m., in the corporate offices.
                                                                        TRANSFER AND DIVIDEND
STOCK EXCHANGE LISTING                                                  DISBURSING AGENT

Common Stock is traded on the New                                       SunTrust Bank, Atlanta
York Stock Exchange under symbol CNB.                                   Stock Transfer Department
In many newspapers the stock is listed as                               P.O. Box 4625
ColBgp.                                                                 Atlanta, Georgia 30302
                                                                        (800) 568-3476
DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN

Owners of BancGroup Common Stock
may participate in the Dividend
Reinvestment and Common Stock
Purchase Plan. Dividends are reinvested
and additional shares purchased at 100%
of the market price average, determined
as provided in the plan.

A quarterly dividend of $0.095 per share was declared on January 21, 1999, payable on February 12, 1999 to share-holders of record on January 29, 1999.
Dividends have been paid every year
since the company was founded in 1981.
During those 17 years of uninterrupted
dividend payments, the annual dividend
rate has increased every year since 1990.
For further information, plus a prospec-tus and enrollment card, contact:

Becky Murchison
The Colonial BancGroup, Inc.
Dividend Reinvestment Plan
P.O. Box 1108
Montgomery, Alabama 36101
(888) 843-0622